As filed with the Securities and Exchange Commission on October 25, 2013

Registration No. 333-191120

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO THE

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Coastway Bancorp, Inc.

Coastway Community Bank 401(k) Retirement Plan

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6712	To be Applied For
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

One Coastway Plaza

Cranston, Rhode Island 02910

(401) 330-1600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Registrant’s Principal Executive Offices)

Mr. William A. White

President and Chief Executive Officer

One Coastway Plaza

Cranston, Rhode Island 02910

(401) 330-1600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Agent for Service)

Copies to:

Benjamin M. Azoff, Esq. Richard S. Garabedian, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 (202) 274-2000	Samantha M. Kirby, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $0.01 par value per share	4,949,179 shares		$10.00	$49,491,790	(1)	$6,751	(3)
Participation Interests	925,985 interests	(2)					(2)

(1)          Estimated solely for the purpose of calculating the registration fee.

(2)          The securities of Coastway Bancorp, Inc. to be purchased by the Coastway Community Bank 401(k) Retirement Plan are included in the amount shown for the common stock.  Accordingly, no separate fee is required for the participation interests.

(3)          Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus Supplement

Interests in

COASTWAY COMMUNITY BANK 401(k) RETIREMENT PLAN

Offering of Participation Interests in up to 925,985 Shares of

COASTWAY BANCORP, INC.

Common Stock

In connection with the conversion and reorganization of Coastway Bancorp, MHC from the mutual holding company to the stock holding company form of organization, Coastway Bancorp, Inc., a newly formed Maryland corporation (the “Company”) which will own 100% of Coastway Community Bank (the “Bank”), is offering shares of common stock for sale.  Currently, the Bank is a wholly-owned subsidiary of Coastway Bancorp, LLC, a Rhode Island limited liability corporation that is a wholly-owned subsidiary of Coastway Bancorp, MHC, a mutual holding company.  The Company is allowing participants in the Coastway Community Bank 401(k) Retirement Plan (the “Plan”) to invest all or a portion of their accounts in the common stock of the Company.

Based upon the value of the Plan assets at September 3, 2013, the trustee of the Plan could purchase or acquire up to 925,985 shares of the common stock of the Company, at the purchase price of $10.00 per share.  This prospectus supplement relates to the initial election of Plan participants to direct the trustee of the Plan to invest all or a portion of their Plan accounts in the Company Stock Fund at the time of the stock offering.

The Company’s prospectus, dated                     , 2013, accompanies this prospectus supplement.  It contains detailed information regarding the conversion and stock offering of Company common stock and the financial condition, results of operations and business of the Bank.  This prospectus supplement provides information regarding the Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

For a discussion of risks that you should consider, see the “Risk Factors” section of the prospectus.

The interests in the Plan and the offering of common stock of the Company have not been approved or disapproved by the Board of Governors of the Federal Reserve System, the Securities and Exchange Commission, the Rhode Island Department of Business Regulation, the Federal Deposit Insurance Corporation or any other federal or state agency.  Any representation to the contrary is a criminal offense.

The securities offered in this prospectus supplement and in the prospectus are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by the Company, in the stock offering, of interests or shares of common stock in the Company Stock Fund of the Plan.  No one may use this prospectus supplement to re-offer or resell interests or shares of common stock of the Company acquired through the Plan.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus.  The Company, the Bank and the Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction.  Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock of the Company shall under any circumstances imply that there has been no change in the affairs of the Bank or any of its subsidiaries or the Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this prospectus supplement is                       , 2013.

THE OFFERING

Securities Offered

The Company is offering participants in the Coastway Community Bank 401(k) Retirement Plan (the “Plan”) the opportunity to purchase participation interests in the common stock of the Company. The ownership of common stock of the Company in the Plan is referred to as a “participation interest” since the common stock will be titled in the name of the Plan and not directly in a participant’s name. Given the purchase price of $10.00 per share in the stock offering, the Plan may purchase (or acquire) up to 925,985 shares of the Company common stock in the stock offering.

Only employees of the Bank may become participants in the Plan and only participants may purchase stock in the Company Stock Fund. Your investment in stock in connection with the stock offering through the Company Stock Fund is subject to the purchase priorities contained in the Plan of Conversion and Reorganization of Coastway Bancorp, MHC.

Information with regard to the Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of the Company is contained in the accompanying prospectus. The address of the principal executive office of the Company and the Bank is One Coastway Plaza, Cranston, Rhode Island 02910.

All questions about completing the Special Investment Election Form should be addressed to Susan DiCicco, Coastway Community Bank, One Coastway Plaza, Cranston, Rhode Island 02910; telephone number (401) 330-1661; or e-mail at sdicicco@coastway.com.

Questions about the common stock being offered or about the prospectus may be directed to the Stock Information Center at 1-                            .

Company Stock Fund

In connection with the stock offering, you may elect to transfer all or part of your account balance in the Plan to the Company Stock Fund, to be used to purchase common stock of Company issued in the stock offering. The Company Stock Fund is a new fund in the Plan established to hold shares of common stock of the Company.

Purchase Priorities

All Plan participants are eligible to direct a transfer of funds to the Company Stock Fund. However, such directions are subject to the purchase priorities in the Plan of Conversion and Reorganization of Coastway Bancorp, MHC, which provides for a subscription

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offering and a community offering. In the offering, the purchase priorities are as follows and apply in case more shares are ordered than are available for sale (an “oversubscription”):

Subscription Offering:

(1)    Depositors of Coastway Community Bank with $50 or more on deposit at the close of business on July 30, 2012, get first priority.

(2)    Coastway Community Bank’s tax-qualified plans, including the employee stock ownership plan and the 401(k) plan, get second priority.

(3) Depositors of Coastway Community Bank with $50 or more on deposit at the close of business on September 30, 2013 who are not eligible under priority #1 get third priority.

(4)    Depositors of Coastway Community Bank as of the close of business on                   , 2013 who are not eligible under priority #1 or #3 get fourth priority.

Community Offering:

(5)    Natural persons (including trusts of natural persons) residing in the State of Rhode Island get fifth priority.

If you fall into subscription offering categories (1), (3) or (4), you have subscription rights to purchase shares of Company common stock in the subscription offering and you may use funds in the Plan to pay for the common stock. You may also be able to purchase shares of Company common stock in the subscription offering even though you are ineligible to purchase through subscription offering categories (1), (3) or (4) by purchasing stock in the Plan through subscription offering category (2), reserved for the Bank’s tax-qualified employee plans.

Purchases in the Offering and Oversubscriptions

The trustee of the Company Stock Fund will purchase common stock of the Company in the stock offering in accordance with your directions. Once you make your election, the amount that you elect to transfer from your existing investment options for the purchase of common stock in connection with the stock offering will be sold from your existing investment options and transferred to the Company Stock Fund and held in a money market account pending the formal closing of the stock offering, several weeks later. After the end of the stock offering period, we will determine whether all

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or any portion of your order will be filled (if the offering is oversubscribed you may not receive any or all of your order, depending on your purchase priority, as described above). The amount that can be used toward your order will be applied to the purchase of common stock of the Company and will be denominated in stock in the Plan.

In the event the offering is oversubscribed, i.e., there are more orders for common stock of the Company than shares available for sale in the offering, and the trustee is unable to use the full amount allocated by you to purchase interests in common stock of the Company in the offering, the amount that cannot be invested in common stock of the Company, and any interest earned on such amount, will be reinvested in the existing funds of the Plan, in accordance with your then existing investment election (in proportion to your investment direction for future contributions). The prospectus describes the allocation procedures in the event of an oversubscription. If you choose not to direct the investment of your account balances towards the purchase of any shares of common stock of the Company through the Company Stock Fund in connection with the offering, your account balance will remain in the investment funds of the Plan as previously directed by you.

Value of Plan Assets	As of September 3, 2013, the market value of the assets of the Plan was approximately $9,259,857.00.

Election to Purchase Stock in the Stock Offering

In connection with the stock offering, the Plan will permit you to direct the trustee to transfer all or part of the funds which represent your current beneficial interest in the assets of the Plan to the Company Stock Fund. The trustee of the Plan will subscribe for Company common stock offered for sale in connection with the stock offering, in accordance with each participant’s direction. In order to purchase stock representing an ownership interest in common stock of the Company in the stock offering through the Plan, you must order at least 25 shares in the offering through the Plan. The prospectus describes maximum purchase limits for investors in the stock offering. The trustee will pay $10.00 per share of stock in the offering, which will be the same price paid by all other persons who purchase shares in the subscription and community offerings.

How to Order Stock in the Offering

Enclosed is a Special Investment Election Form on which you can elect to purchase stock through the Company Stock Fund in connection with the stock offering. Please note the following stipulations concerning this election:

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• You can direct all or a portion of your current account to the Company Stock Fund. The percentage you elect will be transferred to the nearest $10.00 increment.

•             Your election is subject to a minimum purchase of 25 shares of common stock, which equals $250.

•             Your election, plus any order you placed outside the Plan, are together subject to a maximum purchase of 20,000 shares, which equals $200,000.00.

•             The election period closes at                       , Eastern Time, on                         , 2013.

•             During the stock offering period, you will continue to have the ability to transfer amounts that are not directed to purchase stock in the Company Stock Fund among all other investment funds. However, you will not be permitted to change the investment amounts that you designated to be transferred to the Company Stock Fund on your Special Investment Election Form.

•             The amount you elect to transfer to the Company Stock Fund will be held separately until the offering closes. Therefore, this money is not available for distributions, or withdrawals until the transaction is completed, which is expected to be several weeks after the closing of the subscription offering period.

If you wish to use all or part of your account balance in the Plan to purchase common stock of the Company issued in the stock offering, you should indicate that decision on the Special Investment Election Form. If you do not wish to make an election, you should check Box E in Section D of the Special Investment Election Form and return the form to Susan DiCicco in the Human Resources Department at Coastway Community Bank, One Coastway Plaza, Cranston, Rhode Island 02910, to be received no later than                     , Eastern Time, on                         , 2013. You may return your Special Investment Election Form by hand delivery, inter-office mail or by mailing it to Susan DiCicco at the above address in the enclosed self-addressed envelope, so long as it is received by the time specified.

Order Deadline	You must return your Special Investment Election Form to Susan DiCicco at Coastway Community Bank, to be received no later than , Eastern Time, on ,

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2013.

Irrevocability of Transfer Direction

Once you make an election to transfer amounts to the Company Stock Fund in connection with the stock offering, you may not change your election. Your election is irrevocable. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of stock among all of the other investment funds on a daily basis.

Future Direction to Purchase Common Stock

You will be able to purchase Company stock after the offering through your investment in the Company Stock Fund. You may direct that your future contributions or your account balance in the Plan be transferred to the Company Stock Fund. After the offering, to the extent that shares are available, the trustee of the Plan will acquire common stock of Company at your election in open market transactions at the prevailing price. You may change your investment allocation on a daily basis. Special restrictions may apply to transfers directed to and from the Company Stock Fund by the participants who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of the Company.

Voting Rights of Common Stock

The Plan provides that you may direct the trustee as to how to vote any shares of Company common stock held by the Company Stock Fund, and the interest in such shares that is credited to your account. If the trustee does not receive your voting instructions, the plan administrator will exercise these rights as it determines in its discretion and will direct the trustee accordingly. All voting instructions will be kept confidential.

DESCRIPTION OF THE PLAN

Introduction

The Bank originally adopted the Coastway Community Bank 401(k) Retirement Plan effective as of January 1, 1969.  The Plan is a tax-qualified plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).  The Plan has been amended and restated over the years to maintain compliance with the tax laws.

The Bank intends that the Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code.  Coastway Community Bank will adopt any amendments to the Plan that may be necessary to ensure the continuing qualified status of the Plan under the Code and applicable Treasury Regulations.

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Employee Retirement Income Security Act of 1974 (“ERISA”).  The Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of ERISA.  As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Code Relating to Retirement Plans) of ERISA, except to the funding requirements contained in Part 3 of Title I of ERISA, which by their terms do not apply to an individual account plan (other than a money purchase plan).  The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA.  The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the Plan.

Reference to Full Text of Plan. The following portions of this prospectus supplement summarize certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan.  Copies of the Plan are available to all employees by filing a request with the Plan Administrator c/o Coastway Community Bank, Attn: Susan DiCicco, Human Resources Manager; telephone number: (401) 330-1661; email: sdicicco@coastway.com.  You are urged to read carefully the full text of the Plan.

Eligibility and Participation

As an employee of Coastway Community Bank, you are eligible to become a participant in the Plan on January 1, April 1, July 1 or October 1 coinciding with or next following the later of your completion of six months of service or attainment of age 18.  Union employees, leased employees and  nonresident aliens who receive no earned income from the U.S. are not eligible to participate in the Plan.  The Plan year is January 1 to December 31 (the “Plan Year”).

As of September 3, 2013, there were approximately 143  employees, former employees and beneficiaries eligible to participate in the Plan.

Contributions Under the Plan

The Plan provides for employee pre-tax contributions, employer safe harbor matching contributions and employer discretionary matching contributions made on behalf of employees who make employee before-tax contributions, and discretionary employer contributions.  Each type is summarized below.  In determining contribution amounts under the Plan, an employee’s annual compensation in excess of $255,000 is disregarded, as are certain other amounts of employee compensation.

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Employee Pre-tax Contributions.  If you are an eligible employee, you may elect to contribute to the plan on a pre-tax basis. However, the most you can contribute is $17,500 for 2013.  You may change the amount of your employee pre-tax contributions, including discontinuing or resuming them, by contacting Principal Financial Group.

Catch-Up Contributions.  If you are over age 50 or will attain age 50 before the close of the plan year and have made the maximum elective deferral set forth above (or are prevented from making the maximum contribution due to one or more Plan limitations that prohibit you from otherwise contributing an additional before-tax contribution), you may also make “catch-up” contributions, in accordance with the tax laws and subject to the tax law limits (for 2013, the limit on catch-up contributions is $5,500).

Employer Matching Contribution. The Bank makes a safe harbor matching contribution equal to 100% of your elective deferrals that do not exceed 5% of your compensation.  The safe harbor matching contribution is fully vested at all times.

Discretionary Employer Matching Contributions. Discretionary employer matching contributions may be made for each plan year as determined by the Bank.

Discretionary Employer Contributions.  Discretionary employer contributions may be made for each plan year in an amount determined by the Bank.  Discretionary employer contributions will be allocated to your account based on the ratio of your credited compensation during the plan year for which the contribution is made to the total credited compensation of all employees eligible for a discretionary employer contribution for that year. Credited compensation is the sum of your compensation plus your compensation in excess of the integration level. The integration level is 80.1% of the Social Security taxable wage base for the plan year.

Rollover Contributions.  You are permitted to make rollover contributions to the Plan.

Limitations on Contributions

Limitations on Employee Pre-Tax Contributions.  For the plan year beginning January 1, 2013, the amount of your employee pre-tax contributions may not exceed $17,500 per calendar year.  This amount may be adjusted periodically by law, based on changes in the cost of living.  Contributions in excess of this limit are known as excess deferrals.  If you defer amounts in excess of this limitation, your gross income for federal income tax purposes will include the excess in the year of the deferral.  In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed.  Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the tax year in which the contribution is made.

Benefits Under the Plan

Vesting.  At all times, you have a fully vested and non-forfeitable interest in your elective deferral contributions, safe harbor matching contributions and any rollover contributions.

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Discretionary employer matching contributions and discretionary employer contributions credited to your account are subject to a five-year graded vesting schedule pursuant to which such amounts vest in 20% increments, , beginning upon the completion of one year of service, until a participant becomes 100% vested upon completion of five years of service.  In addition, you will also become 100% vested in the employer contributions credited to your account upon your normal retirement upon attainment of age 65.

To earn a year of service, you must be credited with at least 1,000 hours of service during any Plan Year.

In-Service Distributions from the Plan

Rollover Withdrawals from the Plan.  A substantial federal tax penalty may be imposed on withdrawals made prior to your attainment of age 59½, regardless of whether such a withdrawal occurs during your employment with the Bank or after termination of employment.  If you have not yet reached age 59½, you may request a withdrawal from rollover funds within your Plan accounts for any reason.

Age 59½ Withdrawals.  Upon attainment of age 59½, you may withdraw from your vested pre-tax contributions, catch-up contributions and safe harbor matching contributions for any reason.

Discretionary Employer Matching Contributions and Discretionary Employer Contributions. You may withdraw from your vested discretionary employer matching contributions and discretionary employer contributions accounts at any time if such amounts have been in the plan for a period of more than two years or, alternatively, you have been a participant in the plan for five or more years.

Hardship Withdrawals.  You may be eligible for a hardship withdrawal of your vested pre-tax contributions, excluding earnings on those contributions, if you have an immediate and substantial financial need to meet certain expenses and you have no other reasonably available resources to meet your need.  Among other requirements, you must first withdraw all amounts available to you under the non-hardship provisions of the Plan before you may apply for a hardship withdrawal.  Your hardship withdrawal may include amounts necessary to pay any federal, state or local income taxes or penalties expected to result from the withdrawal.  The financial needs for which you can receive a hardship withdrawal are:

•                  Payment of post-secondary school education for the next 12 months for you, your spouse or dependents;

•                  Unreimbursed medical expenses which were previously incurred, or expenses which are necessary to obtain medical care for you, your spouse or dependents;

•                  Purchase of your principal residence (not including mortgage payments);

•                  Prevention of eviction from your principal residence or foreclosure on the mortgage of your principal residence;

•                  Payment of funeral expenses for your parent, spouse, child, or dependent; and

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•                  Expenses for the repair of damage to your principal residence that would qualify for a casualty loss deduction under the Internal Revenue Code.

You must show that the amount does not exceed the amount you need to meet your financial need, you must have obtained all other distributions and non-taxable loans available to you under any employer plan, and you may not make any employee before-tax contributions, for at least six months.

Distribution Upon Retirement, Disability, or Upon Termination of Employment

You may choose to have retirement benefits begin on or after your normal retirement date (age 65).  If you continue working after your normal retirement date, your distribution will generally be deferred at least until your actual retirement date (your postponed retirement date).  You are also eligible for a benefit distribution if you become disabled while you are an active employee of Coastway Community Bank.  In addition, if you terminate your employment before you are eligible to retire,  you will be entitled to the vested value of your Plan accounts.

Forms of Distributions

All Plan distributions will generally be made in a cash lump sum.  However, if you are married on the date that benefits are to be paid, your account will be automatically paid in a 50% joint and survivor annuity, unless you and your spouse elect otherwise.  This means that if you die and you are survived by a spouse, your spouse will receive a monthly benefit for the remainder of his/her life equal to 50% of the benefit that you were receiving. If you terminate employment at your normal or postponed retirement date, or upon becoming permanently disabled, and the value of your Plan account is $1,000 or less, your benefits will be paid to you in a single cash payment as soon as administratively possible following your termination of employment.  If the value of your Plan account is more than $1,000 but less than $5,000, and you have not elected to have such distribution paid to you or rolled over tax-free into an IRA or into another employer’s tax-qualified retirement plan, then the Plan will automatically make a tax-free rollover of Plan account into an IRA at the Bank.

You may elect to defer receipt of your vested Plan accounts until after your normal retirement date or after your actual retirement date (if you retire after your normal retirement date), provided you receive at least a portion of your account balance no later than the first day of April following the calendar year in which you  retire (or terminate employment due to disability) or, if later, you attain age 70 ½.

Regardless of the reason for which you terminate employment, you may request that the value of your Plan accounts be transferred to an IRA, or another employer’s tax qualified plan,

Investment of Contributions and Account Balances

All amounts credited to your accounts under the Plan are held in the Plan trust (the “Trust”), which is administered by the trustee appointed by the Bank’s Board of Directors.

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Prior to the effective date of the stock offering, you were provided the opportunity to direct the investment of your account into various mutual funds.  In connection with the stock offering, the Plan now provides that in addition to the funds specified above, you may direct the trustee, or its representative, to invest all or a portion of your account in the Company Stock Fund.

Special rules apply to investment in the Company Stock Fund for certain officers who are subject to restrictions on distributions under Section 16 of the Securities Exchange Act of 1934.  These special rules affect withdrawals, investment direction and transfers of investment account balances for the officers who are subject to these restrictions.

Pending investment in shares of Company common stock, amounts allocated towards the purchase of Company common stock in the stock offering will be held in a the Plan’s default investment alternative, which is the Principal RetireView Moderate Conservative Risk Model.   In the event of an oversubscription that prevents you from purchasing all of the Company stock that you ordered in the stock offering, the amounts that you elected to invest but were unable to invest, plus any earnings on those amounts, will be reinvested among the other funds of the Plan in accordance with your then existing investment election (in proportion to your investment direction for future contributions).

Following the stock offering, you may elect to have both past contributions and earnings, as well as future contributions to your account invested among the funds listed above and the Company Stock Fund.

Performance History and Fund Description

The following table provides performance data with respect to the investment funds available under the Plan through June 30, 2013:

		Average Annual Total Returns as of June 30, 2013
Fund Name	Year to Date	1 Year	3 Year	5 Year	10 Year	Since Inception
Principal Fixed Income Guaranteed Option – See discussion under Description of the Investment Funds.
Income Separate Account	-1.88	2.70	5.44	7.24	5.60	7.92
Loomis Sayles Bond Retail Fund	0.71	8.60	9.27	7.95	8.10	8.44
Bond Market Index Separate Account	-2.79	-1.26	2.99	—	—	3.88
PIMCO Real Return A Fund	-8.38	-5.27	4.25	4.66	5.13	6.58
PIMCO Total Return A Fund	-3.21	0.81	4.25	6.81	5.50	6.59
Templeton Global Bond A Fund	-1.48	7.66	6.58	9.35	8.97	8.25
BlackRock Global Allocation Inv A Fund	4.31	10.90	8.37	3.66	8.92	9.54
ClearBridge Aggressive Growth A Fund	22.22	30.04	25.20	9.41	8.01	12.03
MFS Massachusetts Investors Growth Stock R3 Fund	10.69	19.89	17.93	7.93	7.02	6.95
LargeCap S&P 500 Index Separate Account	13.62	20.17	18.06	6.69	6.97	8.60
RidgeWorth Large Cap Value Equity I Fund	14.36	25.18	17.67	8.47	8.67	9.01
American Beacon Small Cap Value Investor Fund	16.37	27.65	18.18	9.76	10.22	11.20
ClearBridge Small Cap Growth A Fund	17.66	23.57	22.45	9.43	10.89	10.29
MidCap S&P 400 Index Separate Account	14.36	24.71	19.01	8.51	10.36	9.01

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		Average Annual Total Returns as of June 30, 2013
Fund Name	Year to Date	1 Year	3 Year	5 Year	10 Year	Since Inception
SmallCap S&P 600 Index Separate Account	15.97	24.72	19.81	9.61	10.43	9.20
RidgeWorth Mid-Cap Value Equity I Fund	12.60	27.45	17.55	12.21	12.17	9.37
Wells Fargo Advantage Discovery Adm Fund	18.10	23.08	22.14	8.33	11.95	10.83
American Funds EuroPacific Growth R4 Fund	2.00	15.49	9.06	1.12	9.54	7.78
Oppenheimer Global A Fund	8.50	25.35	14.53	5.68	9.37	11.49
Wells Fargo Advantage Emerging Markets Equity Adm Fund	-7.71	3.38	4.88	1.56	15.48	7.67
Ivy Science & Technology A Fund	20.09	30.59	21.08	11.61	13.47	5.89

Description of the Investment Funds

The following is a description of each of the funds:

Principal Fixed Income Guaranteed Option.  The Fixed Income Guaranteed Option is a guaranteed general-account backed group annuity contract that has been issued by Principal Life Insurance Company (Principal Life) to Principal Trust Company as custodian.  This contract provides an interest rate guaranteed for set period of time by Principal Life Insurance Company. Below is a history of the various rates at which interest has been credited under the Principal Fixed Income Guaranteed Option since March 2007.  As a guarantee, it does not have an investment management fee or expense ratio.  However, there is a 0.35 Rate Level Service Fee which represents part of the overall fee arrangement that the Plan pays for services from Principal Life as a provider of administrative services to the Plan, as agreed to in the Service and Expense Agreement for the Plan.

Crediting Rate History

06/13	12/12	06/12	12/11	06/11	12/10	06/10	12/09	06/09	12/08	06/08	12/07	03/07
—	—	—	—	—	—	—	—	—	—	—	—	—
11/13	05/13	11/12	05/12	11/11	05/11	11/10	05/10	11/09	05/09	11/08	05/08	11/07
1.65%	1.75%	2.05%	2.30%	2.50%	2.50%	2.85%	2.90%	2.90%	4.25%	4.25%	4.30%	4.30%

The crediting rate history is shown based on actual past interest rates and does not guarantee future rates.

Income Separate Account.  The investment seeks to provide a high level of current income consistent with preservation of capital.  The fund invests primarily in a diversified pool of fixed-income securities including corporate securities, U.S. government securities, and mortgage-backed securities, up to 35% of which may be in below investment grade bonds which are rated at the time of purchase Ba1 or lower by Moody’s and BB+ or lower by S&P.  It maintains an average portfolio duration that is within 25% of the duration of the Barclays Aggregate Bond Index.  The fund also invests in foreign securities, including those from emerging markets, and REIT securities.

Loomis Sayles Bond Retail Fund.  The investment seeks high total investment return through a combination of current income and capital appreciation.  The fund normally invests at least 80% of its net assets in fixed-income securities.  It will invest primarily in investment-grade fixed-income securities, although it may also invest up to 35% of its assets in below investment-grade

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fixed-income securities and up to 20% of its assets in equity securities, such as common stocks and preferred stocks (with up to 10% of its assets in common stocks).  The fund’s fixed-income securities investments may include unrated securities.  It may invest in fixed-income securities of any maturity.

Bond Market Index Separate Account.  The investment seeks to provide current income.  The fund normally invests at least 80% of its net assets, plus any borrowings for investment purposes, in debt securities held by the Barclays U.S. Aggregate Bond Index at the time of purchase.  The index is composed of investment grade, fixed rate debt issues, including government, corporate, asset-backed, and mortgage-backed securities, with maturities of one year or more.  It employs a passive investment approach designed to attempt to track the performance of the index.

PIMCO Real Return A Fund.  The investment seeks maximum real return, consistent with preservation of capital and prudent investment management.  The fund normally invests at least 80% of its net assets in inflation-indexed bonds of varying maturities issued by the U.S. and non-U.S. governments, their agencies or instrumentalities, and corporations, which may be represented by forwards or derivatives such as options, futures contracts or swap agreements.  It invests primarily in investment grade securities, but may invest up to 10% of its total assets in high yield securities (“junk bonds”) rated B or higher.  The fund is non-diversified.

PIMCO Total Return A Fund.  The investment seeks maximum total return, consistent with preservation of capital and prudent investment management.  The fund normally invests at least 65% of its total assets in a diversified portfolio of Fixed Income Instruments of varying maturities, which may be represented by forwards or derivatives such as options, futures contracts, or swap agreements.  It invests primarily in investment-grade debt securities, but may invest up to 10% of its total assets in high yield securities (“junk bonds”) rated B or higher by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to  be of comparable quality.

Templeton Global Bond A Fund.  The investment seeks current income with capital appreciation and growth of income.  Under normal market conditions, the fund invests at least 80% of its net assets in “bonds.”  Bonds include debt securities of any maturity, such as bonds, notes, bills and debentures.  It invests predominantly in bonds issued by governments and government agencies located around the world.  The fund may invest up to 25% of its total assets in bonds that are rated below investment grade.  It regularly uses various currency related transactions involving derivative instruments.  The fund is non-diversified.

BlackRock Global Allocation Inv A Fund.  The investment seeks to provide high total investment return.  The fund invests in a portfolio of equity, debt and money market securities.  It may invest up to 35% of its total assets in “junk bonds,” corporate loans and distressed securities.  The fund may also invest in Real Estate Investment Trusts (“REITs”).  It has no geographic limits on where it may invest and may invest in the securities of companies of any market capitalization.

ClearBridge Aggressive Growth A Fund.  The investment seeks capital appreciation.  The fund invests primarily in common stocks of companies the portfolio managers believe are

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experiencing, or will experience, growth in earnings exceeding the average rate of earnings growth of the companies which comprise the S&P 500 Index.  It may invest in the securities of large, well-known companies offering prospects of long-term earnings growth.  The fund may invest up to 25% of assets in foreign securities.

MFS Massachusetts Investors Growth Stock R3 Fund.  The investment seeks capital appreciation.  The fund normally invests at least 80% of the fund’s net assets in stocks.  The adviser focuses on investing the fund’s assets in the stocks of companies it believes to have above average earnings growth potential compared to other companies (growth companies).  While it may invest the fund’s assets in companies of any size, the adviser generally focuses on companies with large capitalizations.

LargeCap S&P 500 Index Separate Account.  The investment option normally invests the majority of assets in common stocks of companies that compose the S&P 500 Index.  Management attempts to mirror the investment performance of the index by allocating assets in approximately the same weightings as the S&P 500 Index.  Over the long-term, management seeks a very close correlation between the performance of the Separate Account before expenses and that of the S&P 500 Index.

RidgeWorth Large Cap Value Equity I Fund.  The investment seeks to provide a high level of capital appreciation; current income is as a secondary objective.  The fund invests at least 80% of its net assets (plus any borrowings for investment purposes) in U.S.-traded equity securities of large-capitalization companies.  U.S.-traded equity securities may include American Depositary Receipts.  The subadviser considers large-capitalization companies to be companies with market capitalizations similar to those of companies in the Russell 1000(R) Value Index.

American Beacon Small Cap Value Investor Fund.  The investment seeks long-term capital appreciation and current income.  The fund normally invests at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in equity securities of small market capitalization U.S. companies.  Its investments may include common stocks, preferred stocks, securities convertible into common stocks, real estate investment trusts (“REITs”), American Depositary Receipts (“ADRs”) and U.S. dollar-denominated foreign stocks trading on U.S. exchanges (collectively, “stocks”).

ClearBridge Small Cap Growth A Fund.  The investment seeks long-term growth of capital.  The fund normally invests at least 80% of its assets in equity securities of companies with small market capitalizations and related investments.  The portfolio managers use a growth-oriented investment style that emphasizes small U.S. companies.

MidCap S&P 400 Index Separate Account.  The investment option normally invests the majority of assets in common stocks of companies that compose the S&P MidCap 400 Index.  Management attempts to mirror the investment performance of the index by allocating assets in approximately the same weightings as the S&P MidCap 400 Index.  Over the long-term, management seeks a very close correlation between the performance of the Separate Account before expenses and that of the S&P MidCap 400 Index.

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SmallCap S&P 600 Index Separate Account.  The investment seeks long-term growth of capital and normally invests the majority of assets in common stocks of companies that compose the S&P SmallCap 600 Index.  Management attempts to mirror the investment performance of the index by allocating assets in approximately the same weightings as the S&P 600 Index.  Over the long-term, management seeks a very close correlation between the performance of the Separate Account before expenses and that of the S&P 600 Index.

RidgeWorth Mid-Cap Value Equity I Fund.  The investment seeks to provide capital appreciation; current income is as a secondary objective.  The fund invests at least 80% of its net assets (plus any borrowings for investment purposes) in U.S.-traded equity securities of mid-capitalization companies.  The sub-adviser considers mid-capitalization companies to be companies with market capitalizations similar to those of companies in the Russell Midcap(R) Value Index.

Wells Fargo Advantage Discovery Adm Fund.  The investment seeks long-term capital appreciation.  The fund normally invests at least 80% of its net assets in equity securities of small- and medium-capitalization companies and up to 25% of the fund’s total assets in equity securities of foreign issuers through ADRs and similar investments.  It may invest in any sector, and at times the fund may emphasize one or more particular sectors.  The fund may choose to sell a holding when it no longer offers favorable growth prospectus or to take advantage of a better investment opportunity.

American Funds EuroPacific Growth R4 Fund.  The investment seeks long-term growth of capital.  The fund invests primarily in common stocks of issuers in Europe and the Pacific Basin that the investment adviser believes have the potential for growth.  Growth stocks are stocks that the investment adviser believes have the potential for above-average capital appreciation.  It normally invests at least 80% of net assets in securities of issuers in Europe and the Pacific Basin.  The fund may invest a portion of its assets in common stocks and other securities of companies in countries with developing economies and/or markets.

Oppenheimer Global A Fund.  The investment seeks capital appreciation.  The fund invests mainly in common stock of U.S. and foreign companies.  It can invest without limit in foreign securities and can invest in any country, including countries with developing or emerging markets.  However, the fund currently emphasizes its investments in developed markets such as the United States, Western European countries and Japan.  It does not limit its investments to companies in a particular capitalization range, but primarily invests in mid- and large-cap companies.  The fund normally will invest in at least three countries (one of which may be the United States).

Wells Fargo Advantage Emerging Markets Equity Adm Fund.  The investment seeks long-term capital appreciation.  The fund normally invests at least 80% of its net assets in emerging market equity securities.  It invests principally in equity or other listed securities of emerging market companies.  The fund’s managers consider emerging market companies to include companies that are traded in, have their primary operations in, are domiciled in or derive a majority of their revenues from emerging market countries as defined  by the MSCI Emerging

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Market Index.  It may have exposure to stocks across all capitalizations and styles and will be diversified across countries and sectors.

Ivy Science & Technology A Fund.  The investment seeks to provide growth of capital.  The fund invests primarily in the equity securities of science and technology companies around the globe.  Under normal circumstances, it invests at least 80% of its net assets in securities of science or technology companies.  Science and technology companies are companies whose products, processes or services, are being or are expected to be significantly benefited by the use or commercial application of scientific or technological developments or discoveries.

An investment in any of the funds listed above is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.  As with any mutual fund investment, there is always a risk that you may lose money on your investment in any of the funds listed above.

Investment in Common Stock of Company

The Company Stock Fund will consist primarily of investments in common stock of Company.  The trustee will use all amounts allocated to the Company Stock Fund pursuant to the Special Investment Election Form to acquire shares in the conversion and common stock offering.  After the offering, the trustee will, to the extent practicable, use amounts held by it in the Company Stock Fund, including cash dividends paid on common stock held in the Company Stock Fund, to purchase shares of Company common stock.   It is expected that all purchases will be made at prevailing market prices.  Under certain circumstances, the trustee may be required to limit the daily volume of shares purchased.  Pending investment in Company stock, amounts allocated towards the purchase of shares in the offering will be held in the Company Stock Fund in an interest-bearing account.  In the event of an oversubscription, any earnings that result therefrom will be reinvested among the other funds of the 401(k) plan in accordance with your then existing investment election (in proportion to your investment direction allocation percentages).

Performance of the Company Stock Fund will be dependent upon a number of factors, including the financial condition and profitability of the Company and the Bank and market conditions for the common stock generally.

As of the date of this prospectus supplement, none of the shares of Company common stock have been issued or are outstanding and there is no established market for Company common stock.  Accordingly, there is no record of the historical performance of the Company Stock Fund.  Investments in the Company Stock Fund involve special risks that parallel the risks of investing in the common stock of Company.

For a discussion of material risks you should consider, see the “Risk Factors” section of the accompanying Prospectus and the section of the Prospectus Supplement entitled “Notice of Your Rights Concerning Employer Securities” (see below).

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An investment in any of the funds listed above is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.  As with any mutual fund or stock investment, there is always a risk that you may lose money on your investment in any of the funds listed above.

Administration of the Plan

The Trustee and Custodian.  The trustee of the Plan is Delaware Charter Guarantee & Trust Company d/b/a Principal Trust Company.

Plan Administrator.  Pursuant to the terms of the Plan, the Plan is administered by the Bank.  The address of the Plan Administrator is c/o Richard Petrarca, One Coastway Plaza, Cranston, Rhode Island 02910, telephone number (401) 330-1600.  The Plan Administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under Sections 104 and 105 of ERISA.

Reports to Plan Participants.  The Plan Administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses (if any).

Amendment and Termination

It is the Bank’s intention to continue the Plan indefinitely.  Nevertheless, the Bank may terminate the Plan at any time.  If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, you will have a fully vested interest in your accounts.  The Bank reserves the right to make any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that the Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the Plan with another plan, or the transfer of the trust assets to another plan, the Plan requires that you would receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer.

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Federal Income Tax Consequences

The following is a brief summary of the material federal income tax aspects of the Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the Plan.  Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances.  Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.  Please consult your tax advisor with respect to any distribution from the Plan and transactions involving the Plan.

As a “tax-qualified retirement plan,” the Internal Revenue Code affords the Plan special tax treatment, including:

(1)                                 the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year;

(2)                                 participants pay no current income tax on amounts contributed by the employer on their behalf;

(3)                                 earnings of the Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

The Bank will administer the Plan to comply with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law.

Lump-Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 ½, and consists of the balance credited to the participant under the Plan and all other profit sharing plans, if any, maintained by the Bank.  The portion of any lump-sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump-sum distribution.

Company Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes Company common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to Company common stock; that is, the excess of the value of Company common stock at the time of the distribution over its cost or other basis of the securities to the trust.  The tax basis of Company common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of Company common stock at the time of distribution, less the amount of net unrealized appreciation.  Any gain on a subsequent sale or other taxable disposition of Company common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of Company common stock.  Any gain on a subsequent sale or other taxable disposition of Company common stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain.  The recipient

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of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the Plan to another qualified plan or to an individual retirement account in accordance with the terms of the other plan or account.

Notice of Your Rights Concerning Employer Securities.

Federal law provides specific rights concerning investments in employer securities.  Because you may in the future have investments in the Company Stock Fund under the Plan, you should take the time to read the following information carefully.

Your Rights Concerning Employer Securities. The Plan must allow you to elect to move any portion of your account that is invested in the Company Stock Fund from that investment into other investment alternatives under the Plan.  You may contact the Plan Administrator shown above for specific information regarding this right, including how to make this election.  In deciding whether to exercise this right, you will want to give careful consideration to the information below that describes the importance of diversification.  All of the investment options under the Plan are available to you if you decide to diversify out of the Company Stock Fund.

The Importance of Diversifying Your Retirement Savings.  To help achieve long-term retirement security, you should give careful consideration to the benefits of a well-balanced and diversified investment portfolio.  Spreading your assets among different types of investments can help you achieve a favorable rate of return, while minimizing your overall risk of losing money.  This is because market or other economic conditions that cause one category of assets, or one particular security, to perform very well often cause another asset category, or another particular security, to perform poorly.  If you invest more than 20% of your retirement savings in any one company or industry, your savings may not be properly diversified.  Although diversification is not a guarantee against loss, it is an effective strategy to help you manage investment risk.

In deciding how to invest your retirement savings, you should take into account all of your assets, including any retirement savings outside of the Plan.  No single approach is right for everyone because, among other factors, individuals have different financial goals, different time horizons for meeting their goals, and different tolerance for risk.  Therefore, you should carefully consider the rights described here and how these rights affect the amount of money that you invest in employer common stock through the Plan.

It is also important to periodically review your investment portfolio, your investment objectives, and the investment options under the Plan to help ensure that your retirement savings will meet your retirement goals.

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Additional Employee Retirement Income Security Act (“ERISA”) Considerations

As noted above, the Plan is subject to certain provisions of ERISA, including special provisions relating to control over the Plan’s assets by participants and beneficiaries.  The Plan’s feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary.  The effect of this is two-fold.  First, you will not be deemed a “fiduciary” because of your exercise of investment discretion.  Second, no person who otherwise is a fiduciary, such as the Bank, the Plan administrator, or the Plan’s trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your Plan account.

Because you will be entitled to invest all or a portion of your account balance in the Plan in Company common stock, the regulations under section 404(c) of the ERISA require that the Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA.  These regulations also require that your exercise of voting and similar rights with respect to the common stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as Company.  Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership.  Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of Company, a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission.  Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within 2 business days after the change occurs, or annually on a Form 5 within 45 days after the close of Company’s fiscal year.  Discretionary transactions in and beneficial ownership of the common stock through the Company Stock Fund of the Plan by officers, directors and persons beneficially owning more than 10% of the common stock of Company generally must be reported to the Securities and Exchange Commission by such individuals.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by the Company of profits realized by an officer, director or any person beneficially owning more than 10% of the Company’s common stock resulting from non-exempt purchases and sales of Company common stock within any six-month period.

The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of Section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met.  These requirements

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generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) persons.

Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by Section 16(b) are required to hold shares of common stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases of common stock within the Company Stock Fund for six months after receiving such a distribution.

Financial Information Regarding Plan Assets

Financial information representing the net assets available for Plan benefits and the change in net assets available for Plan benefits at December 31, 2012, is available upon written request to the Plan Administrator at the address shown above.

Legal Opinion

The validity of the issuance of the common stock has been passed upon by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., which firm is acting as special counsel to Coastway Community Bank in connection with Company’s stock offering.

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PROSPECTUS

(Proposed Holding Company for Coastway Community Bank)

Up to 4,197,500 Shares of Common Stock

Coastway Bancorp, Inc., a Maryland corporation, is offering up to 4,197,500 shares of common stock for sale on a best efforts basis in connection with the conversion of Coastway Bancorp, MHC from the mutual to the stock form of organization. We may sell up to 4,827,125 shares of common stock based on demand for the shares or changes in market conditions without resoliciting subscribers. We must sell a minimum of 3,102,500 shares in order to complete the offering.  All shares of common stock are being offered for sale at a price of $10.00 per share. Purchasers will not pay a commission to purchase shares of common stock in the offering. There is currently no public market for the shares of our common stock.  We expect that our common stock will be listed on the Nasdaq Capital Market under the symbol “CWAY” upon conclusion of the stock offering.  We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

We are offering the shares of common stock in a subscription offering to eligible depositors.  Shares of common stock not purchased in the subscription offering are being concurrently offered for sale to the general public in a community offering. Any shares of common stock not purchased in the subscription offering or community offering may be offered for sale in a syndicated community offering to be managed by Sandler O’Neill & Partners, L.P.  In addition to the shares that we will sell in the offering, we will also contribute cash and stock to a charitable foundation that we are establishing, such contribution to consist of $300,000 in cash and a number of shares of our common stock that together will total 3.15% of the gross proceeds of the offering (67,729 shares or $677,290 in stock at the minimum of the range and 102,221 shares or $1,022,210 in stock at the maximum of the range, or up to 122,054 shares or $1,220,540 in stock at the adjusted maximum of the range).

The minimum number of shares of common stock you may order is 25 shares.  The maximum number of shares of common stock that you may order on an individual basis or through a single account in the subscription offering is 20,000 shares, and the maximum number of shares of common stock that an individual with an associate or group of persons acting in concert in all categories of the offering can order is 40,000 shares.  The offering is expected to expire at 4:00 p.m., Eastern Time, on [expiration date].  We may extend this expiration date without notice to you until [extension date #1], or such later date as the Federal Reserve Board may approve, to the extent such approval is required, which may not be beyond [extension date #2].  Once submitted, orders are irrevocable.  However, if the offering is extended beyond [extension date #1], or the number of shares of common stock to be sold is increased to more than 4,827,125 shares or decreased to fewer than 3,102,500 shares, we will resolicit subscribers, giving them an opportunity to change or cancel their orders.  Funds received during the offering will be held in a segregated account at Coastway Community Bank, and will earn interest at [interest rate]% per annum, which is our current statement savings rate.

Sandler O’Neill & Partners, L.P. will assist us in selling our shares of common stock on a best efforts basis.  Sandler O’Neill & Partners, L.P. is not required to purchase any shares of the common stock that are being offered for sale.  Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in the common stock, but is under no obligation to do so.

This investment involves a degree of risk, including the possible loss of your investment.

Please read “Risk Factors” beginning on page 15.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum

Number of shares	3,102,500	3,650,000	4,197,500	4,827,125
Gross offering proceeds	$31,025,000	$36,500,000	$41,975,000	$48,271,250
Estimated offering expenses (excluding selling agent fees)	$1,120,000	$1,120,000	$1,120,000	$1,120,000
Estimated selling agent fees(1) (2)	$276,138	$326,370	$376,602	$434,369
Estimated net proceeds	$29,628,862	$35,053,630	$40,478,398	$46,716,881
Estimated net proceeds per share	$9.55	$9.60	$9.64	$9.68

(1)         See “The Conversion and Plan of Reorganization—Marketing and Distribution; Compensation” for a discussion of Sandler O’Neill & Partners, L.P.’s compensation for this offering.

(2)         Assumes all shares are sold in the subscription or community offerings, and excludes reimbursable expenses and conversion agent fees, which are included in estimated offering expenses.  If all shares of common stock are sold in the syndicated community offering, excluding shares purchased by the employee stock ownership plan, shares contributed to the foundation and shares purchased by insiders of Coastway Bancorp, Inc., for which no selling agent commissions would be paid, the maximum selling agent commissions and expenses would be $1.6 million at the minimum, $1.9 million at the midpoint, $2.2 million at the maximum and $2.5 million at the maximum, as adjusted. See “The Conversion and Plan of Reorganization—Marketing and Distribution; Compensation” for a discussion of fees to be paid to Sandler O’Neill & Partners, L.P. and other FINRA member firms in the event that all shares are sold in a syndicated community offering.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Rhode Island Department of Business Regulation, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please call the Stock Information Center, toll free, at [stock information number].

SANDLER O’NEILL + PARTNERS, L.P.

The date of this prospectus is [prospectus date].

Coastway
Community Bank
Full Service Branches
★ Corporate Headquarters
One Coastway Plaza
Cranston, RI
1 Providence
180 Washington Street
Providence, RI
2 Warwick
2069 Warwick Avenue
Warwick, RI
3 Women & Infants Hospital
101 Dudley Street
Providence, RI
4 Lincoln
210 Front Street
Lincoln, RI
5 Cranston East
1155 Reservoir Avenue
Cranston, RI
6 Cowesett
3830 Post Road
Warwick, RI
7 East Providence
2830 Pawtucket Avenue
East Providence, RI
8 East Greenwich
5750 Post Road
East Greenwich, RI
9 Cranston West
200 Comstock Parkway
Cranston, RI
Providence County
Kent County
Providence
RHODE ISLAND

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SUMMARY

The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the Financial Statements and the notes to the Financial Statements.

In this prospectus, the terms “we, “our,” and “us” refer to Coastway Bancorp, Inc., Coastway Community Bank, Coastway Bancorp, MHC and Coastway Bancorp, LLC, unless the context indicates another meaning.

Coastway Bancorp, Inc.

Coastway Bancorp, Inc. is a newly formed Maryland corporation that will own all of the outstanding shares of common stock of Coastway Community Bank upon completion of the conversion and the offering.  Coastway Bancorp, Inc. has not engaged in any business to date. Our executive offices are located at One Coastway Plaza, Cranston, Rhode Island 02910.  Our telephone number at this address is (401) 330-1600.

Coastway Community Bank

Coastway Community Bank is a Rhode Island chartered savings bank headquartered in Cranston, Rhode Island.  Coastway Community Bank was originally organized in 1920 as the Telephone Workers Credit Union, a Rhode Island credit union, and later we changed our name to Coastway Credit Union. In 2000, Coastway Credit Union merged with Ocean State Community Credit Union, also located in Rhode Island. In 2009, in order to give us greater business lending authority, Coastway Credit Union converted to a Rhode Island chartered mutual savings bank and changed its name to Coastway Community Bank.   In 2013, we reorganized into the mutual holding company structure by forming Coastway Bancorp, MHC, a Rhode Island chartered mutual holding company.  Coastway Bancorp, MHC owns 100% of the membership interests of Coastway Bancorp, LLC, a Rhode Island limited liability corporation, which in turn owns 100% of the outstanding shares of common stock of Coastway Community Bank.

We provide financial services to individuals, families and businesses throughout Rhode Island from our nine banking offices located in Providence County and Kent County, Rhode Island. Our principal business consists of attracting retail deposits from the general public in our market area and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential real estate loans, home equity loans and lines of credit, commercial real estate loans, U.S. Small Business Administration (“SBA”) loans and, to a lesser extent, commercial business loans, commercial construction loans and consumer loans. We sell in the secondary market the majority of the fixed-rate conforming one- to four-family residential real estate loans that we originate, and depending on market conditions, we may also sell the guaranteed portions of SBA loans that we originate. We offer a variety of deposit accounts to consumers and small businesses, including certificate of deposit accounts, savings accounts, demand deposit accounts, money market accounts and club accounts. We also offer online and mobile banking services. At June 30, 2013, we had total assets of $375.7 million, total deposits of $330.0 million and total equity of $27.6 million. See “Business of Coastway Community Bank.” Our website address is www.coastway.com.  Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Business Strategy

We intend to operate as a well-capitalized and profitable community bank dedicated to providing exceptional personal service to our individual and business customers. We believe that we have a competitive advantage in the markets we serve because of our knowledge of the local marketplace and our long-standing history of providing superior, relationship-based customer service. Our core business strategies are discussed below.

Increase Commercial Real Estate and Commercial Business Lending.  In order to increase the yield on our loan portfolio and reduce the term to repricing, following our conversion from a credit union to a bank, we began to increase our commercial real estate and commercial business loan portfolios while maintaining what we believe are conservative underwriting standards.  We focus our commercial lending to small businesses located in our market area, targeting owner occupied businesses such as professional service providers. Our commercial real estate and commercial business loan portfolios have grown from $25.1 million and $2.9 million, respectively, at December 31, 2008 to $83.5 million and $8.3 million, respectively, at June 30, 2013.  The additional capital raised in this offering will further increase our commercial lending capacity by enabling us to originate more loans as well as loans with larger balances that we intend to retain in our portfolio.

Continue to Originate and Sell Certain Residential Real Estate Loans.  Residential mortgage lending has historically comprised a significant portion of our operations.  We recognize that the origination of one- to four-family residential real estate loans is essential to maintaining customer relations and our status as a community-oriented bank.  During the six months ended June 30, 2013, we originated $88.1 million in one- to four-family residential real estate loans held for sale and sold $81.5 million of such loans for gains on sale of $1.6 million, and during the year ended December 31, 2012, we originated $171.2 million in one- to four-family residential real estate loans held for sale and sold $172.2 million of such loans for gains on sale of $3.3 million. We intend to continue to sell in the secondary market the majority of the long-term conforming fixed-rate one- to four-family residential real estate loans that we originate to increase non-interest income and manage the overall duration of our loan portfolio. To the extent available, we intend to continue to develop an appropriately sized portfolio of jumbo and shorter term adjustable-rate one- to four-family residential real estate loans to increase interest income and assist in the management of our interest rate risk. At June 30, 2013, we had $41.2 million in jumbo loans, which represented 47.5% of our one- to four-family residential real estate loan portfolio.

Maintain Disciplined Underwriting.  We emphasize a disciplined credit culture based on intimate market knowledge, close ties to our customers, sound underwriting standards and experienced loan officers. We are committed to actively monitoring and managing all segments of our loan portfolio in an effort to proactively identify and mitigate credit risks within the portfolio.  At June 30, 2013, non-performing assets totaled $8.3 million, which represented 2.20% of total assets. At June 30, 2013, there were no non-performing commercial real estate loans and one non-performing commercial business loan that totaled $149,000, which was subsequently paid off in July 2013.  Non-performing SBA loans totaled $1.0 million at June 30, 2013, of which $865,000 was guaranteed by the SBA.

Increase our Share of Lower-Cost Deposits.  We remain committed to generating lower-cost stable core deposits.  We attract and retain transaction accounts by offering competitive products and rates and excellent customer service. Our core deposits (consisting of demand deposit accounts, savings accounts, money market accounts and club accounts) increased $50.6 million to $206.7 million at June 30, 2013 from $156.1 million at December 31, 2010. At June 30, 2013, core deposits comprised 62.6% of our total deposits.

Focus on Relationship Banking.  We believe that our competitive strengths are personalized superior customer service, extensive knowledge of our local markets, high visibility community activities and technology-driven financial products such as internet banking.  We believe that we can leverage these strengths to attract and retain customers who are seeking personalized, best-in-class customer service that are not being served by the large money center and regional banks in our market area.  We also believe that we can capitalize on commercial deposit and personal banking relationships derived from an increase in commercial real estate and commercial business lending.

These strategies are intended to guide our investment of the net proceeds of the offering.  We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions and other factors.  See  “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a further discussion of our business strategy.

Reasons for the Conversion

We believe the stock form of organization will provide us with access to additional resources to expand the products and services we offer our customers. Management believes that the additional capital raised in the offering will enable us to take advantage of business opportunities that may not otherwise be available to us, while being committed to remaining an independent community bank. Our primary reasons for converting and raising additional capital through the offering are to:

•                                          increase our capital to enhance our financial strength and to support existing and future lending and deposit growth;

•                                          enhance our lending capacity by increasing our regulatory lending limits;

•                                          attract and retain qualified personnel by enabling us to establish stock-based benefit plans for management and employees that will give them an opportunity to share in our long-term success;

•                                          enhance our community ties by providing customers and members of our community with the opportunity to acquire an ownership interest in Coastway Community Bank; and

•                                          provide greater flexibility to structure and finance opportunities for expansion, including acquisitions of other financial institutions, although we have no current arrangements or agreements with respect to any such transactions.

As of June 30, 2013, Coastway Community Bank was considered “well capitalized” for regulatory purposes and was not subject to a directive or a recommendation from the Rhode Island Department of Business Regulation or the Federal Deposit Insurance Corporation to raise capital.  The proceeds from the stock offering will further improve our capital position.

Terms of the Conversion and the Offering

We are offering between 3,102,500 and 4,197,500 shares of common stock to eligible depositors of Coastway Community Bank, to our tax qualified employee benefit plans and, to the extent shares remain available, to members of our local community and the general public.  The number of shares of common stock to be sold may be increased to up to 4,827,125 as a result of demand for the shares or changes in the market for financial institution stocks.  Unless the number of shares of common stock to be offered is increased to more than 4,827,125 or decreased to less than 3,102,500, or the offering is extended beyond [extension date #1], subscribers will not have the opportunity to change or cancel their stock orders.

The purchase price of each share of common stock to be issued in the offering (other than shares we are contributing to our charitable foundation) is $10.00.  Investors will not be charged a commission to purchase shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a subscription offering in the following descending order of priority:

•                                          First, to depositors of Coastway Community Bank with aggregate account balances of at least $50 as of the close of business on July 30, 2012.

•                                          Second, to Coastway Community Bank’s tax-qualified employee benefit plans (including the employee stock ownership plan we are establishing in connection with the conversion and our 401(k) plan), which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock issued in the offering (including shares contributed to our charitable foundation).  We expect our employee stock ownership plan to purchase 8% of the shares of common stock issued in the conversion (including shares contributed to our charitable foundation).

•                                          Third, to depositors of Coastway Community Bank with aggregate account balances of at least $50 as of the close of business on September 30, 2013.

•                                          Fourth, to depositors of Coastway Community Bank as of [voting record date].

Shares of common stock not purchased in the subscription offering are being concurrently offered for sale to the general public in a community offering, with a preference given to natural persons (including trusts of natural persons) residing in the State of Rhode Island.

How We Determined the Offering Range

The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of Coastway Bancorp, Inc. assuming the conversion and the offering are completed.  RP Financial, LC., our independent appraiser, has estimated that, as of August 9, 2013, this market value (including the cash and shares to be contributed to the charitable foundation) ranged from $31.7 million to $43.0 million, with a midpoint of $37.3 million.  Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale ranges from 3,102,500 shares to 4,197,500 shares.  The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

RP Financial, LC. also considered that we intend to contribute cash and stock to a charitable foundation that we are establishing, such contribution to consist of $300,000 in cash and a number of shares of our common stock that together will total 3.15% of the gross proceeds of the offering (67,729 shares or $677,290 in stock at the minimum of the range and 102,221 shares or $1,022,210 in stock at the maximum of the range, up to 122,054 shares or $1,220,540 in stock at the adjusted maximum of the range).  The intended contribution of cash and shares of common stock to the charitable foundation has the effect of reducing our estimated pro forma valuation.  See “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation.”

The appraisal is based in part on an analysis of a peer group of ten publicly traded savings institutions that RP Financial, LC. considered comparable to us. The peer group consists of the following ten companies, all of which are traded on the Nasdaq stock market.

Company Name and Ticker Symbol	Headquarters	Total Assets
		(in millions)
SI Financial Group, Inc. (SIFI)	Willimantic, CT	$949	(1)
BSB Bancorp, Inc. (BLMT)	Belmont, MA	$909	(1)
TF Financial Corp. (THRD)	Newtown, PA	$715	(1)
Hampden Bancorp, Inc. (HBNK)	Springfield, MA	$668	(2)
Colonial Financial Services, Inc. (COBK)	Bridgeton, NJ	$633	(2)
Chicopee Bancorp, Inc. (CBNK)	Chicopee, MA	$597	(1)
Peoples Federal Bancshares, Inc. (PEOP)	Brighton, MA	$578	(2)
Alliance Bancorp, Inc. (ALLB)	Broomall, PA	$457	(2)
Wellesley Bancorp, Inc. (WEBK)	Wellesley, MA	$397	(1)
Georgetown Bancorp, Inc. (GTWN)	Georgetown, MA	$211	(2)

(1)         As of June 30, 2013

(2)         As of March 31, 2013.

RP Financial, LC. has informed us that it sought to provide meaningful comparative data to limit the need to perform subjective valuation adjustments with respect to institutions that did not share common characteristics with Coastway Community Bank.  As a result, a comparable institution’s dissimilar asset size may be outweighed by similarities with respect to other characteristics that RP Financial, LC. considers more indicative of an institution’s value than asset size.

The peer group selection process was limited to publicly traded thrifts in accordance with regulatory conversion guidelines, which limit the number of potential comparable companies for inclusion in the peer group to 110 full stock publicly traded companies.  As noted in the appraisal report, the selection process for the peer group involved applying two geographic screens of the universe of all public thrifts that were eligible for inclusion in the peer group.

•                                                                  New England Thrift Institutions.  Given the limited number of publicly-traded full stock savings institutions based in Rhode Island, RP Financial, LC. looked to a broader market comprised of thrift institutions with assets less than $1.0 billion based in the New England region of the United States.  Seven companies met the criteria for the screen and all were included in the peer group.

•                                                                  Eastern Pennsylvania and New Jersey Thrift Institutions.  RP Financial, LC. next looked at publicly-traded full stock savings institutions based in eastern Pennsylvania and New Jersey with assets less than $1.0 billion.  Three companies met the criteria for the screen and all were included in the group.

In selecting the peer group, RP Financial, LC. considered only those companies that have been in full stock form for over one year, are not subject to acquisition, and are not experiencing unusual financial or other trends.

The following table presents a summary of selected pro forma pricing ratios for Coastway Bancorp, Inc. and the peer group companies identified by RP Financial, LC.  Ratios are based on earnings for the twelve months ended June 30, 2013 (or the last twelve months for which data is available) and stock price information as of August 9, 2013. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 28.6% on a price-to-book value basis, a discount of 30.4% on a price-to-tangible book value basis and a premium of 131.8% on a price-to-earnings basis.

	Price-to-earnings multiple		Price-to-book value ratio	Price-to-tangible book value ratio
Coastway Bancorp, Inc. (pro forma)
Maximum, as adjusted	78.69	x	72.05%	72.05%
Maximum	63.99	x	68.12%	68.12%
Midpoint	52.66	x	64.06%	64.06%
Minimum	42.46	x	59.24%	59.24%

Valuation of peer group companies using stock prices as of August 9, 2013
Averages	24.96	x	96.59%	97.37%
Medians	27.61	x	95.34%	97.91%

Compared to the average pricing ratios of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 29.5% on a price-to-book basis, a discount of 30.0% on a price-to-tangible book basis and a premium of 156.4% on a price-to-earnings basis.  This means that, at the maximum of the offering range, a share of our common stock would be less expensive than the peer group on a book value and tangible book value basis and more expensive on a price-to-earnings basis.

The independent appraisal does not indicate per share market value.  Do not assume or expect that the valuation of Coastway Bancorp, Inc. as indicated above means that, after the conversion and the offering, the shares of common stock will trade at or above the $10.00 offering price.  Furthermore, the pricing ratios presented above were utilized by RP Financial, LC. to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group.  The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Plan of Reorganization—Determination of Share Price and Number of Shares to be Issued.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25. Generally, no individual, or individuals exercising subscription rights through a single qualifying account held jointly, may purchase more than 20,000 shares ($200,000) of common stock.  Additionally, if any of the following persons purchase shares of common stock, their purchases, in all categories of the offering, will be combined with your purchases and may not exceed 40,000 shares ($400,000):

•                                          your spouse or relatives of you or your spouse living in your house;

•                                          most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or

•                                          other persons who may be your associates or persons acting in concert with you.

See the detailed descriptions of “acting in concert” and “associate” in “The Conversion and Plan of Reorganization—Limitations on Common Stock Purchases.”

Subject to the approval of the Federal Reserve Board and the Rhode Island Department of Business Regulation, we may increase or decrease the purchase limitations at any time.  Please see “The Conversion and Plan of Reorganization—Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering

In order to purchase shares of common stock in the subscription offering and community offering, you must submit a completed order form, together with full payment payable to Coastway Bancorp, Inc. or authorization to withdraw funds from one or more of your Coastway Community Bank deposit accounts.  We will not be required to accept incomplete order forms, unsigned order forms, or orders submitted on photocopied or facsimiled order forms. We must receive all order forms prior to 4:00 p.m., Eastern Time, on [expiration date].  We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions.  A postmark prior to [expiration date] will not entitle you to purchase shares of common stock unless we receive the envelope by [expiration date].  You may submit your order form and payment by overnight delivery to the indicated address on the order form, by bringing your order form to our Stock Information Center or by mail using the return envelope provided.

Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1)                                 personal check, bank check or money order, payable to Coastway Bancorp, Inc.; or

(2)                                 authorization of withdrawal from Coastway Community Bank deposit accounts designated on the order form.

Regulations prohibit Coastway Community Bank from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering, including checks drawn on a Coastway Community Bank line of credit. You may not use cash, wires or third-party checks (a check written by someone other than you) payable to you and endorsed over to Coastway Bancorp, Inc.  If you authorize withdrawal from your checking account for the subscription amount, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account and deposit it in the segregated subscription funds account.  Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by [extension date #1], in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

Please see “The Conversion and Plan of Reorganization—Procedure for Purchasing Shares—Payment for Shares” for a complete description of how to purchase shares in the stock offering.

Using Retirement Account Funds to Purchase Shares of Common Stock

You may be able to subscribe for shares of common stock using funds in your individual retirement account, or “IRA.”  However, you may not authorize direct withdrawal from a Coastway Community Bank retirement account. If you wish to use funds that are currently in your IRA or other retirement account held at Coastway Community Bank, those funds will have to be transferred to a brokerage account with a broker who is willing and able to facilitate your purchase in the offering.  It may take several weeks to transfer your Coastway Community Bank IRA to an independent trustee, so please allow yourself sufficient time to take this action.

Depositors interested in using funds in an IRA or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held.  We cannot guarantee that you will be able to use such funds.

Please see “The Conversion and Plan of Reorganization—Procedure for Purchasing Shares—Payment for Shares” and “—Using Retirement Account Funds” for a complete description of how to use IRA funds to purchase shares in the stock offering.

How We Intend to Use the Proceeds From the Offering

Assuming we sell 4,827,125 shares of common stock in the stock offering (the adjusted maximum of the offering range), and we have net proceeds of $46.7 million, we intend to distribute the net proceeds as follows:

•                                          $23.4 million (50.0% of the net proceeds) will be invested in Coastway Community Bank;

•                                          $4.0 million (8.5% of the net proceeds) will be loaned to our employee stock ownership plan to fund its purchase of our shares of common stock;

•                                          $300,000 (0.6% of the net proceeds) will be contributed to our charitable foundation; and

•                                          $19.1 million (40.9% of the net proceeds) will be retained by Coastway Bancorp, Inc.

We may use the funds we receive for investments, to pay cash dividends, to repurchase shares of common stock and for other general corporate purposes, subject to regulatory approval as applicable.  Coastway Community Bank may use the proceeds it receives from Coastway Bancorp, Inc. to support increased lending and to increase its capital position.  The net proceeds retained by Coastway Bancorp, Inc. and Coastway Community Bank also may be used for future business expansion through acquisitions of banks, thrifts and other financial services companies.  We have no current arrangements or agreements with respect to any such acquisitions.  Initially, a substantial portion of the net proceeds will be invested in short-term investments consistent with our investment policy.

We do not anticipate the number of shares we sell in the stock offering will result in significant changes in the respective uses of proceeds by Coastway Community Bank and Coastway Bancorp, Inc.  Please see the section of this prospectus entitled “How We Intend to Use the Proceeds From the Offering” for more information on the proposed use of the proceeds from the offering, including a table showing the distribution of net proceeds at different points in the offering range.

Our Contribution of Cash and Shares of Our Common Stock to Coastway Cares Charitable Foundation II

To further our commitment to our local community, we have established a charitable foundation as part of the conversion and stock offering.  Assuming we receive approval from our depositors to fund the charitable foundation with shares of our common stock and cash, such contribution will consist of $300,000 in cash and a number of shares of our common stock that together will total 3.15% of the gross proceeds of the offering (67,729 shares or $677,290 in stock at the minimum of the range and 102,221 shares or $1,022,210 in stock at the maximum of the range, or up to 122,054 shares or $1,220,540 in stock at the adjusted maximum of the range).  As a result of the issuance of shares of common stock and the contribution of cash to the charitable foundation, at the midpoint of the valuation range we will record an after-tax expense of approximately $700,000 during the quarter in which the stock offering is completed.

The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate.  The charitable foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets, and is expected to make contributions totaling approximately $57,000 in its first year of operation.

Issuing shares of common stock and contributing cash to the charitable foundation will:

•                                          dilute the voting interests of purchasers of shares of our common stock in the stock offering; and

•                                          result in an expense, and a reduction in earnings, during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit.

The establishment and funding of the charitable foundation has been approved by the Boards of Directors of Coastway Bancorp, MHC, Coastway Bancorp, LLC, Coastway Community Bank and Coastway Bancorp, Inc. and is subject to approval by depositors of Coastway Community Bank.  If the depositors do not approve the funding of the charitable foundation with shares of our common stock and cash, we may, in our discretion, complete the conversion and stock offering without the inclusion of the charitable foundation and without resoliciting subscribers.  We may also determine, in our discretion, not to complete the conversion and stock offering if the depositors do not approve the charitable foundation.

The amount of common stock that we would offer for sale would be greater if the offering were to be completed without the formation and funding of the Coastway Cares Charitable Foundation II.  For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering, see “Risk Factors—Risks Related to this Stock Offering—The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in the year we complete the stock offering,” “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation” and “Coastway Cares Charitable Foundation II.”

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from transferring your subscription rights.  If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights.  We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights.  We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights.

Deadline for Orders of Common Stock

If you wish to purchase shares of common stock in the offering, we must receive a properly completed original stock order form, together with full payment for the shares of common stock, no later than 4:00 p.m., Eastern Time, on [expiration date].  You may submit your order form and payment by overnight delivery to the indicated address on the order form, by bringing your stock order form to our Stock Information Center, or by mail using the return envelope provided.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 3,102,500 shares of common stock (not counting shares to be contributed to our charitable foundation), we may take additional steps to complete the offering.  Specifically, we may:

•                                          increase the purchase limitations; and/or

•                                          seek the approval, to the extent required, of the Federal Reserve Board and the Rhode Island Department of Business Regulation, to extend the offering beyond [extension date #1], so long as we resolicit persons that have previously subscribed in the offering.

If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit.  If we extend the offering beyond [extension date #1], we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time.  If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock.

Possible Change in the Offering Range

RP Financial, LC. will update its appraisal before we complete the offering.  If, as a result of demand for the shares, changes in market conditions or changes to our financial condition, operating results or other aspects of our business, RP Financial, LC. determines that our pro forma market value has increased, we may sell up to 4,827,125 shares in the offering without further notice to you.  If our pro forma market value at that time is either below $31.7 million or above $49.5 million, then, after consulting with the Federal Reserve Board and the Rhode Island Department of Business Regulation, we may:

•                                          terminate the stock offering and promptly return all funds;

•                                          set a new offering range and give all subscribers the opportunity to confirm, modify or rescind their purchase orders for shares of Coastway Bancorp, Inc.’s common stock; or

•                                          take such other actions as may be permitted, to the extent such permission is required, by the Federal Reserve Board, the Rhode Island Department of Business Regulation and the Securities and Exchange Commission.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of depositors of Coastway Community Bank that is being called to vote upon the conversion and to approve the establishment and funding of the charitable foundation, and at any time after depositor approval with the approval, to the extent such approval is required, of the Federal Reserve Board and the Rhode Island Department of Business Regulation.

We must sell a minimum of 3,102,500 shares to complete the offering (not counting shares that we will contribute to the charitable foundation).  If we terminate the offering because we fail to sell the minimum number of shares  or for any other reason, we will promptly return your funds with interest at our statement savings rate, currently [interest rate]% per annum, and we will cancel deposit account withdrawal authorizations.

Purchases by Executive Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 87,500 shares of common stock in the offering, or 2.8% of the shares to be sold at the minimum of the offering range (excluding shares issued to our charitable foundation).  Our directors and executive officers will pay the same $10.00 per share price for the common stock as all other subscribers in the offering. Purchases of the common stock by our directors and executive officers are for investment purposes for these individuals and not with a view towards resale, and pursuant to applicable conversion regulations, our directors and executive officers generally will not be permitted to sell any shares of the common stock that they purchase in the offering for a period of at least one year from the closing of the conversion and offering. See “Subscriptions by Directors and Executive Officers.”

Benefits to Management and Potential Dilution to Stockholders Following the Conversion

We expect our tax-qualified employee stock ownership plan to purchase 8% of the total number of shares of common stock that we issue in the conversion (including shares contributed to our charitable foundation), or 343,977 shares of common stock, assuming we sell the maximum of the shares proposed to be sold.

We also intend to implement one or more stock-based benefit plans.  Stockholder approval of these plans will be required, and the stock-based benefit plans cannot be implemented until at least six months after the completion of the conversion pursuant to applicable regulations. We have not yet determined whether we will present these plans for stockholder approval within 12 months following the completion of the conversion or more than 12 months after the completion of the conversion.  If presented more than 12 months after the completion of the conversion, these plans would require the approval of our stockholders by a majority of votes cast; otherwise, they would require the approval of our stockholders by a majority of votes eligible to be cast.  Further, there are a number of restrictions that would apply to these plans if adopted within one year of the conversion, including limits on awards to non-employee directors and officers and vesting.  See “Management of Coastway Bancorp, Inc.—Future Stock Benefit Plans.”  For example, if adopted within 12 months following the completion of the conversion, the stock-based benefit plans will reserve a number of shares of common stock equal to not more than 4% of the shares issued in the conversion (including shares contributed to our charitable foundation) for restricted stock awards to key employees and directors, at no cost to the recipients, and will also reserve a number of stock options equal to not more than 10% of the shares of common stock issued in the conversion (including shares contributed to our charitable foundation ) for key employees and directors.

If 4% of the shares of common stock issued in the conversion (including shares contributed to our charitable foundation) are awarded under a stock-based benefit plan and come from authorized but unissued shares of common stock, stockholders would experience dilution of up to 3.85% in their ownership interest in Coastway Bancorp, Inc.  If 10% of the shares of common stock issued in the conversion (including shares contributed to our charitable foundation) are issued upon the exercise of options granted under a stock-based benefit plan and come from authorized but unissued shares of common stock, stockholders would experience dilution of 9.09% in their ownership interest in Coastway Bancorp, Inc.

In connection with the conversion, we expect to establish an executive change in control severance plan with certain of our executive officers.  See “Management of Coastway Bancorp, Inc.—Executive Officer Compensation” and “Risk Factors—Risks Related to This Stock Offering—We have entered into an employment agreement with our President and Chief Executive Officer and intend to enter into an executive change in control severance plan with certain of our executive officers, which may increase our compensation costs upon the occurrence of certain events or increase the costs of acquiring us” for a further discussion of these agreements, including their terms and potential costs, as well as a description of other benefits arrangements.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that will be available under our employee stock ownership plan and one or more stock-based benefit plans if such plans are adopted within one year following the completion of the conversion and the offering.  The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market.  The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees.  A portion of the stock awards and stock option grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased(3)			Dilution Resulting	Value of Grants (1)
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Issued (2)	From Issuance of Shares for Stock Benefit Plans	At Minimum Offering Range	At Adjusted Maximum Offering Range
					(Dollars in thousands)

Employee stock ownership plan	253,618	395,934	8.00%	—	$2,536	$3,959
Stock awards	126,809	197,967	4.00	3.85%	1,268	1,980
Stock options	317,023	494,918	10.00	9.09%	1,233	1,925
Total	697,450	1,088,819	22.00%	12.28%	$5,037	$7,864

(1)         The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made.  For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.  The fair value of stock options has been estimated at $3.89 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of 10 years; a risk-free interest rate of 2.52%; and a volatility rate of 24.17% based on an index of publicly traded thrift institutions.  The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.

(2)         The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.

(3)         For plans adopted within 12 months of the completion of the conversion, applicable regulations permit stock awards to encompass up to 4.0% and the ESOP and stock awards to encompass in the aggregate up to 12.0% of the shares issued, provided Coastway Community Bank has tangible capital of 10.0% or more following the conversion.

The actual value of restricted stock awards will be determined based on their fair value (the closing market price of shares of common stock of Coastway Bancorp, Inc.) as of the date grants are made.  The following table presents the total value of all shares to be available for awards of restricted stock under the stock-based benefit plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share at the time of the grant.

Share Price	126,809 Shares Awarded at Minimum of Offering Range	149,399 Shares Awarded at Midpoint of Offering Range	171,989 Shares Awarded at Maximum of Offering Range	197,967 Shares Awarded at Maximum of Offering Range, As Adjusted
(In thousands, except share price information)

$8.00	$1,014	$1,195	$1,376	$1,584
10.00	1,268	1,494	1,720	1,980
12.00	1,522	1,793	2,064	2,376
14.00	1,775	2,092	2,408	2,772

The grant-date fair value of the stock options granted under the stock-based benefit plans will be based, in part, on the closing price of shares of common stock of Coastway Bancorp, Inc. on the date the options are granted.  The fair value will also depend on the various assumptions utilized in the option-pricing model ultimately adopted.  The following table presents the total estimated value of the stock options to be available for grant under the stock-based benefit plans, assuming the range of market prices for the shares are $8.00 per share to $14.00 per share at the time of the grant.

Exercise Price	Grant-Date Fair Value Per Option	317,023 Options at Minimum of Range	373,498 Options at Midpoint of Range	429,972 Options at Maximum of Range	494,918 Options at Maximum of Range, As Adjusted
(In thousands, except share price information)

$8.00	$3.11	$986	$1,162	$1,337	$1,539
10.00	3.89	1,233	1,453	1,673	1,925
12.00	4.67	1,480	1,744	2,008	2,311
14.00	5.45	1,728	2,036	2,343	2,697

Market for Common Stock

We anticipate that the common stock sold in the offering will be listed on the Nasdaq Capital Market under the symbol “CWAY” following the completion of the stock offering. Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in our common stock following the conversion and stock offering, but it is under no obligation to do so.  See “Market for the Common Stock.”

Our Policy Regarding Dividends

Our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements.  However, no decision has been made with respect to the amount, if any, and timing of any dividend payments.  See “Our Policy Regarding Dividends.”

Conditions to Completion of the Conversion and the Offering

We cannot complete the conversion and the offering unless:

•                                          the plan of conversion and reorganization is approved by a majority of votes eligible to be cast by depositors of Coastway Community Bank. A special meeting of depositors to consider and vote upon the plan of conversion and reorganization and to vote upon the establishment and funding of the charitable foundation has been set for         , 2013;

•                                          we have received orders to purchase at least the minimum number of shares of common stock offered; and

•                                          we receive all required final approvals of the Federal Reserve Board and the Rhode Island Department of Business Regulation to complete the conversion and the offering.

Material Income Tax Consequences

The conversion qualifies as a tax-free reorganization.  Neither Coastway Bancorp, Inc., Coastway Bancorp, LLC, Coastway Community Bank, Coastway Bancorp, MHC nor persons eligible to subscribe in the subscription offering will recognize any gain or loss as a result of the conversion. See “The Conversion and Plan of Reorganization—Material Income Tax Consequences” for a complete discussion of the income tax consequences of the transaction.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act (the “JOBS Act”), which was signed into law on April 5, 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets.  Under the JOBS Act, a company with total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year qualifies as an “emerging growth company.”  We qualify as an “emerging growth company” and believe that we will continue to qualify as an “emerging growth company” for five years from the completion of the stock offering.

As an “emerging growth company,” we have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.  As of June 30, 2013, there is not a significant difference in the presentation of our financial statements as compared to other public companies as a result of this transition guidance.

Additionally, we are in the process of evaluating the benefits of relying on the reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company” we choose to rely on such exemptions, we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), (iii) hold non-binding stockholder votes regarding annual executive compensation or executive compensation payable in connection with a merger or similar corporate transaction, (iv) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (v) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation. However, we will also not be subject to the auditor attestation requirement or additional executive compensation disclosures so long as we remain a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $75 million of voting and non-voting equity held by non-affiliates).

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

How You Can Obtain Additional Information

Our branch office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our stock information center at [stock information number] to speak to a representative of Sandler O’Neill & Partners, L.P. Representatives are available by telephone Monday through Friday from 10:00 a.m. to 4:00 p.m., Eastern Time. You may also meet in person with a representative by visiting our Stock Information Center located at 2089 Warwick Avenue, Warwick, Rhode Island. The Stock Information Center is open weekdays during the offering, except for bank holidays, on Monday through Friday from 10:00 a.m. to 4:00 p.m., Eastern Time. The Stock Information Center will be closed from 12:00 noon Wednesday, November 27th, through 12:00 noon Monday, December 2nd, in observance of the Thanksgiving holiday.

TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF [EXPIRATION DATE] IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED OR HAND-DELIVERED ANY LATER THAN FIVE DAYS OR TWO DAYS, RESPECTIVELY, PRIOR TO [EXPIRATION DATE].

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our shares of common stock.

Risks Related to Our Business

Our commercial real estate and commercial business loans generally carry greater credit risk than loans secured by owner occupied one- to four-family real estate, and these risks will increase if we succeed in our plan to increase these types of loans.

At June 30, 2013, $91.8 million, or 29.7%, of our loan portfolio consisted of commercial real estate and commercial business loans.  Given their larger balances and the complexity of the underlying collateral, commercial real estate and commercial business loans generally expose a lender to greater credit risk than loans secured by owner occupied one- to four-family real estate. Also, many of our borrowers have more than one of these types of loans outstanding.  Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential real estate loan.  These loans also have greater credit risk than residential real estate for the following reasons:

•                                          commercial real estate loans — repayment is generally dependent on income being generated in amounts sufficient to cover operating expenses and debt service.

•                                          commercial business loans — repayment is generally dependent upon the successful operation of the borrower’s business.

If loans that are collateralized by real estate or other business assets become troubled and the value of the collateral has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could cause us to increase our provision for loan losses which would in turn adversely affect our operating results and financial condition.

Furthermore, a key component of our strategy is to continue to increase our origination of commercial real estate and commercial business loans to diversify our loan portfolio and increase our yields.  The proposed increase in these types of loans significantly increases our exposure to the risks inherent in these types of loans.

We have a high concentration of loans secured by real estate in our market area.  Difficult economic conditions, both generally and in our market area, could adversely affect our financial condition and results of operations.

At June 30, 2013, $265.9 million, or 86.1% of our total loan portfolio, consisted of loans secured by real estate in the state of Rhode Island.  We have relatively few loans outside of our market area, and, as a result, we have a greater risk of loan defaults and losses in the event of further weakness and/or a economic downturn in our market area, as adverse economic conditions may have a negative effect on the ability of our borrowers to make timely payments of their loans.  During the last several years, economic conditions and real estate values within our market area have declined significantly.  The unemployment rate in the State of Rhode Island was 9.2% in May 2013 as compared to the national unemployment rate of 7.6% in May 2013.  The median sales price of a single family home in the State of Rhode Island declined 7.1% and 2.6% in 2011 and 2012, respectively, while increasing 6.9% and

10.2% for the first and second quarters of 2013, respectively. From 2005 to June 30, 2013, the median sales price of a single family home in the State of Rhode Island declined by approximately 29%.

A further deterioration, continued stagnation or even minimal improvement in economic conditions generally and in the market areas we serve could result in the following consequences, any of which could have a material adverse effect on our business, financial condition and results of operations:

•                                          loan delinquencies, problem assets and foreclosures may increase;

•                                          weak economic conditions may continue to limit the demand for loans by creditworthy borrowers, limiting our capacity to leverage our retail deposits and maintain our net interest income;

•                                          the value of the collateral for our loans may decline further;

•                                          demand for our deposits and services may decline; and

•                                          the amount of our low-cost or non-interest bearing deposits may decrease.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings and capital could decrease.

We are exposed to the risk that our borrowers may default on their obligations. A borrower’s default on its obligations under one or more loans may result in lost principal and interest income and increased operating expenses as a result of the allocation of management time and resources to the collection and work-out of the loan. In certain situations, where collection efforts are unsuccessful or acceptable work-out arrangements cannot be reached, we may have to charge-off the loan in whole or in part. In such situations, we may acquire real estate or other assets, if any, that secure the loan through foreclosure or other similar available remedies, and the amount owed under the defaulted loan may exceed the value of the assets acquired.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for many of our loans.  In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate other factors including, among other things, current economic conditions.  If our assumptions are incorrect, or if delinquencies do not continue to improve or non-accrual and non-performing loans increase, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, which would require additions to our allowance, which could materially decrease our net income.

In addition, bank regulators periodically review our allowance for loan losses and, based on their judgments and information available to them at the time of their review, may require us to increase our allowance for loan losses or recognize further loan charge-offs.  An increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may result in a decrease of our net income and, possibly, our capital position, which may have a material adverse effect on our financial condition and results of operations.

Our nonconforming loan portfolio exposes us to increased credit risk.

A significant portion of our one- to four-family residential real estate loans are nonconforming to secondary market requirements, and are therefore not saleable to Fannie Mae, Freddie Mac, Federal

Housing Administration (“FHA”) or Rhode Island Housing. At June 30, 2013, $41.2 million, or 47.5%, of our one- to four-family residential loan portfolio consisted of loans that were considered nonconforming because they exceeded the maximum balance allowable for sale (generally $417,000 for single-family homes in our market area), or jumbo loans. At June 30, 2013, we had three non-performing jumbo loans totaling $1.6 million.

From 2000 until early 2006, we originated loans to borrowers who provided limited or no documentation of income, known as stated income loans. A stated income loan is a loan where the borrower’s income source is not subject to verification through the application process.  At June 30, 2013, we had $3.6 million in stated income loans, or 4.1% of our one- to four-family residential real estate loan portfolio, of which $1.2 million were non-performing loans. Approximately one-third of the $3.6 million in stated income loans were made to borrowers who had existing commercial relationships and financial information on file with us.

Jumbo one- to four-family residential loans have increased risk due to their potential for greater exposure to loss as a result of their larger balances, which cannot be sold to government sponsored enterprises. Stated income loans have increased risk due to the lack of income verification applied to such loans which could result in higher rates of default. If our nonconforming one- to four-family residential loans do not perform, it will have an adverse effect on our financial condition and results of operations.

Our significant concentration of home equity loans and lines of credit exposes us to increased credit risk.

At June 30, 2013, $84.4 million, or 27.4%, of our loan portfolio consisted of home equity loans and lines of credit, of which $47.7 million are in a junior lien position.  Recent economic conditions have resulted in declines in real estate values in our market areas.  These declines in real estate values could cause some of our home equity loans and lines of credit to be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by foreclosing and selling the real estate collateral, or if another lender has priority over us, and we may be unsuccessful in recovering the remaining balance on defaulted loans after the senior liens are satisfied.

Our operating expenses are high as a percentage of our net interest income and non-interest income, making it more difficult to maintain profitability.

Since 2012, we have opened two new branch offices and increased our full time equivalent employees from 125 at June 30, 2012 to 144 at June 30, 2013. This recent increase in our branch network and full time equivalent employees was part of a strategy to increase our platform to allow for future loan and deposit growth, and improve customer service. We also incurred professional fees in 2011 and 2012 related to the formation of our mutual holding company.  In the second quarter of 2013, we incurred an impairment charge of $482,000 on real estate held for sale.  These actions have increased our non-interest expense. In connection with the offering, we intend to make a contribution to our new foundation and put in place an employee stock ownership plan which will have the effect of reducing our net income. In addition, in future periods we intend to institute one or more stock-based benefit plans which will increase our non-interest expense, and we expect to relocate to a new corporate headquarters which may increase our occupancy expense.

Our non-interest expense, which consists primarily of the costs associated with operating our business, represents a high percentage of the income we generate. The cost of generating our income is measured by our efficiency ratio, or our non-interest expense divided by the sum of our net interest income and our non-interest income. For the six months ended June 30, 2013 and for the years ended December 31, 2012 and 2011, our efficiency ratio was 92.35%, 82.56% and 83.12%, respectively. Generally, this means we spent approximately $0.92, $0.83 and $0.83 during those periods to generate

$1.00 of income. If we are unable to lower our efficiency ratio by executing our business strategies, our profitability may be adversely affected.

Future changes in interest rates could reduce our profits.

The majority of our assets and liabilities are monetary in nature. As a result, our earnings and growth are significantly affected by interest rates, which are subject to the influence of economic conditions generally, both domestic and foreign, to events in the capital markets and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board. Changes in interest rates can affect our net interest income as well as the value of our assets and liabilities. Net interest income is the difference between (i) interest income on interest-earning assets, such as loans and securities, and (ii) interest expense on interest-bearing liabilities, such as deposits and borrowed funds. Changes in market interest rates, changes in the relationships between short-term and long-term market interest rates, or the yield curve, or changes in the relationships between different interest rate indices can affect the interest rates charged on interest-earning assets differently than the interest rates paid on interest-bearing liabilities.

Historically, our interest-earning assets repriced more quickly than our interest-bearing liabilities, which made us vulnerable to decreases in interest rates.  For the years ended December 31, 2012 and 2011, our net interest margin was 3.51% and 3.87%, respectively. Our asset/liability management committee utilizes a computer simulation model to provide an analysis of estimated changes in net interest income in various interest rate scenarios.  Increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable-rate loans.   Conversely, a reduction in interest rates can result in increased prepayments of loans, as borrowers refinance their debt in order to reduce their borrowing costs.  This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans. In addition, we may not be able to lower our cost of funds as quickly as certain loans mature, reprice or are refinanced, which may cause a decline in our net interest margin.

Historically low interest rates may adversely affect our net interest income and profitability.

In recent years it has been the policy of the Federal Reserve Board to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. As a result, market rates on the loans we have originated have been at lower levels than available prior to 2008. This has been a significant factor in the decrease in our net interest income to $10.6 million for the year ended December 31, 2012 from $11.0 million for the year ended December 31, 2011.  As a general matter, our interest-earning assets reprice or mature slightly more quickly than our interest-bearing liabilities, which has resulted in decreases in net interest income as interest rates decreased. Our ability to lower our interest expense is limited at these interest rate levels while the average yield on our interest-earning assets may continue to decrease as long as the low interest rate environment continues.  The Federal Reserve Board has indicated its intention to maintain low interest rates for at least another year and possibly longer.  Accordingly, our net interest income may continue to decrease, which will have an adverse effect on our profitability.

Income from secondary mortgage market operations is volatile, and we may incur losses with respect to our secondary mortgage market operations that could negatively affect our earnings.

A key component of our strategy is to increase the extent to which we sell in the secondary market the longer term, conforming fixed-rate residential mortgage loans that we originate, earning non-interest income in the form of gains on sale. When interest rates rise, the demand for mortgage loans tends to fall and may reduce the number of loans we can originate for sale.  Weak or deteriorating economic conditions also tend to reduce loan demand.  Although we originate, and intend to continue originating, loans on a “best efforts” basis, and we sell, and intend to continue selling, most loans in the secondary market with limited or no recourse, we are required, and will continue to be required, to give customary representations and warranties to the buyers relating to compliance with applicable law.  If we breach those representations and warranties, the buyers will be able to require us to repurchase the loans and we may incur a loss on the repurchase.

If our foreclosed real estate or real estate held for sale is not properly valued, our earnings could be reduced.

We obtain updated valuations in the form of appraisals and broker price opinions when a loan has been foreclosed and the property taken in as foreclosed real estate and at certain other times during the holding period of the asset. We also obtained appraisals and broker price opinions on our real estate held for sale. Our net book value, or NBV, of the loan at the time of foreclosure and thereafter is compared to the updated fair value of the foreclosed property less estimated selling costs (fair value).  A charge-off is recorded for any excess in the asset’s NBV over its fair value less estimated selling costs.  If our valuation process is incorrect, or if property values decline, the fair value of our foreclosed real estate and/or real estate held for sale may not be sufficient to recover our carrying value in such assets, resulting in the need for additional write-downs. An impairment loss is recorded on real estate held for sale to the extent that the fair value less estimated cost to sell is less than the NBV. In addition, bank regulators periodically review our foreclosed real estate and may require us to recognize further write-downs.  Any increase in our charge-offs, write-downs and/or impairment losses may have a material adverse effect on our financial condition and results of operations.

Strong competition within our market areas may limit our growth and profitability.

Competition in the banking and financial services industry is intense.  In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere.  The financial services industry could become even more competitive as a result of new legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. These competitors have fewer regulatory constraints and may have lower cost structures.

Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide.  In addition, larger competitors may choose to price loans and deposits more aggressively than we do, which could affect our ability to grow and remain profitable on a long-term basis.  Our profitability depends upon our continued ability to successfully compete in our market area.  If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected.  For additional information see “Business of Coastway Community Bank—Competition.”

We depend on our management team to implement our business strategy and we could be harmed by the loss of their services.

We are dependent upon the services of the members of our senior management team who direct our strategy and operations.  We have benefited from consistency within our senior management team,

with our top six executives averaging over 11 years of service with Coastway Community Bank and more than a combined 202 years of financial institution experience.  Members of our senior management team, or lending specialists who possess expertise in our markets and maintain key business relationships, could be difficult to replace.  Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets.  See “Management of Coastway Bancorp, Inc.”

Financial reform legislation will result in new laws and regulations that are expected to increase our costs of operations.

The Dodd-Frank Act, among other things, has changed and will continue to change the bank regulatory framework. The legislation will also result in new regulations affecting the lending, funding, trading and investment activities of banks and bank holding companies.  An independent Consumer Financial Protection Bureau has assumed the consumer protection responsibilities of the various federal banking agencies and has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as Coastway Community Bank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices.  Banks and savings institutions with $10.0 billion or less in assets will continue to be examined by their applicable bank regulators.  The new legislation also gives state attorneys general the ability to enforce applicable federal consumer protection laws.  The Dodd-Frank Act also requires the federal banking agencies to promulgate rules requiring mortgage lenders to retain a portion of the credit risk related to securitized loans.  Bank regulatory agencies also have been responding aggressively to concerns and adverse trends identified in examinations. These measures are likely to increase our costs of doing business and increase our costs related to regulatory compliance, and may have a significant adverse effect on our lending activities, financial performance and operating flexibility.

We will become subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or constrain us from paying dividends or repurchasing shares.

In July 2013, the FDIC and the Federal Reserve Board approved a new rule that will substantially amend the regulatory risk-based capital rules applicable to Coastway Community Bank. The final rule implements the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act.

The final rule includes new minimum risk-based capital and leverage ratios, which will be effective for Coastway Community Bank on January 1, 2015, and refines the definition of what constitutes “capital” for purposes of calculating these ratios.  The new minimum capital requirements will be: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4%. The final rule also establishes a “capital conservation buffer” of 2.5% above the new regulatory minimum capital ratios, and will result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 to risk-based assets capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement would be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that can be utilized for such actions.

The application of more stringent capital requirements for Coastway Community Bank could, among other things, result in lower returns on equity, require the raising of additional capital, and result in regulatory actions constraining us from paying dividends or repurchasing shares if we were to be unable to comply with such requirements.

The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of this offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the SEC.  Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price.  In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision, and examination by the Federal Reserve Board, the Rhode Island Department of Business Regulation and the FDIC.  Such regulators govern the activities in which we may engage, primarily for the protection of depositors.  These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a financial institution, the classification of assets by a financial institution, and the adequacy of a financial institution’s allowance for loan losses.  Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on us and our operations.  Because our business is highly regulated, the laws, rules and applicable regulations are subject to regular modification and change.  Laws, rules and regulations may be adopted in the future that could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects.  See “Supervision and Regulation” for a discussion of the regulations to which we are subject.

Changes in accounting standards could affect reported earnings.

The accounting standard setters, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our consolidated financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

Future legislative or regulatory actions could impair our rights against borrowers.

There have been proposals made by members of Congress and others that would reduce the amount distressed borrowers are otherwise contractually obligated to pay under their mortgage loans and limit an institution’s ability to foreclose on mortgage collateral. If proposals such as these, or other proposals limiting our rights as a creditor, are implemented, we could experience increased credit losses or increased expense in pursuing our remedies as a creditor.

We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business.  A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our current market and contiguous areas.  As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and associates.  If our reputation is negatively affected, by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers, or otherwise, our business and operating results may be adversely affected.

Risks associated with system failures, interruptions, or breaches of security could negatively affect our earnings.

Information technology systems are critical to our business.  We use various technology systems to manage our customer relationships, general ledger, deposits, and loans.  We have established policies and procedures to prevent or limit the impact of system failures, interruptions, and security breaches, but such events may still occur or may not be adequately addressed if they do occur.  In addition, any compromise of our systems could deter customers from using our products and services.  Although we rely on security systems to provide security and authentication necessary to effect the secure transmission of data, these precautions may not protect our systems from compromises or breaches of security.

In addition, we outsource a majority of our data processing to certain third-party providers.  If these third-party providers encounter difficulties, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected.  Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any system failures, interruption, or breach of security could damage our reputation and result in a loss of customers and business, could subject us to additional regulatory scrutiny, or could expose us to litigation and possible financial liability.  Any of these events could have a material adverse effect on our financial condition and results of operations.

Risks Related to this Stock Offering

The future price of our common stock may be less than the purchase price in the stock offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them at or above the purchase price in the stock offering.  The purchase price in the offering is based upon an independent third-party appraisal of the pro forma market value of Coastway Community Bank, pursuant to federal and state banking regulations and subject to review and approval by the Federal Reserve Board and the Rhode Island Department of Business Regulation.  The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock.  Our aggregate pro forma market value as reflected in the final independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions.  Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility.  These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

There may be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued capital stock and there is no established market for our common stock.  We expect that our common stock will be listed on the Nasdaq Capital Market under the symbol “CWAY,” subject to completion of the offering and compliance with certain quantitative listing requirements, such as the number and market value of our outstanding shares of common stock, and qualitative listing requirements relating to our corporate governance.  Sandler O’Neill & Partners, L.P.  has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker.  The number of active buyers and sellers of the shares of common stock at any particular time may be limited.  Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment.  In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be quite limited.  As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue.  If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share.  Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock.  This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

The capital we raise in the stock offering will reduce our return on equity, which could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers.  For the six months ended June 30, 2013, we had an annualized return on equity of 2.21%.  Following the stock offering, we expect our consolidated equity to increase from $27.6 million at June 30, 2013 to between $53.5 million at the minimum of the offering range and $68.7 million at the adjusted maximum of the offering range.  Based upon our actual earnings for the six months ended June 30, 2013, the impact of the conversion and net proceeds to our earnings, and these pro forma equity levels, our pro forma annualized return on equity would be 0.71% and 0.38% at the minimum and adjusted maximum of the offering range, respectively. We expect our return on equity to remain low until we are able to leverage the additional capital we receive from the stock offering.  Although we anticipate increasing net interest income using proceeds of the stock offering, our return on equity will be reduced by the capital raised in the stock offering, higher expenses from the costs of being a public company and added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt.  Until we can increase our net interest income and non-interest income, our return on equity may reduce the value of our shares of common stock. See “Pro Forma Data” for an illustration of the financial impact of the offering.

The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in the year we complete the stock offering.

We intend to establish and fund a charitable foundation in connection with the conversion and stock offering.  We intend to contribute cash and stock which will consist of $300,000 in cash and a number of shares of our common stock that together will total 3.15% of the gross proceeds of the offering (67,729 shares or $677,290 in stock at the minimum of the range and 102,221 shares or $1,022,210 in stock at the maximum of the range, up to 122,054 shares or $1,220,540 in stock at the adjusted maximum of the range).  The amount of our contribution will be dependent upon the amount of the gross proceeds raised in the stock offering.

The contribution will have an adverse effect on our net income for the quarter and year in which we make the issuance and contribution to the charitable foundation.  The after-tax expense of the contribution will reduce net income in the year in which we complete the stock offering by approximately $700,000 at the midpoint of the offering range.  Persons purchasing shares in the stock offering will have their ownership and voting interests in Coastway Bancorp, Inc. diluted by 2.14% at the minimum of the offering range and 2.47% at the adjusted maximum of the offering range due to the issuance of shares of common stock to the charitable foundation.

Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.

We believe that the contribution to the charitable foundation will be deductible for federal income tax purposes. However, the Internal Revenue Service may disagree with our determination and not grant tax-exempt status to the charitable foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution.  It is expected that the value of the contribution of cash and shares will be $1.1 million at the midpoint of the offering range, which would result in after-tax expense of approximately $700,000 during the year ended December 31, 2013.  In the event that the Internal Revenue Service does not grant tax-exempt status to the charitable foundation or the contribution to the charitable foundation is otherwise not tax deductible, we would recognize as after-tax expense the full value (i.e., $1.1 million) of the entire contribution.

In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully. Pursuant to the Internal Revenue Code, an entity is permitted to deduct up to 10% of its taxable income (income before income taxes) in any one year for charitable contributions.  Any contribution in excess of the 10% limit may be deducted for federal and state income tax purposes over each of the five years following the year in which the charitable contribution is made.  Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period.  Our pre-tax income over this period may not be sufficient to fully use this deduction.  With certain exceptions, Rhode Island tax law follows the federal income tax laws and taxable income is computed in the same manner as taxable income is computed for federal income tax purposes.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase 8% of the total shares of common stock issued in the conversion (including shares contributed to the charitable foundation) with funds borrowed from Coastway Bancorp, Inc.  We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees.  If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt a stock-based benefit plan after the stock offering that would award participants restricted shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock.  The number of shares of restricted stock or stock options reserved for issuance under any initial stock-based benefit plan may not exceed 4% and 10% (including shares issued to the charitable foundation), respectively, of our total outstanding shares, if these plans are adopted within 12 months after the completion of the conversion.  We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the stock offering.  The estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis is $3.89 per option granted based on a price of $10.00 per share.  Assuming this value is amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with the stock options would be $385,000 at the adjusted maximum.  In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted stock awarded under the stock-based benefit plan would be $396,000 at the adjusted maximum.  However, if we grant shares of common stock or options in excess of these amounts, such grants would increase our costs further.

The shares of restricted stock granted under the stock-based benefit plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded.  If the shares of restricted stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by Coastway Bancorp, Inc.) and cost the same as the purchase price in the stock offering, the reduction to stockholders’ equity due to the plan would be between $1.3 million at the minimum of the offering range and $2.0 million at the adjusted maximum of the offering range.  To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above.  Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

The implementation of stock-based benefit plans may dilute your ownership interest.

We intend to adopt one or more stock-based benefit plans, which will allow participants to be awarded shares of common stock (at no cost to them) and/or options to purchase shares of our common stock, following the stock offering.  If these stock-based benefit plans are funded from the issuance of authorized but unissued shares of common stock, stockholders would experience a reduction in ownership interest totaling 12.28%.

Although the implementation of the stock-based benefit plan will be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined whether we will adopt stock-based benefit plans within the first year following the stock offering.  Stock-based benefit plans adopted more than one year following the stock offering may exceed regulatory restrictions on the size of stock-based benefit plans adopted within one year, which would increase our costs and the dilution to stockholders.

If we adopt stock-based benefit plans within one year following the completion of the stock offering, then we may grant shares of common stock or stock options under our stock-based benefit plans for up to 4% and 10%, respectively, of our total outstanding shares (including shares held by the charitable foundation.)  The amount of stock awards and stock options available for grant under the stock-based benefit plans may exceed these amounts, provided the stock-based benefit plans are adopted more than one year following the stock offering.  Although the implementation of the stock-based benefit plan will be subject to stockholder approval, the determination as to the timing of the implementation of such a plan will be at the discretion of our Board of Directors. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our costs, which will reduce our income.”  Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of stock-based benefit plans will dilute your ownership interest.”

We have entered into an employment agreement with our President and Chief Executive Officer and intend to enter into an executive change in control severance plan with certain of our executive officers, which may increase our compensation costs upon the occurrence of certain events or increase the costs of acquiring us.

Following the conversion, we intend to enter into an executive change in control severance plan with certain of our executives. We have entered into an employment agreement with our President and Chief Executive Officer.  In the event of termination of employment other than for cause, or in the event of certain types of termination following a change in control, as set forth in the employment and change in control severance plan, and assuming the agreements were in effect, the agreements will provide for cash severance benefits that would cost approximately $2.3 million in the aggregate based on salary information for the year ended December 31, 2012.  These amounts may be reduced, if necessary, to an amount that would not qualify the payments to be deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.  For additional information see “Management of Coastway Bancorp, Inc.—Executive Officer Compensation.”

We have broad discretion in how we use the proceeds of the stock offering.  Our failure to effectively deploy the net proceeds of the offering may have an adverse effect on our financial performance and the value of our common stock.

We intend to invest between $14.8 million and $20.2 million of the net proceeds of the offering (or $23.4 million at the adjusted maximum of the offering range) in Coastway Community Bank.  We may use the remaining net proceeds to invest in short-term investments, repurchase shares of common stock, pay dividends, finance the acquisition of financial institutions, or for other general corporate purposes.  We also expect to use a portion of the net proceeds we retain to fund a loan for the purchase of shares of common stock in the offering by the employee stock ownership plan.  Coastway Community Bank may use the net proceeds it receives to fund new loans, invest in short-term investments, expand its banking franchise by acquiring other financial institutions or other financial services companies, or for other general corporate purposes.  However, with the exception of the loan to the employee stock ownership plan and contributions to our charitable foundation, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. Also, certain of these uses, such as acquiring other financial institutions, may require regulatory approval.  We have not established a timetable for investing the net proceeds, and we cannot predict how long we will require to reinvest the net proceeds. Our failure to utilize these finds effectively would reduce our profitability and may adversely affect the value of our common stock.  For additional information see “How We Intend To Use The Proceeds From The Offering.”

Certain provisions of our articles of incorporation and bylaws, and state and federal law could discourage hostile acquisitions of control of Coastway Bancorp, Inc., which could negatively affect our stock value.

Certain provisions in our articles of incorporation and bylaws may discourage attempts to acquire Coastway Bancorp, Inc., pursue a proxy contest for control of Coastway Bancorp, Inc., assume control of Coastway Bancorp, Inc. by a holder of a large block of common stock, and remove Coastway Bancorp, Inc.’s management, all of which stockholders might think are in their best interests. These provisions include:

•                                  restrictive requirements regarding eligibility for service on the board of directors, including residency requirements, a prohibition on service by persons who are or have been the subject of certain legal or regulatory proceedings, a prohibition on service by persons who are party to agreements that may affect their voting discretion, a prohibition on service by persons who have lost more than one campaign for election, and a prohibition on service by nominees or representatives (as defined in applicable Federal Reserve Board regulations) of another person who would not be eligible for service or of an entity the partners or controlling persons of which would not be eligible for service;

•                                  the election of directors to staggered terms of three years;

•                                  provisions requiring advance notice of stockholder proposals and director nominations;

•                                  a limitation on the right to vote more than 10% of the outstanding shares of common stock;

•                                  a prohibition on cumulative voting;

•                                  a requirement that the calling of a special meeting by stockholders requires the request of a majority of all votes entitled to be cast at the special meeting;

•                                  a requirement that directors may only be removed for cause and by a majority of the votes entitled to be cast;

•                                  the board of directors’ ability to cause Coastway Bancorp, Inc. to issue preferred stock; and

•                                  the requirement of the vote of 80% of the votes entitled to be case in order to amend certain provisions of the articles of incorporation.

For further information, see “Restrictions on Acquisition of Coastway Bancorp, Inc.—Coastway Bancorp, Inc.’s Articles of Incorporation and Bylaws.”

Federal regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of Coastway Community Bank or Coastway Bancorp, Inc. without the prior approval of the Federal Reserve Board. In addition, the business corporation law of Maryland, the state where Coastway Bancorp, Inc. is incorporated, provides for certain restrictions on acquisition of Coastway Bancorp, Inc. See “Restrictions on Acquisitions of Coastway Bancorp, Inc.—Maryland Corporate Law,” “—Coastway Community Bank’s Charter” and “—Change in Control Regulations.”

A significant percentage of our common stock will be held or controlled by our directors and executive officers and benefit plans.

Our board of directors and executive officers intend to purchase in the aggregate approximately 2.8% and 2.1% of our common stock (excluding shares issued to our charitable foundation) at the minimum and maximum of the offering range, respectively. These purchases, together with the purchase by the employee stock ownership plan of 8.0% of the aggregate shares sold in the offering, as well as the potential acquisition of common stock through the proposed equity incentive plan will result in ownership by insiders of Coastway Bancorp, Inc. and Coastway Community Bank of approximately 24.1% of the total shares issued in the offering at the maximum and approximately 24.8% of the total shares issued in the offering at the minimum of the offering range. The ownership by executive officers, directors and our stock plans could result in actions being taken that are not in accordance with other stockholders’ wishes, and could prevent any action requiring a supermajority vote under our articles of incorporation and bylaws (including the amendment of certain protective provisions of our articles and bylaws discussed immediately above).

We are an emerging growth company within the meaning of the Securities Act, and if we decide to take advantage of certain exemptions from various reporting requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, as modified by the JOBS Act. We are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, reduced disclosure about our executive compensation and omission of compensation discussion and analysis, and an exemption from the requirement of holding a non-binding advisory vote on executive compensation. In addition, we will not be subject to certain requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including the additional level of review of our internal control over financial reporting as may occur when outside auditors attest as to our internal control over financial reporting. As a result, our stockholders may not have access to certain information they may deem important.

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period. Taking advantage of any of these exemptions may adversely affect the value and trading price of our common stock.

We have elected to delay the adoption of new and revised accounting pronouncements, which means that our financial statements may not be comparable to those of other public companies.

As an “emerging growth company,” we have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

You may not revoke your decision to purchase common stock in the subscription or community offerings after you send us your order.

Funds submitted or automatic withdrawals authorized in connection with a purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the conversion and offering, including any extension of the expiration date and consummation of a syndicated offering.  Because completion of the conversion and offering will be subject to regulatory approvals and an update of the independent appraisal prepared by RP Financial, LC., among other factors, there may be one or more delays in the completion of the conversion and offering.  Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond             , or the number of shares to be sold in the offering is increased to more than 4,827,125 shares or decreased to fewer than 3,102,500 shares.

SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected historical financial and other data of Coastway Community Bank and Coastway Bancorp, MHC and subsidiaries for the periods and at the dates indicated.  The information at and for the years ended December 31, 2012 and 2011 is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto of Coastway Bancorp, MHC and subsidiaries beginning at page F-1 of this prospectus.  The information at and for the year ended December 31, 2010 is derived in part from audited consolidated financial statements that are not included in this prospectus.  The information for Coastway Bancorp, MHC and subsidiaries at and for the six months ended June 30, 2013 and for Coastway Community Bank at and for the six months ended June 30, 2012 is unaudited and reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented.  The following information is only a summary, and should be read in conjunction with our consolidated financial statements and notes beginning on page F-1 of this prospectus.

	At June 30,	At December 31,
	2013	2012	2011	2010
	(In thousands)

Selected Financial Condition Data:

Total assets	$375,746	$354,622	$322,967	$309,265
Cash and cash equivalents	9,863	7,020	5,366	5,241
Loans, net	309,156	296,999	269,578	257,045
Loans held for sale	19,082	13,642	14,528	19,250
Federal Home Loan Bank stock	2,694	3,036	3,408	3,408
Deposits	329,992	307,793	282,956	261,851
Borrowed funds	14,000	16,343	10,769	19,789
Total retained earnings	27,595	27,296	26,123	25,302

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2013	2012	2012	2011	2010
	(In thousands)

Selected Operating Data:

Interest income	$6,873	$6,617	$13,207	$13,717	$14,116
Interest expense	1,331	1,320	2,650	2,704	3,403
Net interest income	5,542	5,297	10,557	11,013	10,713
Provision for loan losses	209	584	1,109	1,157	1,244
Net interest income after provision for loan losses	5,333	4,713	9,448	9,856	9,469
Non-interest income	3,486	3,130	7,175	6,020	4,965
Non-interest expense	8,337	7,043	14,640	14,158	13,386
Income before income taxes	482	800	1,983	1,718	1,048
Income tax provision	183	319	835	706	471
Net income	$299	$481	$1,148	$1,012	$577

	At or For the Six Months Ended June 30,(5)		At or For the Years Ended December 31,
	2013	2012	2012	2011	2010

Selected Financial Ratios and Other Data:
Performance Ratios:

Return on assets (ratio of net income to average total assets)	0.17%	0.30%	0.34%	0.32%	0.19%
Return on equity (ratio of net income to average equity)	2.21%	3.73%	4.36%	3.92%	2.32%
Interest rate spread (1)	3.24%	3.42%	3.32%	3.68%	3.52%
Net interest margin (2)	3.42%	3.61%	3.51%	3.87%	3.75%
Efficiency ratio (3)	92.35%	83.58%	82.56%	83.12%	85.38%
Non-interest expense to average total assets	4.66%	4.34%	4.39%	4.55%	4.33%
Average interest-earning assets to average interest-bearing liabilities	121.49%	120.75%	121.36%	120.17%	119.61%
Average equity to average total assets	7.57%	7.95%	7.89%	8.28%	8.04%

Asset Quality Ratios:

Nonperforming assets to total assets	2.20%	2.37%	2.89%	2.64%	3.39%
Nonperforming loans to total loans	2.14%	1.95%	2.58%	2.47%	3.90%
Net charge-offs to average loans outstanding	0.12%	0.56%	0.35%	0.51%	0.36%
Allowance for loan losses to nonperforming loans	24.15%	23.19%	20.48%	21.38%	16.30%
Allowance for loan losses to total loans	0.52%	0.45%	0.53%	0.53%	0.64%

Capital Ratios:

Equity to total assets at end of period	7.3%	8.0%	7.7%	8.1%	8.2%
Total capital to risk-weighted assets (4)	10.3%	11.0%	10.7%	11.4%	12.1%
Tier 1 capital to risk-weighted assets (4)	9.8%	10.5%	10.1%	10.8%	11.4%
Tier 1 capital to adjusted assets (4)	7.8%	8.2%	8.1%	8.3%	8.3%

Other Data:

Number of full service offices	9	7	8	7	7
Full time equivalent employees	144	125	141	123	125

(1)         Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)         Represents net interest income as a percent of average interest-earning assets for the period.

(3)         Represents non-interest expense divided by the sum of net interest income and non-interest income. Our efficiency ratio for the six months ended June 30, 2013 included the impact of the impairment loss of $482,000 related to the write-down of two real estate properties that were classified as held for sale at June 30, 2013.

(4)         Represents capital ratios of Coastway Community Bank.

(5)         Ratios are annualized where appropriate.

RECENT DEVELOPMENTS

The following tables set forth selected consolidated historical financial and other data of Coastway Bancorp, MHC and Coastway Community Bank for the periods and at the dates indicated.  The following is only a summary and you should read it in conjunction with the business and financial information regarding Coastway Bancorp, MHC contained elsewhere in this prospectus, including the consolidated financial statements beginning on page F-1 of this prospectus.  The information at December 31, 2012 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at September 30, 2013 and for the three and nine months ended September 30, 2013 and 2012, is unaudited and reflects only normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented.  The results of operations for the three and nine months ended September 30, 2013, are not necessarily indicative of the results for all of fiscal 2013 or any other interim period.

	At September 30, 2013	At December 31, 2012
	(In thousands)

Selected Financial Condition Data:

Total assets	$380,576	$354,622
Cash and cash equivalents	7,699	7,020
Loans, net	318,139	296,999
Loans held for sale	13,156	13,642
Bank-owned life insurance	4,027	—
Federal Home Loan Bank stock	2,694	3,036
Deposits	338,484	307,793
Borrowed funds	11,000	16,343
Total retained earnings	27,603	27,296

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands)

Selected Operating Data:

Interest income	$3,528	$3,317	$10,401	$9,934
Interest expense	646	657	1,977	1,977
Net interest income	2,882	2,660	8,424	7,957
Provision for loan losses	129	252	338	836
Net interest income after provision for loan losses	2,753	2,408	8,086	7,121
Non-interest income	1,377	2,077	4,863	5,207
Non-interest expense	4,082	3,748	12,419	10,791
Income before income taxes	48	737	530	1,537
Income tax provision	40	296	223	615
Net income	$8	$441	$307	$922

	At or For the Three Months Ended September 30,(5)		At or For the Nine Months Ended September 30,(5)
	2013	2012	2013	2012

Selected Financial Ratios and Other Data:
Performance Ratios:

Return on assets (ratio of net income to average total assets)	0.01%	0.52%	0.11%	0.37%
Return on equity (ratio of net income to average equity)	0.12%	6.65%	1.48%	4.72%
Interest rate spread (1)	3.20%	3.27%	3.20%	3.35%
Net interest margin (2)	3.36%	3.46%	3.38%	3.54%
Efficiency ratio (3)	95.84%	79.12%	93.47%	81.97%
Non-interest expense to average total assets	4.31%	4.43%	4.54%	4.37%
Average interest-earning assets to average interest-bearing liabilities	121.18%	122.50%	122.10%	122.23%
Average equity to average total assets	7.23%	7.84%	7.58%	7.91%

Asset Quality Ratios:

Nonperforming assets to total assets	2.16%	2.49%	2.16%	2.49%
Nonperforming loans to total loans	2.06%	2.12%	2.06%	2.12%
Allowance for loan losses to nonperforming loans	24.58%	22.43%	24.58%	22.43
Allowance for loan losses to total loans	0.51%	0.47%	0.51%	0.47%
Net charge-offs to average loans outstanding	0.14%	0.24%	0.12%	0.44%

Capital Ratios:

Equity to total assets at end of period	7.3%	7.8%	7.3%	7.8%
Total capital to risk-weighted assets (4)	10.2%	11.0%	10.2%	11.0%
Tier 1 capital to risk-weighted assets (4)	9.6%	10.5%	9.6%	10.5%
Tier 1 capital to adjusted assets (4)	7.5%	8.2%	7.5%	8.2%

Other Data:

Number of full service offices	9	8	9	8
Full time equivalent employees	144	132	144	132

(1)         Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)         Represents net interest income as a percent of average interest-earning assets for the period.

(3)         Represents non-interest expense divided by the sum of net interest income and non-interest income.

(4)         Represents capital ratios of Coastway Community Bank.

(5)         Ratios are annualized where appropriate.

Comparison of Financial Condition at September 30, 2013 and December 31, 2012

Assets.  Our total assets increased $26.0 million, or 7.3%, to $380.6 million at September 30, 2013 from $354.6 million at December 31, 2012 primarily due to an increase in total loans and Bank-owned life insurance.  Total loans (excluding loans held for sale) increased $20.9 million, or 7.1%, to $317.6 million at September 30, 2013 from $296.7 million at December 31, 2012.  The increase in total loans was primarily due to an increase of $18.4 million, or 23.4%, in residential one- to four-family family loans which increased to $97.0 million at September 30, 2013 from $78.7 million at December 31, 2012. During 2013, we increased our lending in jumbo one- to four-family residential loans.  Bank-owned life insurance (“BOLI”) totaled $4.0 million at September 30, 2013 due to the purchase of BOLI on certain executive officers in July 2013.  BOLI provides us with a funding source for our employee benefit plan obligations.  Coastway Community Bank is the beneficiary and owner of the BOLI policies, and as such, the investment is carried at the net cash surrender value of the underlying policies. BOLI income is non-taxable.

Deposits.  Our primary source of funds is retail deposits held by individuals and businesses within our market area.  Deposits increased $30.7 million, or 10.0%, to $338.5 million at September 30, 2013 from $307.8 million at December 31, 2012, primarily as a result of an increase in the balance of non-interest bearing demand deposit accounts of $7.0 million, or 12.2%, an increase of $11.5 million in the balance of savings and interest bearing demand deposit accounts, or 14.9%, an increase of $7.2 million in the balance of money market accounts, or 14.0%, and an increase in the balance of certificates of deposit of $4.7 million, or 3.9%. Customers have generally continued to maintain funds in more liquid deposit accounts in periods of low interest rates. We have also continued to expand our services to our small business customers.  However, we experienced an increase in certificates of deposit during the nine months ended September 30, 2013 as some of our customers elected to lock in rates in certificates of deposit which yield a higher interest rate.

Borrowed Funds. We utilize borrowings from the Federal Home Loan Bank of Boston as an alternate funding source. Borrowed funds at September 30, 2013 totaled $11.0 million as compared to $16.3 million at December 31, 2012, a decrease of $5.3 million, or 32.7%.  Borrowed funds at September 30, 2013 were primarily comprised of $9.0 million in overnight advances at a weighted average rate of 0.31% as compared to overnight advances of $13.0 million at December 31, 2012 and declined due to the increase in our deposits.  Long-term advances at December 31, 2012 amounted to $3.3 million at a weighted average rate of 3.81% with $1.3 million in long-term advances maturing in 2013 with the remainder maturing in 2014 and 2015. The decrease in long-term advances in 2013 of $1.3 million was due to maturities.

Total Retained Earnings.  Total retained earnings increased to $27.6 million at September 30, 2013 from $27.3 million at December 31, 2012.  The increase in retained earnings was due to net income of $307,000 during the nine months ended September 30, 2013.

Comparison of Operating Results for the Three Months Ended September 30, 2013 and September 30, 2012

General.  Net income decreased $433,000, or 98.2%, to $8,000 for the three months ended September 30, 2013 from $441,000 for the three months September 30, 2012. Net income decreased due to a decrease in non-interest income of $700,000 and an increase of $334,000 in non-interest expense, partially offset by an increase in net interest income of $222,000, a decline in the provision for loan losses of $123,000 and a decline in income tax provision of $256,000. The decrease in non-interest income was primarily the result of a decline in gains on sale of loans, net of $785,000. During the three months ended September 30, 2012, SBA loans totaling $3.0 million were sold for a gain of $281,000 as compared to no SBA loan sales during the three months ended September 30, 2013.  Gains on sale of mortgage loans decreased $498,000 from $1.0 million for the three months ended September 30, 2012 to $518,000 for the three months ended September 30, 2013. The increase in non-interest expense was primarily due to increases in salary and employee benefits expense of $366,000 and occupancy expense of $104,000 due to the hiring of additional personnel related to two new branches that opened in late 2012 and early 2013 along with general merit increases.  Salaries and employee benefits expense also increased due to $79,000 of supplemental executive retirement plan expense as the plan was implemented beginning July 1, 2013.

Interest Income.  Interest income increased $211,000, or 6.4%, to $3.5 million for the three months ended September 30, 2013 from $3.3 million for the three months ended September 30, 2012.  The increase reflected an increase in the average balance of interest earning assets of $35.6 million to $340.2 million for the three months ended September 30, 2013 as compared to $304.7 million for the three months ended September 30, 2012, partially offset by a decrease in the average yield on interest-earning assets to 4.11% for the three months ended September 30, 2013 as compared to 4.32% for the three months ended September 30, 2012.  Substantially all of our interest income was derived from interest and fees on loans.

Interest and fees on loans increased $215,000, or 6.5%, to $3.5 million for the three months ended September 30, 2013 from $3.3 million for the three months ended September 30, 2012.  Interest and fees on loans increased due to an increase in the average balance of loans and loans held for sale of $40.6 million to

$331.8 million for the three months ended September 30, 2013 as compared to $291.1 million for the three months ended September 30, 2012, partially offset by a decrease in the average yield on loans which declined to 4.21% for the three months ended September 30, 2013 as compared to 4.51% for the three months ended September 30, 2012.  The increase in our average balance of loans was principally due to the growth in our residential one- to four-family loan portfolio, reflecting the low interest rate environment that existed for residential mortgage loans during the three months ended September 30, 2013.  The 30 basis point decline in the average yield on loans was primarily the result of the low interest rate environment as new loans were added to the portfolio at lower interest rates.

Interest Expense. Interest expense decreased $11,000, or 1.7%, to $646,000 for the three months ended September 30, 2013 from $657,000 for the three months ended September 30, 2012 due to a decline in the average cost of deposits of 14 basis points to 0.91% for the three months ended September 30, 2013 as compared to 1.05% for the three months ended September 30, 2012 as a result of the low interest rate environment.  The average cost of certificates of deposit declined from 1.83% for the three months ended September 30, 2012 to 1.69% for the three months ended September 30, 2013.  The average cost of savings accounts decreased 4 basis points to 0.14% for the three months ended September 30, 2013 as we lowered such rates effective July 1, 2013.  Partially offsetting the decrease in the average cost of deposits was the average balance of deposits, which increased $19.7 million to $265.0 million for the three months ended September 30, 2013 from $245.3 million for the three months ended September 30, 2012, as average balances increased across all deposit types other than club accounts. The average balance of certificates of deposit increased to $123.9 million for the three months ended September 30, 2013 as compared to $115.0 million for the three months ended September 30, 2012, primarily due to our competitive pricing in certificates of deposit in anticipation of a future increase in interest rates.

Interest expense on borrowed funds decreased $3,000 to $30,000 for the three months ended September 30, 2013 from $33,000 for the three months ended September 30, 2012 due to a decline in the average cost of borrowed funds, which decreased from 3.87% for the three months ended September 30, 2012 to 0.76% for the three months ended September 30, 2013.  The average balance of borrowed funds increased to $15.6 million for the three months ended September 30, 2013 from $3.4 million for the three months ended September 30, 2012, as we increased the average balance of lower cost overnight borrowings which decreased the overall cost of borrowed funds.

Net Interest Income.  Net interest income increased $222,000, or 8.3%, to $2.9 million for the three months ended September 30, 2013 from $2.7 million for the three months ended September 30, 2012. This increase was due to a $35.6 million increase in net interest-earning assets to $340.2 million for the three months ended September 30, 2013. This growth in net interest-earning assets was offset by a decrease in our interest rate spread of 7 basis points to 3.20% for the three months ended September 30, 2013 as compared to 3.27% for the prior year period.

Provision for loan losses.  A provision for loan losses of $129,000 was recorded to the allowance for loan losses during the three months ended September 30, 2013, a decrease of $123,000 as compared to a provision of $252,000 for the three months ended September 30, 2012. Our provisions are based on our assessment of loss history, current asset quality and economic trends.  During the three months ended September 30, 2013, a provision of $59,000 was recorded relating to the home equity loan portfolio.  We recorded net charge-offs on the home equity loan portfolio of $127,000 during the three months ended September 30, 2013.  Home equity loans declined $1.9 million during the three months ended September 30, 2013.  We experienced net recoveries on the residential one- to four-family loan portfolio of $3,000 during the three months ended September 30, 2013, but allocated a provision of $40,000 due to residential loan growth of $10.0 million during the three months ended September 30, 2013. While the SBA portfolio also experienced net recoveries of $4,000 during the three months ended September 30, 2013, a provision of $26,000 was allocated to increase specific reserves on impaired loans in this portfolio.

A provision of $252,000 was recorded during the three months ended September 30, 2012.  The provision for the three months ended September 30, 2012 was principally allocated to the home equity and SBA loan portfolios.  During the three months ended September 30, 2012, the home equity loan portfolio had net charge-offs of $77,000 with a provision of $131,000 recorded.  The SBA segment experienced net charge-offs of $38,000 and an increase in specific reserves of $30,000 and as such, the provision for SBA loans was $80,000 for the three months ended September 30, 2012.

Non-Interest income.  Non-interest income declined $700,000, or 33.7%, to $1.4 million for the three months ended September 30, 2013 from $2.1 million for the three months ended September 30, 2012.  The decrease in non-interest income was primarily the result of a decline in gains on sale of loans, net of $785,000 for the three months ended September 30, 2013. During the three months ended September 30, 2012, SBA loan sale income totaled $281,000 as compared to no SBA loan sales during the three months ended September 30, 2013. Gains on sale of mortgage loans decreased $498,000 from $1.0 million for the three months ended September 30, 2012 to $518,000 for the three months ended September 30, 2013.  The decrease in gains on sale of mortgage loans resulted from a $228,000 reduction in net cash gains on sale due to a decrease in the net margin earned on such loan sales. As interest rates increased nationally in the late spring/early summer of 2013, and refinancing volume slowed from previous quarters, local competition caused us to lower our interest rates, which reduced the net gain on loan sales as the third parties purchasing our mortgage loans decreased the premium they were willing to pay us. In addition, as the volume of our loan sales decreased, the fair value of mortgage loan commitment derivatives also declined and we recorded a loss in the fair value of our mortgage derivatives of $197,000 during the three months ended September 30, 2013 as compared to a gain of $51,000 during the three months ended September 30, 2012. During the three months ended September 30, 2013, we also recorded a loss of $28,000 upon the transfer of four loans to portfolio from loans held for sale, to record the loans at the lower of cost or market value.

Other non-interest income increased $92,000 for the three months ended September 30, 2013, of which $27,000 related to income on BOLI that was purchased in July 2013.

Non-Interest expense.  Non-interest expense increased $334,000, or 8.9%, to $4.1 million for the three months ended September 30, 2013 from $3.7 million for the three months ended September 30, 2012. The increase in non-interest expense was primarily due to increases in salary and employee benefits expense of $366,000 and occupancy expense of $104,000 due to the hiring of additional personnel related to two new branches that opened late in 2012 and early 2013 along with general merit increases.  Full time equivalent employees increased from 132 employees at September 30, 2012 to 144 employees at September 30, 2013.  Salaries and employee benefits expense also increased due to $79,000 of supplemental executive retirement plan expense as the plan was implemented beginning July 1, 2013.  Advertising expenses declined $64,000, or 42.7%, during the three months ended September 30, 2013 to $86,000 as compared to $150,000 for the prior year period due to production and development costs incurred on a television advertising campaign in 2012 that did not recur in the 2013 period.

Income tax provision.  Income tax provision declined to $40,000 for the three months ended September 30, 2013 from $296,000 for the three months ended September 30, 2012.  The decline in income tax provision was primarily due to a reduction in pre-tax income of $689,000 during the three months ended September 30, 2013.  During the three months ended September 30, 2013, charitable contribution loss carry forwards from 2009 of $20,000 were written off as we do not expect to realize the deduction.

Comparison of Operating Results for the Nine Months Ended September 30, 2013 and September 30, 2012

General.  Net income decreased $615,000, or 66.7%, to $307,000 for the nine months ended September 30, 2013 from $922,000 for the nine months September 30, 2012. Net income decreased due to a decrease in non-interest income of $344,000 and an increase of $1.6 million in non-interest expense, partially offset by an increase in net interest income of $467,000, a decline in the provision for loan losses of $498,000 and a decline in income tax provision of $392,000. The decrease in non-interest income was primarily the result of a decline in gains on sale of loans, net of $459,000. During the nine months ended September 30, 2012, SBA loan sale gains of $468,000 were realized as compared to $326,000 of gains on SBA loan sales during the nine months ended September 30, 2013.  Gains on sale of mortgage loans decreased $317,000 from $2.4 million for the nine months ended September 30, 2012 to $2.1 million for the nine months ended September 30, 2013. The increase in non-interest expense was primarily due to increases in salary and employee benefits expense of $791,000 and occupancy expense of $311,000 due to the hiring of additional personnel related to two new branches that opened late in 2012 and early 2013 along with general merit increases.  Salaries and employee benefits expense also increased due to $79,000 of supplemental executive retirement plan expense as the plan was implemented beginning July 1, 2013.

Interest Income.  Interest income increased $467,000, or 4.7%, to $10.4 million for the nine months ended September 30, 2013 from $9.9 million for the nine months ended September 30, 2012.  The increase reflected an increase in the average balance of interest earning assets of $33.0 million to $333.4 million for the nine months ended September 30, 2013 as compared to $300.4 million for the nine months ended September 30, 2012, partially offset by a decrease in the average yield on interest-earning assets to 4.17% for the nine months ended September 30, 2013 as compared to 4.42% for the nine months ended September 30, 2012.  Substantially all of our interest income was derived from interest and fees on loans.

Interest and fees on loans increased $479,000, or 4.8%, to $10.4 million for the nine months ended September 30, 2013 from $9.9 million for the nine months ended September 30, 2012.  Interest and fees on loans increased due to an increase in the average balance of loans and loans held for sale of $37.9 million to $324.5 million for the nine months ended September 30, 2013 as compared to $286.5 million for the nine months ended September 30, 2012, partially offset by a decrease in the average yield on loans, which declined to 4.28% for the nine months ended September 30, 2013 as compared to 4.62% for the nine months ended September 30, 2012.  The increase in our average balance of loans was principally due to the growth in our residential one- to four-family loan portfolio, reflecting the low interest rate environment that existed for residential mortgage loans during the nine months ended September 30, 2013.  The 34 basis point decline in the average yield on loans was primarily the result of the low interest rate environment as new loans were added to the portfolio at lower interest rates.

Interest Expense. Interest expense remained unchanged at $2.0 million for both the nine months ended September 30, 2013 and September 30, 2012.  Interest expense on deposits increased $13,000 as a result of an increase in the average balance of deposits of $17.8 million, partially offset by a decline in the average cost of deposits of six basis points during the nine months ended September 30, 2013 as compared to the nine months ended September 30, 2012. The average balance of savings and interest bearing demand deposit accounts increased $6.2 million from $74.4 million for the nine months ended September 30, 2012 to $80.5 million for the nine months ended September 30, 2013. The average balance of certificate of deposit accounts increased to $122.4 million for the nine months ended September 30, 2013 as compared to $113.5 million for the nine months ended September 30, 2012, primarily due to our competitive pricing on certificates of deposit in anticipation of a future increase in interest rates.  The average cost of certificates of deposit declined 14 basis points from 1.87% for the nine months ended September 30, 2012 to 1.73% for the nine months ended September 30, 2013 as a result of the low interest rate environment.

Interest expense on borrowed funds decreased $13,000, or 11.7%, to $98,000 for the nine months ended September 30, 2013.  The decrease was principally due to a decrease in the average cost of borrowings which declined from 3.24% for the nine months ended September 30, 2012 to 0.93% for the nine months ended September 30, 2013 due to a higher proportion of our borrowings consisting of lower costing overnight borrowings.  The average balance of borrowed funds increased to $14.1 million for the nine months ended September 30, 2013 from $4.6 million for the nine months ended September 30, 2012.

Net Interest Income.  Net interest income increased $467,000, or 5.8%, to $8.4 million for the nine months ended September 30, 2013 from $8.0 million for the nine months ended September 30, 2012. This increase was due to a $33.0 million increase in net interest-earning assets to $333.4 million for the nine months ended September 30, 2013. This growth in net interest-earning assets was offset by a decrease in our interest rate spread of 15 basis points to 3.20% for the nine months ended September 30, 2013 as compared to 3.35% for the prior year period.

Provision for loan losses.  A provision for loan losses of $338,000 was recorded to the allowance for loan losses during the nine months ended September 30, 2013, a decrease of $498,000 as compared to a provision of $836,000 for the nine months ended September 30, 2012. Our provisions are based on our assessment of loss history, current asset quality and economic trends.  During the nine months ended September 30, 2013, a provision of $243,000 was recorded relating to the home equity loan portfolio.  We recorded net charge-offs on the home equity loan portfolio of $336,000 during the nine months ended September 30, 2013.  Home equity loans declined $573,000 during the nine months ended September 30, 2013.  We experienced net recoveries on the residential one- to four-family loan portfolio of $10,000 during the nine months ended September 30, 2013, but allocated a provision of $56,000 due to residential loan growth of $18.4 million during the nine months ended September 30, 2013.

A provision of $836,000 was recorded during the nine months ended September 30, 2012.  The provision for the nine months ended September 30, 2012 was principally allocated to the home equity loan portfolio.  During the nine months ended September 30, 2012, the home equity loan portfolio had net charge-offs of $701,000 with a provision of $636,000 recorded.  Included in home equity charge-offs for the nine months ended September 30, 2012 was a $250,000 charge-off on one loan, which had been 60 days delinquent at December 31, 2011.

Non-Interest income.  Non-interest income declined $344,000, or 6.6%, to $4.9 million for the nine months ended September 30, 2013 from $5.2 million for the nine months ended September 30, 2012.  The decrease in non-interest income was primarily the result of a decline in gains on sale of loans, net of $459,000 for the nine months ended September 30, 2013. During the nine months ended September 30, 2012, we recognized SBA loan sale income of $468,000 as compared to $325,000 of gains on SBA loan sales income during the nine months ended September 30, 2013.  Gains on sale of mortgage loans decreased $317,000 from $2.4 million for the nine months ended September 30, 2012 to $2.1 million for the nine months ended September 30, 2013.  The decrease in gains on sale of mortgage loans resulted from a $4,000 reduction in net cash gains on sale primarily in the third quarter of 2013. As interest rates increased nationally in the late spring/early summer of 2013 and refinancing volume slowed from previous quarters, local competition caused us to lower our interest rates, which reduced the net gain on loan sales as the third parties purchasing our mortgage loans decreased the premium they were willing to pay us. In addition, as the volume of our loan sales decreased, the fair value of our mortgage loan commitment derivatives also declined and we recorded a loss in the fair value of our mortgage derivatives of $80,000 during the nine months ended September 30, 2013 as compared to a gain of $205,000 during the nine months ended September 30, 2012. During the nine months ended September 30, 2013, we also recorded a loss of $28,000 upon the transfer of four loans to portfolio from loans held for sale, to record the loans at the lower of cost or market value.

Other non-interest income increased $83,000 for the nine months ended September 30, 2013, of which $27,000 related to income on BOLI that was purchased in July 2013.

Non-Interest expense.  Non-interest expense increased $1.6 million, or 15.1%, to $12.4 million for the nine months ended September 30, 2013 from $10.8 million for the nine months ended September 30, 2012.  The increase in non-interest expense was primarily due to increases in salary and employee benefits expense of $791,000 and occupancy expense of $311,000 due to the hiring of additional personnel related to two new branches that opened in late 2012 and early 2013 along with general merit increases.  Full time equivalent employees increased from 132 employees at September 30, 2012 to 144 employees at September 30, 2013.  Salaries and employee benefits expense also increased due to $79,000 of supplemental executive retirement plan expense as the plan was implemented beginning July 1, 2013.  Impairment loss on real estate held for sale increased $482,000 for the nine months ended September 30, 2013 related to the write-down of two real estate properties that were reclassified to held for sale from premises and equipment and real estate held for investment during the second quarter of 2013.  Foreclosed real estate expense increased $205,000 during the nine months ended September 30, 2013 due primarily to the write-down of $180,000 on a foreclosed real estate owned property for which we lowered our list price on the property. Other general and administrative costs increased $156,000, or 15.7%, due to an increase of $55,000 in loan servicing expenses and an increase of $72,000 in equipment and ATM repairs. Professional fees declined $224,000, or 39.5%, to $343,000 for the nine months ended September 30, 2013 as compared to $567,000 for the nine months ended September 30, 2012 as a result of costs incurred in the 2012 period related to the formation of our mutual holding company. Advertising expenses declined $122,000, or 34.8%, during the nine months ended September 30, 2013 to $229,000 as compared to $351,000 for the prior year period due to production and development costs incurred for the television advertising campaign in 2012 that did not recur in the 2013 period.

Income tax provision.  Income tax provision declined to $223,000 for the nine months ended September 30, 2013 from $615,000 for the nine months ended September 30, 2012.  The decline in income tax provision was primarily due to a reduction in pre-tax income of $1.0 million during the nine months ended September 30, 2013.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “intend,” “target” and words of similar meaning.  These forward-looking statements include, but are not limited to:

•                                          statements of our goals, intentions and expectations;

•                                          statements regarding our business plans, prospects, growth and operating strategies;

•                                          statements regarding the quality of our loan and investment portfolios; and

•                                          estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  We are under no duty to and do not undertake any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•                                          general economic conditions, either nationally or in our market area, that are worse than expected;

•                                          our success in continuing to grow our commercial real estate, residential, SBA and commercial business loan portfolios;

•                                          increased competition among depository and other financial institutions;

•                                          inflation and changes in the interest rate environment that reduce our margins and yields,  reduce the fair value of financial instruments or increase our funding costs;

•                                          changes in laws or government regulations or policies that adversely affect financial institutions, including changes in regulatory fees and capital requirements;

•                                          our ability to manage operations in the current economic conditions;

•                                          our ability to capitalize on growth opportunities;

•                                          our ability to successfully integrate any acquired entities;

•                                          changes in consumer spending, borrowing and savings habits;

•                                          changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•                                          changes in our organization, compensation and benefit plans;

•                                          changes in the level of government support for housing finance;

•                                          significant increases in delinquencies and our loan losses; and

•                                          changes in our financial condition or results of operations that reduce capital.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.  Please see “Risk Factors” beginning on page 15.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $29.6 million and $40.5 million, or $46.7 million if the offering range is increased to the adjusted maximum.  Please see “Pro Forma Data” for additional information.

We intend to distribute the net proceeds from the stock offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	3,102,500 Shares		3,650,000 Shares		4,197,500 Shares		4,827,125 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)

Stock offering proceeds	$31,025		$36,500		$41,975		$48,271
Less offering expenses	(1,396)		(1,446)		(1,497)		(1,554)
Net offering proceeds	$29,629	100.0%	$35,054	100.0%	$40,478	100.0%	$46,717	100.0%

Use of net proceeds:
To Coastway Community Bank	$14,815	50.0%	$17,527	50.0%	$20,239	50.0%	$23,359	50.0%
To fund loan to employee stock ownership plan	2,536	8.6%	2,988	8.5%	3,440	8.5%	3,959	8.5%
Proceeds contributed to foundation	300	1.0%	300	0.9%	300	0.7%	300	0.6%
Retained by Coastway Bancorp, Inc.	$11,978	40.4%	$14,239	40.6%	$16,499	40.8%	$19,100	40.9%

(1)         As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Coastway Community Bank’s deposits.  The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates.  For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

Coastway Bancorp, Inc. intends to fund a loan to the employee stock ownership plan to purchase shares of common stock in the stock offering and contribute cash and shares of common stock to our charitable foundation.  Coastway Bancorp, Inc. may also use the proceeds it retains from the stock offering:

•                                          to invest in investment securities consistent with our investment policy;

•                                          to pay cash dividends to stockholders;

•                                          to repurchase shares of our common stock; and

•                                          for other general corporate purposes.

With the exception of the funding of the loan to the employee stock ownership plan and the contribution to our charitable foundation, Coastway Bancorp, Inc. has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in shorter term investment securities prior to deploying the proceeds into new loans.

Under currently applicable regulations, we may not repurchase shares of our common stock during the first year following the conversion, except to fund equity benefit plans other than stock options or except when extraordinary circumstances exist and with prior regulatory approval.

Coastway Community Bank will receive a capital contribution equal to at least 50% of the net proceeds of the offering. Coastway Community Bank may use the net proceeds it receives from the Offering:

•                                          to invest in commercial real estate, residential, commercial business and SBA loans;

•                                          to invest in investment securities consistent with our investment policy;

•                                          to expand its banking franchise by acquiring other financial institutions or other financial services companies, although no such acquisition transactions are contemplated at this time; and

•                                          for other general corporate purposes.

Coastway Community Bank has not quantified its plans for use of the offering proceeds for any of the foregoing purposes.

OUR POLICY REGARDING DIVIDENDS

Following completion of the stock offering, our Board of Directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements.  However, no decision has been made with respect to the payment of dividends.  In determining whether to pay a cash dividend and the amount of such cash dividend, the Board of Directors is expected to take into account a number of factors, including capital requirements, our consolidated financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions.  No assurances can be given that any dividends will be paid or that, if paid, they will not be reduced or eliminated in the future.  Special cash dividends, stock dividends or returns of capital, to the extent permitted by applicable law, regulations and policy, may be paid in addition to, or in lieu of, regular cash dividends.  We will file a consolidated tax return with Coastway Community Bank.  Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.  Additionally, pursuant to bank conversion regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

The dividends we can declare and pay will depend, in part, upon receipt of dividends from Coastway Community Bank, because initially we will have no source of income other than dividends from Coastway Community Bank, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments received in connection with the loan to the employee stock ownership plan.  Applicable regulations impose significant limitations on “capital distributions” by depository institutions.  See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

MARKET FOR THE COMMON STOCK

Coastway Bancorp, Inc. is a newly formed company and has never issued capital stock, except for 100 shares issued to Coastway Bancorp, LLC in connection with its formation.  Coastway Bancorp, MHC, as a mutual institution, has never issued capital stock.  Coastway Bancorp, Inc. anticipates that its common stock will be traded on the Nasdaq Capital Market under the symbol “CWAY.”  Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in our common stock following the conversion and stock offering, but it is under no obligation to do so.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker.  The number of active buyers and sellers of the shares of common stock at any particular time may be limited.  Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment.  In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan, our directors and executive officers and the charitable foundation, is likely to be quite limited.  As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue.  Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share.  Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock.  This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At June 30, 2013, Coastway Community Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of Coastway Community Bank at June 30, 2013, and the pro forma equity capital and regulatory capital of Coastway Community Bank, after giving effect to the sale of shares of common stock at a $10.00 per share purchase price. The table assumes the receipt by Coastway Community Bank of 50% of the net offering proceeds.  See “How We Intend to Use the Proceeds from the Offering.”

	Coastway
	Community Bank
	Historical		Pro Forma at June 30, 2013, Based Upon the Sale in the Offering of
	at June 30, 2013		3,102,500 Shares		3,650,000 Shares		4,197,500 Shares		4,827,125 Shares(1)
	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
	(Dollars in thousands)

Equity	$27,595	7.34%	$38,305	9.82%	$40,340	10.27%	$42,374	10.71%	$44,715	11.21%

Tier 1 leverage capital	$28,072	7.75%	$38,782	10.29%	$40,817	10.76%	$42,851	11.21%	$45,192	11.73%
Requirement	18,111	5.00	18,837	5.00	18,973	5.00	19,108	5.00	19,264	5.00
Excess	$9,961	2.75%	$19,945	5.29%	$21,844	5.76%	$23,743	6.21%	$25,928	6.73%

Tier 1 risk-based capital(3)	$28,072	9.76%	$38,782	13.15%	$40,817	13.78%	$42,851	14.40%	$45,192	15.10%
Requirement	17,261	6.00	17,697	6.00	17,778	6.00	17,859	6.00	17,953	6.00
Excess	$10,811	3.76%	$21,085	7.15%	$23,039	7.78%	$24,992	8.40%	$27,239	9.10%

Total risk-based capital(3)	$29,669	10.31%	$40,379	13.69%	$42,414	14.31%	$44,448	14.93%	$46,789	15.64%
Requirement	28,769	10.00	29,494	10.00	29,630	10.00	29,766	10.00	29,922	10.00
Excess	$900	0.31%	$10,885	3.69%	$12,784	4.31%	$14,682	4.93%	$16,867	5.64%

Reconciliation:
Net proceeds infused into Coastway Community Bank			$14,815		$17,527		$20,239		$23,359
Less: Common stock acquired by employee stock ownership plan			(2,536)		(2,988)		(3,440)		(3,959)
Less: Common stock acquired by stock-based benefit plan			(1,268)		(1,494)		(1,720)		(1,980)
Less: Cash contribution to Foundation			(300)		(300)		(300)		(300)
Pro forma increase in Tier 1 and total risk-based capital			$10,710		$12,745		$14,780		$17,120

(1)             As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)             Leverage capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(3)             Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Coastway Bancorp, MHC at June 30, 2013 and the pro forma consolidated capitalization of Coastway Bancorp, Inc., after giving effect to the conversion and the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	Coastway	Coastway Bancorp, Inc. Pro Forma,
	Bancorp, MHC	Based Upon the Sale in the Offering at $10.00 per Share of
	Historical at	3,102,500	3,650,000	4,197,500	4,827,125
	June 30, 2013	Shares	Shares	Shares	Shares (1)
	(Dollars in thousands)

Deposits (2)	$329,992	$329,992	$329,992	$329,992	$329,992
Borrowings	14,000	14,000	14,000	14,000	14,000
Total deposits and borrowed funds	$343,992	$343,992	$343,992	$343,992	$343,992
Stockholders’ equity:
Preferred stock $0.01 par value, 50,000,000 shares authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock $0.01 par value, 100,000,000 shares authorized; assuming shares outstanding as shown (3)	—	32	37	43	49
Additional paid-in capital (4)	—	30,275	35,866	41,457	47,888
Retained earnings (5)	28,111	28,111	28,111	28,111	28,111
Accumulated other comprehensive income	(516)	(516)	(516)	(516)	(516)

Less:
Common stock to be acquired by employee stock ownership plan (6)	—	(2,536)	(2,988)	(3,440)	(3,959)
Common stock to be acquired by stock-based benefit plans (7)	—	(1,268)	(1,494)	(1,720)	(1,980)
After-tax expense of contribution to charitable foundation	—	(591)	(696)	(800)	(920)
Total stockholders’ equity	$27,595	$53,507	$58,320	$63,135	$68,673

Total stockholders’ equity as a percentage of total assets (2)	7.34%	13.32%	14.35%	15.35%	16.48%

Pro forma shares outstanding:
Shares offered for sale in offering	—	3,102,500	3,650,000	4,197,500	4,827,125
Shares issued to foundation	—	67,729	84,975	102,221	122,054
Total shares outstanding	—	3,170,229	3,734,975	4,299,721	4,949,179

(1)         As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.

(2)         Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

(3)         No effect has been given to the issuance of additional shares of Coastway Bancorp, Inc. common stock pursuant to one or more stock-based benefit plans.  If these plans are implemented within 12 months following the completion of the stock offering, an amount up to 10% and 4% of the shares of Coastway Bancorp, Inc. common stock sold in the offering, including shares issued to our charitable foundation, will be reserved for issuance upon the exercise of stock options and for issuance as restricted stock awards, respectively.  See “Management of Coastway Bancorp, Inc. —Future Stock Benefit Plans.”

(4)         The sum of the par value of the total shares outstanding and additional paid-in capital equals the net stock offering proceeds at the offering price of $10.00 per share.

(5)         The retained earnings of Coastway Community Bank will be substantially restricted after the conversion.  See “Our Policy Regarding Dividends,” “The Conversion and Plan of Reorganization—Liquidation Rights” and “Supervision and Regulation.”

(footnotes continue on following page)

(continued from previous page)

(6)         Assumes that 8% of the shares issued in the conversion (including shares to be contributed to the charitable foundation) will be acquired by the employee stock ownership plan financed by a loan from Coastway Bancorp, Inc.  The loan will be repaid principally from Coastway Community Bank’s contributions to the employee stock ownership plan.  Since Coastway Bancorp, Inc. will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no asset or liability will be reflected on Coastway Bancorp, Inc.’s consolidated financial statements.  Under generally accepted accounting principles, the amount of common stock to be acquired by the employee stock ownership plan represents unearned compensation.  Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(7)         Assumes a number of shares of common stock equal to 4% of the shares of common stock to be issued in the conversion (including shares to be contributed to the charitable foundation) will be purchased for grant by one or more stock-based benefit plans in open market purchases.  The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation, which is presented as a reduction of stockholders’ equity.  This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering.  As Coastway Bancorp, Inc. accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plans, the credit to equity will be offset by a charge to non-interest expense. Implementation of the stock stock-based benefit plans will require stockholder approval.  Any funds to be used by the stock-based benefit plans to conduct open market purchases will be provided by Coastway Bancorp, Inc.

PRO FORMA DATA

The following tables summarize historical data of Coastway Bancorp, MHC and pro forma data of Coastway Bancorp, Inc. at and for the year ended December 31, 2012 and at and for the six months ended June 30, 2013.  This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the tables are based upon the following assumptions:

•                                          all shares of common stock will be sold in the subscription or community offerings;

•                                          our employee stock ownership plan will purchase 8% of the shares of common stock issued in the conversion (including shares contributed to the charitable foundation) with a loan from Coastway Bancorp, Inc.  The loan will be repaid in substantially equal payments of principal and interest over a period of 25 years;

•                                          Sandler O’Neill & Partners, L.P. will receive a selling agent fee equal to 1.00% of the dollar amount of the shares of common stock sold in the stock offering.  Shares purchased by our employee stock benefit plans or by our officers, directors and employees, and their immediate families and shares contributed to our charitable foundation will not be included in calculating the shares of common stock sold for this purpose; and

•                                          expenses of the stock offering, other than selling agent fees to be paid to Sandler O’Neill & Partners, L.P, will be approximately $1.1 million.

We calculated pro forma consolidated net income for the six months ended June 30, 2013 and the year ended December 31, 2012 as if the estimated net proceeds had been invested at assumed interest rates of 1.41% and 0.72%, respectively (0.85% and 0.44%, respectively on an after-tax basis).  These rates represent the five-year United States Treasury Note rate as of June 30, 2013 and December 31, 2012, respectively, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits as provided in applicable conversion regulations.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock.  We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan.  We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of stock-based benefit plans.  Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of our outstanding shares of common stock at the same price for which they were sold in the stock offering.  We assume that shares of common stock are granted under the plans in awards that vest over a five-year period.

We have also assumed that options will be granted under the stock-based benefit plans to acquire shares of common stock equal to 10% of our outstanding shares of common stock.  In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years.  We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.89 for each option.  In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 24.17% for the shares of common stock, a dividend yield of 0%, an expected option life of 10 years and a risk-free interest rate of 2.52%.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering.  In addition, we may grant options and award shares that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” we intend to contribute at least 50% of the net proceeds to Coastway Community Bank.  We will retain the remainder of the net proceeds from the stock offering and use a portion of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•                                          withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering;

•                                          our results of operations after the stock offering; or

•                                          changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations.  Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with GAAP.  We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value.  Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated.  Pro forma stockholders’ equity does not give effect to the impact of intangible assets, the liquidation account we will establish in the conversion or tax bad debt reserves in the unlikely event we are liquidated.

At or For the Year Ended December 31, 2012 Based Upon the Sale at $10.00 Per Share of
3,102,500 Shares	3,650,000 Shares	4,197,500 Shares	4,827,125 Shares (1)
(Dollars in thousands, except per share amounts)

Gross proceeds of offering	$31,025	$36,500	$41,975	$48,271
Plus: market value of shares issued to charitable foundation	677	850	1,022	1,221
Pro forma market capitalization	$31,702	$37,350	$42,997	$49,492

Gross proceeds of offering	$31,025	$36,500	$41,975	$48,271
Less: expenses	(1,396)	(1,446)	(1,497)	(1,554)
Estimated net proceeds	29,629	35,054	40,478	46,717
Less: Common stock purchased by ESOP (2)	(2,536)	(2,988)	(3,440)	(3,959)
Less: Cash contribution to charitable foundation	(300)	(300)	(300)	(300)
Less: Common stock awarded under stock-based benefit plans (3)	(1,268)	(1,494)	(1,720)	(1,980)
Estimated net cash proceeds	$25,525	$30,272	$35,018	$40,478

For the Year Ended December 31, 2012
Net income:
Historical	$1,148	$1,148	$1,148	$1,148
Pro forma income on net proceeds	111	132	153	176
Pro forma ESOP adjustment(2)	(61)	(72)	(83)	(96)
Pro forma stock award adjustment (3)	(153)	(181)	(208)	(240)
Pro forma stock option adjustment (4)	(222)	(262)	(301)	(347)
Pro forma net income (6)	$823	$765	$709	$641

Per share net income:
Historical	$0.39	$0.33	$0.29	$0.25
Pro forma income on net proceeds	0.04	0.04	0.04	0.04
Pro forma ESOP adjustment (2)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma stock award adjustment (3)	(0.05)	(0.05)	(0.05)	(0.05)
Pro forma stock option adjustment (4)	(0.08)	(0.08)	(0.08)	(0.08)
Pro forma net income per share (5) (6)	$0.28	$0.22	$0.18	$0.14

Offering price as a multiple of pro forma net income per share	35.71	x	45.45	x	55.56	x	71.43	x
Number of shares outstanding for pro forma net income per share calculations (5)	2,926,755	3,448,129	3,969,503	4,569,082

At December 31, 2012
Stockholders’ equity:
Historical	$27,296	$27,296	$27,296	$27,296
Estimated net proceeds	29,629	35,054	40,478	46,717
Plus: market value of shares issued to charitable foundation	677	850	1,022	1,221
Plus: tax benefit of contribution to charitable foundation	386	454	522	601
Less: Common stock acquired by ESOP (2)	(2,536)	(2,988)	(3,440)	(3,959)
Less: Common stock awarded under stock-based benefit plans (3)	(1,268)	(1,494)	(1,720)	(1,980)
Less: expense of contribution to charitable foundation	(977)	(1,150)	(1,322)	(1,521)
Pro forma stockholders’ equity (7)	$53,207	$58,022	$62,836	$68,375

Stockholders’ equity per share:
Historical	$8.61	$7.31	$6.35	$5.52
Estimated net proceeds	9.35	9.39	9.41	9.44
Plus: market value of shares issued to charitable foundation	0.21	0.23	0.24	0.25
Plus: tax benefit of contribution to charitable foundation	0.12	0.12	0.12	0.12
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock awarded under stock-based benefit plans (3)	(0.40)	(0.40)	(0.40)	(0.40)
Less: expense of contribution to charitable foundation	(0.30)	(0.31)	(0.31)	(0.31)
Pro forma stockholders’ equity per share (7)	$16.79	$15.54	$14.61	$13.82

Offering price as percentage of pro forma stockholders’ equity per share	59.56%	64.35%	68.45%	72.36%
Number of shares outstanding for pro forma book value per share calculations (7)	3,170,229	3,734,975	4,299,721	4,949,179

(footnotes begin on page 44)

At or For the Six Months Ended June 30, 2013 Based Upon the Sale at $10.00 Per Share of
3,102,500 Shares	3,650,000 Shares	4,197,500 Shares	4,827,125 Shares (1)
(Dollars in thousands, except per share amounts)

Gross proceeds of offering	$31,025	$36,500	$41,975	$48,271
Plus: market value of shares issued to charitable foundation	677	850	1,022	1,221
Pro forma market capitalization	$31,702	$37,350	$42,997	$49,492

Gross proceeds of offering	$31,025	$36,500	$41,975	$48,271
Less: expenses	(1,396)	(1,446)	(1,497)	(1,554)
Estimated net proceeds	29,629	35,054	40,478	46,717
Less: Common stock purchased by ESOP (2)	(2,536)	(2,988)	(3,440)	(3,959)
Less: Cash contribution to charitable foundation	(300)	(300)	(300)	(300)
Less: Common stock awarded under stock-based benefit plans (3)	(1,268)	(1,494)	(1,720)	(1,980)
Estimated net cash proceeds	$25,525	$30,272	$35,018	$40,479

For the Six Months Ended June 30, 2013
Net income:
Historical	$299	$299	$299	$299
Pro forma income on net proceeds	109	129	150	173
Pro forma ESOP adjustment(2)	(31)	(36)	(42)	(48)
Pro forma stock award adjustment (3)	(77)	(91)	(104)	(120)
Pro forma stock option adjustment (4)	(111)	(131)	(151)	(174)
Pro forma net income (6)	$190	$171	$153	$130

Per share net income:
Historical	$0.10	$0.09	$0.08	$0.07
Pro forma income on net proceeds	0.04	0.04	0.04	0.04
Pro forma ESOP adjustment (2)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma stock award adjustment (3)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma stock option adjustment (4)	(0.04)	(0.04)	(0.04)	(0.04)
Pro forma net income per share (5) (6)	$0.06	$0.05	$0.04	$0.03

Offering price as a multiple of annualized pro forma net earnings per share	83.33	x	100.00	x	125.00	x	166.67	x
Number of shares outstanding for pro forma net income per share calculations (5)	2,921,683	3,442,153	3,962,623	4,561,164

At June 30, 2013
Stockholders’ equity:
Historical	$27,595	$27,595	$27,595	$27,595
Estimated net proceeds	29,629	35,054	40,478	46,717
Plus: market value of shares issued to charitable foundation	677	850	1,022	1,221
Plus: tax benefit of contribution to charitable foundation	386	454	522	601
Less: Common stock acquired by ESOP (2)	(2,536)	(2,988)	(3,440)	(3,959)
Less: Common stock awarded under stock-based benefit plans (3)	(1,268)	(1,494)	(1,720)	(1,980)
Less: expense of contribution to charitable foundation	(977)	(1,150)	(1,322)	(1,521)
Pro forma stockholders’ equity (7)	$53,506	$58,321	$63,135	$68,674

Stockholders’ equity per share:
Historical	$8.70	$7.39	$6.42	$5.58
Estimated net proceeds	9.35	9.38	9.41	9.44
Plus: market value of shares issued to charitable foundation	0.21	0.23	0.24	0.25
Plus: tax benefit of contribution to charitable foundation	0.12	0.12	0.12	0.12
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock awarded under stock-based benefit plans (3)	(0.40)	(0.40)	(0.40)	(0.40)
Less: expense of contribution to charitable foundation	(0.30)	(0.31)	(0.31)	(0.31)
Pro forma stockholders’ equity per share (7)	$16.88	$15.61	$14.68	$13.88

Offering price as percentage of pro forma stockholders’ equity per share	59.24%	64.06%	68.12%	72.05%
Number of shares outstanding for pro forma book value per share calculations (7)	3,170,229	3,734,975	4,299,721	4,949,179

(footnotes begin on following page)

(Footnotes from previous pages)

(1)         As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)         Assumes that 8% of shares of common stock issued in the conversion (including shares to be contributed to the charitable foundation) will be purchased by the employee stock ownership plan.  For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Coastway Bancorp, Inc. at a rate per annum equal to the prime rate.  Coastway Community Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt.  Coastway Community Bank’s total annual payments on the employee stock ownership plan debt are based upon 25 equal annual installments of principal and interest.  Accounting Standard Codification 718-40-30 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees.  The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Coastway Community Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 39.5%.  The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity.  No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan.  The pro forma net income further assumes that the number of share set forth in the table below were committed to be released in the periods indicated.

	Number of shares committed to be released at
	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	Maximum, as adjusted, of Offering Range

For the six months ended June 30, 2013	5,072	5,976	6,880	7,919
For the year ended December 31, 2012	10,145	11,952	13,759	15,837

In accordance with Accounting Standard Codification 718-40-30, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.

(3)         If approved by Coastway Bancorp, Inc.’s stockholders, one or more stock-based benefit plans may grant an aggregate number of shares of common stock equal to 4% of the shares to be issued in the conversion, including shares contributed to the charitable foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion) as restricted stock awards to our officers, employees and directors. Stockholder approval of the stock-based benefit plans, and purchases by the plan, may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Coastway Bancorp, Inc. or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Coastway Bancorp, Inc.  The tables assume that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the fiscal year and (iii) the stock-based benefit plans expense reflects an effective combined federal and state tax rate of 39.5%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares issued in the conversion, including shares contributed to the charitable foundation) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.

(4)         If approved by Coastway Bancorp, Inc.’s stockholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be issued in the conversion, including shares contributed to the charitable foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion.  In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $3.89 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 39.5% .  The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.  Under the above assumptions, the grant of options under the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share.  There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share.  If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease.  Assuming stockholder approval of the stock-based benefit plans and that shares of common stock used to fund stock options (equal to 10% of the shares issued in the conversion, including shares contributed to the charitable foundation) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.09%.

(5)         Income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with applicable accounting standards for employee stock ownership plans, subtracting the employee stock ownership plan shares that have not been committed for release during the period. See note 2, above.

(6)         Pro forma net income does not give effect to the nonrecurring expense that is expected to be recognized in the year ended December 31, 2013 as a result of the contribution of cash and shares of common stock to the charitable foundation. The estimated before tax expense, estimated after-tax expense and pro forma tax benefit associated with the contribution to the foundation is $1.1 million, $696,000 and $454,000, respectively, at the midpoint of the offering.  The table below presents before and after tax expense of the Foundation contribution for the six months ended June 30, 2013 and the year ended December 31, 2012, along with pro forma net income (loss) and per share net income (loss) for the same periods.  The pro forma data assume that we will realize 100.0% of the income tax benefit as a result of the contribution to the foundation based on a 39.5% income tax rate. The realization of the tax benefit is limited annually to 10.0% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	Maximum, as adjusted, of Offering Range
	(in thousands, except per share data)
Before tax expense of contribution:
Six months ended June 30, 2013	$977	$1,150	$1,322	$1,521
Year ended December 31, 2012	977	1,150	1,322	1,521

Pro forma tax benefit:
Six months ended June 30, 2013	$386	$454	$522	$601
Year ended December 31, 2012	386	454	522	601

After tax expense of contribution:
Six months ended June 30, 2013	$591	$696	$800	$920
Year ended December 31, 2012	591	696	800	920

Pro forma net income (loss):
Six months ended June 30, 2013	$(401)	$(525)	$(647)	$(790)
Year ended December 31, 2012	232	69	(91)	(279)

Pro forma net income (loss) per share:
Six months ended June 30, 2013	$(0.14)	$(0.15)	$(0.16)	$(0.17)
Year ended December 31, 2012	0.08	0.02	(0.02)	(0.06)

(7)         The retained earnings of Coastway Community Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion and Plan of Reorganization—Liquidation Rights” and “Supervision and Regulation.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

COMPARISON OF VALUATION AND PRO FORMA INFORMATION

WITH AND WITHOUT THE CHARITABLE FOUNDATION

As reflected in the table below, if the charitable foundation is not established and funded as part of the stock offering, RP Financial, LC. estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock would be issued in the stock offering.  At the minimum, midpoint, maximum and adjusted maximum of the valuation range, our pro forma valuation is $31.7 million, $37.4 million, $43.0 million and $49.5 million with the charitable foundation, as compared to $32.5 million, $38.3 million, $44.0 million and $50.6 million, respectively, without the charitable foundation.  There is no assurance that in the event the charitable foundation were not formed, the appraisal prepared at that time would conclude that our pro forma market value would be the same as that estimated in the table below.  Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the six months ended June 30, 2013 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the stock offering was completed at the beginning of the six-month period, with and without the charitable foundation. RP Financial, LC., for purposes of this table, assumed that the offering price as a percentage of pro forma stockholders’ equity per share was approximately the same without the foundation as with the foundation at the midpoint of the offering range.

	Minimum of Offering Range				Midpoint of Offering Range				Maximum of Offering Range				Adjusted Maximum of Offering Range
	With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation
	(Dollars in thousands, except per share amounts)

Estimated stock offering amount	$31,025		$32,513		$36,500		$38,250		$41,975		$43,988		$48,271		$50,586
Estimated full value	31,702		32,513		37,350		38,250		42,997		43,988		49,492		50,586
Total pro forma assets	401,657		402,947		406,472		407,943		411,287		412,939		416,826		418,685
Total pro forma liabilities	348,151		348,151		348,151		348,151		348,151		348,151		348,151		348,151
Pro forma stockholders’ equity	53,506		54,796		58,321		59,792		63,136		64,788		68,675		70,534
Pro forma net income	190		191		171		173		153		155		130		133
Pro forma stockholders’ equity per share	16.88		16.85		15.61		15.63		14.68		14.73		13.88		13.94
Pro forma net income per share	0.06		0.06		0.05		0.04		0.04		0.03		0.03		0.02
Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders’ equity per share	59.24%		59.31%		64.06%		64.02%		68.12%		67.89%		72.05%		71.68%
Offering price to pro forma net income per share	83.33	x	83.33	x	100.00	x	125.00	x	125.00	x	166.67	x	166.67	x	250.00	x
Pro forma financial ratios:
Return on assets (annualized)	0.09%		0.09%		0.08%		0.08%		0.07%		0.07%		0.06%		0.06%
Return on equity (annualized)	0.71		0.70		0.58		0.58		0.48		0.48		0.38		0.38
Equity to assets	13.32		13.60		14.35		14.66		15.35		15.69		16.48		16.85

Total shares issued	3,170,229		3,251,250		3,734,975		3,825,000		4,299,721		4,398,750		4,949,179		5,058,562

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This section is intended to help potential investors understand the financial performance of Coastway Community Bank and Coastway Bancorp, MHC and its subsidiaries through a discussion of the factors affecting our financial condition at June 30, 2013, December 31, 2012 and December 31, 2011 and our results of operations for the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012 and 2011.  This section should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear elsewhere in this prospectus. Coastway Bancorp, Inc. had not engaged in any activities at June 30, 2013; therefore, the information reflected in this section reflects the financial performance of Coastway Bancorp, MHC and subsidiaries.

Overview

Our principal business consists of attracting retail deposits from the general public in our market area and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential real estate loans, home equity loans and lines of credit, commercial real estate loans, SBA loans and, to a lesser extent, commercial business loans, commercial construction loans and consumer loans.  We sell in the secondary market the majority of the fixed-rate conforming one- to four-family residential real estate loans that we originate, and depending on market conditions, we may also sell the guaranteed portions of SBA loans that we originate.

Our results of operations depend primarily on our net interest income.  Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on our interest-bearing liabilities.  Our results of operations also are affected by our provision for loan losses, non-interest income and non-interest expense.  Non-interest income currently consists primarily of customer service fees, gains on sales of loans, net and other income.  Non-interest expense currently consists primarily of expenses related to salary and employee benefits, occupancy and equipment, data processing, deposit servicing, advertising, professional fees, federal deposit insurance assessments, foreclosed real estate and other general and administrative expenses.

Net income decreased $182,000, or 37.8%, to $299,000 for the six months ended June 30, 2013 from $481,000 for the six months ended June 30, 2012. Net income decreased primarily due to an increase in non-interest expense of $1.3 million.  The increase in non-interest expense was primarily due to investments made in additional personnel and branch improvements related to two new branches that opened in late 2012 and early 2013, causing an increase in salary and employee benefits expense of $425,000 and an increase in occupancy and equipment expenses of $207,000. In addition, non-interest expense also increased due to an impairment loss of $482,000 related to the write-down of two real estate properties that were classified as held for sale at June 30, 2013.

Net income increased $136,000, or 13.4%, to $1.1 million for the year ended December 31, 2012 from $1.0 million for the year ended December 31, 2011.  Net income increased primarily due to an increase in non-interest income of $1.2 million as a result of an increase in the gain on sales of loans of $947,000, due primarily to increased sales of conforming one- to four-family residential real estate loans.

Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Business Strategy

We intend to operate as a well-capitalized and profitable community bank dedicated to providing exceptional personal service to our individual and business customers. We believe that we have a competitive advantage in the markets we serve because of our knowledge of the local marketplace and our long-standing history of providing superior, relationship-based customer service. Our core business strategies are discussed below.

Increase Commercial Real Estate and Commercial Business Lending.  In order to increase the yield on our loan portfolio and reduce the term to repricing, following our conversion from a credit union to a bank, we began to increase our commercial real estate and commercial business loan portfolios while maintaining what we believe are conservative underwriting standards.  We focus our commercial lending to small businesses located in our market area, targeting owner occupied businesses such as professional service providers. Our commercial real estate and commercial business loan portfolios have grown from $25.1 million and $2.9 million, respectively, at December 31, 2008 to $83.5 million and $8.3 million, respectively, at June 30, 2013.  The additional capital raised in this offering will further increase our commercial lending capacity by enabling us to originate more loans as well as loans with larger balances that we intend to retain in our portfolio.

Continue to Originate and Sell Certain Residential Real Estate Loans.  Residential mortgage lending has historically comprised a significant portion of our operations.  We recognize that the origination of one- to four-family residential real estate loans is essential to maintaining customer relations and our status as a community-oriented bank.  During the six months ended June 30, 2013, we originated $88.1 million in one- to four-family residential real estate loans held for sale and sold $81.5 million of such loans for gains on sale of $1.6 million, and during the year ended December 31, 2012, we originated $171.2 million in one- to four-family residential real estate loans held for sale and sold $172.2 million of such loans for gains on sale of $3.3 million. We intend to continue to sell in the secondary market the majority of the long-term conforming fixed-rate one- to four-family residential real estate loans that we originate to increase non-interest income and manage the overall duration of our loan portfolio. To the extent available, we intend to continue to develop an appropriately sized portfolio of jumbo and shorter term adjustable-rate one- to four-family residential real estate loans to increase interest income and assist in the management of our interest rate risk. At June 30, 2013, we had $41.2 million in jumbo loans, which represented 47.5% of our one- to four-family residential real estate loan portfolio.

Maintain Disciplined Underwriting.  We emphasize a disciplined credit culture based on intimate market knowledge, close ties to our customers, sound underwriting standards and experienced loan officers. We are committed to actively monitoring and managing all segments of our loan portfolio in an effort to proactively identify and mitigate credit risks within the portfolio.  At June 30, 2013, non-performing assets totaled $8.3 million, which represented 2.20% of total assets. At June 30, 2013, there were no non-performing commercial real estate loans and one non-performing commercial business loan that totaled $149,000, which was subsequently paid off in July 2013.  Non-performing SBA loans totaled $1.0 million at June 30, 2013, of which $865,000 was guaranteed by the SBA.

Increase our Share of Lower-Cost Deposits.  We remain committed to generating lower-cost stable core deposits.  We attract and retain transaction accounts by offering competitive products and rates and excellent customer service.

Our core deposits (consisting of demand deposit accounts, savings accounts, money market accounts and club accounts) increased $50.6 million to $206.7 million at June 30, 2013 from $156.1 million at December 31, 2010. At June 30, 2013, core deposits comprised 62.6% of our total deposits.

Focus on Relationship Banking.  We believe that our competitive strengths are personalized superior customer service, extensive knowledge of our local markets, high visibility community activities and technology-driven financial products such as internet banking.  We believe that we can leverage these strengths to attract and retain customers who are seeking personalized, best-in-class customer service that are not being served by the large money center and regional banks in our market area.  We also believe that we can capitalize on commercial deposit and personal banking relationships derived from an increase in commercial real estate and commercial business lending.

These strategies are intended to guide our investment of the net proceeds of the offering.  We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions, regulatory restrictions and other factors.

Anticipated Increase in Non-Interest Expense

Following the completion of the conversion and stock offering, we anticipate that our non-interest expense will increase as a result of increased compensation expenses associated with the implementation of our employee stock ownership plan and the implementation of a stock-based incentive plan, if that incentive plan is approved by our stockholders.  For further information, see “Summary—Benefits to Management and Potential Dilution to Stockholders Following the Conversion,” “Risk Factors—Risks Related to this Stock Offering—Our stock-based benefit plans will increase our costs, which will reduce our income,” and “Management of Coastway Bancorp, Inc.—Benefit Plans and Agreements” and  “—Future Stock Benefit Plans.”

Our non-interest expense will also increase as a result of our contribution of cash and shares of common stock to our charitable foundation, and as a result of our operation as a public company.  For further information, please see “Summary—Our Issuance of Cash and Shares of Our Common Stock to Coastway Cares Charitable Foundation II,” “Risk Factors—Risks Related to Our Business—The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses” and “—Risks Related to this Stock Offering—The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in the year we complete the stock offering,” and “Coastway Cares Charitable Foundation II.”

Critical Accounting Policies

Certain of our accounting policies are important to the portrayal of our financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances which could affect these judgments include, but are not limited to, changes in interest rates, changes in the performance of the economy and changes in the financial condition of borrowers. Our significant accounting policies are discussed in detail in Note 1 of the Notes to Consolidated Financial Statements included in this prospectus.

The recently enacted JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards. As of June 30, 2013, there is not a significant difference in the presentation of our financial statements as compared to other public companies as a result of this transition guidance.

Allowance for Loan Losses. The allowance for loan losses is the estimated amount considered necessary to cover probable losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses that is charged to income.  We make significant estimates and therefore, have identified the allowance as a critical accounting policy. The methodology for determining the allowance for loan losses is considered a critical accounting estimate by management because of the high degree of judgment involved, the subjectivity of the assumptions used, and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses. Among the material assumptions required to establish the allowance are:  loss exposure at default, the amount and timing of future cash flows on impaired loans; value of collateral; and determination of loss factors to be applied to the various elements of the portfolio.  All of these assumptions are susceptible to significant change.

The allowance for loan losses has been determined in accordance with U.S. generally accepted accounting principles, under which we are required to maintain an allowance for probable losses at the balance sheet date. We are responsible for the timely and periodic determination of the amount of the allowance required. We believe that our allowance for loan losses is adequate to cover specifically identifiable losses, as well as estimated losses inherent in our portfolio for which certain losses are probable but not specifically identified.

Management performs a quarterly evaluation of the adequacy of the allowance for loan losses. The analysis of the allowance for loan losses has two components: specific and general allocations. Specific allocations are made for loans determined to be impaired. Loans on non-accrual status and/or loans whose terms have been modified to be troubled debt restructurings are classified as impaired loans. Loans are considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest in accordance with the contractual terms of the loan agreement. Impairment is measured by either the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for selling costs.

The general component is determined by segregating the remaining loans, including those loans not meeting our definition of an impaired loan, by type of loan. We utilize a ten-year historical loss experience period to capture loss trends from both positive and negative times in the economic cycle, and adjust the loss history for qualitative factors,  including level/trends in delinquencies, consideration of more recent charge-off trends (i.e. last  three-year period), general economic conditions, weighted average risk weightings, loan concentrations, management’s assessment  of internal factors and management’s assessment of external factors such as interest rates, real estate markets and local and national economic factors.  This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revisions based upon changes in economic and real estate market conditions.  For our one- to four-family residential real estate and home equity portfolios, the credit quality of the individual borrower may be impacted by the overall health of the economy, including unemployment rates and housing prices.  For commercial and SBA loans, the underlying cash flows generated by the properties and/or businesses may be adversely impacted by a downturn in the economy.  Actual loan losses may be significantly more than the allowance for loan losses established, which could have a material negative effect on our financial results.

On a monthly basis, our Credit Committee reviews the current status of various loans. In this evaluation process, specific loans are analyzed to determine their potential risk of loss. This process includes a review of delinquent, nonaccrual and classified loans. A shortfall in collateral value less estimated selling costs when compared to the loan amount outstanding for a collateral dependent loan results in a recommendation of a specific allowance and/or charge-off if the likelihood of loss is evaluated as probable. To determine the adequacy of collateral on a particular loan, an estimate of the fair market value of the collateral is based on the most current appraised value available.

Based on the composition of our loan portfolio and the economy, the primary risks that may impact the allowance for loan losses are increases in interest rates, a decline in the general economy, further increases in the already elevated level of unemployment in Rhode Island, and a decline in real estate market values in Rhode Island. Any one or combination of these events may adversely affect our loan portfolio resulting in increased delinquencies, loan losses and future levels of loan loss provisions. As a substantial amount of our loan portfolio is collateralized by real estate, appraisals of the underlying value of property securing loans are critical in determining the amount of the allowance required for specific loans. Assumptions for appraisal valuations are instrumental in determining the value of properties. Overly optimistic assumptions or negative changes to assumptions could significantly impact the valuation of a property securing a loan and the related allowance determined. The assumptions supporting such appraisals are reviewed by management to determine that the resulting values reasonably reflect amounts realizable on the related loans.

Although we use the best information available to establish the allowance for loan losses, future adjustments may be necessary if economic or other conditions differ substantially from the assumptions used in making our evaluation.  In addition, bank regulators, as an integral part of their examination process, periodically review the allowance for loan losses and may require adjustments to the allowance based on their judgments about information available to them at the time of their examination.  A large loss could deplete the allowance and require increased provisions to replenish the allowance which would adversely affect earnings.

Deferred Tax Assets. We use the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred tax asset will not be realized.  We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets.  These judgments may require us to make projections of future taxable income and/or to carryback to taxable income in prior years. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change.  Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets.

Comparison of Financial Condition at June 30, 2013 and December 31, 2012

Assets. Our total assets increased $21.1 million, or 6.0%, to $375.7 million at June 30, 2013 from $354.6 million at December 31, 2012 due to an increase in total loans, loans held for sale and cash and cash equivalents. Total loans increased $12.0 million, or 4.1%, to $308.7 million at June 30, 2013 from $296.7 million at December 31, 2012, primarily reflecting an increase in one- to four-family residential real estate loans of $8.3 million.  Loans held for sale increased $5.4 million.  These increases were reflective of the low interest rate environment that existed for residential mortgage loans during the first half of 2013 and borrower demand to lock in interest rates prior to anticipated increases in interest rates, as well as the seasonal increase in home sales in the spring.  Commercial construction loans also increased $2.7 million during the six months ended June 30, 2013, principally due to the origination of a loan to finance a multi-unit retail project which will also include our relocated Lincoln branch office. See “Properties.”  Cash and cash equivalents increased by $2.8 million, or 40.5%, to $9.8 million at June 30, 2013 from $7.0 million at December 31, 2012, primarily due to the timing of funding of loan sales and originations.

Deposits. Our primary source of funds is retail deposit accounts held by individuals and businesses within our market area.  Deposits increased $22.2 million, or 7.2%, to $330.0 million at June 30, 2013 from $307.8 million at December 31, 2012, reflecting growth in the balance of non-interest-bearing demand deposit accounts of $6.2 million, or 10.7%, an increase in the balance of savings accounts and interest-bearing demand deposit accounts of $9.4 million, or 12.2%, an increase in the balance of money market accounts of $3.4 million, or 6.5%, and an increase in the balance of certificate of deposit accounts greater than $100,000 of $2.9 million, or 6.7%.  Customers have generally continued to utilize more liquid deposit accounts in periods of lower interest rates. We have also continued to expand our services to our small business customers. However, we experienced an increase in certificates of deposit during the six months ended June 30, 2013 as some of our customers have elected to lock in rates in certificates of deposit which yield a higher interest rate.

Borrowed Funds. We utilize borrowings from the Federal Home Loan Bank of Boston as an alternate funding source. Borrowed funds at June 30, 2013 totaled $14.0 million as compared to $16.3 million at December 31, 2012, a decrease of $2.3 million or 14.3%.  Borrowed funds at June 30, 2013 were primarily comprised of $12.0 million of overnight advances at a weighted average rate of 0.31%, as compared to overnight advances of $13.0 million at December 31, 2012 at a weighted average rate of 0.31%.  Overnight borrowings decreased $1.0 million during the six months ended June 30, 2013 due to the increase in cash and cash equivalents during the same time period. Long-term advances totaled $2.0 million at June 30, 2013 at a weighted average rate of 3.97%, which mature during 2014 and 2015.  Long-term advances at December 31, 2012 amounted to $3.3 million at a weighted average rate of 3.81%, with $1.3 million in long-term advances maturing in 2013 and the remainder maturing in 2014 and 2015.  The decrease in long-term advances during 2013 was due to maturities.

Total Retained Earnings.  Total retained earnings increased to $27.6 million at June 30, 2013 from $27.3 million at December 31, 2012.  The increase in retained earnings was due to net income of $299,000 during the six months ended June 30, 2013.

Comparison of Financial Condition at December 31, 2012 and December 31, 2011

Assets. Our total assets increased $31.7 million, or 9.8%, to $354.6 million at December 31, 2012 from $323.0 million at December 31, 2011.  Total loans increased $26.9 million, or 10.0%, to $296.7 million at December 31, 2012 from $269.8 million at December 31, 2011.  The growth in total loans was primarily due to increases in commercial real estate loans, which increased $14.7 million, or 21.9%, to $81.8 million at December 31, 2012 from $67.0 million at December 31, 2011 reflecting increased borrower demand.  One- to four-family residential real estate loans also increased $5.3 million, or 7.2%, during 2012 reflecting the low interest rate environment.  In addition, during the year ended December 31, 2012, commercial business loans increased $3.8 million, commercial construction loans increased $3.3 million and home equity loans and lines of credit increased $2.9 million, partially offset by a decline in SBA loans of $1.8 million and consumer loans of $1.3 million. Cash and cash equivalents increased by $1.7 million, or 30.8%, to $7.0 million at December 31, 2012 from $5.4 million at December 31, 2011 due to the timing of funding of loan sales and originations.

Deposits. Deposits increased $24.8 million, or 8.8%, to $307.8 million at December 31, 2012 from $283.0 million at December 31, 2011, reflecting an increase in the balance of non-interest-bearing demand deposit accounts of $7.7 million, or 15.4%, an increase of $6.7 million in the balance of savings accounts and interest-bearing demand deposit accounts, or 9.5%, an increase in the balance of money market accounts of $2.3 million, or 4.8% and an increase in the balance of certificate of deposit accounts greater than $100,000 of $7.4 million, or 20.9%. Customers have generally continued to utilize more liquid deposit accounts in periods of lower interest rates. We have also continued to expand our services to our small business customers. However, we experienced an increase in certificates of deposit during the year ended December 31, 2012 as some of our customers have elected to lock in rates in certificates of deposit which yield a higher interest rate.

Borrowed Funds. We utilize borrowings from the Federal Home Loan Bank of Boston  as an alternate funding source. Borrowed funds at December 31, 2012 totaled $16.3 million as compared to $10.8 million at December 31, 2011, an increase of $5.6 million, or 51.8%.  Borrowed funds at December 31, 2012 were primarily comprised of $13.0 million of overnight advances at a weighted average rate of 0.31%, as compared to overnight advances of $6.0 million at December 31, 2012 with a weighted average rate of 0.35%. Overnight borrowings increased by $7.0 million during the year ended December 31, 2012 in order to fund loans held for sale. Long-term advances from the Federal Home Loan Bank of Boston totaled $3.3 million at December 31, 2012 at a weighted average rate of 3.81% as compared to $4.8 million at December 31, 2011 at a weighted average rate of 3.68%.  The decrease in long-term advances during 2012 of $1.4 million was due to maturities.

Total Retained Earnings. Total retained earnings increased to $27.3 million at December 31, 2012 as compared to $26.1 million at December 31, 2011.  The increase in total retained earnings was due to net income of $1.1 million for the year ended December 31, 2012, partially offset by a $25,000 decrease in our accumulated other comprehensive loss.

Comparison of Operating Results for the Six Months Ended June 30, 2013 and June 30, 2012

General.  Net income decreased $182,000, or 37.8%, to $299,000 for the six months ended June 30, 2013 from $481,000 for the six months ended June 30, 2012. Net income decreased due to an increase in non-interest expense of $1.3 million, which was offset by an increase of $245,000 in net interest income, a decrease of $375,000 in our provision for loan losses and an increase of $356,000 in non-interest income.  The increase in non-interest expense was primarily due to investments made in additional personnel and branch improvements related to two new branches that opened in late 2012 and early 2013 causing an increase in salary and employee benefits expense of $425,000 and an increase in occupancy and equipment expenses of $207,000. In addition, non-interest expense also increased due to an impairment loss of $482,000 related to the write-down of two real estate properties that were classified as held for sale at June 30, 2013.

Interest Income.  Interest income increased $264,000, or 4.0%, to $6.9 million for the six months ended June 30, 2013 from $6.6 million for six months ended June 30, 2012.  The increase reflected an increase in the average balance of interest-earning assets to $327.2 million for the six months ended June 30, 2013 from $295.5 million for the six months ended June 30, 2012, partially offset by a decrease in the average yield on interest-earning assets to 4.24% for the six months ended June 30, 2013 from 4.51% for the six months ended June 30, 2012. Substantially all of our interest income was derived from interest and fees on loans.

Interest and fees on loans increased $264,000, or 4.0%, to $6.9 million for the six months ended June 30, 2013 from $6.6 million for the six months ended June 30, 2012. Interest and fees on loans increased due to a $36.3 million, or 12.8%, increase in the average balance of loans and loans held for sale to $320.5 million for the six months ended June 30, 2013 as compared to $284.2 million for the same period in the prior year, partially offset by a 36 basis point decline in the average yield on loans. The increase in our average loan balances was primarily attributable to the growth in our residential one- to four-family loan portfolio, reflecting the low interest rate environment that existed for residential mortgage loans during the first half of 2013 and borrower demand to lock in interest rates prior to anticipated increases in interest rates.  The average yield on loans decreased to 4.32% for the six months ended June 30, 2013 as compared to 4.68% for the six months ended June 30, 2012. The 36 basis point decline in average yield was primarily the result of the low interest rate environment as new loans have been added to the portfolio at lower interest rates.

Other interest income decreased $8,000 due to a decline in interest income earned on our cash and cash equivalents due to a lower average yield and lower average balances of cash and cash equivalents and FHLB stock during the six months ended June 30, 2013 as compared to the prior year period.

Interest Expense.  Interest expense increased $11,000, or 0.8%, to $1.3 million for the six months ended June 30, 2013 due to an increase in the average balance of deposits which was almost entirely offset by a decline in the average rate paid.

Interest expense on deposits increased $21,000 during the six months ended June 30, 2013 as compared to the six months ended June 30, 2012 due to an increase in the average balance of deposits, offset by a decrease in the average cost of certificates of deposit. The average balance of deposits increased $16.5 million, or 6.9%, during the six months ended June 30, 2013, with average balances increasing across all deposit types. The average balance of certificates of deposit increased $8.9 million to $121.7 million for the six months ended June 30, 2013, primarily due to our continued competitive pricing in certificates of deposit, in anticipation of a future increase in interest rates.  The average cost of certificates of deposit decreased to 1.75% during the six months ended June 30, 2013 as compared to 1.87% during the six months ended June 30, 2012 due to the low interest rate environment.

Interest expense on borrowed funds decreased $10,000 to $68,000 for the six months ended June 30, 2013 due to a decrease in interest rates for newer borrowings, partially offset by an $8.1 million increase in the average balance of borrowed funds.  The weighted average cost of borrowed funds was 1.03% for the six months ended June 30, 2013 as compared to 3.03% for the six months ended June 30, 2012.  The average balance of borrowed funds increased to $13.3 million during the six months ended June 30, 2013 as compared to the prior year period as we increased the average balance of lower cost overnight borrowings which decreased the overall cost of borrowings.

Net Interest Income.  Net interest income increased $245,000, or 4.6%, to $5.5 million for the six months ended June 30, 2013 from $5.3 million for the six months ended June 30, 2012. This increase was due to a $7.1 million increase in net interest-earning assets to $57.9 million for the six months ended June 30, 2013. This growth in net interest-earning assets was offset by a decrease in our interest rate spread of 18 basis points to 3.24% for the six months ended June 30, 2013 as compared to 3.42% for the prior year period.

Provision for Loan Losses.  A provision of $209,000 was recorded to the allowance for loan losses during the six month period ended June 30, 2013, a decrease of $375,000 compared to a provision of $584,000 during the six month period ended June 30, 2012.

During the six months ended June 30, 2013, we recorded a $184,000 provision for loan losses on home equity loans, out of the total $209,000 provision for the same period, based on our assessment of loss history, current asset quality and economic trends and charge-offs experienced in the portfolio. During the six months ended June 30, 2012, we recorded a provision of $584,000, of which $505,000 was in the home equity portfolio. Home equity net charge-offs for the six months ended June 30, 2013 totaled $209,000 as compared to $624,000 during the six months ended June 30, 2012. Included in the $624,000 in home equity charge-offs for the six month period ended June 30, 2012 was a $250,000 charge-off on one loan which had been in the 60-day delinquency category at December 31, 2011.

Refer to Note 3 of the Notes to the Consolidated Financial Statements for details on the provision for loan losses.

Non-interest Income.  Non-interest income increased $356,000, or 11.4%, to $3.5 million for the six months ended June 30, 2013 from $3.1 million for the six months ended June 30, 2012 due primarily to an increase in gains on sales of loans, net which increased $326,000 due to an increase in loans sold. The increase in gain on the sales of loans was primarily due to an increase in the volume of one- to four-family residential real estate loans sold, which was $81.5 million for the six months ended June 30, 2013 as compared to $70.5 million for the six months ended June 30, 2012. The increase in the volume of the loans sold was reflective of the low interest rate environment and customer demand for fixed rate conforming one- to four-family residential real estate loans.

Non-interest Expense.  Non-interest expense increased $1.3 million, or 18.4%, to $8.3 million for the six months ended June 30, 2013 from $7.0 million for the six months ended June 30, 2012. Salaries and employee benefits increased $425,000 to $4.1 million for the six months ended June 30, 2013 as compared to $3.7 million for the six months ended June 30, 2012.  The increase was related to general merit increases and an increase in full time equivalent employees from 125 employees at June 30, 2012 to 144 employees at June 30, 2013, primarily associated with the opening of two new branch offices.  Occupancy and equipment increased $207,000 for the six months ended June 30, 2013 as compared to the prior year period due to the increase in depreciation expense of $82,000 and other costs associated with our branch growth.  Foreclosed real estate expenses increased $228,000 during the six months ended June 30, 2013, principally related to an $180,000 write-down on a foreclosed real estate owned property for which we lowered our list price to sell the property. We recorded an impairment loss of $482,000 related to the write-down of two real estate properties that were classified as held for sale at June 30, 2013. One property located in Cranston, Rhode Island, known as Sharpe Drive, had been purchased for the purpose of becoming our new corporate headquarters. During the second quarter of 2013, we determined that the cost to improve the building exceeded initial estimates and we decided to sell the building. A second property located in Coventry, Rhode Island, known as New London Turnpike, is land that had been purchased for the purpose of building a future branch, but is no longer being contemplated as a future branch location. In 2012, we had a letter of intent to lease the land, at which point the land was classified as real estate held for investment.  In May 2013, the letter of intent expired and we decided to sell the land and the land was reclassified as real estate held for sale.  Real estate held for sale is carried at the lower of cost or fair value less cost to sell. Other general and administrative expenses increased $147,000 as a result of a $32,000 increase in loan servicing expenses and an increase of $35,000 on ATM repairs. These increases were offset in part by a decrease in professional fees to $220,000 for the six months ended June 30, 2013 from $417,000 in the prior period as a result of higher costs incurred in the first half of 2012 related to the formation of the mutual holding company.  Deposit services expense decreased $66,000 due to a decrease in debit card expenses in the six months ended June 30, 2013.

Income Tax Provision.  Income tax provision was $183,000 for the six months ended June 30, 2013 as compared to $319,000 for the six months ended June 30, 2012.  The decline in income tax provision of $136,000 was due to the decrease in pre-tax income as well as a lower effective tax rate for 2013.

Comparison of Operating Results for the Years Ended December 31, 2012 and December 31, 2011

General.  Net income increased $136,000, or 13.4%, to $1.1 million for the year ended December 31, 2012 from $1.0 million for the year ended December 31, 2011.  Net income increased due to increases in non-interest income of $1.2 million and a decrease in the provision for loan losses of $48,000, partially offset by a decrease in net interest income of $456,000 and an increase in non-interest expense of $482,000. Non-interest income increased to $7.2 million for the year ended December 31, 2012 from $6.0 million for the year ended December 31, 2011 due to an increase in the gain on sales of loans of $947,000, due primarily to increased sales of conforming one- to four-family residential real estate loans.

Interest Income. Interest income decreased $510,000, or 3.7%, to $13.2 million for the year ended December 31, 2012 from $13.7 million for the year ended December 31, 2011 due to a decrease in interest and fees on loans, which decreased to $13.2 million for the year ended December 31, 2012 from $13.7 million for the year ended December 31, 2011. The decrease of $525,000 in interest and fees on loans was the result of a decrease in the average yield earned on loans from 4.93% during 2011 to 4.55% during 2012 due to the low interest rate and competitive environment for the origination of new loans. The average balance of loans and loans held for sale increased $11.4 million, or 4.1%, to $289.4 million for the year ended December 31, 2012 from $278.0 million for the year ended December 31, 2011 due to the growth in the commercial real estate portfolio and new originations and refinancings of one- to four-family residential real estate as a result of the continuing low interest rate environment.

Other interest income increased $15,000 for the year ended December 31, 2012 due to a $4,000 increase in FHLB dividends and an $11,000 increase in interest earned on cash and cash equivalents due to a $5.0 million increase in the average balance of cash and cash equivalents during 2012 as well as an increase in the average yield.

Interest Expense. Interest expense decreased $54,000 to $2.7 million for 2012. The decrease was principally due to a decrease in interest expense on borrowed funds.

Interest expense on borrowed funds decreased $70,000 during 2012 due to a $7.1 million decrease in the average balance on borrowed funds during 2012.  The average balance of borrowed funds decreased due to an increase in liquidity on our balance sheet. The decrease in the average balance of borrowed funds was partially offset by an increase in the average cost on borrowed funds of 132 basis points to 3.15% for the year ended December 31, 2012 as compared to the prior year due to a limited use of lower cost overnight borrowings in 2012 as compared to 2011.

Interest expense on deposits increased $16,000 or 0.6% to $2.5 million during the year ended December 31, 2012 principally due to the growth in the average balance of interest bearing deposits of $18.1 million across all deposit categories.  The average balance of our core deposits increased $12.5 million while the average balance of certificates of deposit increased $5.6 million.  Partially offsetting the increase in interest expense on deposits was a decrease in the average cost of certificates of deposit during 2012.  The cost of certificates of deposit was 1.83% during the year ended December 31, 2012 as compared to 1.95% for the year ended December 31, 2011 as a result of the low interest rate environment.

Net Interest Income.  Net interest income decreased $456,000 or 4.1% during 2012 to $10.6 million for the year ended December 31, 2012 as compared to $11.0 million for the year ended December 31, 2011.  The decrease in net interest income was caused by the decline in the interest rate spread which decreased 36 basis points to 3.32% for 2012 as compared to 3.68% for 2011 and a similar decrease in the net interest margin of 36 basis points to 3.51% for 2012 as compared to 3.87% for 2011. The decrease in interest rate spread and net interest margin was due to a greater decrease in the average yield on interest-earning assets as compared to the decrease in the average cost of interest-bearing liabilities for 2012 as compared to 2011.

Provision for Loan Losses.   A provision of $1.1 million was recorded to the allowance for loan losses during the year ended December 31, 2012, a decrease of $48,000 compared to a provision of $1.2 million for the year ended December 31, 2011. The provision for loan losses was relatively consistent as was total delinquent loans over 30 days past due of $6.7 million at December 31, 2012 as compared to $6.4 million at December 31, 2011.  Net charge-offs for 2012 totaled $964,000 as compared to $1.4 million for 2011.  Net charge-offs of $699,000 in 2012 were in the home equity category, of which we recorded a $250,000 charge-off on one loan which had been in the 60-day delinquency category at December 31, 2011. During the year ended December 31, 2012, we provided for $872,000 of the $1.1 million total provision in the home equity category, primarily as a result of increased historical loss experience.

During 2011, of the $1.2 million provision for loan losses, $657,000 was in the residential one- to four-family category and $431,000 was in the home equity category.  The residential one- to four-family provision reflected an increase in recent historical loss experience.  The 2011 residential one- to four-family loans net charge-offs of $820,000 included a charge-off of one loan of $479,000 in August 2011, of which $250,000 had been specifically reserved for at December 31, 2010.  We adjusted the loan’s valuation in 2012 as the borrower had been unable to sell the property at the appraised value and in consideration of the continued decline in the real estate market. The $431,000 provision in the home equity category during the year ended December 31, 2011 considered historical loss experience as adjusted for our qualitative factors.

Refer to Note 3 of the Notes to the Consolidated Financial Statements for details on the provision for loan losses.

Non-interest Income.  Non-interest income increased $1.2 million to $7.2 million for the year ended December 31, 2012 due primarily to an increase in the gain on sales of loans, net of $947,000. The increase in gain on the sales of loans was primarily due to an increase in the volume of one- to four-family residential real estate loans sold, which was $172.2 million for year ended December 31, 2012 as compared to $142.8 million for the year ended December 31, 2011. The increase in the volume of the loans sold was reflective of the low interest rate environment and customer demand for fixed rate conforming one- to four-family residential real estate loans. In addition, we had increases in customer service fees of $91,000 due to increased debit card fees.  Other non-interest income increased $117,000 during 2012 due to an increase in rental income from a property classified as held for sale during the second quarter of 2013.

Non-interest Expense.  Non-interest expense increased $482,000 to $14.6 million for the year ended December 31, 2012 from $14.2 million for the year ended December 31, 2011.  Non-interest expense increased due to an increase in occupancy and equipment expense of $131,000, primarily due to an increase in depreciation expense on our premises and equipment of $94,000 due to the opening of the East Greenwich branch during 2012 and a full year of depreciation on our Washington Street, Providence, branch which opened in 2011. In addition, our data processing expense increased $173,000 due to increased home banking and other data processing and software costs. Professional fees increased $330,000 due to legal and other fees incurred in relation to the formation of our mutual holding company. Deposit services expense also increased $57,000 due to increased debit card expenses.

Income Tax Provision.  Income tax provision increased $129,000 to $835,000 for the year ended December 31, 2012 as compared to $706,000 for the year ended December 31, 2011. The increase in the income tax provision was principally due to a higher level of pre-tax income.

Average Balance Sheets

The following tables set forth average balance sheets, average yields and costs, and certain other information at June 30, 2013 and for the periods indicated.  No tax-equivalent yield adjustments were made, as we had non-taxable interest-earning assets during the periods presented.  All average balances are daily average balances, except 2010 which is a monthly average.  Nonaccrual loans were included in the computation of average balances, but have been reflected in the tables as loans carrying a zero yield.  The yields set forth below include the effect of deferred loan fees, discounts and premiums that are amortized or accreted to interest income or interest expense.

	At June 30,	For the Six Months Ended June 30,
	2013	2013			2012
	Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate(4)	Average Outstanding Balance	Interest	Average Yield/Rate(4)
	(Dollars in thousands)
Assets:
Loans and loans held for sale	4.48%	$320,547	$6,864	4.32%	$284,207	$6,600	4.68%
Cash and cash equivalents	0.07	3,848	1	0.05	8,159	7	0.17
Federal Home Loan Bank of Boston stock	0.38	2,824	8	0.57	3,175	10	0.64
Total interest-earning assets		327,219	6,873	4.24	295,541	6,617	4.51
Non-interest-earning assets		33,323			31,669
Total assets		$360,542			$327,210

Liabilities and equity:
Money market accounts	0.43	$53,004	112	0.43	$50,960	107	0.42
Savings accounts	0.25	79,975	93	0.23	74,448	86	0.23
Club accounts	0.25	1,412	2	0.29	1,345	2	0.30
Certificates of deposit	1.73	121,691	1,056	1.75	112,819	1,047	1.87
Total interest bearing deposits		256,082	1,263	0.99	239,572	1,242	1.04
Borrowed funds	0.84	13,255	68	1.03	5,192	78	3.03
Total interest-bearing liabilities		269,337	1,331	1.00	244,764	1,320	1.09
Non-interest-bearing deposits		60,323			51,857
Other liabilities		3,578			4,570
Total liabilities		333,238			301,191
Retained earnings		27,304			26,019
Total liabilities and retained earnings		$360,542			$327,210
Net interest income			$5,542			$5,297
Net interest rate spread(1)				3.24%			3.42%
Net interest-earning assets(2)		$57,882			$50,777
Net interest margin(3)				3.42%			3.61%
Average interest-earning assets to interest-bearing liabilities		121.49%			120.75%

(footnotes follow on next page)

	For the Years Ended December 31,
	2012			2011			2010
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Assets:
Loans and loans held for sale	$289,404	$13,173	4.55%	$277,971	$13,698	4.93%	$276,018	$14,100	5.11%
Cash and cash equivalents	8,301	15	0.18	3,273	4	0.12	6,402	16	0.25
Federal Home Loan Bank of Boston stock	3,105	19	0.61	3,408	15	0.44	3,408	—	—
Total interest-earning assets	300,810	13,207	4.39	284,652	13,717	4.82	285,828	14,116	4.94
Non-interest-earning assets	32,871			26,762			23,108
Total assets	$333,681			$311,414			$308,936

Liabilities and equity:
Money market accounts	$52,248	222	0.42	$48,290	202	0.42	$56,715	395	0.70
Savings accounts	74,735	175	0.23	66,316	154	0.23	59,398	137	0.23
Club accounts	1,454	4	0.28	1,315	3	0.23	1,300	3	0.23
Certificates of deposit	114,836	2,104	1.83	109,218	2,130	1.95	111,290	2,588	2.33
Total interest bearing deposits	243,273	2,505	1.03	225,139	2,489	1.11	228,703	3,123	1.37
Borrowed funds	4,597	145	3.15	11,727	215	1.83	10,261	280	2.73
Total interest-bearing liabilities	247,870	2,650	1.07	236,866	2,704	1.14	238,964	3,403	1.42
Non-interest-bearing deposits	54,609			45,409			42,352
Other liabilities	4,887			3,350			2,785
Total liabilities	307,366			285,625			284,101
Retained earnings	26,315			25,789			24,835
Total liabilities and retained earnings	$333,681			$311,414			$308,936
Net interest income		$10,557			$11,013			$10,713
Net interest rate spread(1)			3.32%			3.68%			3.52%
Net interest-earning assets(2)	$52,940			$47,786			$48,864
Net interest margin(3)			3.51%			3.87%			3.75%
Average interest-earning assets to interest-bearing liabilities	121.36%			120.17%			119.61%

(1)         Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.

(2)         Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3)         Net interest margin represents net interest income divided by average total interest-earning assets.

(4)         Annualized.

Rate/Volume Analysis

The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities for the periods indicated.  Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances).  For purposes of this table, changes attributable to both rate and volume which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Six Months Ended June 30, 2013 vs. 2012			Years Ended December 31, 2012 vs. 2011			Years Ended December 31, 2011 vs. 2010
	Increase (Decrease) Due to		Total Increase	Increase (Decrease) Due to		Total Increase	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(Dollars in thousands)
Interest-earning assets:
Loans and loans held for sale	$803	$(539)	$264	$548	$(1,073)	$(525)	$100	$(502)	$(402)
Cash and cash equivalents	(12)	6	(6)	8	3	11	(6)	(6)	(12)
Federal Home Loan Bank of Boston stock	—	(2)	(2)	(1)	5	4	—	15	15
Total interest-earning assets	791	(535)	256	555	(1,065)	(510)	94	(493)	(399)

Interest-bearing liabilities:
Money market accounts	4	1	5	17	3	20	(52)	(141)	(193)
Savings accounts	6	1	7	20	1	21	16	1	17
Club accounts	—	—	—	—	1	1	—	—	—
Certificates of deposit	79	(70)	9	107	(133)	(26)	(47)	(411)	(458)
Borrowed funds	65	(75)	(10)	(174)	104	(70)	36	(101)	(65)
Total interest-bearing liabilities	154	(143)	11	(30)	(24)	(54)	(47)	(652)	(699)
Change in net interest income	$637	$(392)	$245	$585	$(1,041)	$(456)	$141	$159	$300

Management of Market Risk

Our asset/liability management strategy attempts to manage the impact of changes in interest rates on net interest income, our primary source of earnings.

Among the techniques we use or have used to manage interest rate risk are:

•                                          originating commercial real estate, SBA and commercial business loans, all of which tend to have shorter terms and higher interest rates than one- to four-family residential real estate loans, and which generate customer relationships that can result in larger non-interest bearing accounts;

•                                          retaining jumbo one- to four-family residential real estate loans, which carry higher interest rates and may have shorter weighted average lives;

•                                          selling the majority of our long-term, conforming fixed-rate one- to four-family residential real estate loans that we originate and retaining the majority of the shorter-term adjustable-rate residential real estate loans that we originate;

•                                          lengthening the weighted average maturity of our liabilities through retail deposit pricing strategies and monitoring the cost of Federal Home Loan Bank advances relative to the cost of retail deposits; and

•                                          monitoring core deposit levels and pricing to allow us to remain competitive in obtaining funds and to respond to changes in customer demand and our liquidity needs.

Our Board of Directors is responsible for the review and oversight of our Asset/Liability Committee, which is comprised of our executive management team.  This committee is charged with developing and implementing an asset/liability management plan, and meets at least quarterly to review pricing and liquidity needs and assess our interest rate risk.  We currently utilize a third-party modeling program, prepared on a quarterly basis, to evaluate our sensitivity to changing interest rates, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors.  In addition, we regularly perform a “gap analysis” of the discrepancy between the repricing of our assets and liabilities.

Economic Value of Equity.  In order to monitor and manage interest rate risk, we use the net present value of equity at risk (“NPV”) methodology.  This methodology calculates the difference between the present value of expected cash flows from assets and liabilities.  The comparative scenarios assume an immediate parallel shift in the yield curve in increments of 100 basis point (bp) rate movements.  A basis point equals one-hundredth of one percent, and 100 basis points equals one percent.  An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. The model is run at least quarterly showing shocks from +300bp to -100bp, because a decline of greater than -100bp is currently highly unlikely.  The Board of Directors and management review the methodology’s measurements on a quarterly basis.

The interest rate scenarios are used for analytical purposes and do not necessarily represent management’s view of future market movements.  Results of the modeling are used to provide a measure of the degree of volatility interest rate movements may have on our earnings.  Modeling the sensitivity of earnings to interest rate risk is decidedly reliant on numerous assumptions embedded in the model.  These assumptions include, but are not limited to, management’s best assessment of the effect of changing interest rates on the prepayment speeds of certain assets and liabilities, projections for account balances in each of the product lines offered and the historical behavior of deposit rates and balances in relation to changes in interest rates.  These assumptions are inherently changeable, and as a result, the model is not expected to precisely measure net interest income or precisely predict the impact of fluctuations in interest rate on net interest income.  Actual results will differ from the simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions.  Assumptions are supported with annual back testing of the model to actual market rate shifts.

The table below sets forth, as of June 30, 2013, the estimated changes in the net present value of equity that would result from the designated changes in the United States Treasury yield curve under an instantaneous parallel shift for Coastway Community Bank.  Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

Change in	Economic Value of Equity			EVE as a % of Economic Value of
Interest Rates		Amount of		Assets(3)
(Basis Points)(1)	Estimated EVE(2)	Change	Percent	EVE Ratio	Change(1)
	(Dollars in thousands)
+400	$41,635	$7,804	23.1%	11.81	2.83
+300	40,011	6,180	18.3	11.17	2.19
+200	38,198	4,367	12.9	10.49	1.61
+100	36,343	2,512	7.4	9.80	0.83
0	33,831	—	—	8.97	—
-100	27,388	(6,443)	(19.0)%	7.20	1.78

(1)         Assumes instantaneous parallel changes in interest rates.

(2)         EVE or Economic Value of Equity at Risk measures Coastway Community Bank’s exposure to equity due to changes in a forecast interest rate environment.

(3)         EVE ratio represents Economic Value of Equity divided by the economic value of assets which should measure stability for future earnings.

The table above indicates that at June 30, 2013, in the event of a 100 basis point decrease in interest rates, we would experience a 19.0% decrease in economic value of equity.  In the event of a 400 basis point increase in interest rates, we would experience a 23.1% increase in economic value of equity.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement.  Modeling changes in the economic portfolio value of equity require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates.  Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in interest rates.  In this regard, the table above assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that particular changes in interest rates occur at different times and in different amounts in response to a designed change in the yield curve for U.S. Treasuries.  Furthermore, although the table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income.  Finally, the above table does not take into account the changes in the credit risk of our assets that can occur in connection with changes in interest rates.

Depending on the relationship between long-term and short-term interest rates, market conditions and consumer preference, we may place greater emphasis on maximizing our net interest margin than on strictly matching the interest rate sensitivity of our assets and liabilities.  We believe that the increased net income which may result from an acceptable mismatch in the actual maturity or re-pricing of our assets and liabilities can, during periods of declining or stable interest rates, provide sufficient returns to justify an increased exposure to sudden and unexpected increases in interest rates.  We believe that our level of interest rate risk is acceptable using this approach.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations.  Our primary sources of funds consist of deposit inflows, loan repayments, advances from the Federal Home Loan Bank of Boston, principal repayments and loan sales.  While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.  Our Asset/Liability Committee, under the direction of our Chief Financial Officer, is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies.  We believe that we have enough sources of liquidity to satisfy our short- and long-term liquidity needs as of June 30, 2013.

We regularly monitor and adjust our investments in liquid assets based upon our assessment of:

(i)            expected loan demand;

(ii)           expected deposit flows and borrowing maturities;

(iii)          yields available on interest-earning deposits; and

(iv)          the objectives of our asset/liability management program.

Excess liquid assets are invested generally in interest-earning deposits and are also used to pay off short-term borrowings.

Our most liquid assets are cash and cash equivalents.  The level of these assets is dependent on our operating, financing, lending and investing activities during any given period.  At June 30, 2013, cash and cash equivalents totaled $9.9 million.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements.

At June 30, 2013, we had $22.9 million in commitments to originate loans, $16.8 million of which will be sold.  In addition to commitments to originate loans, we had $61.4 million in unused lines of credit to borrowers.  Certificates of deposit due within one year of June 30, 2013 totaled $46.1 million, or 14.0%, of total deposits.  If these deposits do not remain with us, we may be required to seek other sources of funds, including utilizing additional Federal Home Loan Bank of Boston advances and selling the guaranteed portions of SBA loans of $25.0 million.  Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowed funds than we currently pay on the certificates of deposit due on or before June 30, 2014. We believe, however, based on historical experience and current market interest rates, that we will retain upon maturity a large portion of our certificates of deposit with maturities of one year or less as of June 30, 2013.

Our primary investing activity is originating loans. During the six months ended June 30, 2013 and for the years ended December 31, 2012 and 2011, we originated $143.8 million, $245.4 million and $214.5 million of loans, respectively.

Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank of Boston advances.  We experienced a net increase in deposits of $22.2 million, $24.8 million and $21.1 million for the six months ended June 30, 2013 and for the years ended December 31, 2012 and 2011, respectively.  Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors.

Liquidity management is both a daily and long-term function of business management.  If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Boston that provide an additional source of funds.  Federal Home Loan Bank of Boston advances increased by $5.5 million at December 31, 2012 to $16.3 million, from $10.8 million at December 31, 2011. Federal Home Loan Bank of Boston advances were $14.0 million at June 30, 2013.   At June 30, 2013, we had the ability to borrow up to an additional $50.8 million from the Federal Home Loan Bank of Boston.  We also have the ability to borrow with the Federal Reserve discount window.  At June 30, 2013, we had the capacity to borrow up to $14.2 million from the Federal Reserve discount window, but had no outstanding borrowings as of that date.

Coastway Community Bank is subject to various regulatory capital requirements, including a risk-based capital measure.  The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories.  At June 30, 2013, Coastway Community Bank exceeded all regulatory capital requirements.  Coastway Community Bank is considered “well capitalized” under regulatory guidelines. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and Note 12 of the Notes to the Consolidated Financial Statements.

The net proceeds from the stock offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of loans.

Commitments, Contractual Obligations and Off-Balance Sheet Arrangements

Commitments.  As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit.  While these contractual obligations represent our potential future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon.  Such commitments are subject to the same credit policies and approval process accorded to loans we make. In addition, we enter into commitments to sell mortgage loans.  For additional information, see Note 9 of the Notes to our Consolidated Financial Statements.

Contractual Obligations.  In the ordinary course of our operations, we enter into certain contractual obligations.  Such obligations include operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities.

Off-Balance Sheet Arrangements.  In the normal course of operations, we engage in a variety of financial transactions that, in accordance with U.S.GAAP, are not recorded in our financial statements.  These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk.  Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit as well as commitments to sell loans.  For information about our loan commitments and unused lines of credit, see Note 9 of the Notes to our Consolidated Financial Statements beginning on page F-1 of this prospectus.

In June 2013, we entered into a purchase and sale agreement for $8.8 million to purchase our new corporate headquarters which is currently under construction. We expect to close on the purchase in the second quarter of 2014, and relocate from our current headquarters.

We have not engaged in any other off-balance-sheet transactions in the normal course of our lending activities.

Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see Note 1 of the Notes to our Consolidated Financial Statements beginning on page F-1 of this prospectus.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles in the United States of America which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.  The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF COASTWAY BANCORP, INC.

Coastway Bancorp, Inc. is incorporated in the State of Maryland.  We have not engaged in any business to date.  Upon completion of the conversion, we will own all of the issued and outstanding stock of Coastway Community Bank.  We intend to contribute at least 50% of the net proceeds from the stock offering to Coastway Community Bank. Coastway Bancorp, Inc. will retain the remainder of the net proceeds from the stock offering and use a portion of the retained net proceeds to make a loan to the employee stock ownership plan and contribute a portion of the retained net proceeds to our charitable foundation.  At a later date, we may use the net proceeds to pay dividends to stockholders and repurchase shares of common stock, subject to our capital needs and regulatory limitations.  We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

After the conversion and the offering are complete, Coastway Bancorp, Inc., as the holding company of Coastway Community Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of other banking and financial services companies.  See “Supervision and Regulation—Holding Company Regulation” for a discussion of the activities that are permitted for bank holding companies.

Following the offering, our cash flow will depend on earnings from the investment of the net proceeds from the offering that we retain, and any dividends we receive from Coastway Community Bank.  Coastway Community Bank is subject to regulatory limitations on the amount of dividends that it may pay.  See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”    Initially, Coastway Bancorp, Inc. will neither own nor lease any property, but will instead pay a fee to Coastway Community Bank for the use of its premises, equipment and furniture.  At the present time, we intend to employ only persons who are officers of Coastway Community Bank to serve as officers of Coastway Bancorp, Inc.  We will, however, use the support staff of Coastway Community Bank from time to time.  We will pay a fee to Coastway Community Bank for the time devoted to Coastway Bancorp, Inc. by employees of Coastway Community Bank; however, these persons will not be separately compensated by Coastway Bancorp, Inc.  Coastway Bancorp, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF COASTWAY COMMUNITY BANK

General

Coastway Community Bank is a Rhode Island chartered savings bank headquartered in Cranston, Rhode Island.  Coastway Community Bank was originally organized in 1920 as the Telephone Workers Credit Union, a Rhode Island credit union and later we changed our name to Coastway Credit Union. In 2000, Coastway Credit Union merged with Ocean State Community Credit Union, also located in Rhode Island. In 2009, in order to give us greater business lending authority, Coastway Credit Union converted to a Rhode Island chartered mutual savings bank and changed its name to Coastway Community Bank. In 2013, we reorganized into the mutual holding company structure by forming Coastway Bancorp, MHC, a Rhode Island chartered mutual holding company.  Coastway Bancorp, MHC owns 100% of the membership interests of Coastway Bancorp, LLC, a Rhode Island limited liability corporation, which in turn owns 100% of the outstanding shares of common stock of Coastway Community Bank.

Our principal business consists of attracting retail deposits from the general public in our market area and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential real estate loans, home equity loans and lines of credit, commercial real estate loans, SBA loans and, to a lesser extent, commercial business loans, commercial construction loans and consumer loans. We sell in the secondary market the majority of the fixed-rate conforming one- to four-

family residential real estate loans that we originate, and depending on market conditions, we may also sell the guaranteed portions of SBA loans that we originate.  We offer a variety of deposit accounts to consumers and small businesses, including certificate of deposit accounts, savings accounts, demand deposit accounts, money market accounts and club accounts. We also offer online and mobile banking services.   At June 30, 2013, we had total assets of $375.7 million, total deposits of $330.0 million and total equity of $27.6 million.

Our website address is www.coastway.com.  Information on this website should not be considered a part of this prospectus.

Market Area

We conduct our operations from our main office and nine full-service banking offices in Rhode Island.  Our primary deposit market includes the areas surrounding our banking offices in Providence and Kent Counties, Rhode Island.  Our primary lending market includes Providence and Kent Counties, greater Rhode Island and nearby communities in the states of Connecticut and Massachusetts.  However, we occasionally make loans secured by properties located outside of our primary lending market, usually to borrowers with whom we have an existing relationship and who have a presence within our primary market.

Rhode Island is a relatively well-developed state that has a wide range of industries. Rhode Island’s historical economy was based on industries such as textiles, jewelry, silverware, metals/machinery and footwear/rubber products. The access to the Atlantic Ocean resulted in the establishment of military bases and other military-related industries and employment.  Over time manufacturing and other labor intensive industries have declined in Rhode Island and have been replaced by a more service-oriented economy. In recent decades, health care, financial services, defense industry, tourism and gambling have become more important segments of the local economy. Notable firms headquartered in Rhode Island include CVS Pharmacy, Textron, Hasbro and Amica Insurance. Rhode Island is also a center of higher education, with Brown University, the University of Rhode Island, Johnson & Wales University and Bryant University. The U.S. Navy has had a significant presence in the Newport area, through the Naval Station at Newport and the Naval Undersea Warfare Center.

Unemployment remains elevated in Rhode Island with unemployment rates of 9.4% for the entire state, 10.3% for Providence County and 8.8% for Kent County as compared to the national rate of 7.3% as of August 2013. The median household income for 2012 in Rhode Island was $53,372, in Providence County it was $46,859 and in Kent County it was $58,424, as compared to the national median of $50,157. The percentage of households with incomes of greater than $100,000 for 2012 was 22.5% in Rhode Island as compared to 20.3% for the United States.

According to the latest U.S. Census estimates, Rhode Island reported a population of 1.1 million as of the end of 2012, while the Providence metropolitan statistical area (which includes contiguous portions of Massachusetts and Connecticut), contained a total population of 1.6 million.  Rhode Island recorded a 0.3% decrease in population from 2010 to 2012, while the Providence metropolitan statistical area recorded a 0.2% increase in population. Providence County, the location of seven of our branch offices, had a population of 621,000 as of the end of 2012 and recorded a decrease in population of 0.9% from 2010 to 2012.  Kent County, the location of two of our branch offices, reported a population of 166,000 as of the end of 2012 and recorded population growth of 0.2% over the same time period.  The United States as a whole recorded an increase of 1.4% in total population from 2010 to 2012.

Our primary market area’s less favorable demographic growth, particularly in Providence County, is related to the effects of the national recession and the limited economic growth being experienced in our market area.

Competition

We face significant competition within our market both in making loans and attracting deposits. Our market area has a high concentration of financial institutions, including large money center and regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. Our competition for loans and deposits comes principally from commercial banks, savings institutions, mortgage banking firms, consumer finance companies and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies.

As of June 30, 2013 (the latest date for which information is available), our market share was 0.85% and 5.23% of total deposits in Providence County and Kent County, Rhode Island respectively, making us the 8th largest out of 18 financial institutions in Providence County and the 7th largest out of 13 financial institutions in Kent County. We have been one of the top three SBA lenders in the State of Rhode Island in terms of dollars lent and number of loans originated for the last six years.

Lending Activities

Our principal lending activity is originating one- to four-family residential real estate loans, home equity loans and lines of credit, commercial real estate loans, SBA loans and, to a lesser extent, commercial business loans, commercial construction loans and consumer loans.  In recent years, we have increased and, subject to market conditions and our asset-liability analysis, expect to continue to increase our focus on commercial real estate and commercial business lending, in an effort to diversify our overall loan portfolio and increase the overall yield earned on our loans.  We also sell in the secondary market the majority of the fixed-rate conforming one- to four-family residential real estate loans that we originate, generally on a servicing-released, limited or no recourse basis, while retaining jumbo fixed-rate and adjustable rate one- to four-family residential real estate loans in order to manage the duration and time to repricing of our loan portfolio.  Depending on market conditions, we may also sell the guaranteed portions of SBA loans that we originate.

Loan Portfolio Composition.  The following table sets forth the composition of our loan portfolio, by type of loan at the dates indicated, excluding loans held for sale of $19.1 million, $13.6 million, $14.5 million, $19.3 million, $8.6 million and $2.5 million at June 30, 2013, December 31, 2012, 2011, 2010, 2009 and 2008, respectively.

			At December 31,
	At June 30, 2013		2012		2011
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Residential real estate mortgage loans:
One- to four-family	$86,970	28.17%	$78,633	26.50%	$73,335	27.19%
Home equity loans and lines of credit	84,441	27.35	83,154	28.03	80,267	29.76
Commercial real estate loans	83,455	27.03	81,754	27.56	67,044	24.85
Commercial business loans	8,330	2.70	7,899	2.66	4,146	1.54
SBA loans	37,686	12.21	39,628	13.36	41,385	15.34
Commercial construction loans	5,958	1.93	3,302	1.11	—	—
Consumer loans	1,889	0.61	2,320	0.78	3,573	1.32

Total loans	308,729	100.00%	296,690	100.00%	269,750	100.00%

Other items:
Net deferred loan costs	2,024		1,878		1,252
Allowance for loan losses	(1,597)		(1,569)		(1,424)
Total loans, net	$309,156		$296,999		$269,578

	At December 31,
	2010		2009		2008
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Residential real estate mortgage loans:
One- to four-family	$75,191	29.23%	$86,070	33.12%	$86,072	35.89%
Home equity loans and lines of credit	81,047	31.50	81,221	31.25	69,459	28.96
Commercial real estate loans	47,498	18.46	35,693	13.74	25,128	10.48
Commercial business loans	2,877	1.12	2,831	1.09	2,894	1.21
SBA loans	44,329	17.23	41,703	16.05	36,530	15.23
Commercial construction loans	220	0.08	1,350	0.52	2,020	0.84
Consumer loans	6,114	2.38	10,999	4.23	17,732	7.39

Total loans	257,276	100.00%	259,867	100.00%	239,835	100.00%

Other items:
Net deferred loan costs	1,405		1,547		1,678
Allowance for loan losses	(1,636)		(1,346)		(963)
Total loans, net	$257,045		$260,068		$240,550

Loan Portfolio Maturities and Yields.  The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2012.  Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. Maturities are based on the final contractual payment date and do not reflect the effect of prepayments and scheduled principal amortization.

	One- to Four-Family		Home Equity Loans and Lines of Credit		Commercial Real Estate		Commercial Business
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)

Due During the Years Ending December 31,
2013	$329	5.14%	$2,918	5.01%	$3,666	4.60%	$2,203	4.05%
2014	73	5.44	4,273	4.35	692	5.52	310	4.67
2015	38	4.50	3,322	4.14	3,594	5.86	469	5.45
2016 to 2017	60	4.01	7,255	4.38	5,709	5.22	1,044	4.98
2018 to 2022	3,073	5.23	63,013	3.75	42,733	4.86	3,747	4.05
2023 to 2027	2,859	4.84	2,373	6.29	8,561	5.12	—	—
2028 and beyond	72,201	4.60	—	—	16,799	5.35	126	5.10

Total	$78,633	4.63%	$83,154	3.97%	$81,754	5.35%	$7,899	4.30%

	SBA		Commercial Construction		Consumer		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)

Due During the Years Ending December 31,
2013	$3,359	5.13%	$2,456	4.52%	$909	6.72%	$13,762	4.88%
2014	1,183	5.57	846	3.85	325	8.16	7,702	4.76
2015	1,474	5.49	—	—	552	8.36	9,449	5.32
2016 to 2017	2,503	4.85	—	—	384	7.77	16,955	4.85
2018 to 2022	8,297	5.50	—	—	132	8.41	122,373	4.30
2023 to 2027	8,111	5.40	—	—	18	3.00	21,922	5.31
2028 and beyond	14,701	5.74	—	—	—	—	104,527	4.89

Total	$39,628	5.50%	$3,302	4.35%	$2,320	7.55%	$296,690	4.68%

The following table sets forth our fixed- and adjustable-rate loans at December 31, 2012 that are due after December 31, 2013.

	Due After December 31, 2013
	Fixed	Adjustable	Total
	(In thousands)

Residential real estate mortgage loans:
One- to four-family	$58,204	$20,100	$78,304
Home equity loans and lines of credit	19,545	60,691	80,236
Commercial real estate loans	11,272	66,816	78,088
Commercial business loans	4,252	1,444	5,696
SBA loans	1,053	35,216	36,269
Commercial construction loans	290	2,634	2,924
Consumer loans	1,411	—	1,411

Total loans	$96,027	$186,901	$282,928

One- to Four-Family Residential Real Estate Lending.  At June 30, 2013, we had $87.0 million of loans secured by one- to four-family residential real estate, representing 28.2% of our total loan portfolio.  In addition, at June 30, 2013, we had $19.1 million of residential mortgages held for sale.  We primarily originate fixed-rate one- to four-family residential real estate loans, but depending on market conditions and borrower preferences, we also offer adjustable-rate loans.  At June 30, 2013, 77.8% of our one- to four-family residential real estate loans were fixed-rate loans, and 22.2% of such loans were adjustable-rate loans.

Our fixed-rate one- to four-family residential real estate loans typically have terms of 10 to 30 years and are generally underwritten according to Fannie Mae, Freddie Mac, FHA or Rhode Island Housing guidelines when the loan balance meets such guidelines, and we refer to loans that conform to such guidelines as “conforming loans.”  We generally originate both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Federal Housing Finance Agency, which as of June 30, 2013 was generally $417,000 for single-family homes in our market area. We typically sell servicing-released the majority of our fixed-rate conforming loans. During the six months ended June 30, 2013 and the years ended December 31, 2012 and December 31, 2011, we sold $88.1 million, $171.2 million and $137.6 million, respectively, of one- to four-family residential real estate loans held for sale.   We also originate loans above the lending limit for conforming loans, which are referred to as “jumbo loans” that we retain in our portfolio. Jumbo loans that we originate typically have 15 to 30 year terms and maximum loan-to-value ratios of 90%.   At June 30, 2013, we had $41.2 million in jumbo loans, which represented 47.5% of our one- to four-family residential real estate loans. Our average loan size for jumbo loans was $600,000 at June 30, 2013.  We also offer FHA, USDA and VA loans, all of which we originate for sale on a servicing-released, non-recourse basis in accordance with FHA, USDA and VA guidelines.  Virtually all of our one- to four-family residential real estate loans are secured by properties located in our market area.

We generally limit the loan-to-value ratios of our mortgage loans without private mortgage insurance to 80% of the sales price or appraised value, whichever is lower.  Loans where the borrower obtains private mortgage insurance may be made with loan-to-value ratios up to 90%.

Our adjustable-rate one- to four-family residential real estate loans carry terms to maturity ranging from 10 to 30 years and generally have fixed rates for initial terms of five years, although we also offer terms of one, two, three, seven or ten years, and adjust annually thereafter at a margin, which in recent years has been tied to a margin above the LIBOR rate. The maximum amount by which the interest rate may be increased or decreased is generally 5% for the first adjustment period and 2% per adjustment period thereafter, with a lifetime interest rate cap of generally 5% over the initial interest rate of the loan. We typically hold in portfolio our adjustable-rate one- to four-family residential real estate loans.

Although adjustable-rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically re-price, as interest rates increase the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower.  At the same time, the ability of the borrower to repay the loan and the marketability of the underlying collateral may be adversely affected by higher interest rates.  Upward adjustments of the contractual interest rate are also limited by our maximum periodic and lifetime rate adjustments.  Moreover, the interest rates on most of our adjustable-rate loans do not adjust for up to five years after origination. As a result, the effectiveness of adjustable-rate mortgage loans in compensating for changes in general interest rates may be limited during periods of rapidly rising interest rates.

We offer on a limited basis one- to four-family residential real estate loans secured by non-owner occupied properties. Generally, we require personal guarantees from the borrowers on these properties, and we will not make loans in excess of 85% loan to value on non-owner- occupied properties.

From 2000 until early 2006, we originated loans to borrowers who provided limited or no documentation of income, known as stated income loans. A stated income loan is a loan where the borrower’s income source is not subject to verification through the application process.  At June 30, 2013, we had $3.6 million in stated income loans, or 4.1% of our one- to four-family residential real estate loan portfolio, of which $1.2 million were non-performing loans. We have no intention of originating stated income loans again in the future. Approximately one-third of the $3.6 million in stated income loans were made to borrowers who had existing commercial relationships and financial information on file with us.

We do not offer “interest only” mortgage loans on permanent one- to four-family residential real estate loans (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We do not have a “subprime lending” program for one-to four- family residential real estate loans (i.e., loans that generally target borrowers with weakened credit histories).

All residential mortgage loans that we originate include “due-on-sale” clauses, which give us the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. All borrowers are required to obtain title insurance for the benefit of Coastway Community Bank. We also require homeowner’s insurance and fire and casualty insurance and, where circumstances warrant, flood insurance on properties securing real estate loans.

Commercial Real Estate Lending.  Consistent with our strategy to diversify our loan portfolio and increase our yield, we are focused on increasing our origination of commercial real estate loans, with a target loan size of $250,000 to $3.0 million.  At June 30, 2013, we had $83.5 million in commercial real estate loans, representing 27.0% of our total loan portfolio.

Our commercial real estate loans generally have initial terms of five to ten years and amortization terms of 15 to 20 years, with a balloon payment at the end of the initial term, and may be fixed-rate or adjustable-rate.  Our adjustable-rate commercial real estate loans are generally tied to a margin above the five year FHLB rate. The maximum loan-to-value ratio of our commercial real estate loans is generally 75% (80% for multi-family) of the lower of cost or appraised value of the property securing the loan.  Our commercial real estate loans are typically secured by medical, retail, industrial, warehouse, service, or other commercial properties. We originate a limited number of multi-family loans generally secured by apartment buildings. At June 30, 2013, we had $23.6 million of non-owner occupied commercial real estate loans.

Coastway Community Bank is also qualified to make SBA loans. Loans are originated generally under the 7(a) and 504 programs. (See “-SBA Loans” below for a discussion of the 7(a) program.)  The SBA 504 program is an economic development program which finances the expansion of small businesses. We generally originate SBA 504 loans for commercial real estate in which we generally provide 50% of the projected costs, secured by a first lien on the real property as collateral. At June 30, 2013, we had $21.8 million in SBA 504 loans, 26.1% of our commercial real estate loans.

At June 30, 2013, the average loan size of our outstanding commercial real estate loans was $364,000, and the largest of such loans was a $2.1 million loan secured by a multi-unit retail shopping plaza in Cranston, Rhode Island.  This loan was performing in accordance with its original terms at June 30, 2013.

We consider a number of factors in originating commercial real estate loans.  We evaluate the qualifications and financial condition of the borrower, including project-level and global cash flows, credit history, and management expertise, as well as the value and condition of the property securing the loan.  When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions.  In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service).  We generally require a debt service ratio of at least 1.20x.  All commercial real estate loans of $250,000 or more are appraised by outside independent appraisers.

Personal guarantees are generally obtained from the principals of commercial real estate loans. We require property and casualty insurance and flood insurance if the property is determined to be in a flood zone area.

Commercial real estate loans entail greater credit risks compared to one- to four-family residential real estate loans because they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers.  In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service.  Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property.  Additionally, any decline in real estate values may be more pronounced for commercial real estate than residential properties.

Home Equity Loans and Lines of Credit.  In addition to traditional one- to four-family residential mortgage loans, we offer home equity loans and lines of credit that are secured by the borrower’s primary or secondary residence.  At June 30, 2013, we had $84.4 million, or 27.4% of our total loan portfolio in home equity loans and lines of credit. Home equity lines of credit totaled $61.8 million at June 30, 2013.  At that date we also had $47.6 million of unused commitments related to home equity lines of credit.

Home equity loans and lines of credit are generally underwritten using the same criteria that we use to underwrite one- to four-family residential mortgage loans.  Home equity loans and lines of credit may be underwritten with a loan-to-value ratio of up to 80% when combined with the principal balance of the existing first mortgage loan. Our home equity loans are primarily originated with fixed rates of interest with terms of up to 15 years.  Our home equity lines of credit are originated with adjustable-rates based on the prime rate of interest plus an applicable margin and require interest paid monthly.  Home equity loans and lines of credit are generally available in amounts of between $5,000 and $2.0 million.

Home equity loans and lines of credit secured by junior mortgages have greater risk than one- to four-family residential mortgage loans secured by first mortgages. At June 30, 2013, $47.7 million of our home equity loans and lines of credit were in a junior lien position. We face the risk that the collateral will be insufficient to compensate us for loan losses and costs of foreclosure, after repayment of the senior mortgages, if applicable. When customers default on their loans, we attempt to foreclose on the property and resell the property as soon as possible to minimize foreclosure and carrying costs.  However, the value of the collateral may not be sufficient to compensate us for the amount of the unpaid loan and we may be unsuccessful in recovering the remaining balance from those customers. Particularly with respect to our home equity loans and lines of credit, decreases in real estate values could adversely affect our ability to fully recover the loan balance in the event of a default.

SBA Loans. We also offer commercial business and commercial real estate loans utilizing the SBA’s 7(a) Program.  At June 30, 2013, we had $37.7 million of SBA loans, representing 12.2% of our total loan portfolio.  Under this SBA program, we generally originate and fund loans that qualify for guarantees on up to 85% of principal and accrued interest. We are a preferred lending provider and accordingly can determine SBA eligibility for a loan without prior SBA approval. We do not treat the SBA guarantee as a substitute for a borrower meeting reasonable credit standards. SBA guarantees are generally sought on loans that exhibit minimum capital levels, a short time in business, lower collateral coverage or maximum loan terms beyond our normal underwriting criteria. During the six months ended June 30, 2013 and for the year ended December 31, 2012, we originated $3.5 million and $8.3 million, respectively of loans under the 7(a) program.  In addition, the guaranteed portion of the credit can be sold in the secondary market, generating significant fee income opportunities. During the six months ended June 30, 2013 and for the year ended December 31, 2012, we sold $2.5 million and $7.1 million, respectively of loans under the 7(a) program, generating gains on sale of $245,000 and $574,000, respectively.  Our largest SBA loan at June 30, 2013 had a balance of $1.3 million secured by printing equipment and has a 90% guarantee by the SBA for $1.2 million. The loan is performing in accordance with its terms at June 30, 2013.

Commercial Business Lending.  At June 30, 2013, we had $8.3 million of commercial business loans, representing 2.7% of our total loan portfolio. We originate commercial business loans and lines of credit secured by non-real estate business assets.  These loans are generally originated to small businesses in our primary market area.  Our commercial business loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture, and are primarily secured by business assets other than real estate, such as business equipment, inventory and accounts receivable.    Our commercial business loans are generally term loans with terms of three to seven years and lines of credit with terms of one to two years, with a target loan size of $250,000 to $3.0 million.  Our commercial business lines of credit are generally priced on an adjustable-rate basis tied to the prime rate. Term loans are generally priced at a spread over the comparable term Federal Home Loan Bank of Boston rate.  We generally obtain personal guarantees with commercial business loans.

At June 30, 2013, the average loan size of our outstanding commercial business loans was $107,000, and the largest outstanding commercial loan balance was a $2.6 million loan secured by business assets of an educational facility.  This loan was performing in accordance with its original terms at June 30, 2013.

We typically originate commercial business loans on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business, the experience and stability of the borrower’s management team, earnings projections and their underlying assumptions, and the value and marketability of any collateral securing the loan.  As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself and the general economic environment in our market area.  Therefore, commercial business loans that we originate have greater credit risk than one- to four-family residential real estate loans.  In addition, commercial business loans often result in larger outstanding balances to single borrowers, or related groups of borrowers, and also generally require substantially greater evaluation and oversight efforts.

Commercial Construction Loans.  At June 30, 2013, we had $6.0 million, or 1.9% of our total loan portfolio, in commercial construction loans. Our commercial construction loans generally have initial terms of up to 12 months, during which the borrower pays interest only.  Upon completion of construction, these loans convert to permanent loans.  Our commercial construction loans have rates and terms comparable to commercial real estate loans that we originate.  The maximum loan-to-value of our commercial construction loans is 80% of the lesser of the appraised value of the completed property or the contract price for the land plus the value of the improvements, and ranges from 50% to 80% depending on the collateral and the purpose of the improvements upon completion of construction.  Commercial construction loans are generally underwritten pursuant to the same guidelines used for originating permanent commercial real estate loans. Before making a commitment to fund a construction loan, Coastway Community Bank requires detailed cost estimates to complete the project and an appraisal of the property by an independent licensed appraiser. Coastway Community Bank also reviews and inspects each property before disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after inspection based on the percentage of completion method.  All borrowers are required to obtain title insurance, property and casualty insurance, and, if the property is determined to be located in a flood zone area, flood insurance.  At June 30, 2013, the unadvanced portion of total construction loans totaled $5.6 million. At June 30, 2013, our largest construction loan had a balance of $1.8 million secured by a multi-unit retail project in Lincoln, Rhode Island, at which we will establish a future branch, and was performing in accordance with its original terms.

Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate.  Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions.  If the estimate of construction cost is inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property.  Moreover, if the estimated value of the completed project is inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the construction loan upon the sale of the property.  Construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs.  In addition, the ultimate sale or rental of the property may not occur as anticipated.

Consumer Lending.  To a much lesser extent, we offer a variety of consumer loans to individuals who reside or work in our market area, including new and used automobile loans, boat loans, recreational vehicle loans and loans secured by certificates of deposit. At June 30, 2013, our consumer loan portfolio totaled $1.9 million, or 0.6% of our total loan portfolio. At this date, $300,000 of our consumer loans were unsecured.

Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates.  In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.

Consumer and other loans generally have greater risk compared to longer-term loans secured by improved, owner-occupied real estate, particularly consumer loans that are secured by rapidly depreciable assets, such as automobiles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance.  As a result, consumer loan collections are primarily dependent on the borrower’s continuing financial stability and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Originations, Sales and Purchases of Loans

Most of our loan originations are generated by our loan personnel operating at our corporate headquarters and banking office locations. All loans we originate are underwritten pursuant to our policies and procedures.  While we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon relative borrower demand and the pricing levels as set in the local marketplace by competing banks, thrifts, credit unions, and mortgage banking companies. Our volume of real estate loan originations is influenced significantly by market interest rates, and, accordingly, the volume of our real estate loan originations can vary from period to period.

Consistent with our interest rate risk strategy, in the low interest rate environment that has existed in recent years, we have sold on a servicing-released basis a majority of the fixed-rate conforming one- to four-family residential mortgage loans that we have originated. In addition, based upon market conditions, we may sell the guaranteed portion of the SBA 7(a) loans in the secondary market. We consider our balance sheet as well as market conditions on an ongoing basis in making decisions as to whether to hold loans we originate for investment or to sell such loans to investors, choosing the strategy that is most advantageous to us from a profitability and risk management standpoint.  For the six months ended June 30, 2013 and for the year ended December 31, 2012, we sold $81.5 million and $172.2 million of residential one- to four-family real estate loans, respectively.  Total proceeds from SBA sales and participations were $4.3 million for the six months ended June 30, 2013 and $7.8 million for the year ended December 31, 2012.

From time to time, we may purchase loan participations secured by properties within and outside of our primary lending market area in which we are not the lead lender. In these circumstances, we follow our customary loan underwriting and approval policies. At June 30, 2013, we had one loan for $2.4 million in which we were not the lead lender and which is performing in accordance with its original terms. We also have participated out portions of a loan that exceeded our loans-to-one borrower legal lending limit and for risk diversification.  We do not purchase whole loans.

The following table shows our loan originations, purchases, sales and principal repayment activities during the periods indicated.

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2013	2012	2012	2011	2010
	(In thousands)

Total loans and loans held for sale at beginning of period	$310,332	$284,278	$284,278	$276,526	$268,458

Loans originated:
Residential real estate mortgage loans:
One- to four-family	103,390	75,393	186,866	153,696	153,811
Home equity loans and lines of credit	8,528	4,055	16,966	15,369	21,796
Commercial real estate loans	17,010	11,851	22,768	33,472	20,723
Commercial business loans	904	742	5,473	2,485	701
SBA loans	3,459	2,698	8,305	8,721	13,244
Commercial construction loans	10,250	2,240	4,455	—	—
Consumer loans	242	320	603	742	1,936

Total loans originated	143,783	97,299	245,436	214,485	212,211

Loans purchased:
Residential real estate mortgage loans:
One- to four-family	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—
Commercial real estate loans	—	—	2,375	—	—
Commercial business loans	—	—	—	—	—
SBA loans	—	—	—	—	—
Commercial construction loans	—	—	—	—	—
Consumer loans	—	—	—	—	—

Total loans purchased	—	—	2,375	—	—

Loans sold:
Residential real estate mortgage loans:
One- to four-family	81,456	70,519	172,224	142,807	137,223
Home equity loans and lines of credit	—	—	—	—	—
Commercial real estate loans	1,840	—	—	4,188	—
Commercial business loans	—	—	—	—	—
SBA loans	2,500	1,836	7,092	7,862	3,301
Commercial construction loans	—	326	691	—	—
Consumer loans	—	—	—	—	—

Total loans sold	85,796	72,681	180,007	154,857	140,524

Deduct:
Principal repayments, charge-offs and transfers to foreclosed real estate	40,508	20,477	41,750	51,876	63,619
Net loan activity	17,479	4,141	26,054	7,752	8,068
Total loans and loans held for sale at end of period (excluding net deferred loan fees and costs)	$327,811	$288,419	$310,332	$284,278	$276,526

Loan Approval Procedures and Authority

Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by our board of directors.  The loan approval process is intended to assess the borrower’s ability to repay the loan and the value of the collateral that will secure the loan.  To assess the borrower’s ability to repay, our policies provide for the review of the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower. We will also evaluate a guarantor when a guarantee is provided as part of the loan.

Coastway Community Bank’s policies and loan approval limits are established by our board of directors.  Residential real estate and secured consumer loans of up to $250,000 may be approved by senior officers at branch locations and up to $1.0 million must be approved by our Chief Executive Officer, Chief Retail Officer or Senior Vice President, Branch Banking Manager. Residential real estate and secured consumer loans exceeding $1.0 million must be approved by our Credit Committee, consisting of our Chief Executive Officer, Chief Retail Officer, Chief Operating Officer, Chief Credit Officer, Chief Financial Officer and Chief Business Lending Officer.  All commercial real estate loans and commercial business loans require two approvals. Commercial real estate and commercial business loans up to $250,000 may be approved by the Business Lending Manager, up to $500,000 must be approved by either the Business Lending Division Head or the Chief Retail Officer, up to $1.0 million must be approved by the Chief Executive Officer and up to 80% of our legal lending limit rounded to the nearest quarter million must be approved by the Credit Committee. Any loan that exceeds the internal lending limit must be approved by the board of directors.

Delinquencies and Non-Performing Assets

Delinquency Procedures.  When a borrower fails to make a required monthly payment on a residential real estate loan, we attempt to contact the borrower to determine the reason for nonpayment and to discuss future payments.  Our policies provide that a late notice be sent when a loan is 31 days past due.  Once the loan is 45 days past due, a Notice of Default and Mortgagee’s Right to Foreclosure is sent to the borrower explaining that Coastway Community Bank will initiate foreclosure proceedings on the loan in 45 days or take any legal action necessary to satisfy the obligation if payment is not received. If the loan is reinstated, foreclosure proceedings will be discontinued and the borrower will be permitted to continue to make payments. In certain instances, we may modify the loan or grant a limited exemption from loan payments to allow the borrower to reorganize his or her financial affairs.  We attempt to work with borrowers to establish a repayment schedule that will cure the delinquency.

Delinquent commercial real estate and commercial business loans are initially handled by the loan officer responsible for the origination of the loan in conjunction with the Commercial Collections Department immediately upon such loan becoming ten days past due.  Our collections department works with the loan officer to ensure that the necessary steps are taken to collect on delinquent loans, including the mailing of delinquency notices.  A senior lending officer or the Collections Department Manager takes over any delinquent loan once the loan is 30 days past due and handles any additional collection procedures, including letters from our attorneys.  If we cannot reach an acceptable workout of a delinquent commercial real estate or commercial business loan between 30 and 60 days following the due date of the first missed payment, we generally initiate foreclosure or repossession proceedings on any collateral securing the loan.

When we acquire real estate as a result of foreclosure or by deed in lieu of foreclosure, the real estate is classified as foreclosed real estate until it is sold.  The real estate is recorded at estimated fair value at the date of acquisition less estimated costs to sell, and any write-down resulting from the acquisition is charged to the allowance for loan losses. Estimated fair value is based on a new appraisal which is obtained as soon as practicable, typically after the foreclosure process is completed. Subsequent decreases in the value of the property are charged to operations.  After acquisition, all costs incurred in maintaining the property are expensed.  Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

Delinquent Loans.  The following table sets forth certain information with respect to our loan portfolio delinquencies by type and amount at the periods indicated.

	Loans Delinquent For
	30-59 Days		60-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At June 30, 2013:
Residential real estate mortgage loans:
One- to four-family	3	$830	1	$150	3	$1,332	7	$2,312
Home equity loans and lines of credit	9	408	2	89	5	263	16	760
Commercial real estate loans	—	—	—	—	—	—	—	—
Commercial business loans	—	—	—	—	1	149	1	149
SBA loans	4	340	—	—	3	424	7	764
Commercial construction loans	—	—	—	—	—	—	—	—
Consumer loans	—	—	2	12	—	—	2	12
Total	16	$1,578	5	$251	12	$2,168	33	$3,997

At December 31, 2012:
Residential real estate mortgage loans:
One- to four-family	11	$1,721	3	$717	7	$2,652	21	$5,090
Home equity loans and lines of credit	3	25	4	83	6	640	13	748
Commercial real estate loans	—	—	—	—	—	—	—	—
Commercial business loans	—	—	—	—	—	—	—	—
SBA loans	3	361	—	—	8	494	11	855
Commercial construction loans	—	—	—	—	—	—	—	—
Consumer loans	5	42	—	—	—	—	5	42
Total	22	$2,149	7	$800	21	$3,786	50	$6,735

At December 31, 2011:
Residential real estate mortgage loans:
One- to four-family	7	$2,208	1	$247	4	$659	12	$3,114
Home equity loans and lines of credit	9	417	6	463	4	243	19	1,123
Commercial real estate loans	—	—	—	—	—	—	—	—
Commercial business loans	—	—	—	—	—	—	—	—
SBA loans	9	1,187	1	250	5	609	15	2,046
Commercial construction loans	—	—	—	—	—	—	—	—
Consumer loans	7	46	—	—	3	58	10	104
Total	32	$3,858	8	$960	16	$1,569	56	$6,387

At December 31, 2010:
Residential real estate mortgage loans:
One- to four-family	1	$990	6	$2,901	10	$4,032	17	$7,923
Home equity loans and lines of credit	8	245	3	132	10	843	21	1,220
Commercial real estate loans	—	—	—	—	1	366	1	366
Commercial business loans	—	—	—	—	—	—	—	—
SBA loans	1	25	6	745	6	1,278	13	2,048
Commercial construction loans	—	—	—	—	—	—	—	—
Consumer loans	14	105	—	—	—	—	14	105
Total	24	$1,365	15	$3,778	27	$6,519	66	$11,662

	Loans Delinquent For
	30-59 Days		60-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At December 31, 2009:
Residential real estate mortgage loans:
One- to four-family	—	$—	—	$—	—	$—	—	$—
Home equity loans and lines of credit	7	335	4	410	8	613	19	1,358
Commercial real estate loans	2	530	—	—	—	—	2	530
Commercial business loans	—	—	—	—	—	—	—	—
SBA loans	4	402	1	30	7	2,977	12	3,409
Commercial construction loans	—	—	—	—	—	—	—	—
Consumer loans	12	72	3	11	6	74	21	157
Total	25	$1,339	8	$451	21	$3,664	54	$5,454

At December 31, 2008:
Residential real estate mortgage loans:
One- to four-family	10	$2,399	9	$1,887	4	$1,310	23	$5,596
Home equity loans and lines of credit	12	675	6	421	3	77	21	1,173
Commercial real estate loans	—	—	—	—	1	344	1	344
Commercial business loans	—	—	—	—	—	—	—	—
SBA loans	9	2,501	—	—	7	1,821	16	4,322
Commercial construction loans	—	—	—	—	—	—	—	—
Consumer loans	26	186	9	45	3	19	38	250
Total	57	$5,761	24	$2,353	18	$3,571	99	$11,685

Non-Performing Loans.  We generally cease accruing interest on our loans when contractual payments of principal or interest have become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing.  A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured.  When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed.  Interest received on nonaccrual loans generally is applied against principal or interest and is recognized on a cash basis. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Non-performing loans decreased to $6.6 million, or 2.14% of total loans, at June 30, 2013 from $7.7 million, or 2.58% of total loans, at December 31, 2012 due to a $730,000 decrease in non-performing one- to four-family residential real estate loans. Non-performing loans increased to $7.7 million, or 2.58% of total loans, at December 31, 2012 from $6.7 million, or 2.47% of total loans, at December 31, 2011 due to a $2.6 million increase in non-performing one- to four-family residential real estate loans.  Declines in property values in our market area, unemployment and divorce were the primary causes of the increase in non-performing loans in our one- to four-family residential mortgage portfolio in 2012.

Non-performing one- to four-family residential real estate loans totaled $5.0 million at June 30, 2013 and consisted of 15 loans of which the largest was $612,000.  Non-performing SBA loans totaled $1.0 million at June 30, 2013, of which $865,000 was guaranteed by the SBA. At June 30, 2013, non-performing commercial business loans consisted of one loan of $149,000 which was paid off in July 2013.

Troubled Debt Restructurings. Loans are classified as restructured when certain modifications are made to the loan terms and concessions are granted to the borrowers due to financial difficulty experienced by those borrowers. The modification of the terms of such loans were one of the following: a reduction of the stated interest rate of the loan for some period of time, an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk, or an extension of time to make payments with the delinquent payments added to the principal of the loan. No additional loan commitments were outstanding to our troubled debt restructured borrowers at June 30, 2013.

Loans on non-accrual status at the date of modification are initially classified as non-accrual troubled debt restructurings.  At June 30, 2013, we had $3.4 million in non-accrual troubled debt restructurings. Our policy provides that troubled debt restructured loans are returned to accrual status after a period of satisfactory and reasonable future payment performance under the terms of the restructuring.  Satisfactory payment performance is generally no less than six consecutive months of timely payments.  At June 30, 2013, we had $3.4 million in accruing troubled debt restructurings.  As of June 30, 2013, three loans totaling $600,000 that were modified as troubled debt restructurings within the previous twelve months defaulted after their restructure.

Nonperforming Assets.  The table below sets forth the amounts and categories of our nonperforming assets at the dates indicated. For the dates presented, there were no loans delinquent 90 days or more and still accruing.

	At June 30,	At December 31,
	2013	2012	2011	2010	2009	2008
	(Dollars in thousands)
Nonaccrual loans:
Residential real estate mortgage loans:
One- to four-family	$2,283	$2,305	$1,734	$2,858	$—	$1,311
Home equity loans and lines of credit	406	779	555	862	613	77
Commercial real estate loans	—	—	—	—	—	344
Commercial business loans	149	—	—	366	—	—
SBA loans	334	569	1,149	1,527	2,595	1,884
Commercial construction loans	—	—	—	—	—	—
Consumer loans	—	—	58	—	74	20
Total nonaccrual loans	3,172	3,653	3,496	5,613	3,282	3,636
Non-accruing troubled debt restructured loans:
Residential real estate mortgage loans:
One- to four-family	2,760	3,468	2,077	3,212	—	—
Home equity loans and lines of credit	25	25	180	303	—	—
Commercial real estate loans	—	—	—	—	—	—
Commercial business loans	—	—	—	—	—	—
SBA loans	655	502	906	910	638	—
Commercial construction loans	—	—	—	—	—	—
Consumer loans	—	13	—	—	—	—
Total non-accruing troubled debt restructured loans	3,440	4,008	3,163	4,425	638	—
Total nonperforming loans	6,612	7,661	6,659	10,038	3,920	3,636
Foreclosed real estate:
One- to four-family	1,580	2,502	1,870	435	675	250
Home equity loans and lines of credit	90	92	—	—	—	485
Commercial loans	—	—	—	—	—	—
Commercial business loans	—	—	—	—	—	—
SBA loans	—	—	—	—	428	675
Commercial construction loans	—	—	—	—	—	—
Consumer loans	—	—	—	—	—	—
Total foreclosed real estate	1,670	2,594	1,870	435	1,103	1,410
Total nonperforming assets	$8,282	$10,255	$8,529	$10,473	$5,023	$5,046

Total accruing troubled debt restructured loans	3,438	2,177	2,773	4,042	10,175	231
Ratios:
Nonperforming loans to total loans	2.14%	2.58%	2.47%	3.90%	1.51%	1.52%
Nonperforming assets to total assets	2.20%	2.89%	2.64%	3.39%	1.68%	1.67%

For the six months ended June 30, 2013 and for the year ended December 31, 2012, gross interest income which would have been recorded had the non-performing loans been current in accordance with their original terms amounted to $147,000 and $316,000, respectively.  The amount that was included in interest income on such loans totaled $100,000 and $233,000 for both the six months ended June 30, 2013 and the year ended December 31, 2012.

Foreclosed Real Estate.  Other real estate owned consists of property acquired through formal foreclosure, in-substance foreclosure or by deed in lieu of foreclosure, and is recorded at the lower of recorded investment or fair value less estimated costs to sell.  Write-downs from recorded investment to fair value, which are required at the time of foreclosure, are charged to the allowance for loan losses.  After transfer, adjustments to the carrying value of the properties that result from subsequent declines in value are charged to operations in the period in which the declines occur.  During the six months ended June 30, 2013, two loans totaling $270,000 secured by residential real estate were transferred into foreclosed real estate.  For the year ended December 31, 2012, three one- to four-family residential lending relationships of $1.2 million were transferred into foreclosed real estate.  We had $1.7 million in real estate owned at June 30, 2013.

Other Loans of Concern.   There were no other loans at June 30, 2013 that are not already disclosed where there is information about possible credit problems of borrowers that caused management to have serious doubts about the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure of such loans in the future.

Classified Assets.  Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the FDIC to be of lesser quality, as “substandard,” “doubtful” or “loss.”  An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.  “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected.  Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.”  Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.  Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable accrued losses.  General allowances represent loss allowances which have been established to cover probable accrued losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets.  When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount.  An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific loss allowances.

In accordance with our loan policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations.  Loans are listed on the “watch list” initially because of emerging financial weaknesses even though the loan is currently performing as agreed, or delinquency status, or if the loan possesses weaknesses although currently performing. If a loan deteriorates in asset quality, the classification is changed to “special mention,”  “substandard,”  “doubtful” or “loss” depending on the circumstances and the evaluation. Generally, loans 90 days or more past due are placed on nonaccrual status and classified “substandard.”  Management reviews the status of each impaired loan on our watch list on a quarterly basis.

On the basis of this review of our assets, we had classified or held as special mention the following assets as of the date indicated:

	At June 30,	At December 31,
	2013	2012	2011
	(In thousands)

Special mention	$1,106	$1,257	$2,748
Substandard	4,085	5,255	5,535
Doubtful	—	—	193
Loss	—	—	—

Total classified and special mention assets	$5,191	$6,512	$8,476

The decrease in classified assets from December 31, 2012 to June 30, 2013 was due to a $1.2 million decrease primarily in commercial real estate substandard loans due to improved financial results of the borrowers. At June 30, 2013, substandard loans included $3.7 million of SBA loans, of which $3.0 million was guaranteed by the SBA.

Allowance for Loan Losses

Analysis and Determination of the Allowance for Loan Losses.  Our allowance for loan losses is the amount considered necessary to reflect probable incurred losses in our loan portfolio.  We evaluate the need to establish allowances against losses on loans on a quarterly basis.  When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of two key elements: (1) specific allowances for identified impaired loans; and (2) a general valuation allowance on the remainder of the loan portfolio.  Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

We identify loans that may need to be charged off as a loss by reviewing all delinquent loans, classified loans, and other loans about which management may have concerns about collectability. For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan as well as the shortfall in collateral value could result in our charging off the loan or the portion of the loan that was impaired.

Among other factors, we consider current general economic conditions, including current housing price depreciation, in determining the appropriateness of the allowance for loan losses for our residential real estate portfolio. We use evidence obtained from our own loan portfolio, including loss history, as well as published housing data on our local markets from third party sources we believe to be reliable as a basis for assumptions about the impact of housing depreciation. We have increased our general allowance on home equity loans since 2010 to reflect increased recent trends in historical loss experience. Our historical loss experience on one- to four-family residential real estate loans has improved since 2011 as the local economy and local real estate market has stabilized or slightly improved, resulting in a decrease in our residential allowance since 2011.

Substantially all of our loans are secured by collateral. Loans 90 days past due and other classified loans are evaluated for impairment and general or specific allowances are established. Typically for a nonperforming impaired real estate loan, the value of the underlying collateral is estimated using an independent appraisal, adjusted for property specific conditions and other factors, and related specific reserves are adjusted on a quarterly basis. If a nonperforming impaired real estate loan is in the process of foreclosure and/or there are serious doubts about further collectability of principal or interest, and there is uncertainty about the value of the underlying collateral, we will order a new independent appraisal. Any shortfall would result in immediately charging off the portion of the loan that was impaired.

Specific Allowances for Identified Problem Loans.  We evaluate the need for a specific allowance when loans are determined to be impaired.  Loss is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral less estimated selling expenses.  Factors in identifying a specific problem loan include: (1) the strength of the customer’s personal or business cash flows; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of our collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency.  In addition, for loans secured by real estate, we consider the extent of any past due and unpaid property taxes applicable to the property serving as collateral on the mortgage.

General Valuation Allowance on the Remainder of the Loan Portfolio.  We establish a general allowance for loans that are not classified as impaired to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets.  This general valuation allowance is determined by segregating the loans by loan category (segments) and assigning allowance percentages based on our historical loss experience, delinquency trends and management’s evaluation of the collectability of the loan portfolio.  The allowance may be adjusted for significant factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date.  These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary market area, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results.  The applied loss factors are re-evaluated quarterly to ensure their relevance in the current and overall economic environment and in relation to trends in the loan portfolio.

Allowance for Loan Losses.  The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(Dollars in thousands)

Balance at beginning of period	$1,569	$1,424	$1,424	$1,636	$1,346	$963	$304

Charge-offs:
Residential real estate mortgage loans:
One- to four-family	—	(110)	(154)	(829)	(3)	(412)	—
Home equity loans and lines of credit	(215)	(625)	(707)	(446)	(440)	(83)	(77)
Commercial real estate loans	—	—	—	—	(174)	(91)	—
Commercial business loans	—	—	—	(32)	—	—	—
SBA loans	(8)	(43)	(117)	(112)	(382)	(134)	(201)
Commercial construction loans	—	—	—	—	—	—	—
Consumer loans	(15)	(16)	(58)	(40)	(22)	(54)	(137)
Total charge-offs	(238)	(794)	(1,036)	(1,459)	(1,021)	(774)	(415)
Recoveries:
Residential real estate mortgage loans:
One- to four-family	7	5	9	9	5	—	—
Home equity loans and lines of credit	6	1	8	7	4	3	—
Commercial real estate loans	—	—	—	—	—	—	—
Commercial business loans	—	—	—	—	—	—	—
SBA loans	33	21	39	38	21	1	2
Commercial construction loans	—	—	—	—	—	—	—
Consumer loans	11	7	16	36	37	42	31
Total recoveries	57	34	72	90	67	46	33
Net (charge-offs) recoveries	(181)	(760)	(964)	(1,369)	(954)	(728)	(382)
Provision for loan losses	209	584	1,109	1,157	1,244	1,111	1,041
Balance at end of period	$1,597	$1,248	$1,569	$1,424	$1,636	$1,346	$963
Ratios:
Net charge-offs to average loans outstanding	0.12%	0.56%	0.35%	0.51%	0.36%	0.29%	0.16%
Allowance for loan losses to nonperforming loans at end of period	24.15%	23.19%	20.48%	21.38%	16.30%	34.34%	26.49%
Allowance for loan losses to total loans at end of period	0.52%	0.45%	0.53%	0.53%	0.64%	0.52%	0.40%

Allocation of Allowance for Loan Losses.  The following tables set forth the allowance for loan losses allocated by loan category, the total loan balances by category, and the percent of loans in each category to total loans at the dates indicated.  The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At June 30, 2013		At December 31, 2012
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)

Residential real estate mortgage loans:
One- to four-family	$416	28.17%	$393	26.50%
Home equity loans and lines of credit	649	27.35	674	28.03
Commercial real estate loans	283	27.03	261	27.56
Commercial business loans	28	2.70	25	2.66
SBA loans	185	12.21	185	13.36
Commercial construction loans	20	1.93	11	1.11
Consumer loans	16	0.61	20	0.78
Total allowance	$1,597	100.0%	$1,569	100.0%

	At December 31,
	2011		2010
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)

Residential real estate mortgage loans:
One- to four-family	$531	27.19%	$694	29.23%
Home equity loans and lines of credit	501	29.76	509	31.50
Commercial real estate loans	214	24.85	158	18.46
Commercial business loans	13	1.54	9	1.12
SBA loans	150	15.34	238	17.23
Commercial construction loans	—	—	1	0.09
Consumer loans	14	1.32	27	2.38
Total allowance	$1,424	100.0%	$1,636	100.0%

	At December 31,
	2009		2008
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)

Residential real estate mortgage loans:
One- to four-family	$219	33.12%	$278	35.89%
Home equity loans and lines of credit	338	31.25	122	28.96
Commercial real estate loans	130	13.74	168	10.48
Commercial business loans	7	1.09	9	1.21
SBA loans	597	16.05	268	15.23
Commercial construction loans	3	0.52	6	0.84
Consumer loans	52	4.23	112	7.39
Total allowance	$1,346	100.0%	$963	100.0%

At June 30, 2013, our allowance for loan losses represented 0.52% of total loans and 24.15% of non-performing loans, at December 31, 2012, our allowance for loan losses represented 0.53% of total loans and 20.48% of non-performing loans, and at December 31, 2011, our allowance for loan losses represented 0.53% of total loans and 21.38% of non-performing loans.  There were $181,000, $1.0 million and $1.4 million in net loan charge-offs during the six months ended June 30, 2013 and the years ended December 31, 2012 and 2011, respectively.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations.  Because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for loan losses may not be adequate and management may determine that increases in the allowance are necessary if the quality of any portion of our loan portfolio deteriorates as a result.  Furthermore, as an integral part of its examination process, the FDIC and/or the Rhode Island Department of Business Regulation periodically review our allowance for loan losses.  The FDIC and/or the Rhode Island Department of Business Regulation may require that we increase our allowance based on its judgments of information available to it at the time of its examination.  Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Investment Activities

General.  Our board of directors is responsible for adopting our investment policy.  The investment policy is reviewed annually by management and any changes to the policy are recommended to and subject to the approval of the board of directors. Our investment policy provides us with the ability to invest in short-term investments, which may include overnight federal funds, reverse repurchase agreements, banker’s acceptances and/or U.S. government or federal agency securities, and longer-term investments, which we will consider investing in, including term federal funds, federal agency securities and certificates of deposit.  Authority to make investments under the approved investment policy guidelines is delegated to our President and Chief Executive Officer and our Chief Financial Officer.  All investment transactions are reviewed at regularly scheduled monthly meetings of the board of directors.

At June 30, 2013, December 31, 2012, 2011 and 2010, we had no investment securities other than our required investment in Federal Home Loan Bank of Boston stock.

Sources of Funds

General.  Deposits have traditionally been our primary source of funds for use in lending and investment activities.  We also use borrowings, primarily Federal Home Loan Bank of Boston advances, to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds.  In addition, we receive funds from scheduled loan payments, loan prepayments, retained earnings and income on earning assets.  While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits.  Our deposits are generated primarily from residents within our primary market area.  We offer a selection of deposit accounts, including non-interest-bearing demand accounts, money market accounts, savings accounts, club accounts and certificates of deposit.  Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate.  We have not in the past used, and currently do not hold, any brokered deposits.  At June 30, 2013, our core deposits, which are deposits other than certificates of deposit, were $206.7 million, representing 62.6% of total deposits.

Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis.  Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. The flow of deposits is influenced significantly by general economic conditions, changes in interest rates and competition. The variety of deposit accounts that we offer allows us to be competitive in generating deposits and to respond with flexibility to changes in our customers’ demands.  Our ability to gather deposits is impacted by the competitive market in which we operate, which includes numerous financial institutions of varying sizes offering a wide range of products.  We believe that deposits are a stable source of funds, but our ability to attract and maintain deposits at favorable rates will be affected by market conditions, including competition and prevailing interest rates.

The following tables set forth the distribution of total deposit accounts, by account type, at or for the dates indicated.

	At or for the Six Months Ended June 30, 2013				At or for the Year Ended December 31, 2012
	Average Balance	Balance	Percent of Balance	Weighted Average Rate	Average Balance	Balance	Percent of Balance	Weighted Average Rate
	(Dollars in thousands)

Non-interest bearing demand deposit accounts	$60,323	$63,775	19.33%	—%	$54,609	$57,608	18.72%	—%
Money market accounts	53,004	54,945	16.65	0.43	52,248	51,570	16.75	0.43
Savings accounts and interest-bearing checking	79,975	86,454	26.20	0.25	74,735	77,042	25.03	0.25
Club accounts	1,412	1,533	0.46	0.25	1,454	1,197	0.39	0.25
Total transaction accounts	194,715	206,707	62.64	0.22	183,046	187,417	60.89	0.22
Certificates of deposit	121,691	123,285	37.36	1.73	114,836	120,376	39.11	1.82
Total deposits	$316,406	$329,992	100.00%	0.78%	$297,882	$307,793	100.00%	0.85%

	At or for the Year Ended December 31,
	2011				2010
	Average Balance	Balance	Percent of Balance	Weighted Average Rate	Average Balance	Balance	Percent of Balance	Weighted Average Rate
	(Dollars in thousands)

Non-interest bearing demand deposit accounts	$45,409	$49,895	17.63%	—%	$42,352	$43,857	16.75%	—%
Money market accounts	48,290	49,232	17.40	0.43	56,715	51,062	19.50	0.42
Savings accounts and interest-bearing checking	66,316	70,356	24.86	0.25	59,398	60,151	22.97	0.50
Club accounts	1,315	1,124	0.40	0.25	1,300	1,013	0.39	0.50
Total transaction accounts	161,330	170,607	60.29	0.23	159,765	156,083	59.61	0.33
Certificates of deposit	109,218	112,349	39.71	1.98	111,290	105,768	40.39	2.06
Total deposits	$270,548	$282,956	100.00%	0.92%	$271,055	$261,851	100.00%	1.03%

The following table sets forth the amount and maturities of certificates of deposit at June 30, 2013.

	At June 30, 2013
	Less Than One Year	Over One Year to Two Years	Over Two Years to Three Years	Over Three Years	Total	Percentage of Total Certificate Accounts
	(Dollars in thousands)
Interest Rate:
Less than 0.50%	$18,688	$—	$—	$—	$18,688	15.16%
0.51% - 1.00%	17,602	9,139	2,220	11	28,972	23.50
1.01% - 2.00%	5,269	2,484	425	22,994	31,172	25.28
2.01% - 3.00%	1,425	5,909	19,038	6,603	32,975	26.75
3.01% - 4.00%	2,831	2,341	6,037	—	11,209	9.09
4.01% and over	269	—	—	—	269	0.22

Total	$46,084	$19,873	$27,720	$29,608	$123,285	100.00%

As of June 30, 2013, the aggregate amount of our outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $45.9 million.  The following table sets forth the maturity of these certificates as of June 30, 2013.

At June 30, 2013
(In thousands)

Three months or less	$5,948
Over three months through six months	3,802
Over six months through one year	6,340
Over one year	29,790

Total	$45,880

The following table sets forth the certificates of deposit in Coastway Community Bank classified by interest rate as of the dates indicated.

		At December 31,
	At June 30, 2013	2012	2011	2010
	(In thousands)
Interest Rate:
Less than 0.50%	$18,688	$18,097	$12,838	$6,798
0.51% - 1.00%	28,972	27,093	25,798	27,147
1.01% - 2.00%	31,172	24,438	15,128	20,494
2.01% - 3.00%	32,975	38,036	42,371	29,747
3.01% - 4.00%	11,209	12,170	12,232	14,529
4.01% and over	269	542	3,982	7,053
Total	$123,285	$120,376	$112,349	$105,768

Borrowed Funds.  We may obtain advances from the Federal Home Loan Bank of Boston upon the security of our capital stock in the Federal Home Loan Bank of Boston and certain of our mortgage loans.  Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities.  To the extent such borrowings have different terms to repricing than our deposits, they can change our interest rate risk profile.  At June 30, 2013, we had $14.0 million in advances from the Federal Home Loan Bank of Boston.  At June 30, 2013, based on available collateral and our ownership of FHLB stock, we had access to additional Federal Home Loan Bank of Boston advances of up to $50.8 million.

The following table sets forth information concerning balances and interest rates on our borrowings at the date and for the periods indicated.

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2013	2012	2012	2011	2010
	(Dollars in thousands)

FHLB Advances:
Balance at end of period	$14,000	$3,407	$16,343	$10,769	$18,188
Average balance during period	13,256	5,192	4,597	11,371	8,863
Maximum outstanding at any month end	20,332	6,759	16,343	15,916	18,188
Weighted average interest rate at end of period	0.84%	3.80%	1.03%	1.83%	1.43%
Average interest rate during period	1.02%	3.01%	3.15%	1.89%	2.76%

Properties

As of June 30, 2013, the net book value of our properties was $24.6 million.  The net book value of our furniture, fixtures and equipment at June 30, 2013 was $2.0 million. The following is a list of our offices:

Location	Leased or Owned	Year Acquired or Leased	Building Square Footage	Net Book Value of Real Property
				(In thousands)
Corporate Headquarters: (including land)

One Coastway Plaza Cranston, RI 02910	Owned	2003	22,671	$3,415

Full Service Branches: (including land)

180 Washington Street Providence, RI 02903	Owned	2011	7,000	4,131

Warwick 2089 Warwick Avenue Warwick, RI 02889	Owned	1954	4,628	843

Women & Infants Hospital(1) 101 Dudley Street Providence, RI 02905	Leased	1986	1,000	—

Lincoln(2) 210 Front Street Lincoln, RI 02865	Leased	1998	2,800	—

Cranston East 1155 Reservoir Avenue Cranston, RI 02920	Owned	2000	4,810	2,096

Cowesett 3830 Post Road Warwick, RI 02886	Owned	2002	2,771	1,442

East Providence 2830 Pawtucket Avenue East Providence, RI 02915	Owned	2005	3,476	1,990

East Greenwich 5750 Past Road East Greenwich, RI 02818	Owned	2012	3,500	4,380

Cranston West 200 Comstock Parkway Cranston, RI 02920	Owned	2013	3,800	2,453

Real estate held for sale:

33 Sharpe Drive Cranston, RI 02920	Owned	2012	38,400	2,280

2285 New London Turnpike Coventry, RI 02816 (land)	Owned		—	1,235

Future Corporate Headquarters:

MetroCenter(3) 1 LoriAnne Drive Warwick, RI 02886	Purchase & Sale	—	Under construction	—

(1)         The lease expires on June 30, 2016.

(2)         The lease expires December 31, 2013.  This branch will be relocated to 618 George Washington Highway, Lincoln, RI 02845.

(3)         In June 2013, we entered into a purchase and sale agreement for $8.8 million to purchase our new corporate headquarters which is currently under construction. We expect to close on the purchase in the second quarter of 2014, and relocate from our current headquarters.

Subsidiary and Other Activities

Upon completion of the conversion, Coastway Community Bank will become the wholly owned subsidiary of Coastway Bancorp, Inc.  Coastway Community Bank has no subsidiaries.

Legal Proceedings

We are not involved in any pending legal proceedings as a plaintiff or defendant other than routine legal proceedings occurring in the ordinary course of business, and at June 30, 2013, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

Coastway Community Bank will enter into an agreement with Coastway Bancorp, Inc. to provide it with certain administrative support services for compensation not less than the fair market value of the services provided.  In addition, Coastway Community Bank and Coastway Bancorp, Inc. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of June 30, 2013, we had 148 employees, of which 143 were full-time employees.  Our employees are not represented by any collective bargaining group.  Management believes that we have a good working relationship with our employees.

SUPERVISION AND REGULATION

General

Coastway Community Bank is a Rhode Island-chartered stock savings bank and upon completion of the conversion will be the wholly-owned subsidiary of Coastway Bancorp, Inc., a Maryland corporation, which will be a registered bank holding company. Coastway Community Bank’s deposits are insured up to applicable limits by the FDIC. Coastway Community Bank is subject to extensive regulation by the Rhode Island Department of Business Regulation, as its chartering agency, and by the FDIC, its primary federal regulator and deposit insurer. Coastway Community Bank is required to file reports with, and is periodically examined by, the FDIC and the Rhode Island Department of Business Regulation concerning its activities and financial condition and must obtain regulatory approvals prior to entering into certain transactions, including, but not limited to, mergers with or acquisitions of other financial institutions. As a registered bank holding company, Coastway Bancorp, Inc. will be regulated by the Board of Governors of the Federal Reserve System, or the “Federal Reserve Board.”

The regulatory and supervisory structure establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of depositors and the deposit insurance funds, rather than for the protection of stockholders and creditors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies concerning the establishment of deposit insurance assessment fees, classification of assets and establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the Rhode Island legislature, the Rhode Island Department of Business Regulation, the FDIC, the Federal Reserve Board or Congress, could have a material adverse impact on the financial condition and results of operations of Coastway Bancorp, Inc. and Coastway Community Bank. As is further described below, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), has significantly changed the bank regulatory structure and may affect the lending, investment and general operating activities of depository institutions and their holding companies.

Set forth below is a summary of certain material statutory and regulatory requirements applicable to Coastway Bancorp, Inc. and Coastway Community Bank. The summary is not intended to be a complete description of such statutes and regulations and their effects on Coastway Bancorp, Inc. and Coastway Community Bank.

The Dodd-Frank Act

The Dodd-Frank Act significantly changed bank regulation and has affected the lending, investment, trading and operating activities of depository institutions and their holding companies. The Dodd-Frank Act eliminated the Office of Thrift Supervision and requires that federal savings associations be regulated by the Office of the Comptroller of the Currency (the primary federal regulator for national banks). The Dodd-Frank Act also authorized the Federal Reserve Board to supervise and regulate all savings and loan holding companies.

The Dodd-Frank Act also created a new Consumer Financial Protection Bureau with extensive powers to supervise and enforce consumer protection laws.  The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices.  The Consumer Financial Protection Bureau also has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets.  Banks and savings institutions with $10 billion or less in assets, such as Coastway Community Bank, will continue to be examined by their applicable federal bank regulators.  The Dodd-Frank Act also gave state attorneys general the ability to enforce applicable federal consumer protection laws.

The Dodd-Frank Act broadened the base for FDIC assessments for deposit insurance, permanently increased the maximum amount of deposit insurance to $250,000 per depositor, and authorized non-interest bearing transaction accounts with unlimited deposit insurance through December 31, 2012.  The legislation also, among other things, requires originators of certain securitized loans to retain a portion of the credit risk, stipulates regulatory rate-setting for certain debit card interchange fees, repealed restrictions on the payment of interest on commercial demand deposits and contains a number of reforms related to mortgage originations.  The Dodd-Frank Act increased the ability of stockholders to influence boards of directors by requiring companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments.  However, as an “emerging growth company” under the JOBS Act, we are exempt from the stockholder vote requirement until one year after we cease to be an “emerging growth company.”  The legislation also directed the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to company executives, regardless of whether the company is publicly traded or not.

Many of the provisions of the Dodd-Frank Act are subject to delayed effective dates or require the implementing regulations and, therefore, their impact on our operations cannot be fully determined at this time.  However, it is likely that the Dodd-Frank Act will increase the regulatory burden, compliance costs and interest expense for Coastway Community Bank and Coastway Bancorp, Inc.

Rhode Island Banking Laws and Supervision

General. As a Rhode Island-chartered stock savings bank, Coastway Community Bank is subject to supervision, regulation and examination by the Rhode Island Department of Business Regulation and to various Rhode Island statutes and regulations that govern, among other things, investment powers, lending and deposit-taking activities, borrowings, maintenance of surplus and reserve accounts, distribution of earnings and payment of dividends. In addition, a Rhode Island-chartered savings bank may exercise any power authorized for federal savings banks or national banks. The approval of the Rhode Island Department of Business Regulation is required for a Rhode Island-chartered bank to establish or relocate branches, merge with other financial institutions, issue stock and undertake certain other activities.

Loans to One Borrower Limitations. Rhode Island banking law grants broad lending authority. However, with certain limited exceptions, total obligations to one borrower may not exceed 15 percent of the total of the bank’s unimpaired capital as defined under Rhode Island law.

Investment Activities.  In general, Rhode Island-chartered savings banks may invest in any bonds, obligations or real or personal property as it may deem prudent, subject to any restrictions or limitations imposed by Rhode Island law.

Regulatory Enforcement Authority.  Any Rhode Island savings bank that does not operate in accordance with the regulations, policies and directives of the Rhode Island Department of Business Regulation may be subject to sanctions for non-compliance, including revocation of its charter. The Rhode Island Department of Business Regulation may, under certain circumstances, suspend or remove officers or directors who have violated the law, conducted the bank’s business in an unsafe or unsound manner or contrary to the depositors interests or been negligent in the performance of their duties. Upon finding that a bank has engaged in an unfair or deceptive act or practice, the Rhode Island Department of Business Regulation may issue an order to cease and desist and impose a fine on the bank concerned.  The Director also has authority to take possession of a bank and appoint a liquidating agent under certain conditions such as an unsafe and unsound condition to transact business, the conduct of business in an unsafe or unauthorized manner of impaired capital.

Federal Regulations

Capital Requirements.  Under the FDIC’s regulations, federally insured state-chartered banks that are not members of the Federal Reserve System (“state non-member banks”), such as Coastway Community Bank, are required to comply with minimum leverage capital requirements. For an institution not anticipating or experiencing significant growth and deemed by the FDIC to be, in general, a strong banking organization rated composite 1 under Uniform Financial Institutions Ranking System, the minimum capital leverage requirement is a ratio of Tier 1 capital to total assets of 3.0%. For all other institutions, the minimum leverage capital ratio is not less than 4.0%. Tier 1 capital is the sum of common stockholder’s equity, noncumulative perpetual preferred stock (including any related surplus) and minority investments in certain subsidiaries, less intangible assets (except for certain servicing rights and credit card relationships) and certain other specified items.

FDIC regulations also require state non-member banks to maintain certain ratios of regulatory capital to regulatory risk-weighted assets, or “risk-based capital ratios.” Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items to four risk-weighted categories ranging from 0.0% to 100.0%. State non-member banks must maintain a minimum ratio of total capital to risk-weighted assets of at least 8.0%, of which at least one-half must be Tier 1 capital. Total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock, subordinated debentures and certain other capital instruments, and a portion of the net unrealized gain on equity securities. The includable amount of Tier 2 capital cannot exceed the amount of the institution’s Tier 1 capital.

In July, 2013, the FDIC and the other federal bank regulatory agencies issued a final rule to revise their risk-based and leverage capital requirements and their method for calculating risk-weighted assets, to make them consistent with the agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act.  The final rule applies to all depository institutions, top-tier bank holding companies with total consolidated assets of $500 million or more, and top-tier savings and loan holding companies (“banking organizations”).  Among other things, the rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4% to 6% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property.  The final rule also limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements.  The final rule becomes effective for us on January 1, 2015. The capital conservation buffer requirement will be phased in beginning January 1, 2016 and ending January 1, 2019, when the full capital conservation buffer requirement will be effective.

At June 30, 2013, Coastway Community Bank met each of its capital requirements.

Standards for Safety and Soundness. As required by statute, the federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness to implement safety and soundness standards. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit system, credit underwriting, loan documentation, interest rate exposure, asset growth, asset quality, earnings, compensation, fees and benefits and, more recently, safeguarding customer information. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.

Business and Investment Activities.  Under federal law, all state-chartered FDIC-insured banks, including savings banks, have been limited in their activities as principal and in their equity investments to the type and the amount authorized for national banks, notwithstanding state law. Federal law permits exceptions to these limitations. For example, certain state-chartered savings banks may, with FDIC approval, continue to exercise state authority to invest in common or preferred stocks listed on a national securities exchange and in the shares of an investment company registered under the Investment Company Act of 1940, as amended. The maximum permissible investment is the lesser of 100.0% of Tier 1 capital or the maximum amount permitted by Rhode Island law.

The FDIC is also authorized to permit state banks to engage in state authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if they meet all applicable capital requirements and it is determined that such activities or investments do not pose a significant risk to the FDIC insurance fund. The FDIC has adopted regulations governing the procedures for institutions seeking approval to engage in such activities or investments. The Gramm-Leach-Bliley Act of 1999 specified that a state bank may control a subsidiary that engages in activities as principal that would only be permitted for a national bank to conduct in a “financial subsidiary,” if a bank meets specified conditions and deducts its investment in the subsidiary for regulatory capital purposes.

Prompt Corrective Regulatory Action. Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

The FDIC has adopted regulations to implement the prompt corrective action legislation. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater and a leverage ratio of 5.0% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 4.0% or greater, and generally a leverage ratio of 4.0% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0%, or generally a leverage ratio of less than 4.0%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0%, or a leverage ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

“Undercapitalized” banks must adhere to growth, capital distribution (including dividend) and other limitations and are required to submit a capital restoration plan. A bank’s compliance with such a plan must be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional measures, including, but not limited to, a required sale of sufficient voting stock to become adequately capitalized, a requirement to reduce total assets, cessation of taking deposits from correspondent banks, the dismissal of directors or officers and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

The recently adopted final rule that will increase regulatory capital requirements will adjust the prompt corrective action categories accordingly.

Transactions with Related Parties. Transactions between a bank (and, generally, its subsidiaries) and its related parties or affiliates are limited by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. In a holding company context, the parent bank holding company and any companies which are controlled by such parent holding company are affiliates of the bank. Generally, Sections 23A and 23B of the Federal Reserve Act limit the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to 10% of such institution’s capital stock and surplus and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such institution’s capital stock and surplus. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and similar transactions. In addition, loans or other extensions of credit by the institution to the affiliate are required to be collateralized in accordance with specified requirements. The law also requires that affiliate transactions be on terms and conditions that are substantially the same, or at least as favorable to the institution, as those provided to non-affiliates.

Coastway Community Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board.  Among other things, these provisions generally require that extensions of credit to insiders:

•                                          be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•                                          not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Coastway Community Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Coastway Community Bank’s board of directors.  Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The FDIC has extensive enforcement authority over insured state savings banks, including Coastway Community Bank. That enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices. The FDIC also has authority under federal law to appoint a conservator or receiver for an insured bank under certain circumstances. The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state non-member bank if that bank was “critically undercapitalized” on average during the calendar quarter beginning 270 days after the date on which the institution became “critically undercapitalized.”

Federal Insurance of Deposit Accounts.  The Dodd-Frank Act permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008.

Under the FDIC’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other risk factors.  Rates are based on each institution’s risk category and certain specified risk adjustments.  Stronger institutions pay lower rates while riskier institutions pay higher rates.

In February 2011, the FDIC published a final rule under the Dodd-Frank Act to reform the deposit insurance assessment system.  The rule redefined the assessment base used for calculating deposit insurance assessments effective April 1, 2011.  Under the rule, assessments are based on an institution’s average consolidated total assets minus average tangible equity instead of total deposits.   The rule revised the assessment rate schedule to establish assessments ranging from 2.5 to 45 basis points.  Deposit assessments were prepaid in December 2009 for the fourth quarter of 2009 and for calendar years 2010 through 2012.  Estimated assessments were based on certain assumptions specified by the FDIC, including a 5% annual growth rate.  Prepaid assessments are to be applied against actual assessments until the prepaid assessments are exhausted.  Unused prepayments were returned to the institutions on June 28, 2013.  We recorded the prepayment of assessments as a prepaid expense, which is being amortized to expense over three years.  Our prepayments amount was $1.5 million and we received a reimbursement of $262,000.

In addition to the FDIC assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the FDIC, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019.  For the quarter ended June 30, 2013, the annualized Financing Corporation assessment was equal to 64 basis points of total assets less tangible capital.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits.  The FDIC must seek to achieve the 1.35% ratio by June 30, 2020.  Insured institutions with assets of $10 billion or more are supposed to fund the increase.  The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the FDIC and the FDIC has exercised that discretion by establishing a long-term fund ratio of 2%.

The FDIC has authority to increase insurance assessments.  Any significant increases would have an adverse effect on the operating expenses and results of operations of Coastway Community Bank.  Management cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.  We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.

Community Reinvestment Act. Under the Community Reinvestment Act (“CRA”), a bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA does require the FDIC, in connection with its examination of a bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to establish or acquire branches and merger with other depository institutions. The CRA requires the FDIC to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. Coastway Community Bank’s latest FDIC CRA rating, dated 2010, was “satisfactory.”

Federal Reserve System. The Federal Reserve Board regulations require savings institutions to maintain non-interest earning reserves against their transaction accounts (primarily Negotiable Order of Withdrawal (NOW) and regular checking accounts).  The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $58.8 million; a 10% reserve ratio is applied above $58.8 million.  The first $10.7 million of otherwise reservable balances are exempted from the reserve requirements.  The amounts are adjusted annually.  Coastway Community Bank complies with the foregoing requirements.

Federal Home Loan Bank System.  Coastway Community Bank is a member of the Federal Home Loan Bank System, which consists of twelve regional Federal Home Loan Banks.  The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending.  As a member of the Federal Home Loan Bank of Boston, Coastway Community Bank is required to acquire and hold a specified amount of shares of capital stock in the Federal Home Loan Bank of Boston.  As of June 30, 2013, Coastway Community Bank was in compliance with this requirement.

Other Regulations

Interest and other charges collected or contracted for by Coastway Community Bank are subject to state usury laws and federal laws concerning interest rates.  Coastway Community Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•                                          Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•                                          Real Estate Settlement Procedures Act, requiring that borrowers for mortgage loans for one- to four-family residential real estate receive various disclosures, including good faith estimates of settlement costs, lender servicing and escrow account practices, and prohibiting certain practices that increase the cost of settlement services;

•                                          Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•                                          Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•                                          Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•                                          Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•                                          Truth in Savings Act; and

•                                          Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Coastway Community Bank also are subject to the:

•                                          Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•                                          Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•                                          Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•                                          USA PATRIOT Act, which requires savings banks operating to, among other things, establish broadened anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•                                          Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

Coastway Bancorp, Inc., as a bank holding company, will be subject to examination, regulation, and periodic reporting under the Bank Holding Company Act of 1956, as amended, as administered by the Federal Reserve Board. Coastway Bancorp, Inc. is required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval would be required for Coastway Bancorp, Inc. to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if it would, directly or indirectly, own or control more than 5% of any class of voting shares of the bank or bank holding company.

A bank holding company is generally prohibited from engaging in, or acquiring, direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing securities brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property under certain conditions; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings association.

The Gramm-Leach-Bliley Act of 1999 authorizes a bank holding company that meets specified conditions, including depository institutions subsidiaries that are “well capitalized” and “well managed,” to opt to become a “financial holding company.” A “financial holding company” may engage in a broader array of financial activities than permitted a typical bank holding company. Such activities can include insurance underwriting and investment banking.  Coastway Bancorp, Inc. intends to elect “financial holding company” status upon completion of the conversion and reorganization, subject to the Federal Reserve Board’s non-objection.

Coastway Bancorp, Inc. will not be subject to the Federal Reserve Board’s consolidated capital adequacy guidelines for bank holding companies as it has less than $500 million in total assets.

A bank holding company is generally required to give the Federal Reserve Board prior written notice of any purchase or redemption of then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. The Federal Reserve Board has adopted an exception to that approval requirement for well-capitalized bank holding companies that meet certain other conditions.

The Federal Reserve Board has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve Board’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The Federal Reserve Board’s policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by using available resources to provide capital funds during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. The Dodd-Frank Act codified the source of strength policy and requires the promulgation of implementing regulations.  Under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of Coastway Bancorp, Inc. to pay dividends or otherwise engage in capital distributions.

The Federal Deposit Insurance Act makes depository institutions liable to the FDIC for losses suffered or anticipated by the insurance fund in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. That law would have potential applicability if Coastway Bancorp, Inc. ever held as a separate subsidiary a depository institution in addition to Coastway Community Bank.

Coastway Bancorp, Inc. and Coastway Community Bank will be affected by the monetary and fiscal policies of various agencies of the United States Government, including the Federal Reserve System. In view of changing conditions in the national economy and in the money markets, it is impossible for management to accurately predict future changes in monetary policy or the effect of such changes on the business or financial condition of Coastway Bancorp, Inc. or Coastway Community Bank.

Coastway Bancorp, Inc.’s status as a registered bank holding company under the Bank Holding Company Act will not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

Rhode Island Holding Company Regulation. Coastway Bancorp, Inc. will be subject to the regulation and supervision of the Rhode Island Department of Business Regulation. It will be subject to periodic examination by the department.

Federal Securities Laws

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the stock offering.  Upon completion of the stock offering, our common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the stock offering does not cover the resale of those shares.  Shares of common stock purchased by persons who are not our affiliates may be resold without registration.  Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933.  If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks.  In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Emerging Growth Company Status

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act made numerous changes to the federal securities laws to facilitate access to capital markets.  Under the JOBS Act, a company with total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year qualifies as an “emerging growth company.”  We qualify as an “emerging growth company” and believe that we will continue to qualify as an “emerging growth company” for five years from the completion of the stock offering.

As an “emerging growth company,” we have elected to use the transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards. As of June 30, 2013, there is not a significant difference in the presentation of our financial statements as compared to other public companies as a result of this transition guidance.

Additionally, we are in the process of evaluating the benefits of relying on the reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company”, we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Act, (iii) hold non-binding stockholder votes regarding annual executive compensation or executive compensation payable in connection with a merger or similar corporate transaction, (iv) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (v) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.  However, we will not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as we remain a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $75 million of voting and non-voting equity held by non-affiliates).

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting.  We will be subject to further reporting and audit requirements beginning with the year ending December 31, 2012 under the requirements of the Sarbanes-Oxley Act.  We will prepare policies, procedures and systems designed to ensure compliance with these regulations.

TAXATION

Federal Taxation

General.  Coastway Bancorp, Inc. and Coastway Community Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below.  The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Coastway Bancorp, Inc. and Coastway Community Bank.

Method of Accounting.  For federal income tax purposes, Coastway Community Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31st for filing its consolidated federal income tax returns.

Minimum Tax.  The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, referred to as “alternative minimum taxable income.”  The alternative minimum tax is payable to the extent alternative minimum taxable income is in excess of an exemption amount.  Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income.  Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years.  At June 30, 2013, Coastway Community Bank had no minimum tax credit carryforward.

Corporate Dividends.  We may exclude from our income 100% of dividends received from Coastway Community Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns.  Our federal and state tax returns are not currently under audit, and our federal and state tax returns have not been audited during the past five years.

State Taxation

Coastway Bancorp, Inc., and Coastway Community Bank are subject to Rhode Island’s corporate income tax, which is imposed at a flat rate of 9% on apportioned “adjusted gross income.” “Adjusted gross income,” for purposes of the Rhode Island corporate income tax, begins with taxable income as defined by Section 44-11 of the Rhode Island Code, and thus, incorporates federal tax law to the extent that it affects the computation of taxable income.  Federal taxable income is then adjusted by several modifications pursuant to Rhode Island tax regulation.

As a Maryland business corporation, Coastway Bancorp, Inc. is required to file an annual report with and pay franchise taxes to the state of Maryland.

MANAGEMENT OF COASTWAY BANCORP, INC.

Shared Management Structure

The directors of Coastway Bancorp, Inc. are the same persons who are the directors of Coastway Community Bank.  In addition, each executive officer of Coastway Bancorp, Inc. is also an executive officer of Coastway Community Bank.  We expect that Coastway Bancorp, Inc. and Coastway Community Bank will continue to have common executive officers until there is a business reason to establish separate management structures.

Executive Officers of Coastway Bancorp, Inc. and Coastway Community Bank

The following table sets forth information regarding certain executive officers of Coastway Bancorp, Inc. and Coastway Community Bank and their ages as of June 30, 2013. Except as otherwise indicated, executive officers hold the same title at Coastway Bancorp, Inc. and Coastway Community Bank.  The executive officers of Coastway Bancorp, Inc. and Coastway Community Bank are elected annually.

Name	Age	Position
William A. White	57	President and Chief Executive Officer
Richard H. Petrarca	59	Executive Vice President and Chief Operating Officer
Paul G. Wielgus(1)	61	Executive Vice President and Chief Credit Officer
Jeanette Fritz	47	Executive Vice President and Chief Financial Officer
Jana Planka(1)	53	Executive Vice President and Chief Retail Officer
Stephen J. Gibbons(1)	54	Executive Vice President, Chief Business Lending Officer

(1)         Not an officer of Coastway Bancorp, Inc.

Directors of Coastway Bancorp, Inc. and Coastway Community Bank

Coastway Bancorp, Inc. and Coastway Community Bank each have 10 directors.  Directors serve three-year staggered terms.  Directors of Coastway Community Bank will be elected by Coastway Bancorp, Inc. as its sole stockholder.  Directors of Coastway Bancorp, Inc. will be elected by stockholders.

The following table states our directors’ names, their ages as of June 30, 2013, the years that they began serving as directors of Coastway Community Bank and when their current term as directors of Coastway Bancorp, Inc. expires:

Name	Position(s) Held With Coastway Bancorp, Inc.	Age	Director Since(1)	Current Term Expires

Mark E. Crevier	Chairman of the Board	62	1986	2014
Hon. Francis X. Flaherty	Director	66	2008	2014
Debra M. Paul	Director	50	2008	2014
William A. White	President, Chief Executive Officer and Director	57	1994	2015
Dennis M. Murphy	Director	64	2008	2015
James P. Fiore	Director	69	1996	2015
David P. DiSanto	Director	56	2013	2015
Peter A. Koch	Director	64	2005	2016
Lynda Dickinson	Director	64	2001	2016
Phillip Kydd	Vice Chairman of the Board	54	2002	2016

(1) Includes service with Coastway Credit Union and its predecessor.

Board Independence

The Board of Directors has determined that each of our directors, with the exception of President and Chief Executive Officer William A. White is “independent” as defined in the listing standards of the Nasdaq Stock Market.  Mr. White is not independent because he is one of our executive officers.

In determining the independence of the other directors, the Board of Directors considered loans made to Directors Crevier, Koch, Dickinson and Kydd, and to CHILD, Inc., for which Director Dickinson is the Chief Executive Officer, and to Centerville Associates, LLC, for which Director Flaherty has an ownership interest. In addition, the Board of Directors considered the consulting fees of $15,000 paid in 2013 to the accounting firm of DiSanto, Priest & Co., of which Director DiSanto is a partner.

The Business Background of Our Directors and Executive Officers

The business experience for the past five years of each of our directors and executive officers is set forth below.  With respect to directors, the biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the Nominating Committee and the Board of Directors to determine that the person should serve as a director.  Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors:

Mark E. Crevier is a Certified Public Accountant and has served as chairman of the board of directors of Coastway Community Bank since 1998. He also serves on the Executive Committee. Mr. Crevier served as an executive with a number of hospital and health care organizations beginning in 1985.  From 2005 to 2008 he served as president and chief executive officer of Kent County Hospital in Warwick, Rhode Island, retiring in 2008.  He currently serves as an Executive-in-Residence at the University of Rhode Island. Mr. Crevier’s executive service experience and accounting expertise bring valuable insight to the board of directors.

Francis X. Flaherty is an Associate Justice of the Rhode Island Supreme Court and has served in that position since 2003.  Prior to his tenure on the court, Justice Flaherty served on the city council of the City of Warwick from 1978 until 1985.  He served as the Mayor of Warwick from 1984 until 1991. Prior to his service on the court, he was engaged in the private practice of law in Providence and Warwick, Rhode Island.  Justice Flaherty’s broad community service provides the board with a wide range of skills and experience to address the many issues facing a financial institution in today’s complex regulatory and economic environment.

Debra M. Paul is the chief executive officer of Fellowship Health Resources, Inc. in Lincoln, Rhode Island, which provides counseling and support services to people with emotional, mental and behavioral disorders. Prior to her appointment as chief executive officer in July 2013, she served as chief financial officer of the organization from January 2012 until June 2013.  From 2006 until October 2011, she served as chief financial officer of Women and Infants Hospital, Providence, Rhode Island. Ms. Paul is also a Certified Public Accountant.  Ms. Paul’s accounting expertise and executive and financial management experience brings a valuable resource to the board.

William A. White has served as president and chief executive officer of Coastway Community Bank and its predecessor Warwick Credit Union since 1994.  Mr. White is a present and past board member of a number of community service organizations in Rhode Island, including the Providence Performing Arts Center and the Meeting Street School. Mr. White’s service on the board of directors provides the board with first hand information on the bank’s operations and his leadership in the growth of the bank and its conversion to a mutual savings bank in 2009 evidence strong leadership qualities that are an asset to the board.

Dennis M. Murphy is a former executive with Gateway Healthcare, Inc., Pawtucket, Rhode Island, where he was involved in sales and customer relations, from which he retired in 2012 after seven years of service.  From 1997 to 2004 he served as the president and chief executive officer of the United Way of Rhode Island. He also served as an executive vice president with Fleet Bank from 1972 to 1996 where he managed the small business lending division among other duties. He has been a board member of the Gabelli School of Business at Roger Williams University since 2003.  Mr. Murphy’s extensive experience in small business lending provides Coastway Community Bank with valuable expertise in an important business line for the bank.

James P. Fiore is the founder and president of Thames Records Management, Inc., a digital scanning and software company located in Stonington, Connecticut.  Mr. Fiore founded the company in 2008 after selling AMS Imaging, a scanning and software company that he founded and operated for 40 years. Mr. Fiore has served as corporate secretary of Coastway Community Bank since 2000. Mr. Fiore’s extensive experience in records management and technology provide the board of directors with valuable expertise on similar issues concerning the bank.

Peter A. Koch is the chairman of the board of Candescent Eye Management, LLC, and the owner of Koch Eye Associates, a full service eye care center with 12 offices throughout Rhode Island and Massachusetts. From 1984 to 2012, he served as the chief executive officer of Koch Eye Associates. Mr. Koch is a present and past board member of a number of community service organizations in Rhode Island. Mr. Koch’s accounting background and management experience with a successful health care company bring a valuable financial and business background to the board of directors.

Lynda Dickinson is the founder and chief executive officer of CHILD, Inc., a private non-profit comprehensive child development and family services agency serving children from low-income families from pre-birth to age five through four facilities located in Kent County, Rhode Island.  She founded the organization in 1976.  Ms. Dickinson is a present and past board member of a number of community service organizations in Rhode Island, including the New England Head Start Association.  Ms. Dickinson’s financial and managerial skills bring valuable expertise to the board.

Phillip Kydd serves as vice chairman of the board, a position he has held since 2010.  Mr. Kydd has served as the Deputy Director of the Rhode Island Department of Transportation since 2010. He started his service with the Department of Transportation in 1986 and held the position of Assistant Director of Administration immediately before attaining his current position.  Mr. Kydd has oversight of engineering, construction and professional service contracts in excess of $1 billion. Mr. Kydd is a present and past board member of a number of community service and educational organizations, including the Rhode Island Urban League and the New England Institute of Technology. Mr. Kydd’s executive service with the Department of Transportation provides the board with expertise in addressing budgetary planning, administration and contract negotiating.

David P. DiSanto, a Certified Public Accountant, is a partner in the accounting firm of DiSanto, Priest & Co. and has over 30 years experience in public accounting. His accounting practice focuses on privately held businesses and high net worth individuals. Prior to establishing his firm in 2003, Mr. DiSanto was employed by KPMG Peat Marwick and served as a manager in the Private Business Group.  Mr. DiSanto’s accounting expertise provides the board of directors with perspective on Coastway Community Bank’s financial and accounting practices as well as its relationship with internal and external auditors.

Executive Officers Who Are Not Directors:

Richard H. Petrarca is executive vice president and chief operating officer. Prior to his appointment in May 2013 he served as the chief financial officer, a position he held since 1993.

Paul G. Wielgus has been executive vice president and chief credit officer since 2009. In this capacity he oversees the credit policy and loan review function of the bank and chairs the credit committee.  He also serves as the bank’s Community Reinvestment Act officer.  Prior to joining the bank in 2009 he served as senior vice president and senior credit officer at Bank Rhode Island beginning in 1998. Previously, he held senior credit positions with BankBoston and the Rhode Island Hospital Trust National Bank. He has over 30 years of credit related experience. He is a past and present board member of a number of community service organizations.

Jeanette Fritz has served as executive vice president and chief financial officer since May 2013. Prior to joining the bank, she was an audit partner at KPMG LLP where she was employed from 1987 until 2012.  Ms. Fritz primarily performed audits of community banks as well as other financial services organizations during her tenure at KPMG. Ms. Fritz is a certified public accountant.

Jana M. Planka has been executive vice president and chief retail officer since January 2010. She has held a number of managerial positions at Coastway Community Bank, including consumer and residential mortgage lending, sales and marketing and branch operations since joining the bank’s predecessor in 1994. Prior to joining Coastway Community Bank’s predecessor, Ms. Planka was employed at Fleet National Bank in the retail and community lending divisions. She is a present and past board member of a number of community service organizations in the Providence metropolitan area.

Stephen J. Gibbons is executive vice president in charge of business lending, a position he has held since 2008.  Prior to joining the bank, he served in various senior lending positions with Bank Rhode Island from 1996 to 2008. Mr. Gibbons has served with a number of community service organizations in the Cranston metropolitan area.

Corporate Governance Policies and Procedures

In addition to establishing committees of our board of directors, Coastway Bancorp, Inc. will adopt several policies to govern the activities of both Coastway Bancorp, Inc. and Coastway Community Bank, including corporate governance policies and a code of business conduct and ethics.  The corporate governance policies are expected to involve such matters as the following:

•                                          the composition, responsibilities and operation of our Board of Directors;

•                                          the establishment and operation of board committees, including audit, nominating and compensation committees;

•                                          convening executive sessions of independent directors; and

•                                          our Board of Directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations.  In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Executive Officer Compensation

Summary Compensation Table.  The table below summarizes for the year ended December 31, 2012 the total compensation paid to or earned by our President and Chief Executive Officer William White, and our two other most highly compensated executive officers.  Each individual listed in the table below is referred to as a named executive officer.

Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus ($)	All other compensation ($)(1)	Total ($)
William A. White President and Chief Executive Officer	2012	285,000	45,000	59,762	389,762
Stephen J. Gibbons Executive Vice President, Chief Business Lending Officer	2012	206,876	20,085	34,729	261,690
Richard H. Petrarca Executive Vice President and Chief Financial Officer (2)	2012	152,252	14,113	24,272	190,637

(1)         The amounts in this column reflect what Coastway Community Bank paid for, or reimbursed, the applicable named executive officer for the various benefits and perquisites received.  A break-down of the various elements of compensation in this column is set forth in the following table:

Name	Auto Expenses ($)	Country Club Dues ($)	Life Insurance Premiums ($)	Employer Contributions to 401(k) Plan ($)	Total All Other Compensation ($)
William A. White	15,000	10,767	1,020	32,723	252
Stephen J. Gibbons	—	7,100	1,020	26,249	360
Richard H. Petrarca	2,198	—	884	18,224	2,966

(2)         Mr. Petrarca was appointed Executive Vice President and Chief Operating Officer effective May, 2013.

Bonuses. During the budgeting process at the end of each year, the Board of Directors allocates a bonus pool for potential allocation to senior officers at the end of the following year.  The President and Chief Executive Officer evaluates the performance of the senior officers, including the Named Executive Officers (other than himself), and recommends bonus amounts to be awarded to the senior officers to the Executive Committee of the Board of Directors. The Executive Committee determines the bonus amount awarded to the President and Chief Executive Officer and reviews and approves the bonuses awarded to the senior officers. The newly-formed Compensation Committee will be overseeing bonuses in future years.

Benefit Plans and Agreements

Employment Agreement.  Coastway Community Bank entered into an employment agreement with William A. White on January 1, 2011, which was amended on July 25, 2013.  The amended employment agreement has a five-year term, will expire on December 31, 2018, unless renewed.  In the absence of any written notice from either party not renewing the agreement, which notice must be delivered to the other party no later than December 1 each year, the agreement will automatically renew for an additional one year.  Prior to each non-renewal notice period, the disinterested members of the board of directors will conduct a comprehensive performance evaluation and results thereof shall be included in the board’s minutes.  The agreement provides for the payment of base salary which is subject to an annual salary increase equal to the greater of 3% or a percentage increase equal to the annual Consumer Price Index.  Mr. White’s current base salary is $297,000.  In addition to the base salary, the agreement provides Mr. White with a maximum potential target incentive equal to 20% of his base salary as in effect as of January 1 each year, based upon the successful completion of performance objectives established by the board of directors no later than 90 days after the beginning of any calendar year.  Such incentive compensation is paid to the executive as a cash lump sum no later than 30 days after the end of the calendar year for which the target incentive pay was established.  The agreement provides Mr. White with $1,250 per month to be applied toward the purchase or lease of an automobile of his choice, titled in his own name, and Coastway Community Bank reimburses Mr. White for maintenance costs of such automobile, but Mr. White is responsible for maintaining insurance coverage on such automobile at his own expense.  The agreement also provides that Coastway Community Bank pays for membership dues and related fees and expenses for Mr. White’s membership in an appropriate club or clubs, subject to the approval of the board of directors.  The agreement also provides for participation in other employee benefit plans, arrangements and perquisites applicable to senior officers.  The agreement entitles Mr. White to reimbursement for business expenses, an annual medical examination paid by Coastway Community Bank, short term and long term disability insurance through the later of age 67 or the end of the term of the employment agreement, and participation in a supplemental executive retirement plan.

Certain events resulting in Mr. White’s termination or resignation entitle Mr. White to payments of severance benefits following termination of employment.  In the event of Mr. White’s involuntary termination for reasons other than death, disability, or termination for cause, or in the event he resigns during the term of the agreement following (i) Coastway Community Bank’s failure to elect or reelect or to appoint or reappoint Mr. White as President and Chief Executive Officer, (ii) a material change in Mr. White’s position to become one of lesser responsibility, importance or scope, (iii) liquidation or dissolution of Coastway Community Bank (other than corporate reorganizations), (iv) a reduction in Mr. White’s base salary or benefits unless such reduction is employer-wide, (v) a relocation of executive’s principal place of employment by more than 50 miles from its location as of January 1, 2011, (vi) a material breach of the employment agreement by Coastway Community Bank, then for five years following such termination, Mr. White would be entitled to receive payment of his current base salary and continued benefits (but only one year of continued medical benefits).  In the event of a change in control of Coastway Community Bank, the employment agreement will continue in full force and effect and shall become an obligation of the successor. If Mr. White’s employment is terminated for cause, he would have no right to receive compensation or other benefits for any period after termination.  In the event Mr. White becomes disabled within the meaning of such term under Section 409A of the Internal Revenue Code, he will receive benefits under any disability plan maintained by Coastway Community Bank and other plans to which he is a party.  In the event of executive’s death during the term of the employment agreement, his base salary and benefits shall be paid through the date of his death.  Upon termination of Mr. White’s employment (excluding termination of employment due to cause or termination of employment for any reason following a change in control), for one year following such termination, he has agreed not to compete with Coastway Community Bank in the State of Rhode Island and not to solicit employees or customers to terminate their relationships with Coastway Community Bank.

Executive Change in Control Severance Plan.  Following the conversion, Coastway Community Bank does not intend to enter into any new employment agreements.  However, Coastway Community Bank intends to enter into an Executive Change in Control Severance Plan (“Severance Plan”), effective at, and contingent upon the closing of the conversion and stock offering.  Participants in the Severance Plan will be selected by the President and Chief Executive Officer.  The President and Chief Executive Officer are excluded from participating in the Severance Plan.  If, within a two-year period following a change in control (as defined in Code Section 409A), a participant in the Severance Plan experiences either an involuntary termination of employment without cause or a voluntary resignation after being offered a position that is not a comparable position (as defined in the Severance Plan), the participant will be paid an individually determined amount, but in most cases equal to two times the participant’s current base salary plus two times the participant’s highest bonus paid in the two calendar years immediately prior to such termination.  Such amount will be paid ratably, starting no later than 60 days after the termination date, but such payment is contingent upon the participant signing (and not revoking) a general release of all claims in a form provided by Coastway Community Bank. Upon termination of the participant’s employment in a manner that results in payments to the participant under the Severance Plan, for the period of time that severance payments are being made thereunder, the participant agrees not to solicit customers to terminate their relationships with Coastway Community Bank.

Supplemental Executive Retirement Plan for William A. White.  Coastway Community Bank entered into non-qualified supplemental executive retirement plan (“SERP”) with William A. White as of January 1, 2011, which was amended and restated as of January 1, 2013.  In 2011, Coastway Community Bank transferred the value accrued under a prior SERP to the current SERP and is required to make annual contributions of $72,000 each January 1 thereafter until January 1, 2023, so long as Mr. White remains employed by Coastway Community Bank.  Upon Mr. White’s separation from service on or after age 67, Coastway Community Bank shall pay Mr. White’s SERP benefit in 10 approximately equal annual installments staring on the first business day of January after his separation from service.  If Mr. White dies before all installments have been paid, the balance shall be paid in a cash lump sum to his beneficiary.  If Mr. White dies or becomes disabled before reaching age 67, he will become fully vested in his liability reserve account and it shall be paid to him or his beneficiary in a lump sum no later than the first day of the second month after such death or disability.  If Mr. White separates from service before age 67 for reasons other than death, disability or cause, he shall be paid the vested portion of his liability reserve account in a lump sum no later than the first day of the second month after such separation from service.  As of December 31, 2012, Mr. White was 60% vested in his SERP benefit.  An additional 5% of his SERP benefit becomes vested as of each December 31 until it is 100% vested on December 31, 2020.  If Mr. White’s employment is terminated for cause, he will forfeit all benefits under the SERP.  In addition, SERP benefits may be paid to Mr. White in the event of an unforeseeable emergency, as defined in the SERP.

Supplemental Executive Retirement Plan.  Effective July 1, 2013, Coastway Community Bank adopted a non-qualified supplemental executive retirement plan (“SERP”) for certain senior executives, including Messrs. White, Gibbons and Petrarca.  Each SERP participant will receive 60% (70% for Mr. White) of their final average compensation upon separation from service after attaining normal retirement age (i.e., age 66, 67 or 68, as specified in their benefits schedule), less offsets for the employer’s contribution to the Bank’s Code Section 401(k) plan and 50% of the contribution to Social Security.  Mr. White’s benefit under this SERP is also offset by the benefit under his other SERP (described above).  Benefits are also reduced if a participant has not completed 20 years of service. Benefits generally vest in 10% increments for each year of service completed after the effective date of the SERP.  If a participant separates from service before normal retirement age, he or she shall be paid his or her vested accrued benefit in the form selected by the participant, unless such separation is due to cause, in which case all benefits are forfeited.  Benefits are payable in the form selected by each participant, which may be a cash lump sum, monthly installments over 5 years, or monthly installments for life, with 15 years of guaranteed payments.  If a proper election is not made, the default payment is a cash lump sum.  If a participant dies or becomes disabled before benefits begin, the participant will become fully vested and the participant or the participant’s beneficiaries shall be paid his or her vested accrued benefit as a cash lump sum no later than 30 days after the date of such death or disability.  If the participant dies after payments have begun, all remaining payments shall be made to the participant’s beneficiary in a cash lump sum no later than 30 days after such death.

401(k) Plan.  Since 1994, Coastway Community Bank has maintained the Coastway Community

Bank 401(k) Retirement Plan (“401(k) Plan”).  Employees who have attained age 18 and completed six months of employment are eligible to participate in the 401(k) Plan.  Under the 401(k) Plan a participant may elect to defer, on a pre-tax basis, up to 100% of his or her salary in any plan year, subject to limits imposed by the Internal Revenue Code.  For 2013, the salary deferral contribution limit is $17,500, provided, however, that a participant over age 50 may contribute an additional $5,500, for a total contribution of $23,000.  In addition to salary deferral contributions, Coastway Community Bank may make matching contributions up to 5% of each participant’s compensation and discretionary profit sharing contributions.  Generally, unless the participant elects otherwise, the participant’s account balance will be distributed as a result of his or her termination of employment.  Each participant has an individual account under the 401(k) Plan and may direct the investment of his or her account among a variety of investment options.  In connection with the conversion, each participant will be allowed to invest his or her account balance in the common stock of Coastway Bancorp, Inc. through the Coastway Bancorp, Inc. Stock Fund.

Employee Stock Ownership Plan.  In connection with the conversion, Coastway Community Bank intends to adopt a tax-qualified retirement plan known as an employee stock ownership plan (“ESOP”) for eligible employees.  Eligible employees will begin participation in the ESOP on the later of the effective date of the conversion or upon the first entry date commencing on or after the eligible employee’s completion of age 21 and 1,000 hours of service during a continuous 12-month period.

The ESOP trustee is expected to purchase, on behalf of the ESOP, 8.0% (including shares issued to the Coastway Bank Charitable Foundation) of the total number of shares of Coastway Bancorp, Inc. common stock issued in the conversion.  We anticipate that the ESOP will fund its stock purchase with a loan from Coastway Bancorp, Inc. equal to the aggregate purchase price of the common stock.  The loan will be repaid principally through Coastway Community Bank’s contribution to the ESOP and dividends payable on common stock held by the ESOP over the anticipated 25-year term of the loan.  The interest rate for the ESOP loan is expected to be an adjustable rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering.  Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year.  See “Pro Forma Data.”

The trustee will hold the shares purchased by the ESOP in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as the trustee repays the loan.  The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants.  Each participant will vest in his or her benefit at a rate of 20% per year, beginning after the participant’s completion of his or her second year of service, such that the participant will be fully vested upon completion of six years of credited service.  However, each participant who was employed by Coastway Community Bank prior to the offering will receive credit for vesting purposes for years of service prior to the adoption of the ESOP.  A participant also will become fully vested automatically in his or her benefit upon normal retirement, death or disability, or termination of the ESOP.  Generally, a participant will receive a distribution from the ESOP upon separation from service.

The ESOP permits a participant to direct the trustee as to how to vote the shares of common stock allocated to his or her account.  The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Coastway Community Bank will record a compensation expense for the ESOP at the fair market value of the shares as they are committed to be released from the unallocated suspense account to each participant’s account.  The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in Coastway Bancorp, Inc.’s earnings.

Frozen Defined Benefit Plan.  Coastway Community Bank maintains a tax-qualified defined benefit plan (“DB Plan”) that was created in 1955 and was frozen effective March 31, 1993.  After that date, no further benefits were accrued and no new participants were eligible to join the DB Plan.  Messrs. White, Gibbons and Petraraca do not participate in the DB Plan.  Currently, there are approximately 36 participants entitled to benefits under the DB Plan.  All benefits are fully vested.  The benefit formula is based on a percentage of final average pay.  Benefits are payable at normal retirement age (65) or at early retirement age (age 55 with 10 years of service) in the form of an annuity.  The DB Plan has assets of approximately $1.6 million at December 31, 2012, and it is approximately 75% funded, which is within the allowable range under the Internal Revenue Code of 1986, as amended.

Director Compensation

The following table sets forth for the year ended December 31, 2012 certain information as to the total remuneration we paid to our non-employee directors.  Information with respect to director compensation paid to directors who are also named executive officers is included above in “Executive Officer Compensation—Summary Compensation Table.”

Name	Fees earned or paid in cash ($)	Total ($)
Mark E. Crevier	25,208	25,208
Hon. Francis X. Flaherty	9,908	9,908
Debra M. Paul	10,275	10,275
Dennis M. Murphy	11,708	11,708
James P. Fiore	20,542	20,542
Peter A. Koch	10,875	10,875
Lynda Dickinson	20,542	20,542
Phillip Kydd	20,542	20,542

Director Fees

Each non-employee director of Coastway Community Bank is paid a fee of $833 for each meeting attended. The chairman of the board receives $1,250 for each meeting attended.  Additionally, each executive committee member is paid a fee of $833 for each executive committee meeting attended.  Previously, the chairman of the board received a retainer of 1,375 per quarter, other members of the executive committee received a retainer of $875 per quarter and other board members were paid a quarterly retainer of $375, all of which was discontinued after the first quarter of 2012.

Following the conversion, each individual who serves as a director of Coastway Community Bank will serve as a director of Coastway Bancorp, Inc.  We expect that directors of Coastway Community Bank will receive directors’ fees equivalent to the fees paid prior to the conversion. We anticipate paying $500 to each director for attending audit committee meetings, and no fees for attending nominating/corporate governance and compensation committee meetings.  We currently do not plan to separately compensate the directors of Coastway Bancorp, Inc.

Future Stock Benefit Plans

Following the stock offering, we intend to adopt a new stock-based incentive plan that will provide for grants of stock options and restricted common stock awards.  In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted stock, not to exceed 10% and 4%, respectively, of the shares issued in the conversion (including shares contributed to our charitable foundation).  These limitations will not apply if the plan is implemented more than one year after the conversion.

The stock-based incentive plan will not be established sooner than six months after the stock offering and, if adopted within one year after the stock offering, would require the approval by stockholders owning a majority of the outstanding shares of common stock of Coastway Bancorp, Inc.  If the stock-based incentive plan is established more than one year after the stock offering, it would require the approval of our stockholders by a majority of votes cast.

The following additional restrictions would apply to our stock-based incentive plan only if the plan is adopted within one year after the stock offering:

•                                          non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•                                          any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•                                          any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•                                          the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•                                          accelerated vesting is not permitted except for death, disability or upon a change in control of Coastway Community Bank or Coastway Bancorp, Inc.

These restrictions do not apply to plans adopted after one year following the completion of the stock offering.

We have not yet determined whether we will present the stock-based incentive plan for stockholder approval within one year following the completion of the conversion or whether we will present this plan for stockholder approval more than one year after the completion of the conversion.  In the event the Board of Governors of the Federal Reserve System changes its regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

Transactions with Certain Related Persons

Loans and Extensions of Credit.  The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as Coastway Community Bank, to their executive officers and directors in compliance with federal banking regulations. Federal regulations permit executive officers and directors to receive the same terms that are widely available to other employees as long as the director or executive officer is not given preferential treatment compared to the other participating employees.  Coastway Community Bank makes loans to its directors, executive officers and employees through an employee loan program pursuant to which such loans bear interest at a rate that is 1.0% lower than the market rate at the time of origination, but no lower than 4%.  The program applies only to residential mortgages, consumer loans and home equity installment loans on a primary residence and is available to all employees of Coastway Community Bank.

The following table sets forth loans made by Coastway Community Bank to its directors and executive officers where the largest amount of all indebtedness outstanding during the years ended December 31, 2012, 2011 and 2010, and all amounts of interest payable during each year, respectively, exceeded $120,000, and where the borrowers received reduced interest rates pursuant to the employee loan program described above.  Except for the reduced interest rates, all loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to persons not related to Coastway Community Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.

Name	Type of Loan	Largest Aggregate Balance from January 1, 2010 to June 30, 2013	Interest Rate on June 30, 2013	Principal balance on June 30, 2013		Amount of Principal Paid from January 1, 2010 to June 30, 2013	Amount of Interest Paid from January 1, 2010 to June 30, 2013

William A. White	Residential mortgage	$1,083,485	4.0%	$481,626	(1)	$577,133	$131,645
Richard H. Petrarca	Residential mortgage	$190,326	4.0%	$177,626		$12,700	$25,799

(1)         Unsecured.

Other than as described above and except for directors and executive officers whose loans were made on preferential terms but for which the principal balance has been less than $120,000 since January 1, 2010, all loans made by Coastway Community Bank to executive officers, directors, immediate family members of executive officers and directors, or organizations with which executive officers and directors are affiliated, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to persons not related to Coastway Community Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.  Coastway Community Bank is in compliance with federal regulations with respect to its loans and extensions of credit to executive officers and directors.

In addition, loans made to a director or executive officer must be approved in advance by a majority of the disinterested members of the Board of Directors.  The aggregate amount of our loans to our executive officers and directors and their related entities was $1.2 million at June 30, 2013.  As of June 30, 2013, these loans were performing according to their original terms.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers and their associates, and by all directors, officers and their associates as a group.  However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock.  In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order.  Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering.  This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering.  The directors and officers have indicated their intention to subscribe in the offering for an aggregate of 87,500 shares of common stock, equal to 2.8% of the number of shares of common stock to be sold in the offering at the minimum of the offering range (excluding shares issued to our charitable foundation), assuming shares are available.  Purchases by directors, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale.  Subscriptions by management through our 401(k) Plan will be counted as part of the maximum number of shares such individuals may subscribe for in the offering.

Name and Title	Number of Shares(1)	Aggregate Purchase Price(1)	Percent at Minimum of Offering Range

Mark E. Crevier, Chairman of the Board	5,000	$50,000	*
Hon. Francis X. Flaherty, Director	5,000	50,000	*
Debra M. Paul, Director	500	5,000	*
William A. White, President, Chief Executive Officer and Director	5,000	50,000	*
Dennis M. Murphy, Director	2,500	25,000	*
James P. Fiore, Director	10,000	100,000	*
Peter A. Koch, Director	20,000	200,000	*
Lynda Dickinson, Director	2,500	25,000	*
Phillip Kydd, Vice Chairman of the Board	5,000	50,000	*
David P. DiSanto, Director	10,000	100,000	*
Richard Petrarca, Executive Vice President and Chief Operating Officer	10,000	100,000	*
Paul G. Wielgus, Executive Vice President and Chief Credit Officer	3,000	30,000	*
Jeanette Fritz, Executive Vice President and Chief Financial Officer	3,000	30,000	*
Jana M. Planka, Executive Vice President and Chief Retail Officer	3,000	30,000	*
Stephen J. Gibbons, Executive Vice President and Chief Business Lender	3,000	30,000	*
All directors and officers as a group (15 persons)	87,500	$875,000	2.8%

*                 Less than 1%.

(1)         Includes purchases by the named individual’s spouse and other relatives of the named individual living in the same household.  Other than as set forth above, the named individuals are not aware of any other purchases by a person who or entity that would be considered an associate of the named individuals under the plan of conversion and reorganization.

THE CONVERSION AND PLAN OF REORGANIZATION

The Board of Directors of Coastway Bancorp, MHC has approved the plan of conversion and reorganization.  The plan of conversion and reorganization must also be approved by Coastway Community Bank’s depositors.  A special meeting of depositors has been called for this purpose.  The Federal Reserve Board has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by the Federal Reserve Board and the Rhode Island Department of Business Regulation.

General

The Board of Directors of Coastway Bancorp, MHC adopted the plan of conversion and reorganization on August 22, 2013.  Pursuant to the plan of conversion and reorganization, Coastway Bancorp, MHC will convert from the mutual form of organization to the fully stock form and we will sell shares of common stock to the public in our offering.  In the conversion, we have organized a new Maryland stock holding company named Coastway Bancorp, Inc.  When the conversion is completed, all of the capital stock of Coastway Community Bank will be owned by Coastway Bancorp, Inc., and all of the common stock of Coastway Bancorp, Inc. will be owned by public stockholders.

We intend to retain between $12.0 million and $16.5 million of the net proceeds of the offering, or $19.1 million if the offering range is increased by 15%, and to contribute the balance of the net proceeds (excluding the contributions to the employee stock ownership plan and Foundation) to Coastway Community Bank. The conversion will be consummated only upon the issuance of at least 3,102,500 shares of our common stock offered pursuant to the plan of conversion and reorganization.

The plan of conversion and reorganization provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan that we are establishing in connection with the conversion and our 401(k) plan, supplemental eligible account holders and other depositors. If all shares are not subscribed for in the subscription offering, we intend to offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons (including trusts of natural persons) residing in the State of Rhode Island.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering.  The community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval, to the extent such approvals are required, of the Federal Reserve Board and the Rhode Island Department of Business Regulation. See “—Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated consolidated pro forma market value of Coastway Bancorp, Inc.  All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering.  The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion.  We recommend reading the plan of conversion and reorganization in its entirety for more information. A copy of the plan of conversion and reorganization is available for inspection at each branch office of Coastway Community Bank and at the Federal Reserve Bank of Boston. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are to:

•                                          increase our capital to enhance our financial strength and to support existing and future lending and deposit growth;

•                                          enhance our lending capacity by increasing our regulatory lending limits;

•                                          attract and retain qualified personnel by enabling us to establish stock-based benefit plans for management and employees that will give them an opportunity to share in our long-term success;

•                                          enhance our community ties by providing customers and members of our community with the opportunity to acquire an ownership interest in Coastway Community Bank; and

•                                          provide greater flexibility to structure and finance opportunities for expansion, including acquisitions of other financial institutions, although we have no current arrangements or agreements with respect to any such transactions.

In the stock holding company structure, we will have greater flexibility in structuring mergers and acquisitions.  Our current mutual structure prevents us from offering shares of our common stock as consideration for a merger or acquisition.  Potential sellers often want stock for at least part of the acquisition consideration.  Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise.  We have no current arrangements or agreements to acquire other banks, thrifts, credit unions, financial services companies or branch offices, and there can be no assurance that we will be able to consummate any acquisitions.

We believe that the additional capital raised in the offering will enable us to take advantage of business opportunities that may not otherwise be available to us, while remaining an independent community-oriented institution.

As of June 30, 2013, Coastway Community Bank was considered “well capitalized” for regulatory purposes and the proceeds from the stock offering will further improve our capital position. We are not subject to any directive from any regulatory agency to raise capital.

Approvals Required

The affirmative vote of a majority of the total eligible votes of depositors of Coastway Community Bank at the special meeting of depositors is required to approve the plan of conversion and reorganization.  The conversion also must be approved by the Federal Reserve Board and the Rhode Island Department of Business Regulation, which have given their conditional approval to the plan of conversion and reorganization.

A special meeting of depositors of Coastway Community Bank to consider and vote upon the plan of conversion and reorganization has been set for             , 2013.

Effects of Conversion on Depositors and Borrowers

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. We will continue to be a Rhode Island savings bank and will continue to be regulated by the FDIC and the Rhode Island Department of Business Regulation after the conversion.  After the conversion, we will continue to offer existing services to depositors, borrowers and other customers.  The directors serving Coastway Community Bank at the time of the conversion will be the directors of Coastway Community Bank and of Coastway Bancorp, Inc. after the conversion.

Effect on Deposit Accounts. Each depositor of Coastway Community Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of deposit accounts will not change as a result of the conversion.  Each deposit account will continue to be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates, statement savings and other evidences of their accounts.

Effect on Loans.  No loan outstanding from Coastway Community Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Depositors.  At present, all of our depositors have voting rights in Coastway Bancorp, MHC as to all matters requiring membership action. Upon completion of the conversion, depositors will cease to be members of Coastway Bancorp, MHC (which will cease to exist) and will no longer have voting rights. Upon completion of the conversion, all voting rights in Coastway Community Bank will be vested in Coastway Bancorp, Inc. as the sole stockholder of Coastway Community Bank.  The stockholders of Coastway Bancorp, Inc. will possess exclusive voting rights with respect to Coastway Bancorp, Inc. common stock.

Tax Effects.  We will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Coastway Community Bank or its depositors. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights.  Each depositor in Coastway Community Bank has both a deposit account in Coastway Community Bank and a pro rata ownership interest in the net worth of Coastway Bancorp, MHC based upon the deposit balance in his or her account.  This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Coastway Bancorp, MHC and Coastway Community Bank.  Any depositor who opens a deposit account obtains a pro rata ownership interest in Coastway Bancorp, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Coastway Bancorp, MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a savings bank that is a subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest in the mutual holding company, which has realizable value only in the unlikely event that the savings bank is completely liquidated.  If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the mutual holding company after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of conversion, depositors as of July 30, 2012 and September 30, 2013 will receive an interest in liquidation accounts maintained by Coastway Bancorp, Inc. and Coastway Community Bank in an aggregate amount equal to Coastway Bancorp, MHC’s total equity as reflected in the latest statement of financial condition used in this prospectus.  Coastway Bancorp, Inc. and Coastway Community Bank will hold the liquidation accounts for the benefit of depositors as of July 30, 2012 and September 30, 2013 who continue to maintain deposits in Coastway Community Bank after the conversion.  The liquidation accounts would be distributed to depositors as of July 30, 2012 and September 30, 2013 who maintain their deposit accounts in Coastway Community Bank only in the event of a liquidation of (a) Coastway Bancorp, Inc. and Coastway Community Bank or (b) Coastway Community Bank.  The liquidation account in Coastway Community Bank would be used only in the event that Coastway Bancorp, Inc. does not have sufficient assets to fund its obligations under its liquidation account.  The total obligation of Coastway Bancorp, Inc. and Coastway Community Bank under their respective liquidation accounts will never exceed the dollar amount of Coastway Bancorp, Inc.’s liquidation account as adjusted from time to time pursuant to the plan of conversion and federal regulations.  See “—Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial, LC. will receive a fee of $57,500, and will be reimbursed for its expenses. We have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith. During the past three fiscal years, we paid RP Financial, LC. fees of $27,500 for certain consulting services.

RP Financial, LC. has estimated that, as of August 9, 2013, the estimated pro forma market value of Coastway Bancorp, Inc., assuming the establishment and funding of our new charitable foundation with a contribution to consist of $300,000 in cash and a number of shares of our common stock that together will total 3.15% of the gross proceeds of the offering (consisting of 67,729 shares or $677,290 in stock at the minimum of the range and 102,221 shares or $1,022,210 in stock at the maximum of the range, up to 122,054 shares or $1,220,540 in stock at the adjusted maximum of the range) ranged from $31.7 million to $42.8 million, with a midpoint of $37.1 million, subject to increase up to $49.5 million.  Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 3,102,500 shares to 4,197,500 shares subject to an increase up to 4,827,125 shares.  The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

Consistent with applicable appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach.

RP Financial, LC. also considered the following factors, among others:

•                                          our recent results and financial condition;

•                                          the economic and demographic conditions in our existing market area;

•                                          certain historical, financial and other information relating to us;

•                                          a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•                                          the aggregate size of the offering of common stock;

•                                          the impact of the conversion and the offering on our equity and earnings potential;

•                                          our potential to pay cash dividends; and

•                                          the trading market for securities of comparable institutions and general conditions in the market for such securities.

The appraisal is based in part on an analysis of a peer group of ten publicly traded savings institutions that RP Financial, LC. considered comparable to us.  The peer group consists of the following ten companies, all of which are traded on the Nasdaq stock market.

Company Name and Ticker Symbol	Headquarters	Total Assets
		(in millions)
SI Financial Group, Inc. (SIFI)	Willimantic, CT	$949	(1)
BSB Bancorp, Inc. (BLMT)	Belmont, MA	$909	(1)
TF Financial Corp. (THRD)	Newtown, PA	$715	(1)
Hampden Bancorp, Inc. (HBNK)	Springfield, MA	$668	(2)
Colonial Financial Services, Inc. (COBK)	Bridgeton, NJ	$633	(2)
Chicopee Bancorp, Inc. (CBNK)	Chicopee, MA	$597	(1)
Peoples Federal Bancshares, Inc. (PEOP)	Brighton, MA	$578	(2)
Alliance Bancorp, Inc. (ALLB)	Broomall, PA	$457	(2)
Wellesley Bancorp, Inc. (WEBK)	Wellesley, MA	$397	(1)
Georgetown Bancorp, Inc. (GTWN)	Georgetown, MA	$211	(2)

(1)         As of June 30, 2013.

(2)         As of March 31, 2013.

RP Financial, LC. has informed us that it sought to provide meaningful comparative data to limit the need to perform subjective valuation adjustments with respect to institutions that did not share common characteristics with Coastway Community Bank.  As a result, a comparable institution’s dissimilar asset size may be outweighed by similarities with respect to other characteristics that RP Financial, LC. considers more indicative of an institution’s value than asset size.

The peer group selection process was limited to publicly traded thrifts in accordance with regulatory conversion guidelines, which limit the number of potential comparable companies for inclusion in the peer group to 110 full stock publicly traded companies.  As noted in the appraisal report, the selection process for the peer group involved applying two geographic screens of the universe of all public thrifts that were eligible for inclusion in the peer group.

•                                                                  New England Thrift Institutions.  Given the limited number of publicly-traded full stock savings institutions based in Rhode Island, RP Financial, LC. looked to a broader market comprised of thrift institutions with assets less than $1.0 billion based in the New England region of the United States.  Seven companies met the criteria for the screen and all were included in the peer group.

•                                                                  Eastern Pennsylvania and New Jersey Thrift Institutions.  RP Financial, LC. next looked at publicly-traded full stock institutions based in eastern Pennsylvania and

New Jersey with assets less than $1.0 billion.  Three companies met the criteria for the screen and all were included in the group.

In selecting the peer group, RP Financial, LC. considered only those companies that have been in full stock form for over one year, are not subject to acquisition, and are not experiencing unusual financial or other trends.

The following table presents a summary of selected pro forma pricing ratios for Coastway Bancorp, Inc. and the peer group companies identified by RP Financial, LC.  Ratios are based on earnings for the twelve months ended June 30, 2013 (or the last twelve months for which data is available) and stock price information as of August 9, 2013. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 28.6% on a price-to-book value basis, a discount of 30.4% on a price-to-tangible book value basis and a premium of 131.8% on a price-to-earnings basis.

	Price-to-earnings multiple		Price-to-book value ratio	Price-to-tangible book value ratio
Coastway Bancorp, Inc. (pro forma)
Maximum, as adjusted	78.69	x	72.05%	72.05%
Maximum	63.99	x	68.12%	68.12%
Midpoint	52.66	x	64.06%	64.06%
Minimum	42.46	x	59.24%	59.24%

Valuation of peer group companies using stock prices as of August 9, 2013
Averages	24.96	x	96.59%	97.37%
Medians	27.61	x	95.34%	97.91%

Compared to the average pricing ratios of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 29.5% on a price-to-book basis, a discount of 30.0% on a price-to-tangible book basis and a premium of 156.4% on a price-to-earnings basis.  This means that, at the maximum of the offering range, a share of our common stock would be more expensive on an earnings basis but would be less expensive than the peer group on a book value and tangible book value basis and more expensive on a price-to-earnings basis.

The independent valuation appraisal considered the pro forma effect of the offering.  Consistent with federal appraisal guidelines, the appraisal applied three primary methodologies: (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. RP Financial, LC. placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value.  RP Financial, LC. did not consider a pro forma price-to-assets approach to be meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings.  The price-to-assets approach is less meaningful for a company like us, as we have equity in excess of regulatory capital requirements and positive reported and core earnings.

In applying each of the valuation methods, RP Financial, LC. considered adjustments to the pro forma market value based on a comparison of Coastway Community Bank with the peer group.  RP Financial, LC. made downward adjustments for earnings, market area, liquidity of the stock and stock market conditions.  No adjustments were made for financial condition, asset growth, dividend policy, management or the effect of government regulations and regulatory reform.  The downward valuation adjustment for earnings considered, among other things, Coastway Community Bank’s lower reported earnings levels historically, the dependence on mortgage banking activities as a revenue source, the burden on earnings from the investment in fixed assets and the general condition of the primary market area in which Coastway Community Bank operates.  The downward valuation adjustment for primary market area considered various demographic and economic characteristics of the market area served, as well as regional and national economic trends as they may impact the local market area.  The valuation adjustment for liquidity of the stock took into account the expected pro forma market capitalization and number of common shares to be outstanding in relation to the peer group.  The valuation adjustment for stock market conditions took into consideration the prevailing stock market environment and valuation trends for the common stock of thrifts and their holding companies and the results and pro forma pricing ratios of recently completed thrift conversion transactions.

Our Board of Directors carefully reviewed the information provided to it by RP Financial, LC. through the appraisal process.  We engaged RP Financial, LC. to help us understand the regulatory process as it applies to the appraisal and to advise the Board of Directors as to how much capital Coastway Bancorp, Inc. would be required to raise under the regulatory appraisal guidelines.

The independent appraisal does not indicate per share market value.  Do not assume or expect that the valuation of Coastway Bancorp, Inc. as indicated above means that, after the conversion and the offering, the shares of common stock will trade at or above the $10.00 offering price.  Furthermore, the pricing ratios presented above were utilized by RP Financial, LC. to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group.  The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock.  RP Financial, LC. did not independently verify our consolidated financial statements and other information which we provided to them, nor did RP Financial, LC. independently value our assets or liabilities.  The independent valuation considers Coastway Community Bank as a going concern and should not be considered as an indication of the liquidation value of Coastway Community Bank.  Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $49.5 million, without resoliciting subscribers, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 4,827,125 shares, to reflect changes in the market and financial conditions or demand for the shares.  We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers.  The subscription price of $10.00 per share will remain fixed.  See “—Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the offering range to more than $48.3 million and a corresponding increase in the offering range to more than 4,827,125 shares (excluding shares issued to our charitable foundation), or a decrease in the minimum of the valuation range to less than $31.0 million and a corresponding decrease in the offering range to fewer than 3,102,500 shares (excluding shares issued to our charitable foundation), then we may promptly return with interest at our current statement savings rate of interest all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations, and, after consulting with the Federal Reserve Board and the Rhode Island Department of Business Regulation, we may terminate the plan of conversion and reorganization.  Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted, to the extent that permission is required, by the Federal Reserve Board or the Rhode Island Department of Business Regulation in order to complete the conversion and the offering.  In the event that a resolicitation is commenced, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time.  If a person does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock.  Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended with the approval, to the extent approval is required, of the Federal Reserve Board and the Rhode Island Department of Business Regulation, for periods of up to 90 days.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at our main office and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority.  The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and reorganization and as described below under “—Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) as of the close of business on July 30, 2012 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 20,000 shares of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders, subject to the overall purchase limitations.  See “—Limitations on Common Stock Purchases.”  If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled.  If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on July 30, 2012.  In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or executive officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits during the year preceding July 30, 2012.

Priority 2: Tax-Qualified Plans.  Our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering. Our employee stock ownership plan intends to purchase 8% of our outstanding shares (including shares to be contributed to our charitable foundation).  In the event the number of shares offered in the offering is increased above the maximum of the valuation range, our tax-qualified employee plans will have a priority right to purchase any shares exceeding that amount up to 10% of the common stock issued in the offering and contributed to our charitable foundation.  If market conditions warrant, in the judgment of its trustees, our employee stock ownership plan and 401(k) plan may instead elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board.

Priority 3: Supplemental Eligible Account Holders.  To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each depositor with a Qualifying Deposit as of the close of business on September 30, 2013 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 20,000 shares of common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.”  If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed.  Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled.  If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at September 30, 2013.  In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Depositors. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans and Supplemental Eligible Account Holders, each depositor on the voting record date of [voting record date]

who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Depositors”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 20,000 shares of common stock or 0.10% of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations.  See “—Limitations on Common Stock Purchases.”  If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Depositor to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed.  Thereafter, unallocated shares will be allocated to each Other Depositor whose subscription remains unfilled in the proportion that the amount of his or her subscription bears to the total amount of subscriptions of all Other Depositors whose subscriptions remain unfilled.

Expiration Date. The Subscription Offering will expire at 4:00 p.m., Eastern Time, on [expiration date], unless extended by us for up to 45 days or such additional periods with the approval of the Federal Reserve Board, if necessary.  Subscription rights will expire whether or not each eligible depositor can be located.  We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock.  If we have not received orders to purchase at least 3,102,500 shares within 45 days after the expiration date and the Federal Reserve Board and the Rhode Island Department of Business Regulation has not consented, to the extent such consent is required, to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at our current statement savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond [extension date #1] is granted by the required regulatory agencies, we will resolicit subscribers, giving them an opportunity to change or cancel their orders.  We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time.  If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock.  Extensions may not go beyond [extension date #2], which is two years after the special meeting of our depositors to vote on the conversion.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Depositors, we intend to offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering.  Shares would be offered with a preference to natural persons (including trusts of natural persons) residing in the State of Rhode Island.

Subscribers in the community offering may purchase up to 20,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the State of Rhode Island, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person.  Thereafter, unallocated shares will be allocated among natural persons residing in the State of Rhode Island, whose orders remain unsatisfied on an equal number of shares basis per order.  If, after the allocation of shares to natural persons residing in such counties, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person.  Thereafter, unallocated shares will be allocated among members of the general public whose orders remain unsatisfied on an equal number of shares basis per order.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the State of Rhode Island, has a present intent to remain within the community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature.  We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date.  The community offering may begin at the same time as, during or after the subscription offering.  It is currently expected to terminate at the same time as the subscription offering, although it must terminate no more than 45 days following the subscription offering. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond [extension date #1].  If an extension beyond [extension date #1] is granted by the required regulatory agencies, we will resolicit persons whose orders we accept in the community offering, giving them an opportunity to change or cancel their orders.  If a person does not respond, we will cancel his or her stock order and return purchase funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock.  These extensions may not go beyond [extension date #2], which is two years after the special meeting of our depositors to vote on the conversion.

Syndicated Community Offering

Our Board of Directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a widespread distribution of our shares of common stock.  If a syndicated community offering is held, Sandler O’Neill & Partners, L.P. will serve as sole manager and will assist us in selling our common stock on a best efforts basis.  In such capacity, Sandler O’Neill & Partners, L.P. may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms.  Neither Sandler O’Neill & Partners, L.P. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering.

In the syndicated community offering, any person may purchase up to 20,000 shares ($200,000) of common stock, subject to the overall purchase and ownership limitations.  See “—Limitations on Common Stock Purchases.”  We retain the right to accept or reject in whole or in part any orders in the syndicated community offering.  Unless the Federal Reserve Board permits otherwise, accepted orders for Coastway Bancorp, Inc. common stock in the syndicated community offering will first be filled up to a maximum of two percent (2.0%) of the shares sold in the offering on a basis that will promote a widespread distribution of our common stock.  Thereafter any remaining shares will be allocated on an equal number of shares per order basis until all shares have been allocated or orders have been filled, as the case may be.  Unless the syndicated community offering begins during the subscription and/or community offering, the syndicated community offering will begin as soon as possible after the completion of the subscription and community offerings.

Order forms will be used to purchase shares of common stock in the syndicated community offering.  Investors in the syndicated community offering will follow the same general procedures applicable to purchasing shares in the community offering except that investors in the syndicated community offering may also wire payment for the subscription directly to Coastway Community Bank for deposit to the Coastway Bancorp, Inc. stock purchase escrow account.  See “—Procedure for Purchasing Shares.”

The closing of the syndicated community offering is subject to conditions set forth in an agency agreement among Coastway Bancorp, Inc. and Coastway Community Bank on the one hand and Sandler O’Neill & Partners, L.P. on the other hand.  If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering, less fees and commissions payable, will be delivered promptly to us.

If for any reason we cannot effect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are a significant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Federal Reserve Board must approve any such arrangements.

The opportunity to order shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.  If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Limitations on Common Stock Purchases

The plan of conversion and reorganization includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•                                          No person or entity may purchase more than 20,000 shares of common stock in the subscription offering, and no person or entity together with any associate or group of persons acting in concert may purchase more than 40,000 shares of common stock in all categories of the offering, except that our tax-qualified employee benefit plans, including the employee stock ownership plan that we are establishing in connection with the conversion and 401(k) plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering and contributed to our charitable foundation (including shares issued in the event of an increase in the offering range of up to 15%);

•                                          The maximum number of shares of common stock that may be purchased in all categories of the offering by our executive officers and directors and their associates, in the aggregate, may not exceed 28.0% of the shares issued in the offering and contributed to our charitable foundation; and

•                                          The minimum purchase by each person purchasing shares in the offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, our Board of Directors, with any required approvals of the Federal Reserve Board, and without further approval of our depositors, may decrease or increase the purchase limitations.  If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit.  The effect of this type of resolicitation would be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:

(1)                                 to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the total number of shares of common stock issued in the offering and contributed to our charitable foundation;

(2)                                 in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Depositor levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(3)                                 to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the State of Rhode Island.

The term “associate” of a person means:

(1)                                 any corporation or organization, other than Coastway Bancorp, MHC, Coastway Bancorp, LLC, Coastway Community Bank, Coastway Bancorp, Inc. or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or beneficial owner of 10% or more of any class of equity securities;

(2)                                 any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)                                 any relative, by blood or marriage, of the person, who either lives in the same home as the person or who is a director or officer of Coastway Bancorp, MHC, Coastway Bancorp, LLC, Coastway Community Bank or Coastway Bancorp, Inc.

The term “acting in concert” means:

(1)                                 knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)                                 a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert.  Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our executive officers and directors and except as described below.  Any purchases made by any associate of Coastway Community Bank or Coastway Bancorp, Inc. for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution.  In addition, under the guidelines of the Financial Industry Regulatory Authority, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.  For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “—Restrictions on Purchase or Transfer of Our Shares After Conversion” and “Restrictions on Acquisition of Coastway Bancorp, Inc.”

Marketing and Distribution; Compensation

Subscription and Community Offerings.  To assist in the marketing of our shares of common stock in the subscription and community offerings, we have retained Sandler O’Neill & Partners, L.P., which is a broker-dealer registered with the Financial Industry Regulatory Authority. Sandler O’Neill & Partners, L.P. will assist us on a best efforts basis in the subscription and community offerings by:

(i)                                     consulting as to the financial and marketing implications of the plan of conversion and reorganization;

(ii)                                  reviewing with our board of directors the financial effect of the offering on us, based on the independent appraiser’s appraisal of the shares of common stock;

(iii)                               reviewing all offering documents, including this prospectus, stock order forms and related offering materials;

(iv)                              assisting in the design and implementation of a marketing strategy for the offering;

(v)                                 assisting management in scheduling and preparing for meetings with potential investors and other broker-dealers in connection with the offering; and

(vi)                              providing such other general advice and assistance as may be reasonably necessary to promote the successful completion of the offerings.

For these services, Sandler O’Neill & Partners, L.P. will receive a fee of: (i) 1.0% of the dollar amount of all shares of common stock sold in the subscription and community offerings.  No fee will be payable to Sandler O’Neill & Partners, L.P. with respect to shares purchased by officers, directors, employees or their immediate families and shares purchased by our tax-qualified and non-qualified employee benefit plans, and no sales fee will be payable with respect to the foundation shares.

Syndicated Offering.  In the event that shares of common stock are sold in a syndicated offering, we will pay fees of 5.25% of the aggregate amount of common stock sold in the syndicated offering to any other broker-dealers included in the syndicated offering.

Expenses.  Sandler O’Neill & Partners, L.P. will be reimbursed for allocable expenses in amount not to exceed $100,000 for expenses and attorney’s fees. We have paid Sandler O’Neill & Partners, L.P. an advance payment of $25,000 which will be credited against the expenses we incur during the offering.

Records Management

We have also engaged Sandler O’Neill & Partners, L.P. as records management agent in connection with the conversion and the subscription and community offerings. In its role as records management agent, Sandler O’Neill & Partners, L.P., will assist us in the offering in the:

•                                          consolidation of deposit accounts and vote calculations;

•                                          design and preparation of proxy and stock order forms;

•                                          organization and supervision of the Stock Information Center;

•                                          proxy solicitation and other services for our special meeting of depositors; and

•                                          preparation and processing of other documents related to the stock offering.

Sandler O’Neill & Partners, L.P. will receive fees of $25,000 and expenses of up to $25,000 for these services.

Indemnity

Among other things, we will indemnify Sandler O’Neill & Partners, L.P. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Solicitation of Offers by Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock in the subscription and community offerings. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Coastway Community Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction.  No offers or sales may be made by tellers or at the teller counters.  Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Sandler O’Neill & Partners, L.P.  Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock.  We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 4:00 p.m., Eastern Time, on [expiration date], unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering.  Any extension of the subscription and/or community offering beyond [extension date #1] would require the Federal Reserve Board’s approval.  If an extension beyond [extension date #1] is granted by the appropriate regulatory agencies, we will resolicit subscribers/persons who place orders, giving them an opportunity to change or cancel their orders.  We will notify these subscribers of the extension of time and of the rights to place a new stock order for a specified period of time.  If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock.  If we have not received orders to purchase the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all funds received for shares of common stock.  If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, subscribers may be resolicited with any required approvals of the Federal Reserve Board and the Rhode Island Department of Business Regulation.

To ensure that each purchaser receives a prospectus at least 48 hours before [expiration date], the expiration date of the offering, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus.  Subscription funds will be maintained in a segregated account at Coastway Community Bank and will earn interest at our current statement savings rate from the date of receipt.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest at our current statement savings rate from the date of receipt.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion and reorganization.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must submit a completed order form and remit full payment.  We will not be required to accept incomplete order forms, unsigned order forms, or orders submitted on photocopied or facsimiled order forms. We must receive all order forms prior to 4:00 p.m., Eastern Time, on [expiration date]. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions.  A postmark prior to [expiration date] will not entitle you to purchase shares of common stock unless we receive the envelope by [expiration date].  We are not required to notify subscribers of incomplete or improperly executed order forms.  We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities.  We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects.  You may submit your order form and payment by overnight delivery to the indicated address on the order form, by bringing your order form to our Stock Information Center or by mail using the return envelope provided.  Once tendered, an order form cannot be modified or revoked without our consent.  We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.  If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares.  Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final, subject to any required approvals of the Federal Reserve Board and the Rhode Island Department of Business Regulation.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Coastway Community Bank or any governmental agency, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1)                                 personal check, bank check or money order, payable to Coastway Bancorp, Inc.; or

(2)                                 authorization of withdrawal from Coastway Community Bank deposit accounts designated on the order form.

Appropriate means for designating withdrawals from deposit accounts at Coastway Community Bank are provided in the order forms.  The funds designated must be available in the account(s) at the time the order form is received.  A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made.  Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest at our current statement savings rate subsequent to the withdrawal.  In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Coastway Community Bank and will earn interest at our current statement savings rate from the date payment is received until the offering is completed or terminated.

You may not use cash, wires or a check drawn on a Coastway Community Bank line of credit, and we will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to Coastway Bancorp, Inc.  If you request that we place a hold on your checking account for the subscription amount, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account.  Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the offering.  This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or Coastway Bancorp, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Regulations prohibit Coastway Community Bank from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering.

Using Retirement Account Funds.  If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account.  By regulation, Coastway Community Bank’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock.  Therefore, if you wish to use your funds that are currently in a Coastway Community Bank individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock.  The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account.  It may take several weeks to transfer your Coastway Community Bank individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action.  There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers.  Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held.  We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock Purchased in the Offering.All shares of Coastway Bancorp, Inc. common stock sold will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the offering will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order form as soon as practicable following consummation of the conversion. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding.  We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished.  In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

Restrictions on Transfer of Subscription Rights and Shares

Applicable regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account.  Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our branch office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our information hotline at [stock information number] to speak to a representative of Sandler O’Neill & Partners, L.P.  Representatives are available by telephone Monday through Friday from 10:00 a.m. to 4:00 p.m., Eastern Time. You may also meet in person with a representative by visiting our Stock Information Center located at 2089 Warwick Avenue, Warwick, Rhode Island. The Stock Information Center is open weekdays during the offering, except for bank holidays, from 10:00 a.m. to 4:00 p.m., Eastern Time. The Stock Information Center will be closed from 12:00 noon Wednesday, November 27th, through 12:00 noon Monday, December 2nd, in observance of the Thanksgiving holiday.

Liquidation Rights

Liquidation prior to the conversion. In the unlikely event that Coastway Bancorp, MHC is liquidated prior to the conversion, all claims of creditors of Coastway Bancorp, MHC would be paid first. Thereafter, if there were any assets of Coastway Bancorp, MHC remaining, these assets would first be distributed to certain depositors of Coastway Community Bank under such depositors’ liquidation rights.  The amount received by such depositors would be equal to their pro rata interest in the remaining value of Coastway Bancorp, MHC, after the claims of creditors, based on the relative size of their deposit accounts.

Liquidation following the conversion. The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by Coastway Bancorp, Inc. for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to Coastway Bancorp, MHC’s total equity as of the date of the latest statement of financial condition used in this prospectus.  The plan of conversion also provides for the establishment of a parallel bank liquidation account in Coastway Community Bank to support the Coastway Bancorp, Inc. liquidation account in the event Coastway Bancorp, Inc. does not have sufficient assets to fund its obligations under the Coastway Bancorp, Inc. liquidation account.

In the unlikely event that Coastway Community Bank were to liquidate after the conversion, all claims of creditors, including those of Coastway Community Bank depositors, would be paid first.  However, except with respect to the liquidation account established by Coastway Bancorp, Inc., a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest.  Depositors generally would not have an interest in the value of the assets of Coastway Community Bank or Coastway Bancorp, Inc. above that amount.

The liquidation account established by Coastway Bancorp, Inc. is designed to provide payments to qualifying depositors of their liquidation interest (exchanged for the liquidation rights such persons had in Coastway Bancorp, MHC) in the event of a liquidation of Coastway Bancorp, Inc. and Coastway Community Bank or a liquidation solely of Coastway Community Bank.  Specifically, in the unlikely event that either (i) Coastway Community Bank or (ii) Coastway Bancorp, Inc. and Coastway Community Bank were to completely liquidate after the conversion, all claims of creditors, including those of Coastway Community Bank depositors, would be paid first, followed by a distribution to Eligible Account Holders and Supplemental Eligible Account Holders of their interests in the liquidation account maintained by Coastway Bancorp, Inc.  In a complete liquidation of both entities, or of Coastway Community Bank only, when Coastway Bancorp, Inc. has insufficient assets to fund the distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and Coastway Community Bank has positive net worth, Coastway Community Bank shall immediately make a distribution to fund Coastway Bancorp, Inc.’s remaining obligations under the Coastway Bancorp, Inc. liquidation account.  In no event will any Eligible Account Holder or Supplemental Eligible Account Holder be entitled to a distribution that exceeds such holder’s interest in the liquidation account maintained by Coastway Bancorp, Inc. as adjusted from time to time pursuant to the plan of conversion and federal regulations.  If Coastway Bancorp, Inc. is sold or liquidated apart from a sale or liquidation of Coastway Community Bank, then the Coastway Bancorp, Inc. liquidation account will cease to exist and Eligible Account Holders and Supplemental Eligible Account Holders will receive an equivalent interest in the Coastway Community Bank liquidation account, subject to the same rights and terms as the liquidation account maintained by Coastway Bancorp, Inc.

Pursuant to the plan of conversion, after two years from the date of conversion, Coastway Bancorp, Inc. shall, upon the written request of the Federal Reserve Board, transfer the liquidation account (and the depositors’ interests in such account) to Coastway Community Bank and the liquidation account shall thereupon subsumed into the liquidation account of Coastway Community Bank.  Under the rules and regulations of the Federal Reserve Board, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution or depository institution holding company in which Coastway Bancorp, Inc. or Coastway Community Bank is not the surviving institution would not be considered a liquidation.  In such a transaction, the liquidation account would be assumed by the surviving institution.

Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial pro rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Coastway Community Bank on July 30, 2012 or September 30, 2013 equal to the proportion that the balance of each Eligible Account Holder and Supplemental Account Holder deposit accounts on July 30, 2012 and September 30, 2013, respectively, bears to the balance of all Eligible Account Holder and Supplemental Account Holder deposit accounts in Coastway Community Bank on such date.

If, however, on any December 31 annual liquidation account closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on July 30, 2012 or September 30, 2013, respectively, or any other annual liquidation account closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account.  Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor.  Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be available for distribution to stockholders.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to Coastway Bancorp, MHC, Coastway Bancorp, LLC (which will elect to be classified as a corporation for federal tax purposes as part of the conversion), Coastway Community Bank, Coastway Bancorp, Inc., Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors.  Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Coastway Bancorp, MHC, Coastway Bancorp, LLC, Coastway Community Bank or Coastway Bancorp, Inc. would prevail in a judicial proceeding.  Luse Gorman Pomerenk & Schick, P.C. has issued an opinion to Coastway Bancorp, MHC, Coastway Bancorp, LLC, Coastway Community Bank and Coastway Bancorp, Inc. that for federal income tax purposes:

1.                                      It is more likely than not that the conversion of Coastway Bancorp, MHC into Coastway Bancorp, Inc. will qualify as a tax-free organization within the meaning of Section 368(a)(1)(F) of the Code.  In order to effect this conversion, the following interim steps will occur: (i) Coastway Bancorp LLC will elect to be classified as a corporation for federal tax purposes (and for federal tax purposes, will be deemed to be a newly-created association taxable as a corporation); (ii) Coastway Bancorp, MHC will merge with and into Coastway Bancorp, LLC, and (iii) thereafter, Coastway Bancorp, LLC will merge with and into Coastway Bancorp, Inc.  It is more likely than not that the above series of transactions will be stepped together and treated as a merger of Coastway Bancorp, MHC into Coastway Bancorp, Inc.  See Rev. Rul. 2003-48.

2.                                      The basis of the assets of Coastway Bancorp, MHC and the holding period of such assets to be received by Coastway Bancorp, Inc. will be the same as the basis and holding period of such assets in Coastway Bancorp, MHC immediately before the exchange.

3.                                      Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Coastway Bancorp, MHC for interests in the liquidation account in Coastway Bancorp, Inc.

4.                                      It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Coastway Bancorp, Inc. common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Depositors upon distribution to them of nontransferable subscription rights to purchase shares of Coastway Bancorp, Inc. common stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

5.                                      It is more likely than not that the fair market value of the benefit provided by the liquidation account of Coastway Community Bank supporting the payment of the Coastway Bancorp, Inc. liquidation account in the event Coastway Bancorp, Inc. lacks sufficient net assets is zero.  Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the Coastway Community Bank liquidation account as of the effective date of the merger of Coastway Bancorp, LLC with and into Coastway Bancorp, Inc.

6.                                      It is more likely than not that the basis of the shares of Coastway Bancorp, Inc. common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the Coastway Bancorp, Inc. common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

7.                                      No gain or loss will be recognized by Coastway Bancorp, Inc. on the receipt of money in exchange for Coastway Bancorp, Inc. common stock sold in the offering.

We believe that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to Coastway Bancorp, MHC, Coastway Bancorp, LLC, Coastway Community Bank, Coastway Bancorp, Inc. and persons receiving subscription rights. The tax opinion as to item 4 above is based on the position that subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

We also have received a letter from RP Financial, LC. stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

The tax opinion as to item 5 above is based on the position that the benefit provided by the Coastway Community Bank liquidation account supporting the payment of the liquidation account in the event Coastway Bancorp, Inc. lacks sufficient net assets has a fair market value of zero.  We understand that:  (i) no holder of an interest in a liquidation account has ever received a payment attributable to a liquidation account; (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in Coastway Community Bank are reduced; and (iv) the Coastway Community Bank liquidation account payment obligation arises only if Coastway Bancorp, Inc. lacks sufficient assets to fund the liquidation account.

In addition, we have received a letter from RP Financial, LC. stating its belief that the benefit provided by the Coastway Community Bank liquidation account supporting the payment of the liquidation account in the event Coastway Bancorp, Inc. lacks sufficient net assets does not have any economic value at the time of the conversion.  Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes it is more likely than not that such rights in the Coastway Community Bank liquidation account have no value.  If such rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder and Supplemental Eligible Account Holder in the amount of such fair market value as of the date of the conversion.

We do not plan to apply for a private letter ruling from the Internal Revenue Service concerning the transactions described herein. Unlike private letter rulings issued by the Internal Revenue Service, opinions of counsel are not binding on the Internal Revenue Service or any state tax authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Coastway Bancorp, Inc.’s registration statement. An opinion of Wolf & Company, P.C. regarding the Rhode Island state income tax consequences consistent with the federal tax opinion has also been filed as an exhibit to Coastway Bancorp, Inc.’s registration statement.

Restrictions on Purchase or Transfer of Our Shares after Conversion

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an officer of Coastway Community Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Coastway Bancorp, Inc. also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board.  This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Applicable regulations and current agreements with our regulators prohibit Coastway Bancorp, Inc. from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases.  After one year, applicable regulations do not impose any repurchase restrictions; however, our agreements with our regulators may prohibit Coastway Bancorp, Inc. from repurchasing its shares of common stock for a significantly longer period of time.

COASTWAY CARES CHARITABLE FOUNDATION II

General

In furtherance of our commitment to our local community, our plan of conversion and reorganization provides that we will establish a new charitable foundation, Coastway Cares Charitable Foundation II as a non-stock, nonprofit Delaware corporation in connection with the stock offering.  The new charitable foundation will be funded with shares of our common stock and cash, as further described below.

By further enhancing our visibility and reputation in our local community, we believe that the charitable foundation will enhance the long-term value of Coastway Community Bank’s community banking franchise.  The stock offering presents us with a unique opportunity to provide a substantial and continuing benefit to our communities through the Coastway Cares Charitable Foundation II.

Purpose of the Charitable Foundation

In connection with the closing of the stock offering, we intend to contribute cash and stock to a charitable foundation that we have established, such contribution to consist of $300,000 in cash and a number of shares of our common stock that together will total 3.15% of the gross proceeds of the offering (67,729 shares or $677,290 in stock at the minimum of the range and 102,221 shares or $1,022,210 in stock at the maximum of the range, up to 122,054 shares or $1,220,540 in stock at the adjusted maximum of the range).  Our expected aggregate contribution amount is not dependent upon the amount of stock that we sell in the stock offering.  The purpose of the charitable foundation is to provide financial support to charitable organizations in the communities in which we operate and to enable our communities to share in our long-term growth. Coastway Cares Charitable Foundation II will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. Coastway Cares Charitable Foundation II will also support our ongoing obligations to the community under the Community Reinvestment Act.  Coastway Community Bank received a “satisfactory” rating in its most recent Community Reinvestment Act examination by the FDIC.

Funding Coastway Cares Charitable Foundation II with shares of our common stock in addition to cash is also intended to allow our communities to share in our potential growth and success after the stock offering is completed because Coastway Cares Charitable Foundation II will benefit directly from any increases in the value of our shares of common stock.  In addition, Coastway Cares Charitable Foundation II will maintain close ties with Coastway Community Bank, thereby forming a partnership within the communities in which Coastway Community Bank operates.

Structure of the Charitable Foundation

Coastway Cares Charitable Foundation II has been incorporated under Delaware law as a non-stock, non-profit corporation.  The certificate of incorporation of Coastway Cares Charitable Foundation II provides that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. Coastway Cares Charitable Foundation II’s certificate of incorporation further provides that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

The charitable foundation is governed by a board of directors, initially consisting of Phillip Kydd, who is a director of Coastway Bancorp, Inc., Richard H. Petrarca, an executive officer of Coastway Bancorp, Inc. and one individual who is not affiliated with us.  Applicable regulations require that we select one person to serve on the initial board of directors who is not one of our officers or directors and who has experience with local charitable organizations and grant making, and we have selected Marc Greenfield as a director to satisfy these requirements.  For five years after the stock offering, one seat on the charitable foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on the charitable foundation’s board of directors will be reserved for one of Coastway Community Bank’s directors. On an annual basis, directors of the charitable foundation elect the board members to serve for one-year terms.

The business experience of Messrs. Kydd and Petrarca who will serve as board members of the charitable foundation is described in “Management of Coastway Bancorp, Inc.”  Marc Greenfield, who will serve as our outside foundation director, is a resident of the City of Providence and a graduate of the University of Rhode Island and Suffolk Law School. He has been a practicing attorney for many years as a partner in the firm of Lynch and Greenfield, located in Providence, Rhode Island. Mr. Greenfield currently serves on the Zoning Board for the City of Providence. He is the Treasurer and a founding board member of the Learning Community Charter School in Central Falls, Rhode Island, a board member, coach and president of the Fox Point East Side Little League, board member of the Community Boating Center and has been active in other community affairs for many years.

The board of directors of Coastway Cares Charitable Foundation II will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established.  As directors of a nonprofit corporation, directors of Coastway Cares Charitable Foundation II will at all times be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established.  The directors of Coastway Cares Charitable Foundation II also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of our common stock held by the charitable foundation.  However, as required by applicable regulations, all shares of our common stock held by Coastway Cares Charitable Foundation II must be voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders.

Coastway Cares Charitable Foundation II’s initial place of business will be located at our corporate headquarters.  The board of directors of Coastway Cares Charitable Foundation II will appoint such officers and employees as may be necessary to manage its operations.  To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the regulations of the Federal Reserve Board and of the FDIC, as applicable, governing transactions between Coastway Community Bank and the charitable foundation.

Capital for the charitable foundation will come from:

(1)                                 any dividends that may be paid on our shares of common stock in the future;

(2)                                 within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

(3)                                 the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, Coastway Cares Charitable Foundation II will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

Tax Considerations

We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation.  Coastway Cares Charitable Foundation II will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization.  As long as Coastway Cares Charitable Foundation II files its application for tax-exempt status within 27 months of the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization.  We have not received a tax opinion as to whether Coastway Cares Charitable Foundation II’s tax exempt status will be affected by the regulatory requirement that all shares of our common stock held by Coastway Cares Charitable Foundation II must be voted in the same ratio as all other outstanding shares of our common stock on all proposals considered by our stockholders.

Coastway Bancorp, Inc. and Coastway Community Bank are authorized by federal law to make charitable contributions.  We believe that the stock offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised.  In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to Coastway Cares Charitable Foundation II.

We believe that our contribution of cash and shares of our common stock to Coastway Cares Charitable Foundation II should not constitute an act of self-dealing and that we should be entitled to a federal tax deduction in the amount of the fair market value of the cash and stock at the time of the contribution.  We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year.  We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to Coastway Cares Charitable Foundation II.  We estimate that at all levels of the offering range, the contribution should be deductible for federal tax purposes over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period).  However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation.  In such event, our contribution to Coastway Cares Charitable Foundation II would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination.  Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full.  Any such decision to continue to make additional contributions to Coastway Cares Charitable Foundation II in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation.  However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2%, although we expect to qualify for the lower 1% special rate.  Coastway Cares Charitable Foundation II will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year.  Coastway Cares Charitable Foundation II will be required to make its annual return available for public inspection.  The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Coastway Cares Charitable Foundation II

Applicable regulations require that, before our board of directors adopted the plan of conversion and reorganization, the board of directors had to identify its members that will serve on the charitable foundation’s board, and these directors could not participate in our board’s discussions concerning contributions to the charitable foundation, and could not vote on the matter. Our board of directors complied with this regulation in adopting the plan of conversion and reorganization.

These regulations impose the following additional requirements on the establishment of the charitable foundation:

•                                          the Federal Reserve Board may examine the charitable foundation at the charitable foundation’s expense;

•                                          the charitable foundation must comply with all supervisory directives imposed by the Federal Reserve Board;

•                                          the charitable foundation must provide annually to the Federal Reserve Board a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

•                                          the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•                                          the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•                                          the charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

Within six months of completing the stock offering, the Coastway Cares Charitable Foundation II must submit to the Federal Reserve Board a three-year operating plan, conflicts of interest policy, gift instrument, bylaws and certificate of incorporation.

RESTRICTIONS ON ACQUISITION OF COASTWAY BANCORP, INC.

Although the Board of Directors of Coastway Bancorp, Inc. is not aware of any effort that might be made to obtain control of Coastway Bancorp, Inc. after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of Coastway Bancorp, Inc.’s articles of incorporation to protect the interests of Coastway Bancorp, Inc. and its stockholders from takeovers which our Board of Directors might conclude are not in the best interests of Coastway Community Bank, Coastway Bancorp, Inc. or Coastway Bancorp, Inc.’s stockholders.

The following discussion is a general summary of the material provisions of Coastway Bancorp, Inc.’s articles of incorporation and bylaws, Coastway Community Bank’s charter and bylaws, Maryland corporate law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect.  The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Coastway Bancorp, Inc.’s articles of incorporation and bylaws and Coastway Community Bank’s charter and bylaws, reference should be made in each case to the document in question, each of which is part of Coastway Community Bank’s applications with the Federal Reserve Board and Coastway Bancorp, Inc.’s registration statement filed with the Securities and Exchange Commission.  See “Where You Can Find Additional Information.”

Coastway Bancorp, Inc.’s Articles of Incorporation and Bylaws

Coastway Bancorp, Inc.’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts.  As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of Coastway Bancorp, Inc. more difficult.

Directors. The Board of Directors will be divided into three classes.  The members of each class will be elected for a term of three years and only one class of directors will be elected annually.  Thus, it would take at least two annual elections to replace a majority of our directors.  The bylaws establish qualifications for board members, including:

•                                          a prohibition on service as a director by a person who is a director, officer or a 10% stockholder of a competitor of Coastway Community Bank;

•                                          a prohibition on service as a director by a person (i) who has been convicted of a crime involving dishonesty or breach of trust that is punishable by imprisonment for a term exceeding one year under state or federal law, (ii) who is currently charged in an information, indictment or other complaint with the commission of or participation in such a crime, or (iii) against whom a financial or securities regulatory agency has issued a cease and desist, consent or other formal order, other than a civil money penalty, which order is subject to public disclosure by such agency;

•                                          a prohibition on service as a director by a person who is party to any agreement or understanding that (i) provides such person with material benefits that are contingent upon Coastway Bancorp, Inc. entering into a merger or similar transaction in which Coastway Bancorp, Inc. is not the surviving entity, (ii) materially limits such person’s voting discretion with respect to Coastway Bancorp, Inc.’s strategic direction, or (iii) materially impairs such person’s ability to discharge his or her fiduciary duties with respect to the fundamental strategic direction of Coastway Bancorp, Inc.;

•                                          a requirement that any person proposed to serve as director (other than the initial directors) have maintained his or her principal residence within fifteen miles of an office of Coastway Bancorp, Inc. or Coastway Community Bank for a period of at least one year immediately before his or her purported election or appointment to the Board of Directors;

•                                          a prohibition on service as a director by a person who has lost more than one election for service as a director of Coastway Bancorp, Inc.; and

•                                          a prohibition on service by nominees or representatives (as defined in applicable Federal Reserve Board regulations) of another person who would not be eligible for service or of an entity the partners or controlling persons of which would not be eligible for service.

Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.  Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers.  The articles of incorporation of Coastway Bancorp, Inc. provide that its Board of Directors, when evaluating a transaction that would or may involve a change in control of Coastway Bancorp, Inc. (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Coastway Bancorp, Inc. and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•                                          the economic effect, both immediate and long-term, upon Coastway Bancorp, Inc.’s stockholders, including stockholders, if any, who do not participate in the transaction;

•                                          the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Coastway Bancorp, Inc. and its subsidiaries and on the communities in which Coastway Bancorp, Inc. and its subsidiaries operate or are located;

•                                          whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Coastway Bancorp, Inc.;

•                                          whether a more favorable price could be obtained for Coastway Bancorp, Inc.’s stock or other securities in the future;

•                                          the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Coastway Bancorp, Inc. and its subsidiaries;

•                                          the future value of the stock or any other securities of Coastway Bancorp, Inc. or the other entity to be involved in the proposed transaction;

•                                          any antitrust or other legal and regulatory issues that are raised by the proposal;

•                                          the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•                                          the ability of Coastway Bancorp, Inc. to fulfill its objectives as a bank holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the Board of Directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Call of Special Meetings.  The bylaws provide that special meetings of stockholders can be called by only the Chairman or Vice Chairman of the Board of Directors or by resolution adopted by a majority of the total number of directors that Coastway Bancorp, Inc. would have if there were no vacancies on the Board of Directors (the “whole board”), or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting.  The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights.  The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.  The 10% limit shall not apply if, before the stockholder acquires shares in excess of the 10% limit, the acquisition is approved by a majority of the directors who are not affiliated with the holder and who were members of the Board of Directors prior to the time of the acquisition (or who were chosen to fill any vacancy by a majority of the unaffiliated directors).

Restrictions on Removing Directors from Office.  The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of a majority of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”), voting together as a single class.

Stockholder Nominations and Proposals. The bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must submit written notice to Coastway Bancorp, Inc. at least 90 days prior and not earlier than 120 days prior to the anniversary date of the proxy statement relating to the previous year’s annual meeting.  However, if less than 90 days’ prior public disclosure of the date of the meeting is given to stockholders and the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary date of the preceding year’s annual meeting then stockholders must submit written notice to Coastway Bancorp, Inc. no later than 10 days following the day on which public disclosure of the date of the meeting is first made in a press release, in a document filed with the Securities and Exchange Commission or on a website maintained by Coastway Bancorp, Inc.

Authorized but Unissued Shares.  After the conversion, Coastway Bancorp, Inc. will have authorized but unissued shares of common and preferred stock.  See “Description of Capital Stock.”  The articles of incorporation authorize 50,000,000 shares of serial preferred stock.  Coastway Bancorp, Inc. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares.  In addition, the articles of incorporation provide that a majority of the whole board may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of common stock that Coastway Bancorp, Inc. has the authority to issue. In addition, the articles of incorporation provide that only the holders of a majority of the shares of common stock may increase or decrease the amount of authorized shares of preferred stock and without the vote of any holder of preferred stock unless otherwise required.  In the event of a proposed merger, tender offer or other attempt to gain control of Coastway Bancorp, Inc. that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction.  An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Coastway Bancorp, Inc.  The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws.  Except as provided under “—Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the Board of Directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our Board of Directors and also by two-thirds of the votes entitled to be cast (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”); provided, however, that an amendment need only be approved by the vote of a majority of the votes entitled to be cast (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”) if the amendment is approved by at least two-thirds of the whole board.  Approval by at least 80% of the votes entitled to be cast (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”) is generally required to amend the following provisions:

(i)            The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)           The division of the board of directors into three staggered classes;

(iii)          The ability of the board of directors to fill vacancies on the board;

(iv)          The requirement that a majority of the voting power of stockholders must vote to remove directors, and can only remove directors for cause;

(v)           The ability of the board of directors to amend and repeal the bylaws and the required stockholder vote to amend or repeal the bylaws;

(vi)          The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Coastway Bancorp, Inc.;

(vii)         The authority of the board of directors to provide for the issuance of preferred stock;

(viii)        The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)          The number of stockholders constituting a quorum or required for stockholder consent;

(x)           The provision regarding stockholder proposals and nominations;

(xi)          The indemnification of current and former directors and officers, as well as employees and other agents, by Coastway Bancorp, Inc.;

(xii)         The limitation of liability of officers and directors to Coastway Bancorp, Inc. for money damages; and

(xiii)        The provision regarding amendments to the articles of incorporation.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Maryland Corporate Law

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities.

Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Conversion Regulations

Federal regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquire stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion.  Further, without the prior written approval of the Federal Reserve Board, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company.  The Federal Reserve Board has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution.  However, offers made exclusively to a bank or its holding company, or to an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public, are excepted.  The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition.  In addition, Federal Reserve Board regulations provide that no company may acquire control of a bank holding company without the prior approval of the Federal Reserve Board.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the company’s directors, or a determination by the Federal Reserve Board that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution.  Acquisition of more than 10% of any class of a bank holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with Coastway Bancorp, Inc., the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.  Federal Reserve Board regulations provide that parties seeking to rebut control will be provided an opportunity to do so in writing.

DESCRIPTION OF CAPITAL STOCK

General

At the effective date, Coastway Bancorp, Inc. will be authorized to issue 100,000,000 shares of common stock, par value of $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. Coastway Bancorp, Inc. currently expects to issue in the offering up to 4,949,179 shares of common stock including shares issued to our charitable foundation.  Coastway Bancorp, Inc. will not issue shares of preferred stock in the conversion.  Each share of Coastway Bancorp, Inc. common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and non-assessable.

The shares of common stock of Coastway Bancorp, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

Dividends. Coastway Bancorp, Inc. can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if Coastway Bancorp, Inc. were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution.  The holders of common stock of Coastway Bancorp, Inc. will be entitled to receive and share equally in dividends as may be declared by our Board of Directors out of funds legally available therefor.  If Coastway Bancorp, Inc. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of Coastway Bancorp, Inc. will have exclusive voting rights in Coastway Bancorp, Inc.  They will elect Coastway Bancorp, Inc.’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors.  Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors.  Any person who beneficially owns more than 10% of the then-outstanding shares of Coastway Bancorp, Inc.’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit.  If Coastway Bancorp, Inc. issues shares of preferred stock, holders of the preferred stock may also possess voting rights.  Amendments to the articles of incorporation require a two-thirds stockholder vote in certain circumstances, and certain matters require an 80% stockholder vote.

As a stock savings bank, corporate powers and control of Coastway Community Bank are vested in its Board of Directors, who elect the officers of Coastway Community Bank and who fill any vacancies on the Board of Directors. Voting rights of Coastway Community Bank are vested exclusively in the owners of the shares of capital stock of Coastway Community Bank, which will be Coastway Bancorp,

Inc.  Shares of Coastway Community Bank’s stock will be voted at the direction of Coastway Bancorp, Inc.’s Board of Directors.  Consequently, the holders of the common stock of Coastway Bancorp, Inc. will not have direct control of Coastway Community Bank

Liquidation. In the event of any liquidation, dissolution or winding up of Coastway Community Bank, Coastway Bancorp, Inc., as the holder of 100% of Coastway Community Bank’s capital stock, would be entitled to receive all assets of Coastway Community Bank available for distribution, after payment or provision for payment of all debts and liabilities of Coastway Community Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders.  In the event of liquidation, dissolution or winding up of Coastway Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Coastway Bancorp, Inc. available for distribution, and Eligible Account Holders and Supplemental Eligible Account Holders will be treated as surrendering their rights to the Coastway Bancorp, Inc. liquidation account and receiving an equivalent interest in the Coastway Community Bank liquidation account.  If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Coastway Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the Board of Directors.  The common stock is not subject to redemption.

Preferred Stock

None of the shares of Coastway Bancorp, Inc.’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine.  Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and that could assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for Coastway Bancorp, Inc.’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

The consolidated financial statements of Coastway Bancorp, MHC at and for the years ended December 31, 2012 and 2011 have been included herein and in the registration statement in reliance upon the report of Wolf & Company, P.C., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

RP Financial, LC. has consented to the publication herein of the summary of its report to Coastway Bancorp, Inc. setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

LEGAL AND TAX MATTERS

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Coastway Bancorp, Inc. and Coastway Community Bank, will issue to Coastway Bancorp, Inc. its opinions regarding the legality of the common stock and the federal income tax consequences of the conversion.  Luse Gorman

Pomerenk & Schick, P.C. has consented to the references in this prospectus to its opinions.  Wolf & Company, P.C. will issue to Coastway Bancorp, Inc. its opinion regarding the Rhode Island income tax consequences of the conversion.  Wolf & Company, P.C., has consented to the reference in this prospectus to its opinion.  Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Goodwin Procter LLP, Boston, Massachusetts.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Coastway Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement.  Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities on official business days during the hours of 10:00 a.m. to 3:00 p.m. at the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates.  The Securities and Exchange Commission telephone number is 1-800-SEC-0330.  In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Coastway Bancorp, Inc.  The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Coastway Community Bank has filed with the Federal Reserve Bank of Boston an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. To obtain a copy of the application filed with the Board of Governors of the Federal Reserve System, you may contact Scott Chu, Supervisory Analyst, of the Federal Reserve Bank of Boston, at (617) 973-3088.  Our plan of conversion and reorganization is available, upon request, at each of our branch offices.

In connection with the offering, Coastway Bancorp, Inc. will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, Coastway Bancorp, Inc. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934, subject to subsequent deregistration of such shares under the Securities Exchange Act of 1934.

Index to Consolidated Financial Statements of

Coastway Bancorp, MHC and Subsidiaries

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of June 30, 2013 (unaudited), December 31, 2012 and 2011	F-3

Consolidated Statements of Net Income for the Six Months Ended June 30, 2013 and 2012 (unaudited) and the Years Ended December 31, 2012 and 2011	F-4

Consolidated Statements of Comprehensive Income for the Six Months Ended June 30, 2013 and 2012 (unaudited) and the Years Ended December 31, 2012 and 2011	F-5

Consolidated Statements of Changes in Retained Earnings for the Six Months Ended June 30, 2013 (unaudited) and the Years Ended December 31, 2012 and 2011	F-6

Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2013 and 2012 (unaudited) and the Years Ended December 31, 2012 and 2011	F-7-8

Notes to the Consolidated Financial Statements	F-9-53

Report of Independent Registered Public Accounting Firm

To the Audit Committee of Coastway Bancorp, MHC and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Coastway Bancorp, MHC and Subsidiaries (formerly Coastway Community Bank) as of December 31, 2012 and 2011, and the related consolidated statements of net income, comprehensive income, changes in retained earnings and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Bank’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coastway Bancorp, MHC and Subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ WOLF & COMPANY, P.C.

Boston, Massachusetts

September 10, 2013, except for the last paragraph in Note 14 as to which the date is October 23, 2013.

Coastway Bancorp, MHC and Subsidiaries

Consolidated Balance Sheets

	June 30,	December 31,
	2013	2012	2011
	(Unaudited)
	(In thousands)
Assets

Cash and due from banks	$3,154	$2,705	$3,184
Interest-bearing deposits	6,709	4,315	2,182
Total cash and cash equivalents	9,863	7,020	5,366

Federal Home Loan Bank stock, at cost	2,694	3,036	3,408
Loans, net of allowance for loan losses of $1,597, $1,569 and $1,424, respectively	309,156	296,999	269,578
Loans held for sale	19,082	13,642	14,528
Premises and equipment, net	23,149	24,919	22,739
Accrued interest receivable	1,048	1,048	1,043
Real estate held for investment	—	1,354	—
Real estate held for sale	3,515	—	—
Foreclosed real estate	1,670	2,594	1,870
Prepaid FDIC insurance assessment	—	336	608
Net deferred tax asset	60	—	476
Other assets	5,509	3,674	3,351

	$375,746	$354,622	$322,967

Liabilities and Retained Earnings

Deposits:
Interest-bearing	$266,217	$250,185	$233,061
Non-interest-bearing	63,775	57,608	49,895
Total deposits	329,992	307,793	282,956
Borrowed funds	14,000	16,343	10,769
Net deferred tax liability	—	68	—
Accrued expenses and other liabilities	4,159	3,122	3,119
Total liabilities	348,151	327,326	296,844
	.
Commitments and contingencies (Notes 5 and 9)
Retained earnings	28,111	27,812	26,664
Accumulated other comprehensive loss	(516)	(516)	(541)
Total retained earnings	27,595	27,296	26,123

	$375,746	$354,622	$322,967

The accompanying notes are an integral part of these consolidated financial statements.

Coastway Bancorp, MHC and Subsidiaries

Consolidated Statements of Net Income

	Six Months Ended June 30,		Years Ended December 31,
	2013	2012	2012	2011
	(Unaudited)
	(In thousands)
Interest income:
Interest and fees on loans	$6,864	$6,600	$13,173	$13,698
Other interest income	9	17	34	19
Total interest income	6,873	6,617	13,207	13,717
Interest expense:
Interest on deposits	1,263	1,242	2,505	2,489
Interest on borrowed funds	68	78	145	215
Total interest expense	1,331	1,320	2,650	2,704
Net interest income	5,542	5,297	10,557	11,013
Provision for loan losses	209	584	1,109	1,157
Net interest income, after provision for loan losses	5,333	4,713	9,448	9,856
Non-interest income:
Customer service fees	1,476	1,463	3,149	3,058
Gain on sales of loans, net	1,902	1,576	3,884	2,937
Other	108	91	142	25
Total non-interest income	3,486	3,130	7,175	6,020
Non-interest expenses:
Salary and employee benefits	4,090	3,665	7,488	7,566
Occupancy and equipment	1,123	916	1,977	1,846
Data processing	733	663	1,378	1,205
Deposit servicing	294	360	755	698
Advertising	143	156	578	631
Professional fees	220	417	699	369
Foreclosed real estate	285	57	274	292
Impairment loss on real estate held for sale	482	—	—	—
FDIC insurance assessment	154	143	292	327
Other general and administrative	813	666	1,199	1,224
Total non-interest expenses	8,337	7,043	14,640	14,158
Income before income taxes	482	800	1,983	1,718
Income tax provision	183	319	835	706
Net income	$299	$481	$1,148	$1,012

The accompanying notes are an integral part of these consolidated financial statements.

Coastway Bancorp, MHC and Subsidiaries

Consolidated Statements of Comprehensive Income

	Six Months Ended June 30,		Years Ended December 31,
	2013	2012	2012	2011
	(Unaudited)
	(In thousands)
Net income	$299	$481	$1,148	$1,012

Other comprehensive income (loss):
Defined benefit pension plan:
Losses arising during the period pertaining to defined benefit plans	—	—	(19)	(350)
Actuarial loss amortized through pension expense	—	—	62	31
Tax effect	—	—	(18)	128
Net-of-tax amount	—	—	25	(191)

Comprehensive income	$299	$481	$1,173	$821

The accompanying notes are an integral part of these consolidated financial statements.

Coastway Bancorp, MHC and Subsidiaries

Consolidated Statements of Changes in Retained Earnings

		Accumulated
		Other
	Retained	Comprehensive
	Earnings	Loss	Total
	(In thousands)
Balance at December 31, 2010	$25,652	$(350)	$25,302

Comprehensive income	1,012	(191)	821

Balance at December 31, 2011	26,664	(541)	26,123

Comprehensive income	1,148	25	1,173

Balance at December 31, 2012	27,812	(516)	27,296

Comprehensive income (unaudited)	299	—	299

Balance at June 30, 2013 (unaudited)	$28,111	$(516)	$27,595

The accompanying notes are an integral part of these consolidated financial statements.

Coastway Bancorp, MHC and Subsidiaries

Consolidated Statements of Cash Flows

	Six Months Ended June 30,		Years Ended December 31,
	2013	2012	2012	2011
	(Unaudited)
	(In thousands)
Cash flows from operating activities:
Net income	$299	$481	$1,148	$1,012
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Provision for loan losses	209	584	1,109	1,157
Loans originated for sale	(88,065)	(68,291)	(171,182)	(137,575)
Loans sold	81,456	70,519	172,224	142,807
Amortization of deferred loan costs	236	213	485	346
Provision for foreclosed real estate losses	209	—	95	70
Loss (gain) on sale of foreclosed real estate	10	(4)	31	76
Gain on sale of premises and equipment	—	—	—	(1)
Impairment loss on real estate held for sale	482	—	—	—
Depreciation and amortization expense	472	390	798	704
Deferred income tax provision (benefit)	(128)	195	526	162
Net change in:
Accrued interest receivable	—	16	(5)	(33)
Prepaid FDIC insurance assessment	336	138	272	304
Other, net	371	(752)	(433)	1,170
Net cash provided (used) by operating activities	(4,113)	3,489	5,068	10,199

Cash flows from investing activities:
Proceeds from redemption of FHLB stock	342	372	372	—
Loan (originations) principal payments, net	(17,213)	(10,711)	(38,033)	(30,155)
Proceeds from loan participations sold	4,341	2,162	7,783	12,050
Proceeds from sale of foreclosed real estate	975	114	385	887
Proceeds from sale of premises and equipment	—	—	—	12
Purchases of premises and equipment	(1,345)	(1,455)	(4,332)	(6,554)
Net cash used by investing activities	(12,900)	(9,518)	(33,825)	(23,760)

Cash flows from financing activities:
Net increase in deposits	22,199	17,549	24,837	21,105
Net change in short-term borrowed funds	(1,000)	(6,000)	7,000	(6,000)
Repayments of long-term borrowed funds	(1,343)	(1,362)	(1,426)	(1,419)
Net cash provided by financing activities	19,856	10,187	30,411	13,686

(continued)

The accompanying notes are an integral part of these consolidated financial statements.

Coastway Bancorp, MHC and Subsidiaries

Consolidated Statements of Cash Flows (Concluded)

Years Ended December 31, 2012 and 2011

	Six Months Ended June 30,		Years Ended December 31,
	2013	2012	2012	2011
	(Unaudited)
	(In thousands)
Net increase in cash and cash equivalents	2,843	4,158	1,654	125
Cash and cash equivalents at beginning of period	7,020	5,366	5,366	5,241
Cash and cash equivalents at end of period	$9,863	$9,524	$7,020	$5,366
Supplemental cash flow information:
Interest paid on deposits	$1,261	$1,241	$2,505	$2,491
Interest paid on borrowed funds	72	82	149	225
Income taxes paid	602	440	652	501

Supplemental non-cash flow information
Loans transferred to foreclosed real estate	270	801	1,235	2,468
Decrease in secured borrowings	—	—	—	1,601
Real estate transferred from premises and equipment to real estate held for investment	—	—	1,354	—
Real estate transferred from real estate held for investment to real estate held for sale	1,354	—	—	—
Real estate transferred from premises to real estate held for sale	2,643	—	—	—

The accompanying notes are an integral part of these consolidated financial statements.

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements

Six Months Ended June 30, 2013 and 2012 (Unaudited) and

Years Ended December 31, 2012 and 2011

1.                            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation

Coastway Bancorp, MHC (the “Company”) a state-chartered mutual holding company and its wholly-owned subsidiary, Coastway Bancorp LLC (“Bancorp”), were formed in February 1, 2013.  The Bancorp owns 100% of Coastway Community Bank (the “Bank”).  The Bank provides a variety of financial services to individuals and small businesses throughout Rhode Island.  Its primary deposit products are savings, demand, money market and term certificate accounts and its primary lending products are residential mortgage and business loans.  The consolidated financial statements include the accounts of the Company, the Bancorp, and the Bank.  All significant intercompany balances and transactions have been eliminated in consolidation.  See Note 14 — Conversion and Stock Offering.

Use of Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.

Reclassification

Certain amounts in the prior period consolidated financial statements have been reclassified to conform to the 2013 presentation.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, amounts due from banks and interest-bearing deposits.  Interest-bearing deposits are carried at cost which approximates fair value and mature either daily or on demand.

Fair Value Hierarchy

The Bank groups its assets and liabilities measured at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value.

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value Hierarchy (concluded)

Level 1 — Valuation is based on quoted prices in active markets for identical assets.  Valuations are obtained from readily available pricing sources for market transactions involving identical assets.

Level 2 — Valuation is based on observable inputs other than Level 1 prices, such as quoted prices for similar assets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets.

Level 3 — Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.  Level 3 assets or liabilities include financial instruments whose value is determined using unobservable inputs to pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Transfers between levels, if any, are recognized at the end of a reporting period.

Federal Home Loan Bank Stock

The Bank, as a member of the Federal Home Loan Bank (“FHLB”) system, is required to maintain an investment in capital stock of the FHLB.  Based on the redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost.  At its discretion, the FHLB may declare dividends on the stock.  The Bank reviews for impairment based on the ultimate recoverability of the cost basis in the FHLB stock.  As of June 30, 2013 (unaudited) and December 31, 2012 and 2011, no impairment has been recognized.

Loans

The Bank’s lending activities are conducted principally in Rhode Island.  The Bank grants one-to-four family residential loans as well as commercial business, commercial real estate and consumer loans.  Most loans granted by the Bank are collateralized by real estate.  The ability and willingness of the one-to-four family residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of economic activity within the borrowers’ geographic area and real estate values.  The ability and willingness of commercial loan borrowers to repay their loan commitments is generally dependent on the state of the real estate economic sector in the borrowers’ geographic area and the general economy.

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loans (concluded)

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.  Interest income is accrued on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

For loan disclosures and the allowance for loan losses estimate, the Bank’s loan portfolio includes residential real estate, home equity, commercial real estate, commercial business, commercial construction, Small Business Administration (“SBA”) and consumer segments.

The accrual of interest on loans is discontinued at the time the loan is 90 days past due.  Past due status is based on the contractual terms of the loan.  In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.  All interest accrued, but not collected for loans that are placed on nonaccrual or charged off, is reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  For impaired loans that are deemed collateral dependent, the recorded balance of the loan is reduced to fair value of the collateral net of estimated selling costs by charge off.

The allowance for loan losses is evaluated on a regular basis by management.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.  The allowance consists of general and specific components, as further described below.

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for Loan Losses (continued)

General component

The general component of the allowance for loan losses is based on historical loss experience adjusted for qualitative factors stratified by loan segments.  Management uses a ten year historical loss period to capture relevant loss data for each loan segment.  This historical loss factor is adjusted for the following qualitative factors: levels/trends in delinquencies; charge off trends in the past three years; weighted average risk weightings; loan concentrations; management’s assessment of internal factors; and management’s assessment of external factors such as interest rates, real estate markets and local and national economic factors.  There were no changes in the Bank’s policies or methodology pertaining to the general component of the allowance for loan losses during the six months ended June 30, 2013 (unaudited) and the year ended December 31, 2012.

The qualitative factors are determined based on the various risk characteristics of each loan segment.  Risk characteristics relevant to each portfolio segment are as follows:

One-to-four family residential real estate and home equity — Loans in these segments are collateralized by owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower.  The Bank generally has first liens on one-to-four family residential real estate loans and first or second liens on property securing home equity loans and equity lines-of-credit.  The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in these segments.

Commercial — Commercial loan segments include commercial real estate, commercial and industrial loans for businesses and construction financing for business/properties located principally in Rhode Island.  For commercial real estate loans, the underlying cash flows generated by the properties are adversely impacted by a downturn in the economy as evidenced by increased vacancy rates, which in turn, will have an effect on the credit quality in this segment.  Non-real estate commercial loans are made to businesses and are generally secured by assets of the business.  Repayment is expected from the cash flows of the business.  Commercial construction generally represent loans to finance construction of retail and office space.  Commercial loans also include loans made under the SBA 504 program which is an economic development program which finances the expansion of small businesses.  The Bank generally provides 50% of the projected costs, and the loan is secured by a first lien on the commercial property.  The SBA does not provide a guarantee on loans made under the SBA 504 program.  A weakened economy, and resultant decreased consumer spending, will have an effect on the credit quality in this segment.  Management monitors the cash flows of these loans.

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for Loan Losses (continued)

General component (concluded)

SBA — Loans in this segment include commercial loans underwritten using SBA guidelines for the SBA’s 7(a) program and include both guaranteed and unguaranteed loans.  Under the SBA 7(a) Program, loans may qualify for guarantees up to 85% of principal and accrued interest.  The Bank does not treat the SBA guarantee as a substitute for a borrower meeting reasonable credit standards.  SBA guarantees are generally sought on loans that exhibit minimum capital levels, a short time in business, lower collateral coverage or maximum loan terms beyond the Bank’s normal underwriting criteria.  For a number of SBA loans, the Bank has sold portions of certain loans and retains the unguaranteed portion while continuing to service the entire loan.  The guaranteed portion of SBA loans in the Bank’s portfolio is not allocated a general reserve because the Bank has not experienced losses on such loans and management expects the guarantees will be effective, if necessary.

Consumer — This segment includes unsecured and vehicle loans and repayment is dependent on the credit quality of the individual borrower.

Specific component

The specific component relates to loans that are classified as impaired.  Based on internal credit ratings, commercial and SBA loans are evaluated for impairment on a loan-by-loan basis.  Impairment is measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.  An allowance is established when the discounted cash flows (or collateral value) of the impaired loan is lower than the carrying value of that loan.  Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Bank does not separately identify individual consumer and performing residential real estate loans for impairment disclosures, unless such loans are subject to a troubled debt restructuring agreement.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for Loan Losses (concluded)

Specific component (concluded)

and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

The Bank periodically may agree to modify the contractual terms of loans, such as a reduction in interest rate of the loan for some period of time, an extension of the maturity date or an extension of time to make payments with the delinquent payments added to the end of the loan term.  When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring (“TDR”).  All TDRs are initially classified as impaired.  Loans on nonaccrual status at the date of modification are initially classified as nonaccrual troubled debt restructurings.  TDRs may be returned to actual status after a period of satisfactory payment performance per the terms of the restructuring, generally six months of payments.

Loans Held for Sale and Mortgage Banking Activities

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.  Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.  One-to-four family residential loans are sold with servicing released.  Gains and losses on loan sales are recorded in noninterest income as gains on sale of loans, net.  Commitments to originate loans to be held for sale and forward loan sale commitments are recorded at fair value with changes in fair value included as a component of gains on sale of loans, net.

Premises and Equipment

Land is carried at cost.  Buildings and equipment are carried at cost, less accumulated depreciation and amortization computed on the straight-line method over the estimated useful lives of the assets or the expected terms of the leases, if shorter.  Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured.

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Real Estate Held for Investment

In 2012, the Bank reclassified the carrying value of undeveloped land acquired for a branch location in the amount of $1,354,000 from premises and equipment to real estate held for investment.  This asset did not meet held-for-sale criteria as management intended to lease the land and there was no immediate plan for sale.  Upon transfer, the asset was evaluated for impairment and management determined that the asset was not impaired because future undiscounted cash flows of the expected rental payments and the salvage value of the land exceeded the carrying value at December 31, 2012.

Real Estate Held for Sale (Unaudited)

Real estate held for sale is carried at the lower of cost or fair value, less cost to sell.  Real estate is classified as held for sale when management has committed to a plan to sell the asset; the asset is available for immediate sale in its present condition; an active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated; the sale of the asset is probable, and transfer of the asset is expected to qualify for recognition of a sale within one year; the asset is being actively marketed for sale; and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

On June 1, 2013, upon expiration of the letter of intent from the expected lessee, the Bank reclassified the $1.4 million carrying value of the undeveloped land classified as real estate held for investment at December 31, 2012 to real estate held for sale as management intends to sell the land and all of the above criteria have been met.

On June 1, 2013, the Bank reclassified land and building previously purchased for the potential relocation of the corporate headquarters with a carrying value of $2.6 million from premises and equipment to real estate held for sale as the Bank determined that the costs to improve the property for its intended use exceeded its initial expectations.

The Bank recorded a $482,000 impairment loss in non-interest expense upon transfer of the aforementioned properties to real estate held for sale.

Foreclosed Real Estate

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value, less cost to sell, at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less costs to sell.  Revenue and expenses from operations, changes in the valuation allowance, gains or losses on sales and any direct write-downs are included in foreclosed real estate expenses.  Foreclosed real estate consists of residential real estate properties.

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Transfers of Financial Assets

Transfers of an entire financial asset, a group of entire financial assets, or a participating interest in an entire financial asset are accounted for as sales when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets.

During the normal course of business, the Bank may transfer a portion of a financial asset, for example, a participation loan or the government guaranteed portion of a loan.  In order to be eligible for sales treatment, the transfer of the portion of the loan must meet the criteria of a participating interest.  If it does not meet the criteria of a participating interest, the transfer must be accounted for as a secured borrowing.  In order to meet the criteria for a participating interest, all cash flows from the loan must be divided proportionately, the rights of each loan holder must have the same priority, the loan holders must have no recourse to the transferor other than standard representations and warranties and no loan holder has the right to pledge or exchange the entire loan.

Advertising Costs

Advertising costs are expensed as incurred.

Defined Benefit Plan

The compensation cost of an employee’s pension benefit is recognized on the projected unit credit method over the employee’s approximate service period.  The aggregate cost method is utilized for funding purposes.

The Bank accounts for its defined benefit pension plan using an actuarial model that allocates pension costs over the service period of employees in the plan.  The Bank accounts for the over-funded or under-funded status of its defined benefit plan as an asset or liability in its balance sheet and recognizes changes in the funded status in the year in which the changes occur through other comprehensive income/loss.

Income Taxes

Deferred income tax assets and liabilities are determined using the liability method.  Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.  A

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes (concluded)

valuation allowance is established against deferred tax assets when, based upon the available evidence including historical and projected taxable income, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Bank does not have any uncertain tax positions at June 30, 2013 (unaudited), December 31, 2012 or 2011 which require accrual or disclosure.  The Bank records interest and penalties as part of income tax expense, if applicable.

Comprehensive Income/Loss

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Although certain changes in assets and liabilities are reported as a separate component of the retained earnings section of the balance sheet, such items, along with net income, are components of comprehensive income/loss.  The Bank measures the pension plan assets and pension obligations on an annual basis.  As such, the pension obligation recognized in the June 30, 2013 consolidated financial statements (unaudited) is consistent with December 31, 2012.  Accumulated other comprehensive loss represents the actuarial loss that will be amortized through pension expense, net of tax.

Segments and Significant Group Concentrations of Credit Risk

Management evaluates the Bank’s performance and allocates resources based on a single segment concept.  Accordingly, there are no separately identified operating segments for which discrete financial information is available.  The Bank does not derive revenues from or have assets located in foreign countries, nor does it derive revenue from any single customer that represents 10% or more of the Bank’s total revenues.

Recent Accounting Pronouncements

As an “emerging growth company,” as defined in Title 1 of the Jumpstart Our Business Startups (JOBS) Act, the Bank has elected to use the extended transition period to delay adoption of new or reissued accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies.  Accordingly, the consolidated financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.  As of June 30, 2013, there is no significant difference in the comparability of the financial statements as a result of this extended transition period.

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

Recent Accounting Pronouncements (concluded)

In 2012, the Bank adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2011-04, Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS.  The ASU clarified and expanded the disclosures pertaining to unobservable inputs used in Level 3 fair value measurements.  The adoption of this pronouncement did not have an effect on the Bank’s financial statements.

In 2012, the Bank adopted FASB ASU 2011-05, Comprehensive Income (Topic 220), Presentation of Comprehensive Income.  This ASU amended the disclosure requirements for the presentation of comprehensive income, with no change in measurement.  The amended guidance eliminates the option to present components of other comprehensive income (“OCI”) as part of the statement of changes in retained earnings.  Under the amended guidance, all changes in comprehensive income are to be presented either in a single continuous statement of comprehensive income or in two separate but consecutive financial statements.  See Statements of Comprehensive Income.

In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income.  This update requires entities to provide information about the amounts reclassified out of accumulated other comprehensive income by component.  In addition, entities are required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income.  This ASU is effective prospectively for public entities for reporting periods beginning after December 15, 2012 and for nonpublic entities for reporting periods beginning after December 15, 2013.  Under the extended transition period for an emerging growth company the Bank will adopt this ASU on January 1, 2014.  Management does not expect this ASU to have a material effect on the presentation of comprehensive income in the Bank’s consolidated financial statements.

2.                            RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank.  At June 30, 2013 (unaudited) and December 31, 2012 and 2011, the reserve balance amounted to $1,857,000, $1,832,000 and $1,676,000, respectively.

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3.                            LOANS

A summary of the balances of loans follows:

	June 30,	December 31,
	2013	2012	2011
	(Unaudited)
	(In thousands)
Residential real estate mortgage loans:
1-4 family	$86,970	$78,633	$73,335
Home equity loans and lines of credit	84,441	83,154	80,267
Total residential real estate mortgage loans	171,411	161,787	153,602

Commercial:
Commercial real estate	83,455	81,754	67,044
Commercial business	8,330	7,899	4,146
Commercial construction	5,958	3,302	—
SBA	37,686	39,628	41,385
Total commercial loans	135,429	132,583	112,575
Consumer	1,889	2,320	3,573
Total loans	308,729	296,690	269,750

Allowance for loan losses	(1,597)	(1,569)	(1,424)
Net deferred loan costs	2,024	1,878	1,252

Loans, net	$309,156	$296,999	$269,578

SBA loans carry a lower credit risk profile than standard commercial loans due to government guarantees inherent in SBA lending.  Generally, loans with balances in excess of $150,000 have a 75% SBA guarantee, loans less than $150,000 have an 85% guarantee, and lines of credit have a 50% guarantee.  Guaranteed portions of SBA loans total $27,284,000, $29,405,000 and $33,243,000 at June 30, 2013 (unaudited), December 31, 2012 and 2011, respectively.

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

LOANS (continued)

Activity in the allowance for loan losses and allocation of the allowance to loan segments follows:

	Six Months Ended June 30, 2013 (Unaudited)
	Residential	Home	Commercial	Commercial	Commercial
	1-4 Family	Equity	Real Estate	Business	Construction	SBA	Consumer	Total
	(In thousands)
Allowance for loan losses:
Beginning balance	$393	$674	$261	$25	$11	$185	$20	$1,569
Provisions (credit) for loan losses	16	184	22	3	9	(25)	—	209
Loans charged-off	—	(215)	—	—	—	(8)	(15)	(238)
Recoveries	7	6	—	—	—	33	11	57

Ending balance	$416	$649	$283	$28	$20	$185	$16	$1,597

	June 30, 2013 (Unaudited)

Allowance for impaired loans	$95	$100	$—	$—	$—	$16	$5	$216
Allowance for non-impaired loans	321	549	283	28	20	169	11	1,381
Total allowance for loan losses	$416	$649	$283	$28	$20	$185	$16	$1,597

Impaired loans	$7,136	$632	$—	$149	$—	$2,101	$32	$10,050
Non-impaired loans	79,834	83,809	83,455	8,181	5,958	35,585	1,857	298,679

Total loans	$86,970	$84,441	$83,455	$8,330	$5,958	$37,686	$1,889	$308,729

	Six Months Ended June 30, 2012 (Unaudited)
	Residential	Home	Commercial	Commercial	Commercial
	1-4 Family	Equity	Real Estate	Business	Construction	SBA	Consumer	Total
	(In thousands)
Allowance for loan losses:
Beginning balance	$531	$501	$214	$13	$1	$149	$15	$1,424
Provisions (credit) for loan losses	—	505	25	1	6	37	10	584
Loans charged-off	(110)	(625)	—	—	—	(43)	(16)	(794)
Recoveries	5	1	—	—	—	21	7	34

Ending balance	$426	$382	$239	$14	$7	$164	$16	$1,248

	Year Ended December 31, 2012
	Residential	Home	Commercial	Commercial	Commercial
	1-4 Family	Equity	Real Estate	Business	Construction	SBA	Consumer	Total
	(In thousands)
Allowance for loan losses:
Beginning balance	$531	$501	$214	$13	$1	$149	$15	$1,424
Provisions (credit) for loan losses	7	872	47	12	10	114	47	1,109
Loans charged-off	(154)	(707)	—	—	—	(117)	(58)	(1,036)
Recoveries	9	8	—	—	—	39	16	72

Ending balance	$393	$674	$261	$25	$11	$185	$20	$1,569

	December 31, 2012

Allowance for impaired loans	$104	$132	$—	$—	$—	$19	$7	$262
Allowance for non-impaired loans	289	542	261	25	11	166	13	1,307

Total allowance for loan losses	$393	$674	$261	$25	$11	$185	$20	$1,569

Impaired loans	$6,727	$1,006	$—	$—	$—	$2,074	$30	$9,837
Non-impaired loans	71,906	82,148	81,754	7,899	3,302	37,554	2,290	286,853

Total loans	$78,633	$83,154	$81,754	$7,899	$3,302	$39,628	$2,320	$296,690

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

LOANS (continued)

	Year Ended December 31, 2011
	Residential	Home	Commercial	Commercial	Commercial
	1-4 Family	Equity	Real Estate	Business	Construction	SBA	Consumer	Total
	(In thousands)
Allowance for loan losses:
Beginning balance	$694	$509	$158	$9	$1	$238	$27	$1,636
Provisions (credit) for loan losses	657	431	56	36	—	(14)	(9)	1,157
Loans charged-off	(829)	(446)	—	(32)	—	(112)	(40)	(1,459)
Recoveries	9	7	—	—	—	38	36	90

Ending balance	$531	$501	$214	$13	$1	$150	$14	$1,424

	December 31, 2011
Allowance for impaired loans	$106	$183	$—	$—	$—	$8	$—	$297
Allowance for non-impaired loans	425	318	214	13	1	142	14	1,127

Total allowance for loan losses	$531	$501	$214	$13	$1	$150	$14	$1,424

Impaired loans	$5,672	$775	$—	$—	$—	$2,927	$58	$9,432
Non-impaired loans	67,663	79,492	67,044	4,146	—	38,458	3,515	260,318

Total loans	$73,335	$80,267	$67,044	$4,146	$—	$41,385	$3,573	$269,750

Of the $2,101,000, $2,074,000 and $2,927,000 of impaired SBA loans at June 30, 2013 (unaudited), December 31, 2012 and December 31, 2011, respectively, guaranteed portions amounted to $1,773,000 (unaudited), $1,750,000 and $2,627,000.

The following is a summary of past due and non-accrual loans at June 30, 2013 (unaudited) and December 31, 2012 and 2011:

			90 Days		Past Due > 90
	30-59 Days	60-90 Days	or more	Total	Days and Still	Loans on
	Past Due	Past Due	Past Due	Past Due	Accruing	Non-accrual
	(In thousands)
June 30, 2013 (Unaudited)

Residential real estate:
Residential 1-4 family	$830	$150	$1,332	$2,312	$—	$5,043
Home equity loans and lines of credit	408	89	263	760	—	431
Commercial real estate	—	—	—	—	—	—
Commercial business	—	—	149	149	—	149
Commercial construction	—	—	—	—	—	—
SBA	340	—	424	764	—	989
Consumer	—	12	—	12	—	—

Total	$1,578	$251	$2,168	$3,997	$—	$6,612

December 31, 2012

Residential real estate:
Residential 1-4 family	$1,721	$717	$2,652	$5,090	$—	$5,773
Home equity loans and lines of credit	25	83	640	748	—	804
Commercial real estate	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
SBA	361	—	494	855	—	1,071
Consumer	42	—	—	42	—	13

Total	$2,149	$800	$3,786	$6,735	$—	$7,661

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

LOANS (continued)

			90 Days		Past Due > 90
	30-59 Days	60-90 Days	or more	Total	Days and Still	Loans on
	Past Due	Past Due	Past Due	Past Due	Accruing	Non-accrual
	(In thousands)
December 31, 2011
Residential real estate:
Residential 1-4 family	$2,208	$247	$659	$3,114	$—	$3,811
Home equity loans and lines of credit	417	463	243	1,123	—	735
Commercial real estate	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
SBA	1,187	250	609	2,046	—	2,055
Consumer	46	—	58	104	—	58
Total	$3,858	$960	$1,569	$6,387	$—	$6,659

The following is information pertaining to impaired loans:

	June 30, 2013 (Unaudited)
		Unpaid
	Recorded	Principal	Related
	Investment	Balance	Allowance
	(In thousands)
Impaired loans without a valuation allowance:
Residential real estate:
Residential 1-4 family	$3,405	$3,479	$—
Home equity loans and lines of credit	316	447	—
Commercial business	149	149	—
SBA	1,563	1,633	—
Consumer	14	14	—
Total	$5,447	$5,722	$—
Impaired loans with a valuation allowance:
Residential real estate:
Residential 1-4 family	$3,731	$3,731	$95
Home equity loans and lines of credit	316	316	100
SBA	538	538	16
Consumer	18	18	5
Total	$4,603	$4,603	$216

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

LOANS (continued)

	December 31, 2012
		Unpaid
	Recorded	Principal	Related
	Investment	Balance	Allowance
	(In thousands)
Impaired loans without a valuation allowance:
Residential real estate:
Residential 1-4 family	$3,256	$3,330	$—
Home equity loans and lines of credit	322	490	—
SBA	1,624	1,750	—

Total	$5,202	$5,570	$—
Impaired loans with a valuation allowance:
Residential real estate:
Residential 1-4 family	$3,471	$3,471	$104
Home equity loans and lines of credit	684	684	132
SBA	450	450	19
Consumer	30	30	7
Total	$4,635	$4,635	$262

	Six Months Ended June 30, 2013
			Interest
	Average	Interest	Income
	Recorded	Income	Recognized
	Investment	Recognized	on Cash Basis
		(In thousands)
Residential real estate:
Residential 1-4 family	$6,826	$135	$128
Home equity loans and lines of credit	765	20	20
Commercial business	23	—	31
SBA	2,079	32	1
Consumer	37	1	—
Total	$9,730	$188	$180

	Year Ended December 31, 2012
			Interest
	Average	Interest	Income
	Recorded	Income	Recognized
	Investment	Recognized	on Cash Basis
	(In thousands)
Residential real estate:
Residential 1-4 family	$6,053	$209	$120
Home equity loans and lines of credit	848	25	18
SBA	2,139	104	45
Consumer	46	—	—
Total	$9,086	$338	$183

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

LOANS (continued)

	December 31, 2011
		Unpaid
	Recorded	Principal	Related
	Investment	Balance	Allowance
	(In thousands)
Impaired loans without a valuation allowance:
Residential real estate:
Residential 1-4 family	$2,486	$2,543	$—
Home equity loans and lines of credit	87	87	—
Commercial business	—	32	—
SBA	2,207	2,409	—
Consumer	58	78	—
Total	$4,838	$5,149	$—
Impaired loans with a valuation allowance:
Residential real estate:
Residential 1-4 family	$3,186	$3,209	$106
Home equity loans and lines of credit	688	742	183
SBA	720	720	8

Total	$4,594	$4,671	$297

	Year Ended December 31, 2011
			Interest
	Average	Interest	Income
	Recorded	Income	Recognized
	Investment	Recognized	on Cash Basis
	(In thousands)
Residential real estate:
Residential 1-4 family	$7,059	$108	$78
Home equity loans and lines of credit	883	1	29
Commercial business	169	—	27
SBA	3,503	62	94
Consumer	30	—	9
Total	$11,644	$171	$237

No additional funds are committed to be advanced in connection with impaired loans at June 30, 2013 (unaudited), December 31, 2012 and 2011.

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

LOANS (continued)

The following is a summary of troubled debt restructurings for six months ended June 30, 2013 (unaudited) and the years ended December 31, 2012 and 2011:

		Pre-Modification	Post-Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment
		(Dollars in thousands)
Six Months Ended June 30, 2013 (Unaudited)
Troubled debt restructurings:
Residential 1-4 family	3	$472	$472
SBA	1	131	131
Consumer	2	15	15

Year Ended December 31, 2012
Troubled debt restructurings:
Residential 1-4 family	12	$3,409	$3,409
Home equity and lines of credit	3	228	228
SBA	2	257	257
Consumer	2	31	31

Year Ended December 31, 2011
Troubled debt restructurings:
Residential 1-4 family	15	$3,539	$3,482
Commercial	1	531	463

The terms for loan modifications are determined on a loan-by-loan basis.  In connection with troubled debt restructurings, terms may be modified to fit the ability of the borrower to repay in line with their current financial status, which may include a temporary reduction in the interest rate to market rate or below, a change in the terms to grant principal or interest deferments, or movement of past due amounts to the back-end of the loan or refinancing.  All deferred payments will be collected at the time of final repayment.  For qualifying loans the Bank will permit multiple modifications to a loan if the borrower performs under the modified terms.  During the six months ended June 30, 2013 (unaudited), the Bank modified six loans totaling $1,095,000 that were performing troubled debt restructured loans at the time of modification.  During 2012, the Bank modified eight loans totaling $2,455,000 that were performing troubled debt restructured loans at the time of modification.  These loans are included in the table of troubled debt restructurings and are reported as impaired loans at June 30, 2013 (unaudited) and December 31, 2012.  Management performs a discounted cash flow calculation to

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

LOANS (continued)

determine the amount of the impairment reserve required on each of the troubled debt restructurings and must exercise judgment to determine the amounts and timing of cash flows.  Any reserve required is recorded through the provision for loan losses.  TDRs are reported as nonaccrual loans unless the loan qualified for accruing status at the time of the restructure, or the loan has performed according to the new contractual terms for at least six months.

The following is a summary of troubled debt restructurings that defaulted in the first twelve months after restructure during the six months ended June 30, 2013 (unaudited) and the years ended December 31, 2012 and 2011:

	Number of	Recorded
	Contracts	Investment
		(Dollars in thousands)
Six Months Ended June 30, 2013 (Unaudited)
Residential 1-4 family	2	$566
Home equity and lines of credit	1	25
SBA	—	—
Year Ended December 31, 2012
Residential 1-4 family	1	$310
SBA	1	161
Year Ended December 31, 2011
Residential 1-4 family	2	$446

Credit Quality Information

Commercial and SBA loans are risk rated based on key factors such as management ability, financial condition, debt repayment ability, collateral, industry conditions and loan structure.  Risk ratings 1 through 5 are considered “pass” rated, risk rating 5.5 is considered “watch list”, risk rating 6 is considered “special mention”, while risk ratings 7, 8 and 9 are considered “classified” ratings.

Risk Rating 1 — Excellent:   loans to borrowers of the strongest financial condition, or loans to borrowers that are secured by cash collateral or highly liquid marketable securities with ample margin.  Quality is unquestioned with no known credit deficiencies or technical exceptions.

Risk Rating 2 — Very Strong:   high quality loans to businesses with solid and consistent financial condition with no major problems, but with less stature than credits with a risk rating of 1.  The probability of serious financial deterioration is slight.

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

LOANS (continued)

Credit Quality Information (continued)

Risk Rating 3 — Strong:  above average quality loans to businesses with solid and consistent financial condition that conform to most acceptable credit standards.  The probability of serious financial deterioration is below average, although some vulnerability to changing economic conditions may be evidenced.

Risk Rating 4 — Good:  average quality loans to businesses with sound financial condition that conform to most acceptable credit standards.  The probability of serious financial deterioration is average, with vulnerability to changing economic conditions evidenced.

Risk Rating 5 — Satisfactory:  loans that possess above average risk, but exhibit current factors that indicate debt repayment ability.  Borrowers in this category currently exhibit satisfactory operations, but may be highly susceptible to economic downturns or events that can result in a significant impact on the borrower’s ability to properly service debt.

Risk rating 5.5 — Watch List:  loans in this category exhibit the characteristics associated with 5 risk-rated loans, but possess negative factors that warrant increased oversight yet do not warrant a negative risk rating.  Factors may include short-term negative operating trends, temporary liquidity shortfalls, modest delinquency, missing or incomplete financial information, or negative balance sheet trends.

Risk Rating 6 — Special Mention:  these loans have potential weaknesses and require management’s close attention.  If these weaknesses are not addressed, they may weaken the prospects for repayment at a future date.  Special mention assets do not expose the institution to sufficient risk to warrant a classified rating.

Risk Rating 7 — Substandard:  loans in this category are inadequately protected by the current financial condition and repayment ability of the borrower or pledged collateral, if any.  These assets have a well-defined weakness(es) that jeopardizes the repayment of the debt in full, and are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Risk Rating 8 — Doubtful:  loans have all the weaknesses of those classified substandard.  In addition, it is highly unlikely that a doubtful asset can be collected or liquidated in full.  The possibility of loss is extremely high.  However, because of certain important and reasonably specific pending factors, which may work to strengthen the asset, its classification as a loss is deferred until the asset’s status can be better determined.

Risk Rating 9 — Loss:  loans classified as loss are considered uncollectible and of such little value that they are no longer considered bankable.  This classification does not mean that the asset has no recovery or salvage value.  However, it is not practical or desirable to defer writing off the asset even though partial recovery may occur in the future.

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

LOANS (concluded)

Credit Quality Information (concluded)

On an annual basis, or more often if needed, the Bank formally reviews the ratings on commercial and SBA loans.  On an annual basis, the Bank engages an independent third-party to review a significant portion of loans within these segments.  Management uses the results of these reviews as part of its annual review process.  Credit quality for residential real estate mortgage and consumer loans is determined by monitoring loan payment history and on-going communications with borrowers.

The following table presents the Bank’s commercial loans by risk rating.

	June 30, 2013 (Unaudited)
	Commercial	Commercial	Commercial
	Real Estate	Business	Construction	SBA	Total
	(In thousands)
Loans rated 1 - 5	$81,467	$7,706	$4,777	$29,618	$123,568
Loans rated 5.5	1,812	189	1,181	3,488	6,670
Loans rated 6	176	—	—	930	1,106
Loans rated 7	—	435	—	3,650	4,085
Loans rated 8	—	—	—	—	—
	$83,455	$8,330	$5,958	$37,686	$135,429

	December 31, 2012
	Commercial	Commercial	Commercial
	Real Estate	Business	Construction	SBA	Total
	(In thousands)
Loans rated 1 - 5	$80,138	$7,234	$3,302	$29,401	$120,075
Loans rated 5.5	1,616	176	—	4,204	5,996
Loans rated 6	—	—	—	1,257	1,257
Loans rated 7	—	489	—	4,766	5,255
Loans rated 8	—	—	—	—	—
	$81,754	$7,899	$3,302	$39,628	$132,583

	December 31, 2011
	Commercial	Commercial	Commercial
	Real Estate	Business	Construction	SBA	Total
	(In thousands)
Loans rated 1 - 5	$66,479	$3,266	$—	$32,830	$102,575
Loans rated 5.5	418	—	—	1,106	1,524
Loans rated 6	147	248	—	2,353	2,748
Loans rated 7	—	632	—	4,903	5,535
Loans rated 8	—	—	—	193	193
	$67,044	$4,146	$—	$41,385	$112,575

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

4.         LOAN SERVICING

The Bank has transferred a portion of its originated commercial and SBA loans to participating lenders.  The amounts transferred have been accounted for as sales and are therefore not included in the Bank’s accompanying consolidated balance sheets.  The Bank and participating lenders share ratably in cash flows and any gains or losses that may result from a borrower’s lack of compliance with contractual terms of the loan.  The Bank continues to service the loans on behalf of the participating lenders and, as such, collects cash payments from the borrowers, remits payments (net of servicing fees) to participating lenders and disburses required escrow funds to relevant parties.  At June 30, 2013 (unaudited), December 31, 2012 and 2011, the Bank was servicing commercial loans for participants aggregating $7,124,000, $5,376,000 and $6,054,000, respectively.  At June 30, 2013 (unaudited), December 31, 2012 and 2011, the Bank was servicing SBA loans for participants aggregating $20,942,000, $19,448,000 and $14,685,000, respectively.

5.         PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation and amortization of premises and equipment follows:

	June 30,	December 31,
	2013	2012	2011
	(Unaudited)
	(In thousands)
Land	$7,604	$8,729	$10,084
Buildings and improvements	16,580	16,086	13,602
Furniture, fixtures and equipment	5,036	5,079	4,109
Leasehold improvements	387	387	387
Construction in process	354	1,552	711
	29,961	31,833	28,893
Less accumulated depreciation and amortization	(6,812)	(6,914)	(6,154)
	$23,149	$24,919	$22,739

Depreciation and amortization expense amounted to $472,000, $390,000, $798,000 and $704,000 for the six months ended June 30, 2013 and 2012 (unaudited) and for the years ended December 31, 2012 and 2011, respectively.

Construction in process at June 30, 2013 (unaudited), December 31, 2012 and 2011 represents costs incurred relating to the construction of branch locations.  Construction commitments outstanding as of June 30, 2013 (unaudited) and December 31, 2012 amounted to $1,100,000 and $303,000, respectively.

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

PREMISES AND EQUIPMENT (concluded)

The Bank leases certain facilities and equipment under long-term noncancelable lease commitments. Pursuant to terms of the lease agreements in effect at June 30, 2013 (unaudited) and December 31, 2012 future minimum lease commitments are as follows:

	June 30,	Years Ending
	2013	December 31,
	(Unaudited)
	(In thousands)
2013	$—	$93
2014	177	11
2015	136	11
2016	130	6
2017	125	—
2018	125	—
	$693	$121

One lease contains an option to extend for a two-year period.  Another lease has four options to renew for 5 year periods each.  The cost of such rentals is not included above.  Rent expense amounted to $70,000, $49,000, $97,000 and $190,000 for the six months ended June 30, 2013 and 2012 (unaudited) and for the years ended December 31, 2012 and 2011, respectively.

6.         DEPOSITS

A summary of deposit balances, by type, is as follows:

	June 30,	December 31,
	2013	2012	2011
	(Unaudited)
	(In thousands)
Non-interest-bearing demand deposit accounts	$63,775	$57,608	$49,895
Savings accounts and interest-bearing DDA	86,454	77,042	70,356
Money market accounts	54,945	51,570	49,232
Club accounts	1,533	1,197	1,124
Total non-certificate accounts	206,707	187,417	170,607

Term certificates $100,000 or greater	45,880	42,999	35,578
Term certificates less than $100,000	77,405	77,377	76,771
Total certificate accounts	123,285	120,376	112,349
Total deposits	$329,992	$307,793	$282,956

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

DEPOSITS (concluded)

A summary of certificate accounts by maturity is as follows:

	June 30, 2013		December 31, 2012		December 31, 2011
		Weighted		Weighted		Weighted
Maturing		Average		Average		Average
Periods	Amount	Rate	Amount	Rate	Amount	Rate
	(Unaudited)
	(Dollars in thousands)
Within 1 year	$46,085	0.99%	$46,376	1.07%	$42,739	1.20%
Within 2 years	19,873	1.81	15,185	1.60	20,371	1.73
Within 3 years	27,720	2.67	24,130	2.75	6,646	2.46
Within 4 years	13,738	2.13	20,158	2.58	22,044	2.94
Within 5 years	15,869	1.75	14,527	1.84	20,549	2.58
	$123,285	1.73%	$120,376	1.82%	$112,349	1.96%

7.         BORROWED FUNDS

FHLB advances with an original maturity of less than one year amounted to $12,000,000, $13,000,000 and $6,000,000 at June 30, 2013 (unaudited), December 31, 2012 and 2011, respectively, at a weighted average rate of 0.31%, 0.31% and 0.35%, respectively.

Long-term FHLB advances consist of the following fixed-rate advances:

	June 30, 2013		December 31, 2012		December 31, 2011
		Weighted		Weighted		Weighted
		Average		Average		Average
	Amount	Rate	Amount	Rate	Amount	Rate
	(Unaudited)
	(Dollars in thousands)
Non-amortizing advances maturing:
2012	$—	—%	$—	—%	$1,300	3.41%
2013	—	—	1,300	3.59	1,300	3.59
2014	700	3.84	700	3.84	700	3.84
2015	1,300	4.04	1,300	4.04	1,300	4.04
Amortizing advances (1)	—	—	43	3.07	169	3.07
Total FHLB advances	$2,000	3.97%	$3,343	3.81%	$4,769	3.68%

(1)         Amortizing advances require monthly principal and interest payments.

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

BORROWED FUNDS (concluded)

At June 30, 2013 (unaudited), December 31, 2012 and 2011, the Bank has a $6,000,000 available line of credit with the FHLB.  There were no amounts outstanding on this line of credit at June 30, 2013 (unaudited), December 31, 2012 or 2011.  All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property.

At June 30, 2013 (unaudited) and December 31, 2012, the Bank has an agreement with the Federal Reserve Bank of Boston for borrowings at the discount window for a maximum limit of $15 million.  The terms of this agreement call for the pledging of certain loans as security for any and all obligations of the Bank under this agreement.  At June 30, 2013 (unaudited) and December 31, 2012, there were no borrowings under this agreement.

8.                            EMPLOYEE BENEFITS

Defined Benefit Plan

The Bank has a noncontributory, defined benefit pension plan (the “Plan”) that, prior to its curtailment, covered substantially all qualified full-time employees.  In March 1993, the Bank’s Board of Directors approved an amendment to the Plan, which froze employee pension benefits at the benefit amounts earned by employees as of April 15, 1993.  The benefits were based upon years of service and the employees’ compensation during the last five years of employment prior to the Plan’s curtailment.

Information pertaining to the activity in the Plan is as follows:

	December 31,
	2012	2011
	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$1,834	$1,497
Interest cost	80	82
Actuarial loss	105	277
Benefits paid	(45)	(22)
Projected benefit obligation at end of year	1,974	1,834

Change in plan assets:
Fair value of plan assets at beginning of year	1,332	1,255
Actual return on plan assets	182	15
Employer contribution	89	84
Benefits paid	(45)	(22)
Fair value of plan assets at end of year	1,558	1,332
Unfunded status and accrued pension benefit	$416	$502
Accumulated benefit obligation	$1,974	$1,834

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

EMPLOYEE BENEFITS (continued)

Defined Benefit Plan (continued)

At December 31, 2012 and 2011, the discount rate used to determine the benefit obligation was 4.05 % and 4.40%, respectively.

The components of net periodic pension cost are as follows:

	Years Ended December 31,
	2012	2011
	(In thousands)
Interest cost	$80	$82
Expected return on plan assets	(95)	(89)
Amortization of actuarial loss	62	31
	$47	$24

Pension expense for the six months ended June 30, 2013 and 2012 (unaudited) totaled $24,000 for each period.

An actuarial loss of $62,000, included in accumulated other comprehensive loss at December 31, 2012, is expected to be recognized as a component of net periodic pension cost for the year ending December 31, 2013.

The assumptions used to determine net periodic pension cost are as follows:

	Years Ended December 31,
	2012	2011
Discount rate	4.40%	5.54%
Expected return on plan assets	7.00%	7.00%

In general, the Bank has selected their assumptions with respect to the expected long-term rate of return based on prevailing yields on high quality fixed income investments increased by a premium for equity return expectations.

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

EMPLOYEE BENEFITS (continued)

Defined Benefit Plan (concluded)

The plan assets are all measured at fair value in Level 1 because the values are based on quoted market prices in an active exchange market.  The Bank’s fair values of major categories of pension plan assets are summarized below:

	December 31,
	2012	2011
	(In thousands)
Equity securities:
Domestic mutual funds	$598	$577
Fixed income	604	512
International mutual funds	247	176
International exchange traded funds	94	41
Cash and cash equivalents	15	26

	$1,558	$1,332

The Bank expects to contribute $71,000 to the plan during the year ended December 31, 2013.

Estimated future benefit payments, which reflect expected future service, as appropriate, are expected to be paid during the fiscal year ending:

Years Ending
December 31,	Amount
(In thousands)
2013	$30
2014	30
2015	29
2016	42
2017	47
Thereafter	709

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

EMPLOYEE BENEFITS (continued)

Deferred Compensation Supplemental Executive Retirement Plan

The Bank entered into a non-qualified deferred compensation supplemental executive retirement plan (“SERP”) with a senior executive as of January 1, 2004, which was amended and restated as of January 1, 2011 and as of January 1, 2013.  In 2011, the Bank contributed an initial amount of $62,000 and is required to make annual contributions of $72,000 each January 1 thereafter until January 1, 2023, so long as the executive remains employed by the Bank.  Upon separation from service on or after age 67, the Bank shall pay the SERP benefit in 10 approximately equal annual installments staring on the first business day of January after separation from service.  If the executive dies before all installments have been paid, the balance shall be paid in a cash lump sum to his beneficiary.  If the executive separates from service before age 67 for reasons other than death, disability or cause, he shall be paid the vested portion of his SERP benefit in a lump sum no later than the first day of the second month after such separation from service.  As of December 31, 2012, the executive was 60% vested in the SERP benefit.  An additional 5% of his SERP benefit becomes vested as of each December 31 until it is 100% vested on December 31, 2020.  If the executive employment is terminated for cause, he will forfeit all benefits under the SERP.  To fund this plan, the Bank holds investment assets which are included in other assets at fair value with changes in fair value recorded through earnings.  The plan participant has the right to provide the Board with investment directions for these investments.  All earnings or losses on investments are the sole responsibility of the participant.  The investments informally fund the SERP liability but remain assets of the Bank and are subject to the claims of general creditors of the Bank.  The assets related to this Plan are $779,000, $653,000 and $509,000 at June 30, 2013 (unaudited), December 31, 2012 and 2011, respectively.  The liability for the benefit obligation is reported in accrued expenses and other liabilities in the amount of $779,000, $653,000 and $509,000 at June 30, 2013 (unaudited), December 31, 2012 and 2011, respectively.  Compensation expense related to this plan was $36,000 for each of the six months ended June 30, 2013 and 2012 (unaudited) and $72,000 for each of the years ended December 31, 2012 and 2011.

401(k) Plan

The Bank has a defined contribution 401(k) Salary Deferral Plan (the “Plan”) covering substantially all qualified employees.  Under the provisions of the Plan, each qualified employee may contribute up to 15% of total compensation.  The Bank matches 100% of up to 5% of the employee’s contribution.  In addition, the Bank contributes for each qualified employee an amount equal to 5% of gross compensation as a discretionary contribution.  The Bank’s contribution to the Plan was $484,000 and $455,000 for the six months ended June 30, 2013 and 2012 (unaudited) and $603,000 and $578,000 for the years ended December 31, 2012 and 2011, respectively.

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

EMPLOYEE BENEFITS (concluded)

Incentive Compensation

The Bank does not have a formal incentive plan but on an annual basis the Board of Directors reviews Bank performance and may authorize incentive compensation at their discretion.  Incentive compensation expense for the six months ended June 30, 2013 and 2012 (unaudited) and for the years ended December 31, 2012 and 2011 amounted to $84,000, $81,000, $186,000 and $160,000, respectively.

9.                            OFF-BALANCE SHEET ACTIVITIES AND DERIVATIVES

In the normal course of business, there are outstanding commitments and contingencies which are not reflected in the accompanying financial statements.

Loan Commitments

The Bank is a party to conditional commitments to lend funds in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit which include commercial lines of credit and home equity lines that involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.  The Bank’s exposure to credit loss is represented by the contractual amount of those instruments.  The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

The following financial instruments were outstanding whose contract amounts represent credit risk:

	June 30,	December 31,
	2013	2012	2011
	(Unaudited)
	(In thousands)
Commitments to grant loans	$6,420	$9,945	$7,189
Commitments to originate loans to be sold	16,776	11,317	8,412
Unfunded commitments under home equity lines of credit	47,636	47,245	44,939
Unfunded commitments under commercial lines of credit	10,469	8,972	6,619
Unfunded commitments under SBA lines of credit	3,269	2,351	3,928
Unadvanced funds on construction loans	5,639	2,045	301

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

OFF-BALANCE SHEET ACTIVITIES AND DERIVATIVES (continued)

Loan Commitments (concluded)

The commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  The commitments for lines-of-credit may expire without being drawn upon.  Therefore, the total commitment amounts do not necessarily represent future cash requirements.  The Bank evaluates each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based upon management’s credit evaluation of the counterparty.  Collateral held generally consists of real estate.

Loans Sold with Recourse Obligations

The Bank sells certain loans on a servicing-released basis to investors pursuant to contracts which include limited recourse provisions whereby the Bank would be required to repurchase loans and/or refund premiums in the event a borrower defaults generally on any of the first four payments due.  At June 30, 2013 (unaudited), December 31, 2012 and 2011, the premiums received on loans sold that were subject to refund provisions amounted to $1,475,000, $1,783,000 and $1,585,000, respectively.  The contracts also include repurchase obligation provisions for fraud or misrepresentation.  The Bank has not been required to repurchase any loans or refund any premiums under these agreements.  No liability has been recorded in the financial statements related to these recourse obligations.

Interest Rate Risk Management — Derivative Instruments Not Designated As Hedging Instruments

Certain derivative instruments do not meet the requirements to be accounted for as hedging instruments.  These undesignated derivative instruments are recognized on the balance sheet at fair value, with changes in fair value recorded in other noninterest income.

Derivative Loan Commitments

Mortgage loan commitments are considered derivative loan commitments if the loan that will result from exercise of the commitment will be held for sale upon funding.  The Bank enters into commitments to fund residential mortgage loans at specified times in the future, with the intention that these loans will subsequently be sold in the secondary market.

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

OFF-BALANCE SHEET ACTIVITIES AND DERIVATIVES (continued)

Interest Rate Risk Management — Derivative Instruments Not Designated As Hedging Instruments (continued)

Derivative Loan Commitments (concluded)

Outstanding derivative loan commitments expose the Bank to the risk that the price of the loans arising from exercise of the loan commitment might decline from inception of the rate lock to funding of the loan due to increases in mortgage interest rates.  If interest rates increase, the value of these loan commitments decreases.  Conversely, if interest rates decrease, the value of these loan commitments increases.

Forward Loan Sale Commitments

To protect against the price risk inherent in derivative loan commitments, the Bank utilizes best efforts forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments.

With a best efforts contract, the Bank commits to deliver an individual mortgage loan of a specified principal amount and quality to an investor if the loan to the underlying borrower closes.  Generally, the price the investor will pay the seller for an individual loan is specified prior to the loan being funded (e.g., on the same day the lender commits to lend funds to a potential borrower).  Forward commitments to sell loans totaled $36,498,000 (unaudited), $24,728,000 and $22,934,000 at June 30, 2013, December 31, 2012 and 2011, respectively.

The following table presents the fair values of derivative instruments in the balance sheet.

	Assets		Liabilities
	Balance		Balance
	Sheet	Fair	Sheet	Fair
	Location	Value	Location	Value
	(In thousands)
June 30, 2013 (unaudited)
Derivative loan commitments	NA	$—	Other liabilities	$212

Forward loan sale commitments	Other assets	1,582	NA	—
Total derivatives not designated as hedging instruments		$1,582		$212

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

OFF-BALANCE SHEET ACTIVITIES AND DERIVATIVES (continued)

Interest Rate Risk Management - Derivative Instrument not Designated as Hedging Instruments (concluded)

	Assets		Liabilities
	Balance		Balance
	Sheet	Fair	Sheet	Fair
	Location	Value	Location	Value
	(In thousands)
December 31, 2012
Derivative loan commitments	Other assets	$154	NA	$—
Forward loan sale commitments	Other assets	47	NA	—
Total derivatives not designated as hedging instruments		$201		$—

December 31, 2011
Derivative loan commitments	Other assets	$101	NA	$—
Forward loan sale commitments	Other assets	256	NA	—
Total derivatives not designated as hedging instruments		$357		$—

The following table presents information pertaining to the gains and losses on Bank’s derivative instruments not designated as hedging instruments:

Derivatives Not
Designated
As Hedging	Location of	Six Months Ended June 30,		Years Ended December 31,
Instruments	Gain/(Loss)	2013	2012	2012	2011
		(Unaudited)
		(In thousands)
Derivative loan commitments	Gain on sales of loans, net	$(1,417)	$377	$281	$626
Forward loan sale commitments	Gain on sales of loans, net	1,534	(223)	(209)	(554)
Total		$117	$154	$72	$72

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

OFF-BALANCE SHEET ACTIVITIES AND DERIVATIVES (concluded)

Executive Employment Agreement

The Bank has entered into an Executive Employment Agreement with its President which automatically renews annually unless otherwise determined by the Board of Directors, and provides for, among other things, an annual base salary, participation in any and all employee benefit plans, and guaranteed employment.  The agreement provides for continued payment of base salary and continued benefits for five years following termination of employment without cause or a change of control event.  However, such employment may be terminated for cause, as defined, without incurring any continuing obligation.

Premises and Equipment (Unaudited)

In June 2013, the Bank entered into a Purchase and Sale Agreement to purchase its new corporate headquarters for $8.8 million which is currently under construction.  The purchase is expected to close in the second calendar quarter of 2014, at which point the Bank expects to relocate from and hold for sale its current headquarters, which has a carrying value of $3.4 million at June 30, 2013.

Legal Contingencies

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Bank’s consolidated financial statements at December 31, 2012 and June 30, 2013 (unaudited). See Note 14.

10.                     LOANS TO RELATED PARTIES

Information pertaining to loans to directors, executive officers and their associates is as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2013	2012	2012	2011
	(Unaudited)
	(In thousands)
Balance at beginning of period	$1,766	$2,270	$2,270	$2,360
Principal additions	100	6	166	19
Principal payments	(634)	(217)	(670)	(109)
Balance at end of period	$1,232	$2,059	$1,766	$2,270

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

LOANS TO RELATED PARTIES (concluded)

In the ordinary course of business, the Bank has granted loans to officers and directors at the same terms as those prevailing at the time of origination for comparable transactions with other customers, except for interest rates on loans originated in accordance with the Bank’s Employee Loan Discount Program which allows rates to be reduced by 1% with a floor rate of 4%.

On January 30, 2013, the Bank modified a related party loan to an officer that resulted in an unsecured residential loan in the amount of $482,000.

11.                     INCOME TAXES

Allocation of income taxes between current and deferred portions is as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2013	2012	2012	2011
	(Unaudited)
	(In thousands)
Current tax provision:
Federal	$263	$106	$208	$372
State	48	18	101	172
	311	124	309	544
Deferred tax provision (benefit):
Federal	(108)	167	437	130
State	(20)	28	89	32
	(128)	195	526	162
Total income tax provision	$183	$319	$835	$706

The reasons for the differences between the statutory federal income tax provision and the actual tax provision are summarized as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2013	2012	2012	2011
	(Unaudited)
	(In thousands)
Statutory tax provision at 34%	$164	$272	$674	$584
Increase (decrease) resulting from:
State taxes, net of federal tax benefit	28	48	118	102
Other, net	(9)	(1)	43	20
	$183	$319	$835	$706

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

INCOME TAXES (concluded)

The tax effects of each item that give rise to deferred taxes are as follows:

	June 30,	December 31,
	2013	2012	2011
	(Unaudited)
	(In thousands)
Deferred tax assets:
Allowance for loan losses	$638	$628	$568
Employee benefit plans	244	237	214
Non-accrual income	43	43	46
Defined benefit pension plan	248	248	266
Total deferred tax assets	1,173	1,156	1,094

Deferred tax liabilities:
Depreciation and amortization	(175)	(368)	(21)
Net deferred loan costs	(877)	(750)	(500)
Other, net	(61)	(106)	(97)
Total deferred tax liabilities	(1,113)	(1,224)	(618)

Deferred tax asset (liability), net	$60	$(68)	$476

A summary of the change in deferred taxes is as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2013	2012	2012	2011
	(Unaudited)
	(In thousands)
Balance at beginning of period	$(68)	$476	$476	$510
Deferred tax provision	128	(195)	(526)	(162)
Unrealized gain/loss pertaining to defined benefit pension plan	—	—	(18)	128

Balance at end of period	$60	$281	$(68)	$476

The Bank’s income tax returns are subject to review and examination by federal and state taxing authorities.  The Bank is currently open to audit under the applicable statutes of limitations by the Internal Revenue Service for the years ended December 31, 2009 through 2012.  The years open to examination by state taxing authorities vary by jurisdiction; no years prior to 2009 are open.

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

12.                     MINIMUM REGULATORY CAPITAL REQUIREMENTS

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined) to risk-weighted assets (as defined) and of Tier 1 capital to average assets (as defined).  Management believes, as of June 30, 2013 (unaudited), December 31, 2012 and 2011, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2013 (unaudited) and December 31, 2012, the most recent notification from the Federal Deposit Insurance Corporation (“FDIC”) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table.  There are no conditions or events since the notification that management believes have changed the Bank’s category.

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

MINIMUM REGULATORY CAPITAL REQUIREMENTS (concluded)

The Company’s capital ratios are not materially different from the Bank’s capital ratios.  The Bank’s actual and minimum required capital amounts at June 30, 2013 (unaudited), December 31, 2012 and 2011 are as follows:

					Minimum
					To Be Well
			Minimum		Capitalized Under
			Capital		Prompt Corrective
	Actual		Requirements		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
June 30, 2013 (unaudited)

Total capital (to risk weighted assets)	$29,669	10.3%	$23,015	8.0%	$28,769	10.0%
Tier 1 capital (to risk weighted assets)	28,072	9.8	11,507	4.0	17,261	6.0
Tier 1 capital (to average assets)	28,072	7.8	14,489	4.0	18,111	5.0

December 31, 2012

Total capital (to risk weighted assets)	$29,341	10.7%	$21,923	8.0%	$27,404	10.0%
Tier 1 capital (to risk weighted assets)	27,772	10.1	10,962	4.0	16,442	6.0
Tier 1 capital (to average assets)	27,772	8.1	13,770	4.0	17,213	5.0

December 31, 2011

Total capital (to risk weighted assets)	$28,057	11.4%	$19,745	8.0%	$24,682	10.0%
Tier 1 capital (to risk weighted assets)	26,633	10.8	19,745	8.0	19,745	8.0
Tier 1 capital (to average assets)	26,633	8.3	25,570	8.0	25,570	8.0

Minimum capital requirement was 8.0% for Tier 1 capital ratios per order of the FDIC throughout the first three years of operation as a condition of the application to convert to a mutual savings bank.  This restriction was removed during the year ended December 31, 2012.

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

13.                     FAIR VALUES OF ASSETS AND LIABILITIES

Determination of Fair Value

The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.  The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value is best determined based upon quoted market prices.  However, in many instances, there are no quoted market prices for the Bank’s various financial instruments.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The following methods and assumptions were used by the Bank in estimating fair value disclosures:

Cash and cash equivalents — The carrying amounts of cash and cash equivalents approximate fair values based on the short-term nature of the assets.

Federal Home Loan Bank stock — The carrying value of Federal Home Loan Bank stock is deemed to approximate fair value, based on the redemption provisions of the Federal Home Loan Bank.

Loans, net — For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.  Fair values for other loans are estimated using discounted cash flow analyses, using market interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.  Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Loans held for sale — Fair values of loans held for sale are based on prevailing market rates for loans with similar characteristics.

Deposits — The fair values of deposits with no stated maturity, such as demand deposits, savings, club and money market accounts, are equal to the amount payable on demand at the reporting date.  Fair values for term certificates are estimated using a discounted cash flow calculation that applies market interest rates currently being offered for deposits of similar remaining maturities.

Borrowed funds — The fair values of the Bank’s FHLB advances are estimated using discounted cash flow analyses based on the current incremental borrowing rates in the market for similar types of borrowing arrangements.

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

FAIR VALUES OF ASSETS AND LIABILITIES (continued)

Determination of Fair Value (concluded)

Accrued interest — The carrying amounts of accrued interest approximate fair value.

Off-balance sheet credit-related instruments — Fair values for off-balance-sheet, credit related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

At June 30, 2013 (unaudited), December 31, 2012 and 2011, there are no assets or liabilities measured at fair value on a recurring basis other than mortgage derivatives.  See Note 9.

Fair value changes in mortgage banking derivatives (interest rate lock commitments and commitments to sell fixed-rate residential mortgages) subsequent to inception are estimated using anticipated market prices based on pricing indications provided from syndicate banks and consideration of pull-through and fallout rates.  The fair value of the mortgage banking derivatives are considered to be Level 3 assets.

The following table shows significant unobservable inputs used in the recurring fair value measurements of Level 3 assets and liabilities:

		Valuation	Unobservable
Measurements	Fair Value	Technique	Inputs	Range
	(In thousands)
June 30, 2013 (Unaudited)
Derivative loan commitments	$212	Investor pricing	Pull-through rate	83.5-100%
			Pricing spreads	92.06-105.94%
Forward loan sale commitments	1,582	Investor pricing	Pricing spreads	92.06-105.94%

December 31, 2012
Derivative loan commitments	154	Investor pricing	Pull-through rate	83.5-100%
			Pricing spreads	101.71-106.13%
Forward loan sale commitments	47	Investor pricing	Pricing spreads	101.61-106.17%

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

FAIR VALUES OF ASSETS AND LIABILITIES (continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis (concluded)

The table below presents, for the six months ended June 30, 2013 (unaudited) and the years ended December 31, 2012 and 2011, the changes in Level 3 assets and liabilities that are measured on a recurring basis.  There were no transfers during the periods presented.

Derivative Loan
Commitments and
Forward Loan
Sale Commitments
(In thousands)

Balance at January 1, 2011	$868

Total realized and unrealized gains (losses) included in net income	72
Settlements and closed loans	(583)

Balance at December 31, 2011	357

Total realized and unrealized gains (losses) included in net income	72

Settlements and closed loans	(228)

Balance at December 31, 2012	201

Total realized and unrealized gains (losses) included in net income (unaudited)	117
Settlements and closed loans (unaudited)	1,052

Balance at June 30, 2013 (unaudited)	$1,370

Total unrealized gains (losses) relating to instruments still held at June 30, 2013 (unaudited)	$117

Total unrealized gains (losses) relating to instruments still held at December 31, 2012	$72

Total unrealized gains (losses) relating to instruments still held at December 31, 2011	$72

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

FAIR VALUES OF ASSETS AND LIABILITIES (continued)

Assets Measured at Fair Value on a Non-recurring Basis

The Bank may also be required, from time to time, to measure certain other assets at fair value on a non-recurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write-downs of individual assets. The following table summarizes the fair value hierarchy used to determine each adjustment and the carrying value of the related individual assets as of June 30, 2013 (unaudited), December 31, 2012 and 2011. The losses represent the amount of write-downs during the year on assets held at period end.

				Six Months Ended June 30,
	June 30, 2013			2013	2012
	Level 1	Level 2	Level 3	Total Losses	Total Losses
	(Unaudited) (In thousands)

Foreclosed real estate	$—	$—	$1,170	$180	$350
Real estate held for sale			3,515	482	—
Impaired loans	—	—	141	129	126

	$—	$—	$4,826	$791	$476

				Year Ended
				December 31,
	December 31, 2012			2012
	Level 1	Level 2	Level 3	Total Losses
	(In thousands)

Foreclosed real estate	$—	$—	$2,594	$402
Impaired loans	—	—	2,254	320

	$—	$—	$4,848	$722

				Year Ended
				December 31,
	December 31, 2011			2011
	Level 1	Level 2	Level 3	Total Losses
	(In thousands)

Foreclosed real estate	$—	$—	$1,870	$90
Impaired loans	—	—	2,672	424

	$—	$—	$4,542	$514

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

FAIR VALUES OF ASSETS AND LIABILITIES (continued)

Assets Measured at Fair Value on a Non-recurring Basis (concluded)

Losses applicable to impaired loans are estimated using the appraised value of the underlying collateral, discounted as necessary due to management’s estimates of changes in market conditions.  The loss is not recorded directly as an adjustment to current earnings or comprehensive income, but rather as a component in determining the overall adequacy of the allowance for loan losses.  Adjustments to the estimated fair value of impaired loans may result in increases or decreases to the provision for loan losses.

Certain properties in foreclosed real estate and real estate held for sale were adjusted to fair value based on appraisals that utilize prices in observed transactions involving similar assets or estimated sales price less costs to sell.  If necessary, these appraised values were adjusted by management to recognize unobservable inputs for specific characteristics of the properties.  Losses during the year represent amounts charged off to the allowance for loan losses upon transfer and subsequent write-downs charged to earnings.

There are no liabilities measured at fair value on a non-recurring basis at June 30, 2013 (unaudited), December 31, 2012 or 2011.

The following table shows significant unobservable inputs used in the non-recurring fair value measurements of Level 3 assets:

		Valuation
Measurements	Fair Value	Technique	Unobservable Inputs	Range
	(In thousands)

June 30, 2013 (Unaudited)
Foreclosed real estate	$1,170	Discounted appraisals	Collateral discounts/selling costs	5-30%
Real estate held for sale	3,515	Discounted appraisals	Collateral discounts/selling costs	5-10%
Impaired loans	141	Discounted appraisals	Collateral discounts/selling costs	5-30%

December 31, 2012
Foreclosed real estate	2,594	Discounted appraisals	Collateral discounts/selling costs	5-30%
Impaired loans	2,254	Discounted appraisals	Collateral discounts/selling costs	5-30%

Summary of Fair Values of Financial Instruments

The estimated fair values, and related carrying amounts, of the Bank’s financial instruments are as follows.  Certain financial instruments and all nonfinancial instruments are exempt from disclosure requirements.  Accordingly, the aggregate fair value amounts presented herein may not necessarily represent the underlying fair value of the Bank.

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

FAIR VALUES OF ASSETS AND LIABILITIES (continued)

Summary of Fair Values of Financial Instruments (continued)

The following tables present the carrying amount, estimated fair value and placement in the fair value hierarchy of the Bank’s financial instruments as of June 30, 2013 (unaudited), December 31, 2012 and 2011.  The tables exclude financial instruments for which the carrying value approximates fair value and derivatives.  Financial assets for which the fair value approximates carrying value include cash and cash equivalents, FHLBB stock and accrued interest receivable.  Financial liabilities for which the fair value approximates carrying value include non-maturity deposits and accrued interest payable.

	June 30, 2013 (Unaudited)
	Carrying	Estimated	Fair Value Measurements
	Amount	Fair Value	Level 1	Level 2	Level 3
	(In thousands)
Financial assets:
Loans, net of allowance for loan losses	$309,156	$311,605	$—	$—	$311,605
Loans held for sale	19,082	19,136	—	—	19,136

Financial liabilities:
Certificates of deposit	123,285	125,389	—	125,389	—
Borrowed funds	14,000	14,037	—	14,037	—

	December 31, 2012
	Carrying	Estimated	Fair Value Measurements
	Amount	Fair Value	Level 1	Level 2	Level 3
	(In thousands)
Financial assets:
Loans, net of allowance for loan losses	$296,999	$305,797	$—	$—	$305,797
Loan held for sale	13,642	13,870	—	—	13,870

Financial liabilities:
Certificates of deposit	120,376	122,483	—	122,483	—
Borrowed funds	16,343	16,452	—	16,452	—

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

FAIR VALUES OF ASSETS AND LIABILITIES (concluded)

Summary of Fair Values of Financial Instruments (concluded)

	December 31, 2011
	Carrying	Estimated	Fair Value Measurements
	Amount	Fair Value	Level 1	Level 2	Level 3
	(In thousands)
Financial assets:
Loans, net of allowance for loan losses	$269,578	$274,142	$—	$—	$274,152
Loan held for sale	14,528	14,767	—	—	14,767

Financial liabilities:
Certificates of deposit	112,349	114,797	—	114,797	—
Borrowed funds	10,769	10,920	—	10,920	—

14.                     SUBSEQUENT EVENTS

Conversion and Stock Offering

On August 22, 2013, the Board of Directors adopted the Plan of Conversion (the “Plan”) whereby the Company will convert from the mutual holding company form of organization to a stock holding company form of organization whereby a new Maryland-chartered stock Corporation (the “Holding Company”), will offer Holding Company stock on a priority basis to qualifying depositors and tax qualified employee plans of the Bank with any remaining shares to be offered to the public in a community offering and possibly in a syndicated community offering (the “Conversion”).

As part of the Conversion, the Bank will establish a liquidation account in an amount equal to the net worth of the Bank as of the date of the latest consolidated balance sheet appearing in the final prospectus distributed in connection with the Conversion.  The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who maintain their accounts at the Bank after the Conversion.  The liquidation account will be reduced annually to the extent that such account holders have reduced their qualifying deposits as of each anniversary date.

Subsequent increases will not restore an account holder’s interest in the liquidation account.  In the event of a complete liquidation, each eligible account holder will be entitled to receive balances for accounts then held.

Subsequent to the Conversion, the Holding Company may not declare or pay dividends on, and may not repurchase, any of its shares of common stock if the effect thereof would cause stockholders’ equity to be reduced below applicable regulatory capital maintenance requirements, or if such declaration, payment of repurchase would otherwise violate regulatory requirements.

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

SUBSEQUENT EVENTS (continued)

Conversion and Stock Offering (concluded)

Conversion costs are capitalized and reduce the proceeds from the shares sold in the Conversion.  If the Conversion is not completed, all costs will be expensed.  As of June 30, 2013 (unaudited), conversion costs amounting to $9,000 have been incurred and are included in other assets in the accompanying consolidated balance sheets.

In connection with the Conversion, the Holding Company intends to implement an employee stock ownership plan.

Also in connection with the Conversion, the Holding Company intends to contribute to Coastway Cares Charitable Foundation II an amount equal to $300,000 in cash and a number of shares of common stock which together will total 3.15% of the shares sold in the offering.

Change in Control Agreements

Following the Conversion, the Bank intends to enter into an Executive Change in Control Severance Plan (“Severance Plan”) effective at, and contingent upon the closing of the conversion and stock offering, with certain officers.  The participants in the Severance Plan will be paid two times the participant’s base salary plus their highest bonus in the two calendar years immediately prior to termination.

Bank-owned Life Insurance

In July 2013, the Bank purchased $4 million of bank-owned life insurance policies which are recorded on the consolidated balance sheet at cash surrender value.  Changes in the net cash surrender value of the policies, as well as insurance proceeds received, will be reflected in non-interest income on the consolidated statement of net income and are not subject to income taxes.

Supplemental Retirement Agreements

Effective July 1, 2013, the Bank entered into supplemental retirement agreements with six executive officers, which provide for payments upon attaining the retirement age specified in the agreements.  The present value of these future payments is accrued over the remaining service term.  Supplemental retirement benefits generally vest as they are accrued; however a termination of employment subsequent to a change in control will result in the vesting of all benefits that would have accrued to the officer’s normal retirement date.

Coastway Bancorp, MHC and Subsidiaries

Notes to Consolidated Financial Statements (Concluded)

SUBSEQUENT EVENTS (concluded)

Loss Contingency

In October 2013, management was notified of a claim made related to a loan application management services contract pertaining to monthly user fees which had not been invoiced over the term of such contract.  The company making the claim acquired the application provider in early 2013.  The claim was for $178,000, covering a multi-year period of fees, though invoices and other communications from such company and/or its predecessor indicated balances due from the Bank, which did not include the fees in question, represented all open invoices or all amounts past due.  Based on the advice of legal counsel, management believes a loss is not probable at this time and the amount of reasonably possible loss or range of loss, if any, is not estimable.

You should rely only on the information contained in this document or that to which we have referred you.  No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Coastway Bancorp, Inc. or Coastway Community Bank  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Coastway Bancorp, Inc. or Coastway Community Bank since any of the dates as of which information is furnished herein or since the date hereof.

(Proposed Holding Company for

Coastway Community Bank)

Up to 4,197,500 Shares of

Common Stock

Par value $0.01 per share

(Subject to Increase to up to 4,827,125 Shares)

PROSPECTUS

Sandler O’Neill + Partners, L.P.

[prospectus date]

Until             , 2013, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II:                                            INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                                                  Other Expenses of Issuance and Distribution

		Amount
*	Registrant’s Legal Fees and Expenses	$450,000
*	Registrant’s Accounting Fees and Expenses	165,000
*	Marketing Agent Fees and Expenses (1)	534,369
*	Records Management Fees and Expenses	50,000
*	Appraisal Fees and Expenses	62,500
*	Printing, Postage, Mailing and EDGAR Fees	110,000
*	Filing Fees (Nasdaq, FINRA and SEC)	64,675
*	Transfer Agent Fees and Expenses	12,500
*	Business Plan Fees and Expenses	38,500
*	Proxy Solicitor Fees and Expenses	40,000
*	Other	26,825
*	Total	$1,554,369

*                                         Estimated

(1)                                 Coastway Bancorp, Inc. has retained Sandler O’Neill & Partners, L.P. to assist in the sale of common stock on a best efforts basis.  Fees are estimated at the adjusted maximum of the offering range, assuming that all shares are sold in the subscription and community offerings.

Item 14.                                                  Indemnification of Directors and Officers

Articles 10 and 11 of the Articles of Incorporation of Coastway Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F. Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder. Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 15.                                                  Recent Sales of Unregistered Securities

Not Applicable.

Item 16.                                                  Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)                                 List of Exhibits

1.1                               Engagement Letters between Coastway Bancorp, MHC, Coastway Bancorp, LLC, Coastway Community Bank and Sandler O’Neill & Partners, L.P.*

1.2                               Form of Agency Agreement between Coastway Bancorp, MHC, Coastway Bancorp, LLC, Coastway Community Bank and Coastway Bancorp, Inc., and Sandler O’Neill & Partners, L.P.

2                                         Plan of Conversion and Reorganization*

3.1                               Articles of Incorporation of Coastway Bancorp, Inc.*

3.2                               Bylaws of Coastway Bancorp, Inc.*

4                                         Form of Common Stock Certificate of Coastway Bancorp, Inc.*

5                                         Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered*

8.1                               Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.

8.2                               State Tax Opinion of Wolf & Company, P.C.

10.1                        Employment Agreement between Coastway Community Bank and William A. White, and amendment*

10.2                        Form of Coastway Community Bank Change in Control Severance Plan*

10.3                        Supplemental Executive Retirement Plan for William A. White*

10.4                        Supplemental Executive Retirement Plan for Certain Executives*

21                                  Subsidiaries of Registrant*

23.1                        Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8.1)

23.2                        Consent of RP Financial, LC.*

23.3                        Consent of Wolf & Company, P.C.

24                                  Power of Attorney (set forth on signature page)

99.1                        Appraisal Agreement between Coastway Bancorp, Inc. and RP Financial, LC.*

99.2                        Letter of RP Financial, LC. with respect to Subscription Rights*

99.3                        Appraisal Report of RP Financial, LC.*,**

99.4                        Marketing Materials

99.5                        Stock Order and Certification Form

99.6                        Letter of RP Financial, LC. with respect to Liquidation Accounts*

*                                         Previously filed.

**                                  Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T.  Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.

(b)                                 Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.                                                  Undertakings

The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)             Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)         That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)         That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)         The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(8)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cranston, State of Rhode Island on October 24, 2013.

COASTWAY BANCORP, INC.

By:	/s/ William A. White
William A. White
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Coastway Bancorp, Inc. (the “Company”) hereby severally constitute and appoint William A. White as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said William A. White may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said William A. White shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ William A. White	President, Chief Executive Officer and Director	October 24, 2013
William A. White	(Principal Executive Officer)

/s/ Jeanette Fritz	Executive Vice President and Chief Financial Officer	October 24, 2013
Jeanette Fritz	(Principal Accounting and Financial Officer)

/s/ Mark E. Crevier	Chairman of the Board	October 24, 2013
Mark E. Crevier

/s/ Phillip Kydd	Vice Chairman of the Board	October 24, 2013
Phillip Kydd

/s/ Lynda Dickinson	Director	October 24, 2013
Lynda Dickinson

/s/ David P. DiSanto	Director	October 24, 2013
David P. DiSanto

/s/ Hon. Francis X. Flaherty	Director	October 24, 2013
Hon. Francis X. Flaherty

/s/ James P. Fiore	Director	October 24, 2013
James P. Fiore

/s/ Peter A. Koch	Director	October 24, 2013
Peter A. Koch

/s/ Dennis M. Murphy	Director	October 24, 2013
Dennis M. Murphy

/s/ Debra M. Paul	Director	October 24, 2013
Debra M. Paul

As filed with the Securities and Exchange Commission on October 25, 2013

Registration No. 333-191120

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

EXHIBITS

TO

PRE-EFFECTIVE AMENDMENT NO. 1 TO THE

REGISTRATION STATEMENT

ON

FORM S-1

Coastway Bancorp, Inc.

Cranston, Rhode Island

EXHIBIT INDEX

1.1	Engagement Letters between Coastway Bancorp, MHC, Coastway Bancorp, LLC, Coastway Community Bank and Sandler O’Neill & Partners, L.P.*
1.2	Form of Agency Agreement between Coastway Bancorp, MHC, Coastway Bancorp, LLC, Coastway Community Bank and Coastway Bancorp, Inc., and Sandler O’Neill & Partners, L.P.
2	Plan of Conversion and Reorganization*
3.1	Articles of Incorporation of Coastway Bancorp, Inc.*
3.2	Bylaws of Coastway Bancorp, Inc.*
4	Form of Common Stock Certificate of Coastway Bancorp, Inc.*
5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered*
8.1	Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.
8.2	State Tax Opinion of Wolf & Company, P.C.
10.1	Employment Agreement between Coastway Community Bank and William A. White, and amendment*
10.2	Form of Coastway Community Bank Change in Control Severance Plan*
10.3	Supplemental Executive Retirement Plan for William A. White*
10.4	Supplemental Executive Retirement Plan for Certain Executives*
21	Subsidiaries of Registrant*

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8.1)

23.2	Consent of RP Financial, LC.*

23.3	Consent of Wolf & Company, P.C.
24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Coastway Bancorp, Inc. and RP Financial, LC.*
99.2	Letter of RP Financial, LC. with respect to Subscription Rights*
99.3	Appraisal Report of RP Financial, LC.*,**
99.4	Marketing Materials
99.5	Stock Order and Certification Form
99.6	Letter of RP Financial, LC. with respect to Liquidation Accounts*

*                                         Previously filed.

**                                  Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T.  Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.